                                                    Rule 424(b)(3)
                                                    Registration No. 333-18729

                              CITI-BANCSHARES, INC.

                            1211 North Boulevard West
                          Leesburg, Florida 34738-5351

                                                          January 6, 1997

Dear Fellow Shareholder:

         You are cordially invited to attend the Special Meeting of Shareholders (the "Special Meeting") of Citi-Bancshares, Inc. ("Citi-Bancshares"), which will be held on Thursday, January 30, 1997, at 7:00 p.m. local time. The Special Meeting will be held at the Silver Lake Country Club Clubhouse, which is located at 9435 Silver Lake Drive, Leesburg, Florida.

         At the Special Meeting, shareholders of Citi-Bancshares will be asked to consider and vote on the Agreement and Plan of Merger, dated as of October 31, 1996 (the "Merger Agreement"), pursuant to which Citi-Bancshares would be merged (the "Merger") into Huntington Bancshares Florida, Inc., a wholly owned subsidiary of Huntington Bancshares Incorporated ("Huntington"). The Merger Agreement provides that Citi-Bancshares shareholders will have the option to receive either a number of whole shares of Huntington common stock approximately equivalent in value to $30.00, or cash in the amount of $30.00, or a combination of a number of whole shares of Huntington common stock approximately equivalent to $18.00 in value and $12.00 in cash, in exchange for each of their shares of Citi-Bancshares common stock, subject to certain limitations. Cash will be paid for any fractional shares. The exact number of shares of Huntington common stock to be received for each share of Citi-Bancshares common stock to be exchanged for Huntington common stock, in whole or in part, will depend on, among other things, the average of the closing sale prices per share of Huntington common stock for the five trading days ending on the fifth trading day immediately prior to the effective date of the Merger. The receipt of Huntington Common Stock in the Merger will not result in a recognition of any gain or loss for federal income tax purposes.

         Huntington, headquartered in Columbus, Ohio, is the fourth largest bank holding company in Ohio in terms of total assets at September 30, 1996. Huntington, through its affiliates, conducts a full-service commercial and consumer banking business, provides a variety of trust and fiduciary services, and engages in mortgage banking, lease financing, discount brokerage activities, underwriting credit life and disability insurance, and issuing commercial paper guaranteed by Huntington. As of September 30, 1996, Huntington affiliates operated 335 banking offices in Ohio, Florida, Indiana, Kentucky, Michigan, and West Virginia, including 31 offices in Florida. Huntington common stock is actively traded in the over-the-counter market under the symbol "HBAN".

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AS BEING IN THE BEST INTERESTS OF CITI-BANCSHARES' SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN.

         Additional information regarding the proposed Merger and the parties thereto is set forth in the attached Proxy Statement, which also serves as the Prospectus regarding the common stock of Huntington to be issued in connection with the Merger. Please carefully read these materials and consider the information contained in them.

         The affirmative vote of the holders of a majority of the outstanding shares of Citi-Bancshares common stock is required to approve the Merger Agreement. Accordingly, your vote is important no matter how large or how small your holdings may be. Whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and promptly return the enclosed proxy card to assure that your shares will be voted at the Special Meeting. If you attend the Special Meeting, you may vote in person if you wish and your proxy will not be used.

                                          Very truly yours,

                                          /s/ KEN W. MULLIS
                                          ------------------
                                              Ken W. Mullis
                                              President

                              CITI-BANCSHARES, INC.
                            1211 North Boulevard West
                          Leesburg, Florida 34738-5351

                      ------------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                January 30, 1997

                      ------------------------------------


         Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of Citi-Bancshares, Inc. ("Citi-Bancshares") has been called by the Board of Directors and will be held at the Silver Lake Country Club Clubhouse, which is located at 9435 Silver Lake Drive, Leesburg, Florida, on Thursday, January 30, 1997, at 7:00 p.m., local time, for the following purposes:

         1. To consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of October 31, 1996, pursuant to which Citi-Bancshares would be merged into Huntington Bancshares Florida, Inc., a wholly owned subsidiary of Huntington Bancshares Incorporated ("Huntington"), and the shareholders of Citi-Bancshares would receive either whole shares of the common stock of Huntington, cash, or a combination of whole shares of Huntington Common stock and cash, as more fully described in the accompanying Proxy Statement; and

         2. To transact any other business which may properly come before the meeting or any adjournments or postponements thereof. (The Board of Directors is not currently aware of any other business to come before the Special Meeting.)

         Only shareholders of record at the close of business on December 31, 1996, the record date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

         We urge you to execute and return the enclosed proxy as soon as possible in order to ensure that your shares will be represented at the Special Meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person, and your proxy will not be used.

Dated:  January 6, 1997                 By Order of the Board of Directors

                                        /S/ KEN W. MULLIS
                                        -----------------
                                            Ken W. Mullis
                                            President


             WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING,
                 PLEASE SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY
                  IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME.

PROSPECTUS

                       HUNTINGTON BANCSHARES INCORPORATED

                                  COMMON STOCK
                               (without par value)
                              and associated rights

         This Proxy Statement/Prospectus relates to up to 7,826,000 shares of common stock, without par value, of Huntington Bancshares Incorporated ("Huntington"), which may be issued in connection with the merger (the "Merger") of Citi-Bancshares, Inc. ("Citi-Bancshares") into Huntington Bancshares Florida, Inc. ("Huntington Florida"), a wholly owned subsidiary of Huntington. (The Huntington Common Stock includes certain rights to purchase Series A Junior Participating Preferred Stocks without par value, pursuant to the terms of a certain Rights Agreement described elsewhere herein. See "HUNTINGTON BANCSHARES INCORPORATED - Description of Huntington Common Stock."This Proxy Statement/Prospectus also serves as the Proxy Statement for the Special Meeting of Shareholders of Citi-Bancshares to be held on January 30, 1997, for the purpose of approving the Agreement and Plan of Merger, dated as of October 31, 1996, among Huntington, Huntington Florida, and Citi-Bancshares (the "Merger Agreement"), and the transactions contemplated thereby. A description of the Merger is included herein and the Merger Agreement is set forth in full at Exhibit A hereto and incorporated herein.

         At such time as the Merger becomes effective (the "Effective Time"), the issued and outstanding shares of common stock, $.01 par value per share, of Citi-Bancshares (the "Citi-Bancshares Common Stock") will be converted into the right to receive whole shares of common stock, without par value, of Huntington ("Huntington Common Stock"), cash, or a combination of shares of Huntington Common Stock and cash, at the option of the shareholder, subject to certain limitations as described herein. Cash will be paid for any fractional shares. The exact number of shares of Huntington Common Stock to be received by a Citi-Bancshares shareholder for each share of Citi-Bancshares Common Stock to be exchanged for shares of Huntington Common Stock, in whole or in part, will depend on, among other things, the average of the closing sale prices for a share of Huntington Common Stock as reported on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market for the five trading days ending on the fifth trading day immediately prior to the effective time of the Merger (the "Average Closing Price"). Huntington and
Citi-Bancshares Common Stock are traded on the Nasdaq National Market under the symbols "HBAN" and "CNBL," respectively. See "THE MERGER - TERMS OF THE
MERGER."

                      ------------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------

          THE SHARES OF HUNTINGTON COMMON STOCK OFFERED HEREBY ARE NOT
             SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS
                 ASSOCIATION INSURANCE FUND, THE BANK INSURANCE
                     FUND, OR ANY OTHER GOVERNMENTAL AGENCY.

                      ------------------------------------

         NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING AND SOLICITATION OF PROXIES MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HUNTINGTON OR CITI-BANCSHARES. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                      ------------------------------------

       The Date of this Proxy Statement/Prospectus is January 6, 1997.

                                TABLE OF CONTENTS

                                                                            Page

AVAILABLE INFORMATION ...................................................      3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS .......................      3
CITI-BANCSHARES, INC. PROXY
   STATEMENT ............................................................      4
INTRODUCTION ............................................................      4
SUMMARY INFORMATION .....................................................      5
     Huntington and Huntington Florida ..................................      5
     Citi-Bancshares ....................................................      5
     The Special Meeting and Record Date ................................      5
     The Merger .........................................................      6
     Vote Required ......................................................      7
     No Dissenting Shareholders' Rights .................................      7
     Interests of Management ............................................      8
     Federal Income Tax Consequences ....................................      8
     Accounting Treatment ...............................................      8
     Regulatory Approvals ...............................................      8
     Comparative Per Share Information ..................................      9
SELECTED FINANCIAL DATA .................................................     10
     Selected Financial Data of Huntington ..............................     10
     Selected Financial Data of Citi-Bancshares .........................     11
THE MERGER ..............................................................     12
     Background of the Merger ...........................................     12
     Reasons for the Merger .............................................     14
     Opinion of Financial Advisor .......................................     15
     Effective Date of the Merger .......................................     20
     Terms of the Merger ................................................     20
     Election Procedures; Exchange of Certificates ......................     22
     Terms of the Option ................................................     24
     The Subsidiary Merger ..............................................     25
     Covenants of the Parties ...........................................     25
     Conditions to Consummation of the Merger . .........................     27
     Amendment; Termination .............................................     28
     No Dissenting Shareholders' Rights .................................     29
     Interests of Management ............................................     29
     Federal Income Tax Consequences ....................................     30
     Accounting Treatment ...............................................     32
     Regulatory Approvals ...............................................     32
     Resales of Huntington  Common Stock ................................     33
EFFECT OF THE MERGER ON
   SHAREHOLDERS' RIGHTS .................................................     33
     Capital Stock ......................................................     33
     Nomination, Election, and Removal of
       Directors ........................................................     34
     Shareholder Proposals ..............................................     34
     Special Voting Requirements for Certain
       Transactions .....................................................     35
     Evaluation of Mergers and Consolidations . .........................     35
     Special Meetings ...................................................     36
     Directors' and Shareholders' Right to Adopt,
       Alter, or Repeal the Bylaws ......................................     36
     Personal Liability of Officers and Directors
       to Shareholders ..................................................     36
     Rights Plan ........................................................     37
HUNTINGTON BANCSHARES INCORPORATED ......................................     37
     General ............................................................     37
     Huntington Florida and HNB-Florida .................................     38
     Huntington Directors ...............................................     38
     Compensation of Huntington Directors ...............................     40
     Executive Officers of Huntington ...................................     41
     Compensation of Executive Officers .................................     43
     Transactions With Directors and Officers . .........................     48
     Ownership of Huntington Common Stock ...............................     49
     Description of Huntington Common Stock .............................     50
     Dividends and Price Range of Huntington
       Common Stock .....................................................     52
     Properties .........................................................     53
     Legal Proceedings ..................................................     53
CITI-BANCSHARES , INC ...................................................     53
     General ............................................................     53
     Competition ........................................................     54
     Description of Property ............................................     54
     Legal Proceedings ..................................................     55
     Principal and Management Shareholders ..............................     55
     Dividends and Price Ranges of Citi-Bancshares
       Common Stock .....................................................     56
GOVERNMENT REGULATION ...................................................     57
     General ............................................................     57
     Holding Company Structure ..........................................     58
     Dividend Restrictions ..............................................     59
     FDIC Insurance .....................................................     59
     Capital Requirements ...............................................     60
     Federal Deposit Insurance Corporation
       Improvement Act of 1991 ..........................................     61
     Interstate Branching and Consolidations .. .........................     62
     Other Applicable Regulations .......................................     62
EXPERTS .................................................................     63
LEGAL OPINIONS ..........................................................     63
OTHER MATTERS ...........................................................     63
INDEX TO FINANCIAL INFORMATION ..........................................     64

EXHIBITS

  Exhibit A  -  Agreement and Plan of Merger
  Exhibit B  -  Opinion of The Carson Medlin Company

                              AVAILABLE INFORMATION


         Huntington and Citi-Bancshares are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements, and other information filed by Huntington and Citi-Bancshares can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the public reference facilities of the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the rules and regulations of the Commission. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding Huntington and Citi-Bancshares and other registrants that file electronically with the Commission.

         This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto which Huntington has filed with the Commission under the Securities Act of 1933, as amended (the "Registration Statement"), and to which reference is hereby made. Statements contained in this Proxy Statement/Prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are necessarily brief descriptions thereof and are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such document.

         All information contained herein with respect to Huntington and Huntington Florida, was supplied by Huntington and all information contained herein with respect to Citi-Bancshares and The Carson Medlin Company, Citi-Bancshares' financial advisor, was supplied by Citi-Bancshares. Although neither Huntington nor Citi-Bancshares has any knowledge that would indicate that any statements or information relating to the other party contained herein is inaccurate or incomplete, neither Huntington nor Citi-Bancshares can warrant the accuracy or completeness of such statements or information as they relate to the other party.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


        Certain of the statements contained under the captions "The Merger-- Reasons for the Merger," "--Opinions of Financial Advisor," "Citi-Bancshares, Inc.," "Consolidated Financial Statements of Huntington -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- December 31, 1995, and other Financial Information," "--Management's Discussion and Analysis of Financial Condition and Results of Operations-September 30, 1996," "Financial Statements of Citi-Bancshares -- Management's Discussion and Analysis of Financial Condition and Results of Operations-December 31, 1995," "--Management's Discussion and Analysis of Financial Condition and Results of Operations-September 30, 1996," and elsewhere in this Prospectus that are not historical facts, including, without limitation, statements of future expectations, projections of results of operations and financial condition, statements of future economic performance and other forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995, are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Huntington and Citi-Bancshares to differ materially from those contemplated in such forward-looking statements. In addition to the specific matters referred to herein, important factors which may cause actual results to differ from those contemplated in such forward-looking statements include: (i) the results of Huntington's and Citi-Bancshare's efforts to implement their respective business strategy; (ii) the effect of economic conditions and the performance of borrowers; (iii) actions of the Huntington's and Citi-Bancshare's competitors and Huntington's and Citi-Bancshare's ability to respond to such actions; (iv) the cost of Huntington's and Citi-Bancshare's capital, which may depend in part on Huntington's and Citi-Bancshare's portfolio quality, ratings, prospects and outlook; (v) changes in governmental regulation, tax rates and similar matters; and (vi) other risks detailed in Huntington's and Citi-Bancshare's other filings with the Commission.

                              CITI-BANCSHARES, INC.

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                                  INTRODUCTION


         This Proxy Statement and the accompanying proxy are being furnished to the shareholders of Citi-Bancshares in connection with the solicitation of proxies by the Board of Directors of Citi-Bancshares for a Special Meeting of Shareholders (the "Special Meeting") to be held at 7:00 p.m., local time, on Thursday, Janurary 30, 1997, at the Silver Lake Country Club Clubhouse, which is located at 9435 Silver Lake Drive, Leesburg, Florida, and any adjournments or postponements thereof, to consider and vote upon the approval and adoption of the Merger Agreement, thereby approving the Merger and the other transactions contemplated thereby. This Proxy Statement and accompanying proxy will be first sent or given to the shareholders of Citi-Bancshares on or about January 10, 1997.

         The shares represented by the accompanying proxy will be voted as directed if the proxy is properly signed and received by Citi-Bancshares prior to the Special Meeting. The proxy will be voted FOR the approval and adoption of the Merger Agreement if no direction is made to the contrary on a duly executed and returned proxy. The proxy may also be used to grant discretionary authority to vote on other matters which may arise at the Special Meeting. While management is presently unaware of any such matters, the person or persons designated to vote the shares will cast votes according to their best judgment if any such matters properly come before the Special Meeting. A person giving the enclosed proxy has the power to revoke it at any time prior to the Special Meeting by filing with the Secretary of Citi-Bancshares written notice of revocation or a subsequent proxy relating to the same shares, or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy).

         A majority of the outstanding shares of Citi-Bancshares Common Stock, represented in person or by proxy, will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Citi-Bancshares Common Stock is required to approve and adopt the Merger Agreement. Because the approval and adoption of the Merger Agreement requires the affirmative vote of a particular percentage of the outstanding shares of Citi-Bancshares Common Stock, an abstention or a broker non-vote with respect to such matter will have the same effect as a vote against the matter. No approval of the Merger Agreement is required by holders of Huntington Common Stock.

         Citi-Bancshares shareholders of record at the close of business on December 31, 1996 (the "Record Date"), will be entitled to vote a the Special Meeting. At that date, Citi-Bancshares had 4,476,414 shares of Citi-Bancshares Common Stock outstanding and entitled to vote on all matters requiring a vote of the shareholders. These shares were held by approximately 1,096 holders of record. Each share of Citi-Bancshares Common Stock entitles the holder to one vote, exercisable in person or by properly executed proxy, on each matter that comes before the shareholders at the Special Meeting.

         Citi-Bancshares will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others, if any, for forwarding solicitation material to beneficial owners of stock. Representatives of Citi-Bancshares may solicit proxies by mail, telegram, telephone, or personal interview.

                               SUMMARY INFORMATION


         The following is a brief summary of certain information with respect to the Merger. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information and financial statements contained herein and in the exhibits hereto.


HUNTINGTON AND HUNTINGTON FLORIDA

         Huntington, a multi-state bank holding company incorporated under the laws of the State of Maryland in 1966, is headquartered in Columbus, Ohio. At September 30, 1996, Huntington had total assets of approximately $20.6 billion and total deposits of approximately $13.2 billion. Huntington, through its affiliates, conducts a full service commercial and consumer banking business, engages in mortgage banking, lease financing, trust services, discount brokerage services, underwriting credit life and disability insurance, and issuing commercial paper guaranteed by Huntington, and provides other financial products and services. At September 30, 1996, Huntington's affiliates had 178 banking offices in Ohio, 45 banking offices in West Virginia, 42 banking offices in Michigan, 31 banking offices in Florida, 24 banking offices in Indiana, 15 banking offices in Kentucky, and 1 foreign office in the Cayman Islands. In addition, Huntington's mortgage company affiliate has loan origination offices throughout the Midwest and East Coast as well as one office in Houston, Texas. The principal executive offices of Huntington are located at Huntington Center, 41 South High Street, Columbus, Ohio 43287 (telephone number 614-480-8300).

         Huntington Florida, an Ohio corporation, is a wholly owned subsidiary of Huntington. At September 30, 1996, Huntington Florida had total assets of $1.1 billion, total deposits of $873.9 million, and operated 31 banking offices in Florida through its wholly owned subsidiary, The Huntington National Bank of Florida ("HNB-Florida"). The principal executive offices of Huntington Florida are located at Huntington Center, 41 South High Street, Columbus, Ohio 43287 (telephone number 614-480-8300). The principal executive offices of HNB-Florida are located at 253 North Orlando, Maitland, Florida 32751 (telephone number 407-740-6300).

        The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") permits mergers between insured banks located in different states effective generally on and after June 1, 1997, subject to the rights of individual states to "opt out" of interstate branching and consolidations. Subject to obtaining the necessary regulatory approvals Huntington presently intends to merge all of its subsidiary banks except The Huntington State Bank, and HNB-Florida, into its principal bank, The Huntington National Bank, headquartered in Columbus, Ohio, and to consolidate all of its subsidiary holding companies, except Huntington Florida, into Huntington, as soon as practicable after June 1, 1997. Huntington Florida and HNB Florida will not be merged or liquidated in the foreseeable future into Huntington and the Huntington National Bank, respectively, without a private letter ruling from the Internal Revenue Service to the effect that the tax-free reorganization with Citi-Bancshares will not be adversely impacted by such transactions.


CITI-BANCSHARES

         Citi-Bancshares, a bank holding company incorporated under the laws of the State of Florida in 1982, is headquartered in Leesburg, Florida. At September 30, 1996, Citi-Bancshares had total assets of $524 million and total deposits of $459 million. Citi-Bancshares owns all of the outstanding stock of Citizens National Bank of Leesburg, a national banking association ("Citizens Bank"), which is also headquartered in Leesburg, Florida. Citi-Bancshares, through Citizens Bank, is principally engaged in the commercial banking business which includes lending, investment, deposit, trust, and fiduciary activities. Citi-Bancshares operates eleven full-service offices in Lake, Sumter, and Marion Counties, Florida. The principal executive offices of Citi-Bancshares are located at 1211 North Boulevard West, Leesburg, Florida, 34749 (telephone number 352-787-5111).


THE SPECIAL MEETING AND RECORD DATE

         The Special Meeting will be held at 7:00 p.m., local time, on Thursday, January 30, 1997, at the Silver Lake Country Club Clubhouse, which is located at 9435 Silver Lake Drive, Leesburg, Florida. The close of business on December 31, 1996, has been set as the record date for determining the shareholders of record of Citi-Bancshares entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof (the "Record Date"). The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.


THE MERGER

         At the Special Meeting, Citi-Bancshares shareholders will consider and vote upon the approval and adoption of the Merger Agreement and the transactions contemplated therein. Approval of the Merger Agreement will constitute approval of the Merger. The Merger Agreement sets forth the terms of the Merger, as well as certain representations, warranties, conditions, and covenants made by Huntington, Huntington Florida, and Citi-Bancshares as an inducement to the other parties to execute and deliver the Merger Agreement and to consummate the Merger. The consummation of the Merger is conditioned on the satisfaction of certain conditions, including obtaining the approval of the shareholders of Citi-Bancshares and obtaining various regulatory approvals. Upon the effectiveness of the Merger, Citi-Bancshares will be merged into Huntington Florida, Huntington Florida will continue to be a wholly owned subsidiary of Huntington, and the separate existence of Citi-Bancshares will cease. It is anticipated that, immediately after the consummation of the Merger, Citizens Bank will be merged with and into HNB-Florida under the charter of HNB-Florida (the "Subsidiary Merger").

         As an inducement to Huntington to enter into the Merger Agreement, Citi-Bancshares has granted to Huntington an option (the "Option") to purchase up to 19.9% of the outstanding shares of Citi-Bancshares Common Stock under certain specified circumstances at a price of $30.00 per share, pursuant to the terms of a certain Stock Option Agreement, dated as of October 31, 1996, between Citi-Bancshares and Huntington (the "Stock Option Agreement"). See "THE MERGER - TERMS OF THE OPTION."

         At the Effective Time, the shares of Citi-Bancshares Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by Citi-Bancshares, Citizens Bank, Huntington, or any of Huntington's subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, which will be canceled and retired at the Effective
Time) will be converted into the right to receive, at the option of each Citi-Bancshares shareholder, either a number of whole shares of Huntington Common Stock approximately equivalent in value to $30.00 per share, or cash in the amount of $30.00 per share, or a combination of a number of whole shares of Huntington Common Stock approximately equivalent in value to $18.00 per share plus cash in the amount of $12.00 per share, subject to certain limitations. Cash will be paid in lieu of the issuance of any fractional shares of Huntington Common Stock. The actual number of shares of Huntington Common Stock to be received for each share of Citi-Bancshares Common Stock to be exchanged for shares of Huntington Common Stock, in whole or in part, will depend on, among other things, the Average Closing Price per share of Huntington Common Stock. Citi-Bancshares shareholders who fail to timely and properly make an election will be deemed to have elected to receive only shares of Huntington Common Stock, except that Citi-Bancshares shareholders who fail to make such an election and who own fewer than 100 shares of Citi-Bancshares Common Stock will be deemed to have made an election to receive only cash, in exchange for their shares of Citi-Bancshares Common Stock. See "THE MERGER - TERMS OF THE MERGER."

         The average closing sale prices per share of Huntington Common Stock as reported on the Nasdaq National Market for the five trading days immediately preceding the Record Date was $27.2876. If the Average Closing Price were $27.2876 at the Effective Date, each shareholder of Citi-Bancshares who elects to receive only shares of Huntington Common Stock in exchange for such shareholder's shares of Citi-Bancshares Common Stock would be entitled to receive 1.0994 shares of Huntington Common Stock for each share of Citi-Bancshares Common Stock held by such shareholder (i.e., $30.00 divided by such Average Closing Price) (the "Estimated Exchange Ratio"). Based on such Average Closing Price, each shareholder of Citi-Bancshares who elects to receive a combination of shares of Huntington Common Stock and cash in exchange for such shareholder's shares of Citi-Bancshares Common Stock would be entitled to 0.6596 shares of Huntington Common Stock for each share of Citi-Bancshares Common Stock held by such shareholder (i.e., 60% of the Estimated Exchange Ratio) plus $12.00 in cash. The market price of Huntington Common Stock at the Effective Time, or on the date on which certificates representing such shares are received, may be higher or lower than the average closing sale prices per share of Huntington Common Stock for the five trading days immediately preceding the Record Date (on which the Estimated Exchange Ratio was determined) or the market price of Huntington Common Stock as of the Record Date or at the time of the Special Meeting. Shareholders are advised to obtain current market quotations for Huntington Common Stock.

         At the Effective Time, each outstanding option to purchase shares of Citi-Bancshares Common Stock shall be fully vested and shall be converted into an option to acquire the same number of shares of Huntington Common Stock as the holder would have been entitled to receive pursuant to the Merger if such holder had exercised such option in full prior to the Effective Time and elected to receive only shares of Huntington Common Stock in exchange for such shareholder's shares of Citi-Bancshares Common Stock. The per share exercise price for each such option will be adjusted appropriately.

         Citi-Bancshares has received an opinion of The Carson Medlin Company ("Carson Medlin"), Citi-Bancshares' financial advisor, that the terms of the Merger are fair, from a financial point of view, to the shareholders of Citi-Bancshares. See "THE MERGER - BACKGROUND OF THE MERGER," "- OPINION OF FINANCIAL ADVISOR," and "CONDITIONS TO CONSUMMATION OF THE MERGER" and the opinion of Carson Medlin, which is attached hereto as Exhibit B.

         It is contemplated that the Merger will be consummated as soon as practicable after the satisfaction of various conditions, including the receipt of required regulatory approvals. See "THE MERGER - EFFECTIVE DATE OF THE MERGER," and "- CONDITIONS TO CONSUMMATION OF THE MERGER."


VOTE REQUIRED

         The affirmative vote of the holders of a majority of the outstanding shares of Citi-Bancshares Common Stock is necessary to approve and adopt the Merger Agreement, thereby approving the Merger. As of the Record Date, the directors and executive officers of Citi-Bancshares and their affiliates beneficially owned 611,168 shares of Citi-Bancshares Common Stock (excluding shares subject to stock options), which represent 13.65% of the total issued and outstanding shares of such stock entitled to vote at the Special Meeting. As an inducement for Huntington and Huntington Florida to enter into the Merger Agreement, ten directors and executive officers of Citi-Bancshares, holding in the aggregate 586,738 shares of Citi-Bancshares Common Stock as of the Record Date, or 13.11% of the outstanding shares of such stock entitled to vote at the Special Meeting, executed certain Shareholder Agreements, each dated as of October 31, 1996 (the "Shareholder Agreements"), pursuant to which these shareholders agreed to vote their shares of Citi-Bancshares Common Stock in favor of the approval of the Merger Agreement and the approval of the Merger and against the approval of any competing acquisition offer or any other transaction which is inconsistent with the obligation of Citi-Bancshares to consummate the Merger.

         THE BOARD OF DIRECTORS OF CITI-BANCSHARES UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF CITI-BANCSHARES VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER BACKGROUND OF THE MERGER" AND "- REASONS FOR THE MERGER."


NO DISSENTING SHAREHOLDERS' RIGHTS

         Under Florida law, holders of Citi-Bancshares Common Stock are not entitled to dissenting shareholders' rights, including rights of appraisal, in connection with the consummation of the Merger.


INTERESTS OF MANAGEMENT

         At the time of entering into the Merger Agreement, Huntington entered into an employment agreement with Ken W. Mullis, President and Chief Executive Officer of Citi-Bancshares and Citizens Bank, which will become effective upon the consummation of the Merger. The agreement replaces a certain Change in Control Agreement between Mr. Mullis and Citi-Bancshares, dated June 13, 1996, which will be terminated upon the effectiveness of such employment agreement. The employment agreement is for a term of two years. Upon consummation of the Merger, it is Huntington's intention to elect Mr. Mullis to the Board of Directors of HNB-Florida and to appoint him Chairman of HNB-Florida. In addition, upon consummation of the Merger, it is Huntington's intention to elect Messrs. Clifton L. Bridges, M.D., and Walter S. McLin, III, each of whom is currently a director of Citi-Bancshares, to the Board of Directors of HNB-Florida. In the event that Huntington Florida and HNB-Florida are merged into their Ohio-based affiliates, it is expected that Mr. Mullis will remain as a senior officer of Huntington's Florida operations.

         Upon consummation of the Merger, Huntington has agreed to provide generally to the officers and employees of Citi-Bancshares certain employee benefits and severance benefits and to honor all employment, severance, and other compensation agreements between Citi-Bancshares or Citizens Bank and any current or former director, officer, or employee of either of such companies. In addition, Huntington has agreed that it and its affiliates will indemnify the present and former directors, officers, employees, and agents of Citi-Bancshares or Citizens Bank against certain liabilities arising at or prior to the Effective Time to the fullest extent permitted under applicable law, or by such companies' Articles or Certificate of Incorporation or Bylaws, consistent with the terms of the Merger Agreement. See "THE MERGER - INTERESTS OF MANAGEMENT."


FEDERAL INCOME TAX CONSEQUENCES

         It is anticipated that the Merger will be a tax-free reorganization for federal income tax purposes and that no gain or loss will be recognized for federal income tax purposes by the shareholders of Citi-Bancshares to the extent their shares of Citi-Bancshares Common Stock are converted into shares of Huntington Common Stock in the Merger, except to the extent that cash is received in lieu of the issuance of fractional shares. Citi-Bancshares shareholders will recognize gain or loss for federal income tax purposes with respect to any cash received in the Merger. See "THE MERGER - FEDERAL INCOME TAX CONSEQUENCES." All shareholders should consult with their own tax advisors as to the particular tax consequences of the Merger, including the applicability and effect of state, local, and foreign tax laws and possible changes in the tax laws.


ACCOUNTING TREATMENT

         Huntington intends to treat the Merger as a purchase for accounting purposes. See "THE MERGER - ACCOUNTING TREATMENT."


REGULATORY APPROVALS

         Huntington has filed a request to the Board of Governors of the Federal Reserve System (together with the Federal Reserve Bank of Cleveland, the "Federal Reserve Board") for an exemption from the Federal Reserve Board's general requirement of an application for bank holding company mergers. Huntington expects that this waiver will be granted and that only a 30-day prior notice to the Federal Reserve Board will be required. The Subsidiary Merger must be approved by the Office of the Comptroller of the Currency (the "OCC"). The notices and applications required to be filed with these agencies were submitted or filed on December 26, 1996. See "THE MERGER - REGULATORY APPROVALS."


COMPARATIVE PER SHARE INFORMATION

         The following summary presents unaudited selected comparative per share information for Huntington on a historical basis; for Citi-Bancshares on a historical basis; for Huntington and Citi-Bancshares on a pro forma combined basis; and for Citi-Bancshares on an equivalent pro forma basis.

         During 1995, Huntington completed the acquisitions of Security National Corporation, a bank holding company headquartered in Maitland, Florida and Reliance Bank of Florida, a Florida state-chartered bank headquartered in Melbourne, Florida, both of which were accounted for as poolings of interests. Prior year financial statements of Huntington were not restated for these transactions because they were immaterial to Huntington as a whole. Also during 1995, Huntington completed the acquisition of First Seminole Bank, a Florida state-chartered bank headquartered in Lake Mary, Florida ("First Seminole"), and in January 1996, Huntington acquired Peoples Bank of Lakeland, a Florida state-chartered bank headquartered in Lakeland, Florida ("Lakeland"), both of which transactions were accounted for as purchases and, accordingly, prior year financial statements of Huntington were not restated for these acquisitions.

         During 1996, Citi-Bancshares consummated the acquisition of Citizens First Bancshares, Inc., a bank holding company headquartered in Ocala, Florida, which was accounted for as a pooling of interests. Prior year financial statements of Citi-Bancshares have been restated for this transaction.

         Citi-Bancshares equivalent pro forma amounts were computed by multiplying Huntington's pro forma amounts by the Estimated Exchange Ratio of
1.0994 shares of Huntington Common Stock for each share of Citi-Bancshares Common Stock to be exchanged solely for shares of Huntington Common Stock. See "THE MERGER - TERMS OF THE MERGER." The data presented below is based upon and should be read in conjunction with the historical financial statements and related notes thereto, included herein, of Huntington and Citi-Bancshares (adjusted for stock splits and stock dividends, as appropriate). The Huntington pro-forma data set forth below is based upon unaudited pro forma combined financial statements giving effect to the Merger. Results for the nine months ended September 30, 1996, are not necessarily indicative of results expected for the entire year, nor are pro forma amounts necessarily indicative of results that would have been or will be obtained on a combined basis. The data presented below assumes that all shares of Citi-Bancshares Common Stock will be converted into shares of Huntington Common Stock; however, the results would not be materially different (no numbers would change by more than 2%) if up to 40% of the shares of Citi-Bancshares Common Stock were exchanged for cash.


                                                HUNTINGTON               CITI-BANCSHARES
                                         -----------------------    --------------------------
                                                                                   EQUIVALENT
                                         HISTORICAL    PRO FORMA    HISTORICAL      PRO FORMA
                                         ----------    ---------    ----------    ------------
Book Value Per Common Share:
    As of September 30, 1996 .......       $10.40       $10.97         $11.64       $12.06
    As of December 31, 1995 ........        10.38        10.94          11.36        12.03
Cash Dividends Declared
  Per Common Share:
    For the nine months ended
      September 30, 1996 ...........       $ 0.56       $ 0.56         $ 0.36       $ 0.62
    For the year ended
      December 31, 1995 ............         0.70         0.70           0.40         0.77
Net Income Per Common Share:
    For the nine months ended
      September 30, 1996 ...........         1.33         1.31           1.33       $ 1.44
    For the year ended
      December 31, 1995 ............         1.62         1.59           1.61         1.75


         Both Huntington Common Stock and Citi-Bancshares Common Stock are traded on the Nasdaq National Market. The following table sets forth the last sale prices per share of Huntington Common Stock and Citi-Bancshares Common Stock, respectively, on the Nasdaq National Market, on an historical basis, and the equivalent per share price per share of Citi-Bancshares Common Stock (computed by multiplying the price of Huntington Common Stock by the Estimated Exchange Ratio of 1.0994 shares of Huntington Common Stock for each share of Citi-Bancshares Common Stock to be exchanged exclusively for shares of Huntington Common Stock, see "THE MERGER - TERMS OF THE MERGER") as of October 30, 1996, the last trading day prior to the public announcement of the proposed Merger (see "THE MERGER - BACKGROUND OF THE MERGER"), and as of December 31, 1996.


                                                             Citi-Bancshares
                                                        ------------------------
                                          Huntington                  Equivalent
                                          Historical    Historical     Pro Forma
                                          ----------    ----------    ----------
October 30, 1996...................        $ 24.00        $24.625         $26.39
December 31, 1997..................         26.375          28.25          29.00

         The actual number of shares of Huntington Common Stock to be received for each share of Citi-Bancshares Common Stock to be exchanged for shares of Huntington Common Stock in the Merger, in whole or in part, will depend on, among other things, the Average Closing Price per share of Huntington Common Stock, which will be determined as of a period immediately prior to the Effective Time.

                             SELECTED FINANCIAL DATA


SELECTED FINANCIAL DATA OF HUNTINGTON

         The following selected financial data of Huntington for the five years ended December 31, 1995, have been derived from Huntington's audited consolidated financial statements. The selected financial data of Huntington for the nine months ended September 30, 1996 and 1995, have been derived from unaudited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, that, in the opinion of management, are necessary for a fair and consistent presentation of such data. Operating results for the nine months ended September 30, 1996, are not necessarily indicative of results expected for the entire year 1995. This data should be read in conjunction with the consolidated financial statements, related notes, and other financial information of Huntington contained elsewhere herein. See "INDEX TO FINANCIAL INFORMATION."


CONSOLIDATED INCOME STATEMENT DATA
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                            YEAR ENDED DECEMBER 31,
                                 -----------------------   --------------------------------------------------------------
                                    1996         1995         1995         1994         1993         1992         1991
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total interest income ........   $1,127,797   $1,080,459   $1,461,896   $1,219,721   $1,236,311   $1,202,286   $1,208,407
Total interest expense .......      562,085      537,782      737,333      463,671      440,111      504,846      659,918
Net interest income ..........      565,712      542,677      724,563      756,050      796,200      697,440      548,489
Securities gains .............       13,463        8,754        9,056        2,594       27,189       36,332       16,951
Provision for loan losses ....       43,916       16,582       28,721       15,284       79,294       81,562       62,061
Net income ...................      194,376      178,960      244,489      242,593      236,912      161,046      133,940
Per common share(1):
   Net income ................   $     1.33   $     1.17   $     1.62   $     1.62   $     1.60   $     1.10   $     0.92
   Cash dividends declared ...   $     0.56   $     0.52   $     0.70   $     0.62   $     0.51   $     0.44   $     0.40
Ratio of dividends to net
   income ....................         42.1%        44.4%        43.8%        38.5%        32.5%          39%        42.9%


CONSOLIDATED BALANCE SHEET DATA
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                                         -----------------   -----------------------------------------------
                                           1996      1995      1995      1994      1993      1992      1991
                                         -------   -------   -------   -------   -------   -------   -------
Actual balances at period end:
   Total assets ......................   $20,566   $20,173   $20,255   $17,771   $17,619   $16,247   $14,500
   Long-term debt ....................     1,691     1,622     2,103     1,214       762       479       261
   Shareholders' equity ..............     1,501     1,483     1,519     1,412     1,325     1,130     1,018
   Shareholders' equity
      per common share(1) ............     10.40     10.02     10.38      9.39      8.84      7.68      7.01
Average balances during the period:
   Total assets ......................   $19,918   $18,768   $19,048   $16,750   $16,851   $15,165   $13,613
   Long-term debt ....................     1,917     1,286     1,424       928       641       300       219
   Shareholders' equity ..............     1,514     1,519     1,503     1,403     1,216     1,074       977
Performance Ratios:
   Return on average assets ..........      1.30%     1.27%     1.28%     1.45%     1.41%     1.06%     0.98%
   Return on average equity ..........     17.15%    15.75%    16.27%    17.29%    19.48%    14.99%    13.71%

-------------------------
(1)    Restated for stock dividends and stock splits, as appropriate.

SELECTED FINANCIAL DATA OF CITI-BANCSHARES

       The following selected financial data of Citi-Bancshares for the five years ended December 31, 1995, have been derived from Citi-Bancshares' audited consolidated financial statements. The selected financial data of Citi-Bancshares for the nine months ended September 30, 1996 and 1995, have been derived from unaudited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments that, in the opinion of management, are necessary for a fair and consistent presentation of such data. Operating results for the nine months ended September 30, 1996, are not necessarily indicative of results expected for the entire year. This data should be read in conjunction with the consolidated financial statements, related notes, and other financial information of Citi-Bancshares contained elsewhere herein. See "INDEX TO FINANCIAL INFORMATION."


CONSOLIDATED INCOME STATEMENT DATA
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                 NINE MONTHS ENDED
                                   SEPTEMBER 30,                       YEAR ENDED DECEMBER 31,
                                -------------------    ------------------------------------------------------
                                  1996       1995        1995        1994        1993       1992       1991
                                --------   --------    --------    --------    --------   --------   --------
Total interest income .......   $ 28,631   $ 27,461    $ 37,160    $ 31,660    $ 27,255   $ 27,728   $ 30,304
Total interest expense ......     13,528     13,042      17,705      12,918      12,170     14,177     17,701
Net interest income .........     15,103     14,419      19,455      18,741      17,085     15,551     12,603
Securities gains (losses) ...         24         29         (74)       (168)        445      1,117        792
Provision for loan losses ...        200        255         255         600       1,096      1,450      1,005
Net income ..................      5,946      5,179       7,214       6,289       6,301      5,019      3,315
Per common share:
   Net income ...............   $   1.33   $   1.16    $   1.61    $   1.41    $   1.41   $   1.12   $   0.74
   Cash dividends declared ..   $   0.36        -0-(1) $   0.40    $   0.32    $   0.28   $   0.28   $   0.17
Ratio of Dividends to net
   income ...................         27%       -0-(1)     24.7%       22.5%       19.9%      25.0%      23.0%

(1) Citi-Bancshares paid annual dividends through 1995, when it began paying quarterly dividends.

CONSOLIDATED BALANCE SHEET DATA
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                         -------------------   ----------------------------------------------------
                                           1996       1995       1995       1994       1993       1992       1991
                                         --------   --------   --------   --------   --------   --------   --------
Actual balances at period end:
   Total assets ......................   $524,365   $499,429   $519,475   $469,338   $435,803   $403,546   $372,292
   Long-term debt ....................        -0-        -0-        -0-        -0-        -0-        -0-        -0-
   Shareholders' equity ..............     52,044     47,334     50,884     36,920     39,535     30,951     27,340
   Shareholders' equity
      per common share ...............      11.64      10.57      11.36       8.26       8.83       6.93       6.08
Average balances during the period:
   Total assets ......................   $519,875   $486,590   $495,160   $450,638   $413,784   $389,130   $348,458
   Long-term debt ....................        -0-        -0-        -0-        -0-        -0-        -0-        -0-
   Shareholders' equity ..............     48,986     43,743     46,865     37,959     33,382     28,553     24,653
Performance Ratios:
   Return on average assets ..........       1.53%      1.42%      1.46%      1.40%      1.52%      1.29%      0.95%
   Return on average equity ..........      16.18%     15.79%     15.39%     16.57%     18.87%     17.58%     13.45%

                                   THE MERGER


         The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit A.


BACKGROUND OF THE MERGER

         Citi-Bancshares has pursued a strategy for increasing the long-term value of Citi-Bancshares Common Stock primarily by expanding the range of financial service offered by Citizens Bank and by expanding geographically beyond the Lake County market. The Board of Directors of Citi-Bancshares believed that such a strategy would lead to a diversification of risk and enhancement of income and enable Citi-Bancshares to better serve customer needs through a broader range of products and services. The goal was to enable Citi-Bancshares to compete more effectively in the central Florida market and to enhance the long-term value of Citi-Bancshares Common Stock. Citi-Bancshares' Board of Directors appointed a Strategic Planning Committee in 1994 to analyze geographic and product expansion and other issues relating to the long-term value of Citi-Bancshares Common Stock, including any inquiries regarding the possibility of the acquisition of Citi-Bancshares. From time to time during the two years prior to receiving Huntington's offer, Citi-Bancshares received preliminary indications of interest regarding possible acquisitions of Citi-Bancshares, but the Citi-Bancshares Board concluded that its long-term strategy of remaining independent was in the best interest of Citi-Bancshares' shareholders. While Citi-Bancshares has relied primarily on internal growth, Citi-Bancshares acquired Citizen's First Bancshares, Inc. in April 1996.

         In October 1995, Milton D. Baughman, Senior Vice President of Huntington, contacted Ken W. Mullis, Chief Executive Officer of Citi-Bancshares, about the possibility of an introductory meeting between Messrs. Mullis and Baughman and Zuheir Sofia, President of Huntington. A meeting was held on October 11, 1995, at which Messrs. Baughman, Sofia, and Mullis discussed Huntington's banking presence in Florida and Huntington's commitment to technology and the role of technology in banking in the future. Mr. Mullis also stated the Citi-Bancshares' Board's position to maximize growth and profitability and to enhance the long-term value of the Citi-Bancshares Common Stock as an independent bank. At this October 11 meeting, there were no discussions among Messrs. Mullis, Baughman, and Sofia regarding a possible acquisition of Citi-Bancshares by Huntington.

         On November 29, 1995, Mr. Baughman met with Mr. Mullis in Leesburg, Florida, and extended an invitation for Mr. Mullis and Clifton L. Bridges, M.D., Chairman of the Board of Directors of Citi-Bancshares, to visit Huntington's facilities in Columbus, Ohio, after the first of the year. Messrs. Baughman and Mullis also discussed the role of technology in banking and Huntington's Florida expansion program at this meeting.

         On March 8, 1996, Dr. Bridges and Mr. Mullis traveled to Columbus, Ohio, to meet with Messrs. Baughman and Sofia. The primary focus of this trip was to give Dr. Bridges and Mr. Mullis an opportunity to review Huntington's technology in an effort to evaluate Citi-Bancshares' technology capabilities and needs. Accordingly, Dr. Bridges and Mr. Mullis toured a Huntington Access(SM) banking office and the Huntington Direct(R) (Huntington's 24-hour a day virtual bank) operations center in Columbus. There were no discussions regarding a possible sale of Citi-Bancshares to Huntington during this meeting in Columbus. Dr. Bridges and Mr. Mullis reported on their trip to the full Board at the next regularly scheduled meeting of the Board.

         On July 15, 1996, Dr. Bridges and Mr. Mullis were invited to lunch with Messrs. Baughman and Sofia in Leesburg, Florida. During the course of this lunch meeting, Mr. Sofia initially expressed Huntington's desire to enter into a business combination with Citi-Bancshares. Mr. Sofia discussed a possible purchase price range of between $26.00 and $27.00 per share. Dr. Bridges and Mr. Mullis indicated their belief that the Citi-Bancshares Board of Directors would have no interest in an offer in that range and reaffirmed that Citi-Bancshares was not for sale. Discussions were ended at that point and Dr. Bridges and Mr. Mullis assumed that discussions had ended. On August 8, 1996, Dr. Bridges and Mr. Mullis presented their report regarding the July 15 meeting to the full Board of Directors of Citi-Bancshares.

         In early October 1996, Mr. Baughman called Mr. Mullis to ask if Messrs. Baughman and Sofia could meet with Dr. Bridges and Mr. Mullis on October 15, 1996. At the October 15 meeting, Mr. Sofia asked Dr. Bridges and Mr. Mullis if they believed that the Citi-Bancshares Board would be interested in a purchase price in the range of $28.00 to $29.00 per share. Dr. Bridges and Mr. Mullis responded that they believed the Citi-Bancshares Board, consistent with the shareholders' best interests, would generally be willing to consider only a purchase price in the range of $29.00 to $32.00 per share. Mr. Sofia indicated that this higher purchase price range would need to be reviewed and asked if he could call Dr. Bridges and Mr. Mullis on the following day. Dr. Bridges and Mr. Mullis agreed to that request.

         On October 16, 1996, Mr. Sofia called Dr. Bridges and Mr. Mullis to extend an offer of $30.00 per share. These parties also discussed (i) whether the $30.00 consideration would be in the form of cash, Huntington Common Stock, or a combination of Huntington Common Stock and cash, (ii) the percentage and terms of a stock option in favor of Huntington to purchase shares of Citi-Bancshares Common Stock, (iii) stock price limitations and other purchase price adjustment terms, and (iv) other terms.

         During the period between October 16 and October 21, 1996, Mr. Mullis discussed the meetings, conversations, and proposed terms with legal counsel, The Carson Medlin Company ("Carson Medlin"), and the Strategic Planning Committee.

         A special meeting of the Citi-Bancshares Board of Directors was held on October 21, 1996. At this meeting the Citi-Bancshares Strategic Planning Committee discussed the conversation between Mr. Sofia and Dr. Bridges and Mr. Mullis of October 16 with the full Board and recommended that the Board authorize continued negotiations at a purchase price of $30.00. The Citi-Bancshares Board of Directors present at the meeting voted unanimously to continue the process of negotiating a definitive agreement with Huntington at a purchase price of $30.00 per share.

         Between October 21, 1996, and October 30,1996, the terms of the definitive Merger Agreement, Stock Option Agreement, and ancillary documents were negotiated.

         On October 30, 1996, the Citi-Bancshares Board of Directors met with management, representatives of Alston & Bird, Atlanta, Georgia, Citi-Bancshares' special legal counsel, and representatives of Carson Medlin to review the Board of Directors' fiduciary duties and responsibilities, the results of management's due diligence investigation of Huntington, the terms of the Merger, including the proposed definitive Merger Agreement and related documents, and the financial and operational impact of the Merger. Carson Medlin made a presentation to the Board regarding the financial terms of the Huntington offer and discussed its fairness opinion which is discussed in detail herein. After a full discussion of the issues, the members of the Citi-Bancshares Board of Directors present at the meting voted unanimously to approve and authorize the execution of the Merger Agreement and the Stock Option Agreement substantially in the forms presented to the meeting.

         The Merger Agreement was entered into on October 31, 1996.


REASONS FOR THE MERGER

         In reaching its conclusion to approve the Merger, the Citi-Bancshares Board of Directors considered, among other factors, the following:

         1. The Financial Terms of the Merger. The Board believed that the Exchange Ratio and per share purchase price represented, among other things, a fair multiple of Citi-Bancshares' per share tangible book value and earnings. The Board also considered the fact that Huntington has historically paid a higher quarterly cash dividend, currently $0.20 per share, than the Citi-Bancshares quarterly cash dividend, currently $0.12 per share and $0.22 per share on a proforma equivalent basis (based on the Estimated Exchange Ratio). The Board also considered the fact that the absence of purchase price adjustment provisions will ensure that holders of Citi-Bancshares Common Stock will receive $30.00 of value at the Closing regardless of changes in the market price of Huntington Common Stock.

         2. Advice of Financial Advisor and Fairness Opinion. The
Citi-Bancshares Board considered the advice of its financial advisor and reviewed detailed financial analyses, pro forma results, and other information presented by Carson Medlin. The Citi-Bancshares Board considered the opinion of Carson Medlin, including the assumptions and financial information and projections relied upon by Carson Medlin in arriving at such opinion, that, as of October 31,

1996, and based upon the matters set forth in its written opinion as of that date, the aggregate consideration was fair, from a financial point of view, to the holders of Citi-Bancshares Common Stock. See "OPINION OF FINANCIAL ADVISOR."

         3. Effect on Shareholder Value. In evaluating the effect on shareholder value of Citi-Bancshares remaining independent compared to the effect of its combining with Huntington, the Board considered various matters. First, the Board considered whether it was reasonable to anticipate that Citi-Bancshares, as an independent enterprise, could produce a value comparable to the value to be received in the Merger. Second, the Board took into account that Citi-Bancshares had special value to Huntington in enhancing its presence in central Florida. Third, the Board was advised by management that continued investment in technology by Citi-Bancshares to support its delivery systems and to meet competition would be significant. Fourth, there was no reliable evidence to suggest that another strategic alternative would produce better value for the Citi-Bancshares shareholders.

         4. Certain Financial and Other Information Concerning Citi-Bancshares and Huntington. The financial and other information concerning Citi-Bancshares and Huntington considered by Citi-Bancshares' Board included, but was not limited to, information with regard to recent and historical stock performance, the depth of the trading markets for each of Citi-Bancshares Common Stock and Huntington Common Stock, valuation analyses, pro forma analyses, comparative financial and operating performance, "Wall Street" research ratings comparisons, and comparable merger and acquisition transactions as presented by Carson Medlin.

         5. Effect on Citi-Bancshares Constituencies. The Citi-Bancshares Board also considered the general effects the Merger would have on the various constituencies served by Citi-Bancshares, including its customers, employees, and others. The Citi-Bancshares Board took into account that the combined entity would be able to offer a more extensive range of products and banking services to Citi-Bancshares' customers and communities.

         6. Economic and Competitive Environment. The Citi-Bancshares Board took into account the current and prospective economic and competitive environment facing the financial services industry generally, and the respective capacities of Citi-Bancshares and Huntington to compete effectively given the rapid changes in the financial services industry.

         7. Tax Treatment of the Merger. The Citi-Bancshares Board considered the benefits derived from the expectation that the Merger will be a tax-free reorganization for federal income tax purposes and that the Citi-Bancshares shareholders who elect to receive shares of Huntington Common Stock in exchange for their shares of Citi-Bancshares Common Stock will not recognize gain or loss for federal income tax purposes to the extent their shares of Citi-Bancshares Common Stock are converted into shares of Huntington Common Stock. See "FEDERAL INCOME TAX CONSEQUENCES."

         8. Regulatory Approvals. The Citi-Bancshares Board believed that the requisite regulatory approvals necessary to complete the Merger would be obtained. See "REGULATORY APPROVALS."

         The foregoing discussion of the information and factors considered by the Citi-Bancshares Board is not intended to be exhaustive, but is believed to include the material factors considered by the Citi-Bancshares Board. In reaching its determination to approve the Merger, the Citi-Bancshares Board did not assign any relative or specific weight to any of the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated thereby, and considering, among other things, the matters discussed above and the opinion of Carson Medlin referred to above, the Citi-Bancshares Board unanimously approved the Merger Agreement and the transactions contemplated thereby as being in the best interest of Citi-Bancshares and its shareholders and consistent with the interests of all other Citi-Bancshares constituencies.

         THE BOARD OF DIRECTORS OF CITI-BANCSHARES BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF CITI-BANCSHARES' SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

         Huntington considers the Merger advantageous principally because the acquisition of Citi-Bancshares will enable Huntington to expand its banking and related activities in Florida, which it views as an attractive market that is complementary to its other operations.


OPINION OF FINANCIAL ADVISOR

         GENERAL

         The Board of Directors of Citi-Bancshares retained Carson Medlin to act as its financial advisor, to review the terms of a possible business combination and to provide Citi-Bancshares with a fairness opinion in connection with a possible transaction. Citi-Bancshares selected Carson Medlin as its financial advisor on the basis of Carson Medlin's four-year relationship with Citi-Bancshares as well as such firm's experience and expertise in transactions similar to the Merger. Carson Medlin is a National Association of Securities Dealers, Inc. member investment banking firm which specializes in the securities of southeastern United States financial institutions. As part of its investment banking activities, Carson Medlin is regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities, including mergers and acquisitions.

         As part of its engagement, representatives of Carson Medlin attended the meeting of Citi-Bancshares' Board held on October 30, 1996, at which meeting the terms of the proposed Merger were discussed and considered. Carson Medlin delivered its written opinion (dated as of that date) to the Board of Directors of Citi-Bancshares stating that the aggregate consideration to be received by the shareholders of Citi-Bancshares for their Citi-Bancshares Common Stock in the Merger is fair, from a financial point of view. Carson Medlin subsequently confirmed such opinion in writing as of the date of this Proxy Statement/Prospectus.

         The full text of Carson Medlin's written opinion, dated the date of this Proxy Statement/Prospectus, is attached as Exhibit B to this Proxy Statement/Prospectus and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered, and qualification and limitations on the review undertaken by Carson Medlin in connection with its opinion. Carson Medlin's opinion is addressed to Citi-Bancshares' Board of Directors and is substantially identical to the written opinion delivered to the Citi-Bancshares Board dated October 30, 1996. The summary of the opinion of Carson Medlin set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion attached as Exhibit B.

         Carson Medlin has relied, without independent verification, upon the accuracy and completeness of the information reviewed by it for purposes of such opinion. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of Citi-Bancshares or Huntington, nor was it furnished with any such appraisals. Carson Medlin assumed that the financial forecasts reviewed by it were reasonably prepared on a basis reflecting the best currently available judgments and estimates of the management of Citi-Bancshares and Huntington, and that such projections would be realized in the amounts and at the times contemplated thereby. Carson Medlin is not an expert in the evaluation of loan portfolios, under-performing or non-performing assets, net charge-offs, or the adequacy of allowances for losses with respect thereto, has not reviewed any individual credit files, and has assumed that such allowances for each of Citi-Bancshares and Huntington are in the aggregate adequate to cover such losses. Carson Medlin assumed that the Merger will be recorded as a purchase under generally accepted accounting principles. Carson Medlin's opinion is necessarily based on economic, market, and other conditions as in effect on the date of its analyses, and on information as of various earlier dates made available to it. Certain financial forecasts furnished to Carson Medlin and used by it in certain of its analyses were prepared by the management of Citi-Bancshares. Neither Citi-Bancshares nor Huntington publicly discloses internal management projections of the type provided to Carson Medlin in conjunction with its review of the Merger. Such projections were not prepared for, or with a view toward, public disclosure.

         In connection with rendering its opinion, Carson Medlin performed a variety of financial analyses. The preparation of a fairness opinion of this nature involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to partial analysis or summary description. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of such analyses and the facts considered in performing those analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying Carson Medlin's opinion. In its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Citi-Bancshares and Huntington and which may not be realized. Any estimates contained in Carson Medlin's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which such companies or their securities may actually be sold. Except as described below, none of the analyses performed by Carson Medlin was assigned a greater significance by Carson Medlin than any other.

         In connection with rendering its opinion, dated as of the date hereof, Carson Medlin reviewed (i) the Merger Agreement; (ii) the Annual Report to shareholders of Huntington, including the audited financial statements for the five years ended December 31, 1995; (iii) the audited financial statements of Citi-Bancshares for the five years ended December 31, 1995; (iv) Bank Call Reports for Citi-Bancshares for the five years ended December 31, 1995, and the nine-month period ended September 30, 1996; (v) certain interim financial statements of Huntington and Citi-Bancshares, including the Quarterly Report to each company's shareholders for the nine month period ended September 30, 1996;
(vi) certain financial and operating information with respect to the business, operations, and prospects of Citi-Bancshares and Huntington; and (vii) this Proxy Statement/Prospectus.

         Carson Medlin also (a) held discussions with members of the senior management of Citi-Bancshares and Huntington regarding the historical and current business operations, financial condition, and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for Citi-Bancshares Common Stock and Huntington Common Stock and compared them with those of certain other publicly traded companies which it deemed to be relevant; (c) compared the results of operations of Citi-Bancshares and Huntington with those of certain other banking companies which it deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; (e) analyzed the pro forma financial impact of the Merger on Huntington; and (f) conducted such other studies, analyses, inquiries, and examinations as Carson Medlin deemed appropriate.

         VALUATION METHODOLOGIES

         The following is a summary of the principal analyses performed by Carson Medlin and presented to the Citi-Bancshares' Board of Directors on October 30, 1996, in connection with Carson Medlin's opinion of that date.

         Summary of Proposal. Carson Medlin reviewed the terms of the proposed transaction, including the Exchange Ratio and the aggregate transaction value. Carson Medlin reviewed the implied value of the consideration offered based upon the closing share price of Huntington Common Stock on October 29, 1996 which showed that the implied value of the Huntington proposal was approximately $30.00 per share of Citi-Bancshares' Common Stock, representing an 18.8% premium to Citi-Bancshares' October 29, 1996 closing market price of $25.25 per share, or a total transaction value of approximately $134 million. Based on the price of $23.56 per share for Huntington Common Stock, Carson Medlin calculated that the aggregate transaction value represented 258% of stated book value at September 30, 1996, 16.9 times Citi-Bancshares' budgeted 1996 earnings, a 20% core deposit premium (defined as the aggregate transaction value minus stated book value divided by core deposits ) and 26% of total assets of Citi-Bancshares at September 30, 1996.

         Comparable Transaction Analysis. Carson Medlin reviewed certain information relating to 21 selected Southeastern bank mergers announced or completed since January 1993 in which the acquired bank had total assets from $250 million to $1 billion, (the "Comparable Transactions"). The Comparable Transactions were (acquiree/acquiror): Security Capital Bancorp/CCB Financial Corporation; Commerce Bank/BB&T Financial Corporation; Consolidated Bank, N.A./NationsBank Corporation; L.S.B Bancshares Inc. of South Carolina/BB&T Financial Corporation; Allied Bankshares, Inc./Regions Financial Corporation; Bank of North America Bancorp/Bank Atlantic Bancorp; Peoples Bank of Lakeland/Huntington Bancshares Incorporated; Union Bank & Trust Company/Regions Financial Corporation; Jefferson Bancorp/The Colonial BancGroup, Inc.; First National Bank of Clearwater/AmSouth Bancorporation; Southwest Banks, Inc./FNB Corporation; First City Bancorp, Inc./FNB Corporation; First City Bancorp, Inc./First American Corporation; CSB Financial Corp./One Valley Bancorp, Inc.; CFB Bancorp/Compass Bancshares, Inc.; Citizens National Corporation/AmSouth Bancorporation; Wes-Tenn Bancorp/Bancorp South Inc.; 1st Performance National Bank/Central Bancshares of the South, Inc.; W.B.T. Holding Company/First Commercial Corp.; RHNB Corporation/NationsBank Corporation; Chattahoochee Bancorp. Inc./Bank South Corp. Carson Medlin considered, among other factors, the earnings, capital level, asset size and quality of assets of the acquired financial institutions. Carson Medlin compared the transaction prices to trailing four quarters earnings, stated book values, total assets and core deposit premiums.

         On the basis of the Comparable Transactions, Carson Medlin calculated a range of purchase prices as a percentage of stated book value for the Comparable Transactions from a low of 126.6% to a high of 259.8%, with a mean of 203.9%. These transactions indicated a range of values for Citi-Bancshares from $14.74 per share to $30.24 per share, with a mean of $23.73 per share (based on Citi-Bancshares' stated book value of $11.64 per share at September 30, 1996). The aggregate consideration implied by the terms of the Merger Agreement is approximately $30.00 per share and implies a price to book value multiple of 258% which was in the high end of the range for the Comparable Transactions.

         Carson Medlin calculated a range of purchase prices as a multiple of earnings for the Comparable Transactions, from a low of 11.2 times to a high of
24.8 times, with a mean of 17.7 times. These transactions indicated a range of values for Citi-Bancshares from $19.82 to $43.90 per share, with a mean of $31.33 per share (based on Citi-Bancshares' budgeted 1996 earnings of $1.77 per share). The aggregate consideration implied by the terms of the Merger Agreement is approximately $30.00 per share and implies a price to earnings multiple of
16.9 times which is slightly below the average of the range for the Comparable Transactions.

         Carson Medlin calculated the core deposit premiums for the Comparable Transactions and found a range of values from a low of 2.1% to a high of 21.8%, with a mean of 12.3%. The premium on Citi-Bancshares' core deposits implied by the terms of the Merger Agreement is 20%, which was in the high end of the range for the Comparable Transactions.

         Finally, Carson Medlin calculated a range of purchase prices as a percentage of total assets for the Comparable Transactions from a low of 7.3% to a high of 27.9%, with a mean of 17.3%. The percentage of total assets implied by the terms of the Merger Agreement is approximately 26%, which was in the high end of the range for the Comparable Transactions.

         Industry Comparative Analysis. In connection with rendering its opinion, Carson Medlin compared selected operating results of Citi-Bancshares to those of 53 publicly-traded community commercial banks in Alabama, Florida, Georgia, North Carolina, South Carolina, Virginia and West Virginia (the "SIBR Banks") as contained in the Southeastern Independent Bank Review(TM), a proprietary research publication prepared by Carson Medlin quarterly since 1991. The SIBR Banks range in asset size from approximately $95 million to $2.1 billion and in shareholders' equity from approximately $7.9 million to $211.8 million. Carson Medlin considers this group of financial institutions more comparable to Citi-Bancshares than larger, more widely traded regional financial institutions. Carson Medlin compared, among other factors, profitability, capitalization, and asset quality of Citi-Bancshares to these financial institutions. Carson Medlin noted that based on results through the first six months of 1996, (i) Citi-Bancshares had a return on average assets (ROA) for the six months ended June 30, 1996 of 1.53%, compared to mean ROA of 1.26% for the SIBR Banks; (ii) Citi-Bancshares had a return on average equity (ROE) for the six months ended June 30, 1996 of 16.5%, compared to mean ROE of 12.9% for the SIBR Banks; (iii) Citi-Bancshares had common equity to total assets at June 30, 1996 of 9.4%, compared to mean common equity to total assets of 9.7% for the SIBR Banks; and (iv) Citi-Bancshares had non-performing assets (defined as loans 90 days past due, nonaccrual loans and other real estate) to total loans net of unearned income and other real estate at June 30, 1996 of 0.66%, compared to mean non-performing assets to total loans net of unearned income and other real estate of 1.01% for the SIBR Banks. This comparison indicated that Citi-Bancshares' financial performance was at or exceeded the average SIBR Bank for most of the factors considered.

         Carson Medlin also compared selected operating results of Huntington to those of six other publicly-traded mid-size regional bank holding companies defined as those with assets between $10 and $35 billion (the "Peer Banks") located in the Midwest. The Peer Banks include: Comerica, Inc., Fifth Third Bancorp, First of America Bank Corp., National City Corp., Old Kent Financial Corp., and Star Banc Corp. Carson Medlin considers this group of midwestern financial institutions comparable to Huntington as to financial characteristics, stock price performance and trading volume. Carson Medlin compared selected balance sheet data, asset quality, capitalization, profitability ratios and market statistics using financial data at or for the nine months ended September 30, 1996 and market data as of October

29, 1996. This comparison showed, among other things, that (i) for the nine months ended September 30, 1996, Huntington's net interest margin was 4.11% compared to a mean of 4.43% and a median of 4.47% for the Peer Banks; (ii) for the nine months ended September 30, 1996, efficiency ratio (defined as non interest expense divided by the sum of non interest income and taxable equivalent net interest income before provision for loan losses) was 56.9% compared to a mean of 57.1% and a median of 58.3% for the Peer Banks; (iii) for the nine months ended September 30, 1996, Huntington's ROA was 1.30% compared to a mean of 1.43% and a median of 1.44% for the Peer Banks; (iv) for the nine months ended September 30, 1996, Huntington's ROE was 17.15% compared to a mean of 16.79% and a median of 17.81% for the Peer Banks; (v) at September 30, 1996, Huntington's stockholders' equity to total assets was 7.30% compared to a mean of 8.47% and a median of 8.26% for the Peer Banks; (vi) at September 30, 1996, Huntington's non-performing assets to total assets were 0.34% compared to a mean of 0.40% and a median of 0.39% for the Peer Banks; (vii) at September 30, 1996, the ratio of Huntington's loan loss reserves to non-performing assets was 284% compared to a mean of 311% and a median of 310% for the Peer Banks; and, (viii) at October 29, 1996, Huntington's market capitalization was $3.4 billion compared to the Peer Banks which ranged from a low of $2.1 billion to a high of $9.5 billion. This comparison indicated that Huntington's financial performance is average in comparison to the Peer Banks.

         No company or transaction used in the preceding Industry Comparative or Comparable Transaction Analyses is identical to Citi-Bancshares or the contemplated transaction. Accordingly, the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Citi-Bancshares and other factors that could affect the value of the companies to which it is being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable industry or transaction data.

         Contribution Analysis. Carson Medlin reviewed the relative contributions in terms of various balance sheet items, net income and market capitalization to be made by Citi-Bancshares and Huntington to the combined institution based on (i) balance sheet at September 30, 1996, and (ii) nine month earnings as of September 30, 1996. The income statement and balance sheet components analyzed included total assets, total loans (net), total deposits, shareholders' equity, and nine months net income. This analysis showed that, while Citi-Bancshares shareholders would own approximately 3.8% of the aggregate outstanding shares of the combined institution based on the Exchange Ratio, Citi-Bancshares was contributing 2.5% of total assets, 2.0% of total loans
(net), 3.4% of total deposits, 3.4% of shareholders' equity, and 3.0% of such nine months' net income.

         Present Value Analysis. Carson Medlin calculated the present value of Citi-Bancshares assuming that Citi-Bancshares remained independent. For purposes of this analysis, Carson Medlin utilized certain projections of Citi-Bancshares' future earnings, dividends, and asset growth rates. It assumed that Citi-Bancshares Common Stock would be sold at the end of five years at 17x earnings. This value was then discounted to present value utilizing discount rates of 12% through 16%. These rates were selected because, in Carson Medlin's experience, they represent a reasonable estimate of the range of the rates that investors in securities such as the Citi-Bancshares Common Stock would seek in light of the potential appreciation and risks. On the basis of these assumptions, Carson Medlin calculated that the present value of Citi-Bancshares as an independent entity ranged from $20.43 per share to $24.18 per share. The aggregate consideration implied by the terms of the Merger Agreement is approximately $30.00 per share which is above this range under present value analysis. Carson Medlin noted that the present value analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions and subjective judgments that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

         Stock Trading History. Carson Medlin reviewed and analyzed the historical trading prices and volumes for the Huntington Common Stock on a monthly basis from December 1992 to September 1996. Carson Medlin also compared price performance of the Huntington Common Stock during this period to the six Peer Banks.

         During the four quarters ending September 30, 1996, the ratio of stock price to trailing 12 months earnings per share for the Peer Banks was: a low of
13.1 times, a high of 15.5 times, and a mean of 14.1 times. Huntington's recent price to earnings ratio ranged from a low of 12.8 times to a high of 14.3 times with a mean of 13.4 times. Huntington Common Stock has traded on average at a lower price to earnings ratio than the Peer Banks.

         During the four quarters ending September 30, 1996, the stock price as a percentage of book value for Peer Banks was: a low of 203%, a high of 246%, and a mean of 218%. Huntington's recent price to book ratio ranged from a low of 209% to a high of 228% with a mean of 217%. Huntington Common Stock has traded near or slightly above average on price to book value basis compared to the Peer Banks.

         Carson Medlin also examined the recent trading volume in Huntington Common Stock with that of the Peer Banks. During the four quarters ending September 30, 1996, the quarter end monthly trading volume of outstanding shares of the Peer Banks ranged from a low of 2.7% to a high of 6.4% with a mean of 4.2%. Huntington's quarter end monthly trading volume to outstanding shares ranged from a low of 1.3% to a high of 3.2% with a mean of 2.1%. Carson Medlin considers Huntington Common Stock to be liquid and marketable in comparison with these Peer Banks and other bank holding companies.

         Carson Medlin also examined the trading prices and volumes of Citi-Bancshares Common Stock, although Carson Medlin did not place any weight on the market price of the Citi-Bancshares Common Stock.

         Other Analysis. Carson Medlin also reviewed selected investment research reports on and earnings estimates for Huntington. In addition, Carson Medlin prepared an overview of historical financial performance of both Citi-Bancshares and Huntington, and an analysis of the total return of each of Citi-Bancshares' and Huntington's Common Stock for the five year period ended December 31, 1995 and a shareholder claims analysis.

         The opinion expressed by Carson Medlin was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Citi-Bancshares could materially affect the assumptions used in preparing the opinion.

         In connection with the opinion dated as of the date of this Proxy Statement/Prospectus, Carson Medlin confirmed the appropriateness of its reliance on the analyses used to render its October 30, 1996, opinion by performing procedures to update certain of such analyses and reviewing the assumptions on which its analyses were based and the factors considered in connection therewith.

COMPENSATION OF CARSON MEDLIN

Pursuant to an engagement letter dated October 28, 1996, Citi-Bancshares engaged Carson Medlin to review the terms of the transaction and to render a fairness opinion in connection with the Merger. Citi-Bancshares paid Carson Medlin $75,000.00 for its services pursuant to the terms of the engagement letter. Citi-Bancshares agreed to reimburse Carson Medlin for its reasonable out-of-pocket expenses and to indemnify Carson Medlin against certain liabilities, including certain liabilities under the federal securities laws.

EFFECTIVE TIME OF THE MERGER

         The Merger will be effective at the date and time (the "Effective Time") specified in the Certificate of Merger to be filed with the Secretary of State of Ohio and Articles of Merger to be filed with the Secretary of State of Florida. Unless the parties otherwise mutually agree, Huntington and Citi-Bancshares will use their reasonable efforts to cause the Merger to become effective within five business days following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required regulatory approval, and (ii) the date on which the shareholders of Citi-Bancshares approve the Merger Agreement as required by law. It is anticipated that, if the shareholders of Citi-Bancshares approve the Merger Agreement at the Special Meeting and the other conditions to the Merger set forth in the Merger Agreement have been satisfied, the Effective Time will occur in mid-February 1997.


TERMS OF THE MERGER

         The Merger Agreement provides for the merger of Citi-Bancshares into Huntington Florida pursuant to the applicable provisions of the laws of the States of Ohio and Florida. Upon the effectiveness of the Merger, Huntington Florida, as the surviving entity, will continue to be a wholly owned subsidiary of Huntington, and the separate existence of Citi-Bancshares will cease. The articles of incorporation and regulations of the surviving entity will be those of Huntington Florida as in effect immediately prior to the Effective Time until otherwise amended or repealed.

         At the Effective Time, by virtue of the Merger, each share of Citi-Bancshares Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by Citi-Bancshares, Huntington, or Huntington's subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, which will be canceled and retired at the Effective Time) will cease to be outstanding and will be converted into the right to receive, at the option of each Citi-Bancshares shareholder, either a number of whole shares of Huntington Common Stock, or cash, or a combination of a number of whole shares of Huntington Common Stock and cash, subject to certain limitations. Cash will be paid in lieu of the issuance of any fractional shares of Huntington Common Stock.

         If a Citi-Bancshares shareholder elects to receive all shares of Huntington Common Stock in exchange for such shareholder's shares of Citi-Bancshares Common Stock (a "Stock Election"), such shareholder will be entitled to receive a number of shares of Huntington Common Stock equal to the product of the number of shares of Citi-Bancshares Common Stock held by such shareholder multiplied by the "Exchange Ratio" (which shall be equal to $30.00 divided by the Average Closing Price), rounded down to the nearest whole share (the "Stock Consideration"). If a Citi-Bancshares shareholder elects to receive all cash in exchange for such shareholder's shares of Citi-Bancshares Common Stock (a "Cash Election"), such shareholder will be entitled to receive cash in an amount equal to the product of the number of shares of Citi-Bancshares Common Stock held by such shareholder multiplied by $30.00 (the "Cash Consideration"), subject to certain limitations described below. If a Citi-Bancshares shareholder elects to receive a combination of shares of Huntington Common Stock and cash in exchange for such shareholder's shares of Citi-Bancshares Common Stock (a "Mixed Election"), such shareholder will be entitled to receive a number of shares of Huntington Common Stock equal to 60 percent of the product of the number of shares of Citi-Bancshares Common Stock held by such shareholder multiplied by the Exchange Ratio, rounded down to the nearest whole share, plus cash in an amount equal to 40 percent of the product of the number of shares of Citi-Bancshares Common Stock held by such shareholder multiplied by $12.00 (the "Mixed Consideration"), subject to certain limitations as described below.

         The Merger Agreement provides that, in no event will Huntington pay more than 40 percent of the "Aggregate Merger Consideration" (i.e., the aggregate value of all the consideration, including the amount of cash and the value of all shares of Huntington Common Stock, valued at the Average Closing Price, to be received by holders of Citi-Bancshares Common Stock in the Merger) in cash, including cash paid in exchange for shares of Citi-Bancshares Common Stock in respect of which a Cash Election has been made (the "Cash Election Shares"), and cash paid in exchange for shares of Citi-Bancshares Common Stock in respect of which a Mixed Election has been made (the "Mixed Election Shares"), and cash paid in lieu of the issuance of fractional shares. Accordingly, if the total amount of cash that would be payable upon conversion of all of the outstanding shares of Citi-Bancshares Common Stock in the Merger in accordance with the elections of the shareholders of Citi-Bancshares would exceed 40 percent of the Aggregate Merger Consideration (the "Cash Limitation"), the following adjustments will be made:

         (a) If the amount of cash that would be payable upon the conversion of the Cash Election Shares, without regard to cash that would be issued upon the conversion of the Mixed Election Shares, is greater than the Cash Limitation, then (i) all Mixed Election Shares will be converted into the right to receive the Stock Consideration, (ii) the "Exchange Agent" (as defined under "EXCHANGE OF CERTIFICATES" below) shall select from among the holders of Cash Election Shares, by random selection, a number of such holders who shall be designated to receive the Stock Consideration ("Stock Designees"), such that the total amount of cash to be paid in the Merger, as closely as practicable, equals the Cash Limitation, and (iii) the Cash Election Shares not held by Stock Designees will be converted into the right to receive the Cash Consideration.

         (b) If the amount of cash that would be payable upon the conversion of the Cash Election Shares is less than the Cash Limitation, but the amount of cash that would be payable upon the conversion of the Cash Election Shares and the Mixed Election Shares is greater than the Cash Limitation, then (i) all Cash Election Shares will be converted into the right to receive the Cash Consideration, (ii) the Exchange Agent shall select from among the holders of Mixed Election Shares, by random selection, a number of Stock Designees to receive Stock Consideration, such that the total amount of cash to be paid in the Merger, as closely as practicable, equals the Cash Limitation, and all shares held by the Stock Designees will be converted into the right to receive the Stock Consideration, and (iii) the Mixed Election Shares not held by Stock Designees will be converted into the right to receive the Mixed Consideration.

          The average closing sale price per share of Huntington Common Stock as reported on the Nasdaq National Market for the five trading days immediately preceding the Record Date was $27.2876. If the actual Average Closing Price to be determined at the Effective Time were $27.2876, the Exchange Ratio would be
1.0994 (i.e., $30.00 divided by such Average Closing Price) (the "Estimated Exchange Ratio") and each shareholder of Citi-Bancshares who elects to receive only shares of Huntington Common Stock in exchange for such shareholder's shares of Citi-Bancshares Common Stock would be entitled to receive 1.0994 shares of Huntington Common Stock for each share of Citi-Bancshares Common
Stock held by such shareholder. Based on such Average Closing Price, each shareholder of Citi-Bancshares who elects to receive a combination of shares of Huntington Common Stock and cash in exchange for such shareholder's shares of Citi-Bancshares Common Stock would be entitled to 0.6596 shares of Huntington Common Stock for each share of Citi-Bancshares Common Stock held by such shareholder (i.e., 60% of the Estimated Exchange Ratio), plus $12.00 in cash, subject to the limitations described in the preceding paragraph. The market price of Huntington Common Stock at the Effective Time, or on the date on which certificates representing such shares are received, may be higher or lower than the average closing sale price per share of Huntington Common Stock for the five trading days immediately preceding the Record Date or the market price of Huntington Common Stock as of the Record Date or at the time of the Special Meeting. Shareholders are advised to obtain current market quotations for Huntington Common Stock.

         No interest will be payable with respect to any cash payments to be received by any Citi-Bancshares shareholder.

         At the Effective Time, each outstanding option to purchase shares of Citi-Bancshares Common Stock shall be fully vested and shall be converted into an option to acquire the same number of shares of Huntington Common Stock as the holder would have been entitled to receive pursuant to the Merger if such holder had exercised such option in full prior to the Effective Time and elected to receive the Stock Consideration. The per share exercise price for each such option will be adjusted to be equal to the aggregate exercise price for the shares of Citi-Bancshares Common Stock purchasable pursuant to such option immediately prior to the Effective Time divided by the number of shares of Huntington Common Stock purchasable pursuant to such option immediately after the Effective Time.


ELECTION PROCEDURES; EXCHANGE OF CERTIFICATES

         The Huntington National Bank, Columbus, Ohio, a wholly owned subsidiary of Huntington, is the transfer agent for Huntington Common Stock and has been designated by Huntington to act as the exchange agent (the "Exchange Agent") in connection with the Merger. Approval of the Merger Agreement by the shareholders of Citi-Bancshares will constitute ratification of the appointment of the Exchange Agent.

         Each record holder of shares of Citi-Bancshares Common Stock (other than shares held by Citi-Bancshares, Citizens Bank, Huntington, or any subsidiary of Huntington, in each case other than in a fiduciary capacity or as a result of debts previously contracted) immediately prior to the Effective Time shall be entitled to submit a request specifying one of the following elections to convert such shareholder's shares of Citi-Bancshares Common Stock into (i) the Stock Consideration, in the case of a shareholder making a Stock Election,
(ii) the Cash Consideration, in the case of a shareholder making a Cash Election, or (iii) the Mixed Consideration, in the case of a shareholder making a Mixed Election, or to indicate that such record holder has no preference as to the receipt of the Stock Consideration, the Cash Consideration, or the Mixed Consideration for such shares (a "Non-Election"). Shares in respect of which a Non-Election is made (including shares of Citi-Bancshares Common Stock in respect of which no election is made prior to the Election Deadline (as defined below) or shares in respect of which a Non-Election is deemed to have been made under the terms of the Merger Agreement (collectively, "Non-Election Shares")) shall be converted into the right to receive the Stock Consideration, except that, any Non-Election Shares owned by a shareholder who owns fewer than 100 shares of Citi-Bancshares Common Stock of record will be deemed to be Cash Election Shares.

         Elections will be made on a form of letter of transmittal and form of election (the "Letter of Transmittal and Form of Election") to be provided by the Exchange Agent to holders of record of Shares, together with instructions for use in effecting the surrender of the Certificates for payment therefor, as soon as practicable following the Effective Time. The Letter of Transmittal and Form of Election shall specify that delivery shall be effected, and risk of loss and title to the Certificates transmitted therewith shall pass, only upon proper delivery of the Certificates to the Exchange Agent. Elections shall be made by mailing to the Exchange Agent a duly completed Letter of Transmittal and Form of Election in accordance with the instructions furnished therewith. To be effective as an election, a Letter of Transmittal and Form of Election must be
(i) properly completed, signed, and submitted to the Exchange Agent at its designated office and so received by the Exchange Agent by the date specified in such Letter of Transmittal and Form of Election (the "Election Deadline"), which shall not be less than 20 business days after the date such Letter of Transmittal and Form of Election is first mailed to former holders of Citi-Bancshares Common Stock, and (ii) accompanied by the certificates representing the shares of Citi-Bancshares Common Stock as to which the election is being made (or by an appropriate guarantee of delivery of such certificates by a commercial bank or trust company located in the United States or a member of a registered national security exchange or of the National Association of Securities Dealers, Inc., provided such certificates are in fact delivered to the Exchange Agent within eight business days after the date of execution of such guarantee of delivery). Huntington shall determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether any Letter of Transmittal and Form of Election has been properly completed, signed, and submitted or revoked. The decision of Huntington (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither Huntington nor the Exchange Agent will be under any obligation to notify any person of any defect in a Letter of Transmittal and Form of Election submitted to the Exchange Agent.

         Upon surrender of certificates for cancellation to the Exchange Agent, together with such Letter of Transmittal and Form of Election duly completed and executed and any other documents required by such instructions, the holder of such certificates shall be entitled to receive for each of the shares formerly represented by such certificates (i) either the Stock Consideration, the Cash Consideration, or the Mixed Consideration (collectively, the "Merger Consideration"), as elected by such holder, (ii) cash in lieu of any fractional shares of Huntington Common Stock to which such holder is entitled, and (iii) any dividends or distributions to which such holder may be entitled, in each such case without any interest thereon and less any required withholding of taxes, and the certificates so surrendered shall forthwith be canceled. If payment is to be made to a person other than the person in whose name a certificate so surrendered is registered on the stock transfer books of Citi-Bancshares, it shall be a condition of payment that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

         Huntington shall not be obligated to deliver the Merger Consideration to which any former holder of Citi-Bancshares Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates for exchange. The certificates so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Neither Huntington, Huntington Florida, nor the Exchange Agent shall be liable to a holder of Citi-Bancshares Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

         The stock transfer books of Citi-Bancshares will be closed as of the close of business on the day that is one business day prior to the Effective Time and no transfer of Citi-Bancshares Common Stock by any shareholder shall thereafter be made or recognized. Until surrendered for exchange, each Certificate theretofore representing shares of Citi-Bancshares Common Stock (other than shares to be canceled under the terms of the Merger Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor, subject, however, to Huntington Florida's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Citi-Bancshares in respect of such shares of Citi-Bancshares Common Stock and which remain unpaid at the Effective Time. To the extent required by applicable law, former shareholders of record of Citi-Bancshares shall be entitled to vote after the Effective Time at any meeting of Huntington shareholders the number of whole shares of Huntington Common Stock into which their respective shares of Citi-Bancshares Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Citi-Bancshares Common Stock for certificates representing Huntington Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Huntington on the Huntington Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Huntington Common Stock issuable pursuant to this Agreement, no dividend or other distribution payable to the holders of record of Huntington Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Citi-Bancshares Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange. However, upon surrender of such certificate, both the certificate for such shares of Huntington Common Stock (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments payable to such shareholder in the Merger (without interest) shall be delivered and paid with respect to each share represented by such certificate.


TERMS OF THE OPTION

         Citi-Bancshares has granted the Option to Huntington pursuant to the Stock Option Agreement. Under the terms of the Stock Option Agreement, Huntington has the right to purchase up to 890,000 shares of Citi-Bancshares Common Stock (subject to certain adjustments), which represents 19.9% of the outstanding shares of Citi-Bancshares Common Stock, for a purchase price of $30.00 per share (subject to certain adjustments), under certain circumstances.

         Provided that Huntington is not in material breach of its obligations under the Stock Option Agreement or the Merger Agreement, and provided that there is no court order preventing the issuance of the shares subject to the Option, Huntington may exercise the Option, in whole or in part, at any time following the occurrence of a "Purchase Event," as defined below, provided that the Option will terminate upon the earliest to occur of (i) the Effective Time,
(ii) termination of the Merger Agreement prior to the occurrence of a Purchase Event or a "Preliminary Purchase Event," as defined below (other than a termination for certain breaches of the agreement by Citi-Bancshares, a "Default Termination") (iii) 12 months after a Default Termination, and (iv) 12 months after any termination of the Merger Agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; and provided further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law.

         A "Purchase Event" means any of the following events subsequent to the date of the Stock Option Agreement:

         (i) without Huntington's prior written consent, Citi-Bancshares authorizes, recommends, publicly proposes or publicly announces an intention to authorize, recommend, or propose, or entered into an agreement with any person (other than Huntington or any Subsidiary of Huntington) to effect either
                  (A) a merger, consolidation, or similar transaction involving Citi-Bancshares or Citizens Bank, (B) the disposition, by sale, lease, exchange or otherwise, of assets of Citi-Bancshares or Citizens Bank representing in either case 25% or more of the consolidated assets of Citi-Bancshares and Citizens Bank, or (C) the issuance, sale, or other disposition of (including by way of a merger or any similar transaction) securities representing 25% or more of the voting power of Citi-Bancshares or Citizens Bank (any of the foregoing, an "Acquisition Transaction"); or

         (ii) any person (other than Huntington or any Subsidiary of Huntington) acquires beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act), other than a group of which Huntington or any of its Subsidiaries is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then-outstanding shares of Citi-Bancshares Common Stock.

         A "Preliminary Purchase Event" means any of the following events:

         (i) any person (other than Huntington or any Subsidiary of Huntington) commences (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Citi-Bancshares' Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then outstanding shares of Citi-Bancshares' Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

         (ii) the holders of Citi-Bancshares Common Stock do not approve the Merger Agreement at the Special Meeting, or the Special Meeting is not held or is canceled prior to a termination of the Merger Agreement, or Citi-Bancshares' Board of Directors withdraws or modifies in a manner adverse to Huntington its recommendation with respect to the Merger Agreement, in each case if either (A) the Citi-Bancshares' Board of Directors has withdrawn or modified its recommendation with respect to the Merger Agreement in an effort to comply with its fiduciary duties as permitted under the Merger Agreement, or (B) such event occurs after it shall have been publicly announced that any person (other than Huntington or any Subsidiary of Huntington) shall have (1) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (2) commenced or disclosed an intention to commence a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (3) filed an application (or given a notice), whether in draft or final form, under any federal or state statute or regulation seeking consent to an Acquisition Transaction from any federal or state governmental or regulatory authority or agency. For purposes of this definition, the term "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

         Under the terms of the Stock Option Agreement, Citi-Bancshares will repurchase from Huntington (or any subsequent holder of the Option), at a price based on the highest price paid for shares of Citi-Bancshares Common Stock in connection with certain transactions involving a merger, business combination, or other acquisition transaction relating to Citi-Bancshares, the Option and all shares of Citi-Bancshares Common Stock purchased pursuant to the Option at the request of Huntington (or any subsequent holder) at any time within one year of the occurrence of such merger, business combination, or other transaction.


THE SUBSIDIARY MERGER

         Immediately upon the consummation of the Merger, it is anticipated that Citizens Bank will be merged with and into HNB-Florida, under the charter of HNB-Florida (the "Subsidiary Merger"), and the separate existence of Citizens Bank shall cease. The consummation of the Subsidiary Merger is not a condition to the consummation of the Merger.


COVENANTS OF THE PARTIES

         The Merger Agreement provides, among other things, that Citi-Bancshares, Huntington, and its subsidiaries are required to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable law to consummate and make effective the Merger, subject to the terms and conditions of the Merger Agreement. Each of Citi-Bancshares and Huntington is required to keep the other party advised of all material developments relevant to its business and the consummation of the Merger and to permit the other party to make reasonable investigation of its business and properties.

         The Merger Agreement provides that, unless the prior written consent of Huntington to do otherwise is obtained, Citi-Bancshares will operate its business in the usual, regular, and ordinary course; will preserve intact its business organization and assets and maintain its rights and franchises; and will take no action which would adversely affect the ability of Citi-Bancshares or Huntington to obtain any consent from any regulatory agency or other person required for the Merger without the imposition of a condition or restriction that renders the consummation of the Merger inadvisable for either Citi-Bancshares or Huntington or would materially adversely affect the ability of Citi-Bancshares or Huntington to perform its covenants and agreements under the Merger Agreement.

         In addition, the Merger Agreement provides that, without the prior written consent of Huntington (which consent will not be unreasonably withheld), Citi-Bancshares cannot do, or agree or commit to do, any of the following: (i) amend its Articles of Incorporation, By-laws, or other governing instruments;
(ii) incur any additional debt obligation except in the ordinary course of business consistent with past practices or impose, or suffer the imposition, on any asset of Citi-Bancshares any lien or other encumbrance, or permit any such lien or other encumbrance to exist (subject to certain exceptions as specified in the Merger Agreement); (iii) repurchase, redeem, or otherwise acquire or exchange (other than in the ordinary course under employee benefit plans), any shares, or securities convertible into any shares, of the capital stock of Citi-Bancshares, or declare or pay any dividend or make any other distribution in respect to Citi-Bancshares' capital stock, except as described below; (iv) except as previously disclosed to Huntington, issue, sell, pledge, or permit to become outstanding any additional shares of Citi-Bancshares Common Stock or any other capital stock or rights related thereto; (v) adjust, split, combine, or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of shares of Citi-Bancshares Common Stock or sell, lease, mortgage, or otherwise dispose of any asset other than in the ordinary course of business for reasonable and adequate consideration; (vi) purchase any securities or make any material investments, except as provided for in the Merger Agreement; (vii) except as previously disclosed to Huntington, grant any increase in compensation or benefits to its employees or officers except as in accordance with past practice, pay any severance or termination pay or any bonus other than pursuant to written policies or contracts in effect on the date of the Merger Agreement, enter into or amend any severance agreements with officers, grant any increase in compensation or benefits to directors, or voluntarily accelerate the vesting of any employee benefits; (viii) enter into or amend any employment contract, other than as required by law or as previously disclosed to Huntington, that Citi-Bancshares does not have the unconditional right to terminate without liability at any time; (ix) adopt any new employee benefit plan, or terminate, withdraw from, or make any material change to an existing employee benefit plan, other than as required by law or deemed advisable by counsel to maintain the tax qualified status of such plan or as previously disclosed to Huntington, or make any distributions from such employee benefit plans except as required by law, the terms of such plan, or consistent with past practice; (x) make any significant change in any tax or accounting method or system of internal accounting controls, except as may be appropriate to conform with changes in the tax laws, regulatory accounting requirements, or generally accepted accounting principles; (xi) commence any litigation other than in accordance with past practice or settle certain material litigation; and (xii) enter into, modify, amend, or terminate any material contract or waive, release, compromise, or assign any material rights or claims, except in the ordinary course of business.

         Notwithstanding the above, Citi-Bancshares may, but is not obligated to, declare and pay its customary quarterly cash dividends on shares of Citi-Bancshares Common Stock not in excess of $0.12 per share of Citi-Bancshares Common Stock (increasing to $0.15 per share in 1997), with usual and regular record and payment dates in accordance with past practices and a special dividend in the fourth quarter of 1996 not in excess of $0.06 per share of Citi-Bancshares Common Stock.

         The Merger Agreement provides that Huntington will take no action which, to its knowledge at the time of such action, would materially adversely affect the ability of Citi-Bancshares or Huntington to obtain any consent from any regulatory agency or other person required for the Merger without the imposition of a condition or restriction that renders the consummation of the Merger inadvisable for any party or would materially adversely affect the ability of any party to perform its covenants and agreements under the Merger Agreement. In addition, Huntington, without the prior written consent of Citi-Bancshares (which consent cannot be unreasonably withheld), cannot, and cannot agree or commit to, amend its Articles of Incorporation, Bylaws, or Rights Plan (as described herein) in any manner adverse to the Citi-Bancshares shareholders as compared to the rights of the Huntington shareholders as of the date of the Merger Agreement.

         Each of Citi-Bancshares and Huntington is required to give prompt written notice to the other party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its subsidiaries which is reasonably likely to have a material adverse effect on it or would cause or constitute a material breach of any of its representations, warranties, or covenants contained in the Merger Agreement and to use reasonable efforts to prevent or remedy the same. The Merger Agreement provides that Citi-Bancshares, Huntington, and its subsidiaries will file all reports required to be filed with the applicable regulatory authorities; that the financial statements contained in all such reports will be prepared in accordance with the laws applicable to such reports; and that all such reports filed with the Commission will comply with all applicable securities laws and will not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Under the Merger Agreement, each of Citi-Bancshares and Huntington will, and will cause its agents and advisors to: (i) maintain the confidentiality of all confidential information furnished to it by the other party; (ii) not use such information other than in furtherance of the transactions contemplated by the Merger Agreement; and (iii) promptly return or certify the destruction of all documents and work papers containing confidential information received from the other party if the Merger Agreement is terminated prior to the Effective Time.

         Except with respect to the Merger Agreement, neither Citi-Bancshares nor any affiliate or other person representing Citi-Bancshares will directly or indirectly solicit or encourage any tender or exchange offer or any proposal for a merger, acquisition of all of the stock or assets or other business combination involving Citi-Bancshares or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Citi-Bancshares (an "Acquisition Proposal") by any person. In addition, except to the extent necessary to comply with the fiduciary duties of Citi-Bancshares' Board of Directors, neither Citi-Bancshares nor any affiliate or other person representing Citi-Bancshares will furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any contract or other agreement with respect to, any Acquisition Proposal. Citi-Bancshares must promptly notify Huntington in the event that it receives any inquiry or proposal relating to any such Acquisition Proposal.

         Prior to the Effective Time, Citi-Bancshares and Huntington are required to consult with each other as to the form and substance of any press release or other public disclosure materially related to transactions contemplated by the Merger Agreement. Citi-Bancshares and Huntington are required to use reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of the applicable tax law.

         In addition, Huntington is to provide certain benefits and indemnification to certain present and former directors, officers, employees, and agents of Citi-Bancshares. See "THE MERGER - INTERESTS OF MANAGEMENT."


CONDITIONS TO CONSUMMATION OF THE MERGER

         The Merger and the other transactions contemplated thereby will occur only if the Merger Agreement and the Merger are approved by the affirmative vote of the holders of a majority of the outstanding shares of Citi-Bancshares Common Stock. In addition, the obligation of Citi-Bancshares and Huntington to consummate the Merger is subject to the satisfaction of certain other conditions, including: (i) the receipt of all required approvals of the Merger by the applicable regulatory authorities and the expiration of any applicable waiting periods, with no such approval conditioned or restricted in a manner which would materially impact the economic or business assumptions of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Merger (see "THE MERGER - REGULATORY APPROVALS"); (ii) the receipt of any and all third-party consents required in order to consummate the Merger or prevent any material default under any contract, permit, or other instrument of Citi-Bancshares or Huntington which, if not received or made, is reasonably likely to have a material adverse effect on such party, with no such consent conditioned or restricted in a manner which would materially impact the economic or business assumptions of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Merger; (iii) the absence of any law, regulation, reporting or licensing requirement, administrative decision, decree, judgment, order, or any other action by any court or regulatory authority having jurisdiction which prohibits, restricts, or makes illegal the consummation of the transactions contemplated by the Merger Agreement; (iv) the shares of Huntington Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market; (v) Huntington shall have affirmed the employment agreement with Ken W. Mullis, dated October 31, 1996; and (vi) the receipt by Citi-Bancshares and Huntington of an opinion of counsel for Huntington and Huntington Florida regarding certain tax aspects of the Merger (see "THE MERGER - FEDERAL INCOME TAX CONSEQUENCES").

         The obligations of Citi-Bancshares to consummate the Merger are further conditioned upon the following conditions precedent: (i) the representations and warranties of Huntington set forth in the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and at the Effective Time; (ii) the agreements and covenants of Huntington to be performed pursuant to the Merger Agreement prior to the Effective Time having been performed in all material respects; (iii) the receipt by Citi-Bancshares of a certificate signed by Huntington to the effect that all such obligations of Huntington have been satisfied and a certified copy of resolutions duly adopted by the Board of Directors of Huntington and Huntington Florida and by Huntington, as Huntington Florida's sole shareholder, with respect to the transactions contemplated by the Merger Agreement; (iv) the receipt by Citi-Bancshares of an opinion rendered by counsel to Huntington as to certain matters set forth in the Merger Agreement; and (v) the receipt by Citi-

Bancshares of an opinion of Carson Medlin, dated not more than five business days prior to the date of this Proxy Statement/Prospectus, stating that the consideration to be received by the Citi-Bancshares shareholders in connection with the Merger is fair, from a financial point of view, to such shareholders.

         The obligations of Huntington to consummate the Merger are further conditioned upon the following conditions precedent: (i) the representations and warranties of Citi-Bancshares set forth in the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and at the Effective Time; (ii) the agreements and covenants of Citi-Bancshares to be performed pursuant to the Merger Agreement prior to the Effective Time having been performed in all material respects; (iii) the receipt by Huntington of a certificate signed by Citi-Bancshares to the effect that all such obligations of Citi-Bancshares have been satisfied and a certified copy of resolutions duly adopted by the Board of Directors and shareholders of Citi-Bancshares with respect to the transactions contemplated by the Merger Agreement; (iv) the receipt by Huntington of an opinion rendered by legal counsel to Citi-Bancshares as to certain matters set forth in the Merger Agreement; (v) the receipt by Huntington from Citi-Bancshares' auditors of a letter or letters with respect to certain financial information regarding Citi-Bancshares; (vi) the receipt by Huntington from each affiliate of Citi-Bancshares of an agreement providing that such person will not sell, pledge, transfer, or otherwise dispose of the shares of Citi-Bancshares Common Stock held by such person except as provided for in the Merger Agreement or the shares of Huntington Common Stock to be received in the Merger except as permitted under applicable law, and (vii) the adjusted total shareholders' equity of Citi-Bancshares as of the end of the last fiscal quarter preceding Closing being not less than the adjusted total shareholders' equity as of June 30, 1996.

         Huntington and Citi-Bancshares may waive compliance by the other party with any of the conditions, covenants, and agreements contained in the Merger Agreement, except any condition which, if not satisfied, would result in the violation of any law.


AMENDMENT; TERMINATION

         The Merger Agreement may be amended, to the extent permitted by law, by a subsequent writing signed by Citi-Bancshares and Huntington and authorized by their respective Boards of Directors, whether before or after shareholder approval of the Merger Agreement has been obtained, provided, that, after any such approval by the shareholders of Citi-Bancshares, there will be no amendment that under Florida Law requires further approval by such shareholders without first obtaining such further shareholder approval.

         The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time as follows: (i) by mutual consent of the Board of Directors of Huntington and the Board of Directors of Citi-Bancshares; (ii) by the Board of Directors of either party in the event of an inaccuracy of any representation or warranty of the other party or the material breach of any covenant or agreement, in any case which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach and which, in the case of the inaccuracy of any representation or warranty, would provide the other party the ability to refuse to consummate the Merger (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement); (iii) by the Board of Directors of either party in the event any required consent of any regulatory authority is denied or the shareholders of Citi-Bancshares fail to vote their approval of the Merger (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement);
(iv) by the Board of Directors of either party in the event the Merger fails to have been consummated by May 31, 1997, if such failure is not caused by any breach of the Merger Agreement by the party electing to terminate; (v) by the Board of Directors of either party in the event that any of the conditions precedent to the obligations of such party cannot be fulfilled or satisfied by May 31, 1997 (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement); and (vi) by Huntington, in the event that the Board of Directors of Citi-Bancshares fails to reaffirm its approval of the Merger or resolves not to reaffirm the Merger, or affirms, recommends, or authorizes entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation, or transfer of substantially all of the assets of Citi-Bancshares.

         In the event of the termination and abandonment of the Merger Agreement, the Merger Agreement will become void and the respective representations, warranties, obligations, covenants, and agreements of the parties will not survive such termination, except for certain provisions which will remain in effect under the express terms of the Merger Agreement.


NO DISSENTING SHAREHOLDERS' RIGHTS

        Under Florida law, holders of Citi-Bancshares Common Stock are not entitled to dissenting shareholders' rights, including rights of appraisal, in connection with the consummation of the Merger.


INTERESTS OF MANAGEMENT

         Immediately following the consummation of the Merger, it is the intention of Huntington Florida, as sole shareholder of HNB-Florida, to elect Ken W. Mullis, Clifton L. Bridges, M.D., and Walter S. McLin, III, as directors of HNB-Florida. Mr. Mullis currently serves as an executive officer and director of Citi-Bancshares. Dr. Bridges and Mr. McLin currently serve as directors of Citi-Bancshares. It is anticipated that the Board of Directors of HNB-Florida will then appoint Mr. Mullis to serve as its Chairman. In the event that Huntington Florida and HNB-Florida are merged with the Ohio-based affiliates, it is expected that Mr. Mullis will remain as a senior officer of Huntington's Florida operations. See "THE MERGER - INTERESTS OF MANAGEMENT."

         The Merger Agreement provides that, following the Effective Time, Huntington is required to provide generally to officers and employees of Citi-Bancshares certain employee benefits on terms and conditions which are substantially similar to those currently provided to similarly situated Huntington employees and officers. For purposes of participation and vesting under such Huntington employee benefits plans, the service of Citi-Bancshares employees prior to the Effective Time will be treated as service with Huntington or one of its subsidiaries participating in such plans.

         Huntington will also cause HNB-Florida to honor all employment, severance, consulting, and other compensation agreements between Citi-Bancshares and any current or former director, officer, or employee thereof. The Board of Directors of Citi-Bancshares authorized Citi-Bancshares to enter into change in control agreements with the following members of Citi-Bancshares' management in June and July, 1996: Bill Binneveld, Amelia Carlton, Joe Cioppa, T. Michael Killingsworth, Greg King, Ken W. Mullis, Maurice Murphy, Al Schmid, Phil Stalcup, and Don Turner. Each of these change in control agreements is for an initial term of three years, and is renewable thereafter for successive one-year periods, in the sole discretion of the Compensation Committee of Citi-Bancshares or its successor. The change in control agreements for Messrs. Binneveld, Cioppa, Killingsworth, King, Mullis, and Schmid and Ms. Carlton provide that, upon a termination by Huntington of such individual's employment without cause within two years following a change in control of Citi-Bancshares, each such individual shall be entitled to receive a parachute payment equal to his total compensation for a period of 24 months from the date of his termination, discounted to a present value according to the rules governing parachute payments in Section 280G of the Code and paid in a lump sum within 30 days after the termination, plus certain other insurance and retirement benefits. The change in control agreements for Messrs. Murphy, Stalcup, and Turner provide that, upon a termination by Huntington of such individual's employment without cause within two years following a change in control of Citi-Bancshares, each such individual shall be entitled to receive a parachute payment equal to his total compensation for a period of six months from the date of his termination, discounted to a present value according to the rules governing parachute payments in Section 280G of the Code and paid in a lump sum within 30 days after the termination, plus certain other insurance and retirement benefits. If the Merger were consummated during the month of February 1997, and each of the individuals listed above were terminated without cause and were to exercise his or her right to receive the parachute payments, the parachute payments for each individual would be approximately $187,123 for Mr. Binneveld, $220,031 for Ms. Carlton, $215,243 for Mr. Cioppa, $233,446 for Mr. Killingsworth, $221,378 for Mr. King, $623,415 for Mr. Mullis, $36,860 for Mr. Murphy, $258,769 for Mr. Schmid, $29,135 for Mr. Stalcup, and $39,071 for Mr. Turner, for a total of approximately $2,064,471. The parachute payments are subject to applicable withholding taxes and the applicable discount rate used for calculating the present value lump sum is subject to change.

         In addition, on June 13, 1996, Citi-Bancshares adopted a Key Officer Retention Plan (the "Retention Plan") providing to certain officers of Citi-Bancshares certain severance benefits in the event such individuals' employment is terminated following a change in control of Citi-Bancshares if such termination occurs prior to the expiration of a certain "Transition Period," which may be designated in the sole discretion of Citi-Bancshares for each participant in the Retention Plan, but in no event will continue beyond the later of (i) the date that is 12 months after the occurrence of such change in control, or (ii) June 13, 2000. The severance benefits provided under the Retention Plan are as follows: (a) each participant is entitled to receive a severance payment equal to the product of (i) the participant's annual base salary immediately prior to termination, divided by 52 and (ii) the number of full years of the participant's continuous employment with Citi-Bancshares, and (b) medical benefits substantially equal to the benefits to which the participant was entitled immediately prior to termination for a period of six months following termination. Any amounts owed under the Retention Plan are subject to offset for amounts paid to the participants under other severance arrangements (including the change in control agreements described above), and a participant's medical benefits shall terminate upon receipt of substantially similar benefits through a program of a subsequent employer or otherwise. The Retention Plan has 17 participants who, in the event the Merger were to close in February 1997 and each participant were terminated prior to the expiration of the applicable Transition Period, and received no offsetting severance payments, would be entitled to receive an aggregate of approximately $578,319 in severance payments under the Plan.


         City-Bancshares, Huntington, Huntington-Florida and Mr. Mullis entered into an Employment Agreement on October 31, 1996, that will become effective immediately prior to the Effective Time of the Merger (the "Mullis Agreement"). The term of the Mullis Agreement is two years, with continuous automatic extensions of one year unless earlier terminated. Pursuant to the Mullis Agreement, Mr. Mullis will be employed as a senior executive officer of Huntington Florida and HNB-Florida and receive an annual salary of $200,000 and be eligible to participate in executive compensation and incentive plans and arrangements generally available or provided to executive officers of Huntington. In addition, the Mullis Agreement replaces Mr. Mullis' current Change in Control Agreement with Citi-Bancshares described above.

         Pursuant to the terms of the Citi-Bancshares' 1994 Stock Option and Stock Appreciation Rights Plan and certain related Stock Option Agreements, the Citi-Bancshares Board of Directors has determined that an "Acceleration Event" will have occurred immediately prior to the Effective Time of the Merger. Accordingly, (i) all Citi-Bancshares stock options currently outstanding will become fully exercisable immediately prior to the Effective Time of the Merger and (ii) all of Citi-Bancshares' scheduled stock options not previously granted shall be granted and be fully exercisable immediately prior to the Effective time of the Merger.

         The Merger Agreement also provides that, for a period of three years after the Effective Time, Huntington will, and will cause Huntington Florida and HNB-Florida to, indemnify the present and former directors, officers, employees, and agents of Citi-Bancshares against all liabilities arising out of acts or omissions in the performance of each such person's service to Citi-Bancshares or, at the request of Citi-Bancshares, to another enterprise at or prior to the Effective Time to the fullest extent permitted under the applicable law, or by Citi-Bancshares' Articles of Incorporation or By-laws, consistent with the provisions detailed in the Merger Agreement.


FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of certain material United States federal income tax consequences of the Merger, including certain consequences to holders of Citi-Bancshares Common Stock who are citizens of the United States and who hold their shares as capital assets. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and is for general information only. The tax treatment of a particular shareholder will depend upon such shareholder's particular situation. Special tax considerations not discussed herein may be applicable to particular classes of taxpayers, such as broker-dealers, certain retirement plans, financial institutions, or insurance companies, or to any shareholder who acquired Citi-Bancshares Common Stock through the exercise of an employee stock option or otherwise as compensation. All shareholders should consult with their own tax advisors as to particular tax consequences of the Merger to them, including the applicability and effect of state, local, and foreign tax laws and possible changes in the tax law.

         Consummation of the Merger is dependent upon receipt by Huntington, Huntington Florida, and Citi-Bancshares of an opinion of Porter, Wright, Morris & Arthur, counsel to Huntington and Huntington Florida, substantially to the effect that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and will result in the tax consequences described below. In rendering such opinion, Porter, Wright, Morris & Arthur is entitled to rely upon certain assumptions and representations of the parties and their respective officers, directors, and shareholders.

         Assuming that the Merger constitutes a reorganization within the meaning of Section 368(a) and that Citi-Bancshares, Huntington, and Huntington Florida will each be a party to the reorganization within the meaning of Section 368(b) of the Code, the following is a summary of the tax consequences which will result:

         (a) No gain or loss will be recognized by a Citi-Bancshares shareholder who receives solely shares of Huntington Common Stock in exchange for such shareholder's shares of Citi-Bancshares Common Stock, except to the extent that such shareholder receives any cash in lieu of the issuance of fractional shares.

         (b) A Citi-Bancshares shareholder will realize gain, if any, upon the receipt of a combination of shares of Huntington Common Stock and cash, in exchange for such shareholder's shares of Citi-Bancshares Common Stock equal to the excess of the fair market value of the shares of Huntington Common Stock received plus the amount of cash received over the cost or other basis of the shares of Citi-

                  Bancshares Common Stock surrendered in the exchange. Such gain will be recognized, but not in excess of the amount of cash received. If the exchange has the effect of the distribution of a dividend (as defined under Section 316 of the Code and as determined with the applications of Sections 302, 318, and 356(a)(2) of the Code), then the amount of gain recognized that is not in excess of the shareholder's ratable share of the undistributed earnings and profits of Citi-Bancshares will be treated as a dividend. The determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder by shareholder basis. No loss will be recognized upon the exchange.

         (c) Where solely cash is received by a Citi-Bancshares shareholder in exchange for such shareholder's shares of Citi-Bancshares Common Stock pursuant to the exercise of cash-only option rights, the cash will be treated as having been received by such shareholder as a distribution in redemption of his or her Citi-Bancshares Common Stock, subject to the provisions and limitations of Section 302 of the Code. Where, as a result of such distribution, a former shareholder of Citi-Bancshares owns no shares of Huntington Common Stock either directly or through the application of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for such shareholder's shares of Citi-Bancshares Common Stock, as provided in Section 302(a) of the Code. Under Section 1001 of the Code, gain or (subject to the limitations of Section 267 of the Code) loss will be realized and recognized to such shareholder in an amount equal to the difference between the amount of such cash and the adjusted basis of the shares of Citi-Bancshares Common Stock surrendered, as determined under
                  Section 1011 of the Code.

         (d) The basis of the Huntington Common Stock so received will be the same as the basis of the Citi-Bancshares Common Stock surrendered in exchange therefor, decreased by the amount of cash received by the shareholder and increased by (i) the amount, if any, that was treated as a dividend, and (ii) the amount of gain recognized by the shareholder on the exchange (not including any portion of such gain that is treated as a dividend).

         (e) The holding period of the Huntington Common Stock to be received by Citi-Bancshares shareholders will include the holding period of the shares of Citi-Bancshares Common Stock surrendered in exchange therefor, provided that Citi-Bancshares Common Stock was held as a capital asset in the hands of the Citi-Bancshares shareholder on the Effective Date.

         (f) The basis of the assets of Citi-Bancshares to be received by Huntington Florida will be the same as the basis of those assets in the hands of Citi-Bancshares immediately prior to the Merger.

         (g) The holding period of the assets of Citi-Bancshares to be received by Huntington Florida will, in each instance, include the period for which such assets were held by Citi-Bancshares.

         (h) No gain or loss will be recognized by Huntington or Huntington Florida (except for the inclusion in income of amounts resulting from any required changes in accounting methods or similar items) upon the consummation of the Merger.

         (i) No gain or loss will be recognized by Citi-Bancshares (except for the inclusion in income of amounts resulting from any required changes in accounting methods or similar items) upon the consummation of the Merger.

         Cash payments to holders of Citi-Bancshares Common Stock (other than certain exempt entities and persons) paid in the Merger will be subject to a 31% backup withholding tax under federal income tax law unless certain requirements are met. Generally, the Exchange Agent will be required to deduct backup withholding amounts if (i) the shareholder fails to furnish a taxpayer identification number ("TIN") to the Exchange Agent or fails to certify under penalty of perjury that such TIN is correct; (ii) the IRS notifies the Exchange Agent that the TIN furnished by the shareholder is incorrect; (iii) the IRS notifies the Exchange Agent that the shareholder has failed to report interest, dividends, or original issue discount in the past; or (iv) there has been a failure by the shareholder to certify under penalty of perjury that such shareholder is not subject to backup withholding tax. Any amounts withheld by the Exchange Agent in collection of the backup withholding tax will reduce the federal income tax liability of the shareholder from whom such tax was withheld. The TIN of an individual shareholder is that shareholder's Social Security number.

         Citi-Bancshares, Huntington, Huntington-Florida and Mr. Mullis entered into an Employment Agreement on October 31, 1996, that will become effective immediately prior to the Effective Time of the Merger (the "Mullis Agreement"). The term of the Mullis Agreement is two years, with continuous automatic extensions of one year unless earlier terminated. Pursuant to the Mullis Agreement, Mr. Mullis will be employed as a senior executive officer of Huntington Florida and HNB-Florida and receive an annual salary of $200,000 and be eligible to participate in executive compensation and incentive plans and arrangements generally available or provided to executive officers of Huntington. The Mullis Agreement replaces Mr. Mullis' current Change in Control Agreement with Citi-Bancshares described above and contains all of the substantive provisions of that agreement.

         Pursuant to the terms of the Citi-Bancshares' 1994 Stock Option and Stock Appreciation Rights Plan and certain related Stock Option Agreements, the Citi-Bancshares Board of Directors has determined that an "Acceleration Event" will have occurred immediately prior to the Effective Time of the Merger. Accordingly, (i) all Citi-Bancshares stock options currently outstanding will become fully exercisable immediately prior to the Effective Time of the Merger and (ii) all of Citi-Bancshares' scheduled stock options not previously granted shall be granted and be fully exercisable immediately prior to the Effective Time of the Merger.

ACCOUNTING TREATMENT

         It is anticipated that the Merger will be accounted for by Huntington under the purchase method of accounting.


REGULATORY APPROVALS

         It is anticipated that the Merger will qualify for an exemption from the Federal Reserve Board's general requirement of an application for bank holding company mergers. Such exemptions are afforded certain acquisitions that are subject to the Bank Merger Act, and require, for qualifying transactions, only a 30-day prior notice to the relevant Federal Reserve Bank, which in this case is the Federal Reserve Bank of Cleveland. The Subsidiary Merger is subject to the Bank Merger Act and must be approved by the OCC. An application to the OCC was filed, and a notice to the Federal Reserve Bank of Cleveland was submitted, on December 26, 1996.

         Approval by the OCC requires that the criteria of the Bank Merger Act be met. In conducting its review of any application under the Bank Merger Act, the OCC is required to take into consideration the financial and managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders), the future prospects of the existing and proposed institutions, and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the OCC will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction.

         The Bank Merger Act also prohibits the OCC from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the Untied States, or if its effect in any section of the country would be substantially to lessen competition or tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the OCC finds that the anti-competitive effects of a merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the OCC must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

         The Bank Merger Act provides for the publication of notice of, and the opportunity for administrative hearings relating to, the application for approval noted and described above. Interested parties may intervene in the approval proceedings. If an interested party intervenes, such intervention could substantially delay the regulatory approvals required for consummation of the Subsidiary Merger. Any merger approved by the OCC is subject to a statutory waiting period of 15 to 30 days, during which time the United States Department of Justice may challenge a merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the regulatory agency's approval unless a court specifically ordered otherwise.

         The managements of Huntington and Citi-Bancshares believe that the OCC will approve the application filed with it, that the Federal Reserve Board will waive any application that would otherwise be required under the Bank Holding Company Act, and that the Subsidiary Merger will not be subject to challenge by the Department of Justice under the antitrust laws. However, no assurance can be provided that such approval will be obtained, that such waiver will be granted, that the Department of Justice will not challenge the subsidiary merger under the antitrust laws or that the approval by the OCC will not contain conditions unacceptable to either Huntington or Citi-Bancshares. See "THE MERGER - CONDITIONS TO CONSUMMATION OF THE MERGER."

RESALES OF HUNTINGTON COMMON STOCK

         Although the Huntington Common Stock to be issued upon consummation of the Merger has been registered under the Securities Act of 1933, as amended, certain directors and officers of Citi-Bancshares and other persons deemed to be affiliates of Citi-Bancshares and their affiliates may not resell or otherwise dispose of the shares of Huntington Common Stock received by them in connection with the Merger unless such sales are made pursuant to an effective registration under the Securities Act of 1933, as amended, or pursuant to Rule 145 promulgated by the Commission or another exemption from registration under such Act. Huntington has obtained from each of such persons a written undertaking to the effect that no sale, transfer, or other disposition will be made of any Huntington Common Stock received in the Merger except in accordance with the above restrictions.


                  EFFECT OF THE MERGER ON SHAREHOLDERS' RIGHTS


         At the Effective Time, the Citi-Bancshares shareholders who elect to receive, or who otherwise receive, shares of Huntington Common Stock in exchange for their shares of Citi-Bancshares Common Stock, in whole or in part, in the Merger will automatically become Huntington shareholders, and their rights as shareholders will be determined by Maryland General Corporation Law and by Huntington's Charter and Bylaws. The rights of Citi-Bancshares shareholders differ in some respects from the rights they would have as shareholders of Huntington. The following is a brief summary of the material differences in the rights of Citi-Bancshares shareholders from the rights of shareholders of Huntington; however, this summary does not purport to be a complete description of such differences.


CAPITAL STOCK

         Citi-Bancshares' Articles of Incorporation authorizes the issuance of 10,000,000 shares of common stock, par value $0.01 per share ("Citi-Bancshares Common Stock").

         Huntington's Charter authorizes the issuance of 306,617,808 shares of capital stock, of which 300,000,000 shares are common stock, without par value, and 6,617,808 shares are serial preferred stock, without par value ("Huntington Preferred Stock"). Huntington's Board of Directors has the authority to classify and reclassify any unissued shares of Huntington Preferred Stock in one or more series with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption, or other rights as may be authorized by the Board of Directors of Huntington and stated in articles supplementary or other charter documents providing for the issuance of such Huntington Preferred Stock. Huntington Common Stock is subject to all of the terms and provisions of the Huntington Preferred Stock as fixed by the Board of Directors. There are currently no shares of Huntington Preferred Stock designated or outstanding.

         Neither Citi-Bancshares shareholders nor Huntington shareholders have any preemptive rights to purchase additional shares of stock upon an offering or sale for cash or otherwise of such stock.


NOMINATION, ELECTION, AND REMOVAL OF DIRECTORS

         Neither Florida law nor Citi-Bancshares' Articles of Incorporation or By-laws sets forth specific procedures for the nomination of persons for election to the Board of Directors of Citi-Bancshares. Citi-Bancshares' Articles of Incorporation provide that the number of directors shall be fixed in the By-laws, but shall not be fewer than one. Citi-Bancshares' By-laws provide that the number of Directors shall be 13. There are currently 11 directors serving on Citi-Bancshares' Board of Directors. Florida law permits cumulative voting in elections of directors if called for in a corporation's articles of incorporation. Citi-Bancshares' Articles of Incorporation do not provide for cumulative voting. A director of Citi-Bancshares holds office until the next annual meeting and until a successor is elected and qualified, subject, however, to prior death, resignation, or removal from office. Under Citi-Bancshares' By-laws, any director or the entire Board of Directors may be removed, with or without cause, at a meeting of shareholders expressly called for that purpose, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

         Huntington's Bylaws provide that, in order for a person to be eligible for election as a director of Huntington, such person must be nominated by or at the direction of Huntington's Board of Directors or by a shareholder entitled to vote for the election of directors in accordance with certain specified procedures. Shareholder nominations must be made pursuant to timely written notice to the Secretary of Huntington. In most cases, a shareholder's notice, to be timely, must be received at the principal executive offices of Huntington not less than 30 days nor more than 60 days prior to the date of a shareholders' meeting. The notice must set forth certain specified information about the shareholder giving the notice and the shareholder's proposed nominee.

         Huntington's Charter currently provides for 12 directors, which number may be altered by resolution of a majority of the entire Board of Directors to not more than 25 nor fewer than three directors. The Board of Directors has currently set the number of directors at 12. There are no residency requirements for Huntington's Directors. Huntington's Charter provides for the division of the Board of Directors into three classes. Each class must consist, as nearly as possible, of one-third of the total number of directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. If the number of directors is changed, any increase or decrease must be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. A director holds office until the annual meeting for the year in which his term expires and until his successor is elected and qualified. Neither Huntington's Charter nor its Bylaws provide for cumulative voting. Under Huntington's Charter, the shareholders of Huntington may remove a director with cause by the affirmative vote of two-thirds of all shareholders entitled to vote at the election of directors. No director may be removed by the shareholders of Huntington without cause.


SHAREHOLDER PROPOSALS

         In general, at any meeting of the shareholders of either Huntington or Citi-Bancshares, only business that has been properly brought before such meeting may be acted upon at such meeting. Huntington's Bylaws provide further that, in order to be properly brought before a meeting of shareholders of Huntington, business must be brought by or at the direction of the Board of Directors or otherwise by a shareholder in accordance with certain specified procedures. A shareholder proposing business must give timely written notice thereof to the Secretary of Huntington. In most cases, a shareholder's notice, to be timely, must be received at the principal executive offices of Huntington not less than 30 days nor more than 60 days prior to the date of a shareholders' meeting. The notice must set forth certain specified information about the shareholder proposing such business and the shareholder's proposal. Neither the Articles of Incorporation nor By-laws of Citi-Bancshares contain comparable provisions.


SPECIAL VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS

         In general, Florida law requires the affirmative vote of the holders of the majority of the shares entitled to vote to effect amendments to the articles of incorporation which would create dissenters' rights, a merger, sale of assets other than in the ordinary course of business, or dissolution of the corporation.

         Maryland law requires the affirmative vote of the holders of two-thirds of the outstanding shares of Huntington stock entitled to vote to effect material amendments to the charter, a merger, consolidation, sale of assets other than in the ordinary course of business, or dissolution of the corporation. Maryland law also requires a "super majority" vote, in addition to any vote otherwise required by law or Huntington's Charter, for certain business combinations. Unless certain value and other standards are met or an exemption is available, any business combination between Huntington and any interested person (defined generally as a 10% shareholder or an affiliate of such shareholder) must be recommended by the Board of Directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of Huntington voting stock, voting together as a single class, and two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock beneficially owned by an interested shareholder who is a party to the business combination, voting together as a single class.

         Both Maryland and Florida law provide certain limitations with respect to "control shares." "Control shares" are generally defined under Maryland and Florida law as shares of a corporation which would, if aggregated with all other shares of that corporation owned by a person, entitle that person, directly or indirectly, to exercise or direct the exercise of voting power in the election of directors within specified ranges. "Control-share acquisition" is defined by Maryland and Florida law as an acquisition (other than an acquisition specifically exempted from the definition of control share acquisition, such as an acquisition pursuant to certain mergers), directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Under Maryland law, control shares acquired in a control share acquisition have no voting rights except to the extent such rights are approved by the shareholders of the corporation by the affirmative vote of two-thirds of all votes entitled to be cast on the matter, excluding all interested shares of the corporation. Under Florida law, control shares acquired in a control share acquisition have the same voting rights as were accorded the shares before the control share acquisition only to the extent granted by resolution approved by a majority of all shares entitled to vote or, if applicable, by a majority of each class or series entitled to vote separately on the proposal, excluding in each case any interested shares of the corporation.

         The super majority vote and control share provisions of Maryland law may deter or render more difficult attempts by third parties to obtain control of Huntington if such attempts are not supported by Huntington's Board of Directors. See also "HUNTINGTON BANCSHARES INCORPORATED - DESCRIPTION OF COMMON STOCK - RIGHTS PLAN." Similarly, Florida's control share statute may deter or render more difficult attempts by third parties to obtain control of Citi-Bancshares if such attempts are not supported by Citi-Bancshares' Board of Directors.


EVALUATION OF MERGERS AND CONSOLIDATIONS

         Under Florida law, in discharging any of his duties, a director of Citi-Bancshares may consider such factors as the director deems relevant, including the long-term prospects and interests of Citi-Bancshares and its shareholders and the social, economic, legal, or other effects of any action on the employees, suppliers, and customers of Citi-Bancshares, the communities in which Citi-Bancshares operates, and the economy of the state and the nation. Under Citi-Bancshares' By-laws, a director must discharge his or her duties as a director, including his or her duties as a member of any committee of the board upon which he or she serves, in good faith, with the care that an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he or she reasonably believes to be in the best interests of Citi-Bancshares.

         Article Ninth of Huntington's Charter provides that, in connection with the exercise of its judgment in determining what is in the best interests of Huntington when evaluating a merger or consolidation of Huntington (among other things), the Board of Directors must, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant: (i) the interests of the shareholders, including the relation of the consideration offered in the then proposed transaction to the then current market price of Huntington's stock and also the current value of Huntington in a freely negotiated transaction and in relation to the Board of Directors' then estimate of the future value of Huntington as an independent entity or as the subject of a future merger or consolidation, (ii) the interests of depositors of banks affiliated with Huntington and of other creditors of Huntington, and (iii) any other factors that the Board of Directors determines to be relevant, including, among other factors, the social, legal, and economic effects upon employees, suppliers, customers, and the business of Huntington and on the communities in which Huntington operates.


SPECIAL MEETINGS

         Citi-Bancshares' By-laws provide that special meetings of the shareholders for any purpose will be held when called by the President or the Board of Directors or when requested in writing by the holders of not less than 10% of all the shares entitled to vote at the meeting. A meeting requested by shareholders must be called for a date not less than 10 nor more than 60 days after the request is made, unless the shareholders requesting the meeting designate a later date. Written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than sixty days before the meeting. The shareholders at a special meeting shall transact only business that is related to the purposes stated in the notice of the special meeting.

         Pursuant to Maryland law and Huntington's Bylaws, a special meeting of shareholders may be called by the Board of Directors, the Chairman, or the President of Huntington and must be called by the Secretary upon written request of the holders of not less than 25% of the outstanding shares entitled to vote at the meeting. Any shareholder request must state the purpose or purposes of such meeting and the matters proposed to be acted on thereat. The Secretary must inform such shareholders of the reasonably estimated cost of preparing and mailing the notice of the meeting, and upon payment to Huntington of such costs, the Secretary must give notice of such meeting, except that no special meeting need be called upon the request of the holders of less than a majority of all votes entitled to be cast at such meeting to consider any matter which is substantially the same as a matter voted upon at any special meeting of the shareholders held during the preceding twelve months.


DIRECTORS' AND SHAREHOLDERS' RIGHT TO ADOPT, ALTER, OR REPEAL THE BYLAWS

         Under Florida law and Citi-Bancshares' By-laws, either the Board of Directors or the shareholders may adopt, amend, or repeal the By-laws of the corporation; however, the Board of Directors may not amend or repeal any By-law adopted by shareholders if the shareholders specifically provide that the By-law is not subject to amendment or repeal by the directors.

         Under Maryland law, the power to adopt, alter, and repeal the bylaws of a corporation is vested in the shareholders, except to the extent that the charter or bylaws vest it in the board of directors. Huntington's Charter and Bylaws provide that Huntington's Bylaws may be adopted, amended, or repealed by the affirmative vote of two-thirds of the votes entitled to be cast by the outstanding shares of Huntington's voting stock or by the Board of Directors at any regular or special meeting.


PERSONAL LIABILITY OF OFFICERS AND DIRECTORS TO SHAREHOLDERS

         Florida law provides that no director will be personally liable to Citi-Bancshares or its shareholders for monetary damages unless the director breached or failed to perform his duties as a director and such breach or failure to perform constitutes (i) a violation of criminal law (unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful), (ii) a transaction from which such director derived an improper personal benefit, (iii) an unlawful payment of a dividend or other distribution, (iv) willful misconduct or a conscious disregard for the best interest of the corporation in a proceeding by or in the right of the corporation or a shareholder, or (v) recklessness or an act or omission committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property in connection with a proceeding by or in the right of someone other than the corporation or a shareholder.

         Huntington's Charter provides that no director or officer will be personally liable to the corporation or its shareholders for money damages to the fullest extent permitted by Maryland statutory or decisional law. The effect of this provision under Maryland law is that neither Huntington nor its shareholders will be able to recover money damages against a director or officer of Huntington unless Huntington or its shareholders is able to prove that (i) the director or officer actually received an improper benefit in money, property, or services (in which case recovery is limited to the actual amount of such improper benefit), or (ii) the action, or failure to act, by the director or officer was the result of active and deliberate dishonesty which was material to the cause of action adjudicated in the proceeding.


RIGHTS PLAN

         In 1990, the Board of Directors of Huntington entered into a Rights Agreement, dated as of February 22, 1990, and amended as of August 16, 1995 (the "Rights Agreement"), between Huntington and The Huntington Trust Company, National Association, as Rights Agent. For a description of the Rights Agreement, as amended, see

"HUNTINGTON BANCSHARES INCORPORATED - DESCRIPTION OF HUNTINGTON COMMON STOCK." Citi-Bancshares does not have a plan or agreement similar to the Rights Agreement.


                       HUNTINGTON BANCSHARES INCORPORATED


GENERAL

         Huntington, incorporated in Maryland in 1966, is a multi-state bank holding company headquartered in Columbus, Ohio. At September 30, 1996, Huntington had total assets of approximately $20.6 billion and total deposits of approximately $13.2 billion.

         Huntington's affiliates conduct a full service commercial and consumer banking business, engage in mortgage banking, lease financing, trust services, discount brokerage services, underwriting credit life and disability insurance, and issuing commercial paper guaranteed by Huntington, and provide other financial products and services. At September 30, 1996, Huntington's affiliates operated 178 banking offices in Ohio, 45 banking offices in West Virginia, 42 banking offices in Michigan, 31 banking offices in Florida, 24 banking offices in Indiana, 15 banking offices in Kentucky, and one foreign office in the Cayman Islands. In addition, Huntington's mortgage company affiliate has loan origination offices throughout the Midwest and East Coast, as well as one office in Houston, Texas. Foreign banking activities, in total or with any individual country, are not significant to the operations of Huntington. At September 30, 1996, Huntington and its subsidiaries had 7,897 full-time equivalent employees.

         Competition in the form of price and service from other banks and financial companies, such as savings and loans, credit unions, finance companies, and brokerage firms, is intense in most of the markets served by Huntington and its subsidiaries. Mergers between and the expansion of financial institutions both within and outside Ohio have provided significant competitive pressure in major markets. Since September 1995, when federal interstate banking legislation became effective that made it permissible for bank holding companies in any state to acquire banks in any other state, actual or potential competition in each of Huntington's markets has been intensified. The same federal legislation permits further competition through interstate branching beginning in mid-1997, subject to certain limitations by individual states.

         Huntington acquired Peoples Bank of Lakeland ("Lakeland"), a commercial bank with $551 million in assets headquartered in Lakeland, Florida, on January 23, 1996. Huntington paid $46.2 million in cash and issued approximately 4.7 million shares of common stock in exchange for all the common stock of Lakeland. The transaction was accounted for as a purchase. Other than the pending acquisition of Citi-Bancshares, at the date of this Proxy Statement/Prospectus, Huntington has no acquisitions pending; however, Huntington continues to explore other opportunities to acquire banking and non-banking companies, both interstate and intrastate.

        The Riegle-Neal Act permits mergers between insured banks located in different states effective on and after June 1, 1997, subject to the rights of individual states to "opt-out" of interstate banking and consolidations. Subject to obtaining the necessary regulatory approvals, Huntington presently intends to merge all of its subsidiary banks except The Huntington State Bank and HNB-Florida, into its principal bank, The Huntington National Bank, headquartered in Columbus, Ohio, and to consolidate all of its subsidiary holding companies, except Huntington Florida, into Huntington, as soon as practicable after June 1, 1997 Huntington Florida and HNB Florida will not be merged or liquidated in the foreseeable future into Huntington and the Huntington National Bank, respectively, without a private letter ruling from the Internal Revenue Service to the effect that the tax-free reorganization with Citi-Bancshares will not be adversely impacted by such transactions.


HUNTINGTON FLORIDA AND HNB-FLORIDA

         Huntington Florida is a wholly owned subsidiary of Huntington. At September 30, 1996, Huntington Florida had total assets of $1.1 billion, total deposits of $873.9 million, and operated 31 banking offices in Florida through its wholly owned subsidiary, The Huntington National Bank of Florida ("HNB-Florida"). The principal executive offices of Huntington Florida are located at Huntington Center, 41 South High Street, Columbus, Ohio 43287 (telephone number 614-480-8300). The principal executive offices of HNB-Florida are located at 253 North Orlando Avenue, Maitland, Florida 32751 (telephone number 407-740-6300). If Huntington carries out the consolidation of its subsidiary holding companies and banks on or after June 1, 1997, as presently intended (as described in "GENERAL" above), Huntington Florida will be consolidated with Huntington and will thereupon cease to exist as a separate entity and HNB-Florida will be merged into The Huntington National Bank and will thereupon cease to exist as a separate entity.

         After consummation of the Merger, Huntington, through its subsidiaries, will have 42 banking offices, with over $1.7 billion in assets, in central and southwestern Florida.


HUNTINGTON DIRECTORS

         Huntington's Charter provides for a classified Board of Directors. Class I Directors serve for a three-year term expiring at the 1997 Annual Shareholders Meeting; Class II Directors serve for a three-year term expiring at the 1998 Annual Shareholders Meeting; and Class III Directors serve for a three-year term expiring at the 1999 Annual Shareholders Meeting.

                               CLASS I DIRECTORS

                                                                                      DIRECTORSHIPS HELD IN ANY COMPANY WITH
                                                                                      A CLASS OF SECURITIES REGISTERED PURSUANT
                                                                        DIRECTOR      TO SECTIONS 12 OR 15(d) OF THE SECURITIES
          NAME AND PRINCIPAL OCCUPATION(1)                   AGE          SINCE                 EXCHANGE ACT OF 1934
------------------------------------------------------    ---------   -------------   -----------------------------------------
John B. Gerlach                                              69           1984        Lancaster Colony Corporation,
     Chairman and Chief Executive Officer,                                            Drug Emporium, Inc.,
     Lancaster Colony Corporation,  manufacturer                                      M/I Schottenstein Homes, Inc.,
     of consumer goods                                                                Scioto Downs, Inc.,
                                                                                      Worthington Foods, Inc.

W. Lee Hoskins                                               55           1991
     Vice Chairman of Huntington; Chairman
     and Chief Executive Officer,
     The Huntington National Bank

Zuheir Sofia                                                 52           1984
     President, Chief Operating Officer, and
     Treasurer of Huntington

William J. Williams                                          68           1985        Centerior Energy Corporation,
     Retired Chairman, The Huntington National                                        Republic Engineered Steel, Inc.,
     Bank                                                                             UNR Industries, Inc.


                               CLASS II DIRECTORS

                                                                                      DIRECTORSHIPS HELD IN ANY COMPANY WITH
                                                                                      A CLASS OF SECURITIES REGISTERED PURSUANT
                                                                        DIRECTOR      TO SECTIONS 12 OR 15(d) OF THE SECURITIES
          NAME AND PRINCIPAL OCCUPATION(1)                   AGE          SINCE                 EXCHANGE ACT OF 1934
------------------------------------------------------    ---------   -------------   -----------------------------------------
Don Conrad                                                   68           1989
     Chairman and Chief Executive Officer,
     WACO Oil Co., Inc., retail gasoline/
     convenience stores, car washes, and
     self storage warehouses

George A. Skestos                                            68           1995
     Retired Chairman, Homewood Corporation,
     residential construction and development

Lewis R. Smoot, Sr.                                        63             1995       M/I Schottenstein Homes, Inc.
     President and Chief Executive Officer, The
     Smoot Corporation, general construction and
     construction management

Frank Wobst                                                63             1974
     Chairman and Chief Executive Officer of
     Huntington; Chairman of the Executive
     Committee of The Huntington National Bank;
     Chairman, The Huntington Trust Company,
     National Association

                               CLASS III DIRECTORS

                                                                                    DIRECTORSHIPS HELD IN ANY COMPANY
                                                                                       WITH A CLASS OF SECURITIES
                                                                                     REGISTERED PURSUANT TO SECTIONS
                                                                        DIRECTOR      12 OR 15(d) OF THE SECURITIES
         NAME AND PRINCIPAL OCCUPATION(1)                  AGE            SINCE            EXCHANGE ACT OF 1934
------------------------------------------------------   -------       ----------   ----------------------------------
Don M. Casto, III                                          51             1985
     Principal, Don M. Casto Organization, real
     estate developers

Wm. J. Lhota                                               57             1990       AEP Generating Company,
     Executive Vice President, American Electric                                     Appalachian Power Company,
     Power Company, Inc., an investor-owned                                          Blackhawk Coal Company,
     electric utility system serving parts of Indiana,                               Columbus Southern Power Company,
     Kentucky, Michigan, Ohio, Tennessee,                                            Indiana Michigan Power Company,
     Virginia and West Virginia                                                      Kentucky Power Company, Ohio
                                                                                     Power Company, State Auto
                                                                                     Financial Corporation

Patricia T. Hayot                                          51             1996
Head of Columbus School for Girls

Timothy P. Smucker                                         52             1978       The J. M. Smucker Company,
     Chairman, The J. M. Smucker Company,                                            Kellogg Company
     manufacturer of jams, jellies, preserves,
     and ice cream toppings

-------------------------

(1) Mr. Williams retired from the position of Chairman of The Huntington National Bank as of September 1, 1993. Each other director has held the various positions indicated or other executive positions with the same organizations (or predecessor organizations) for at least the past five years. Messrs. Hoskins, Sofia, and Wobst are also directors of The Huntington National Bank, The Huntington Trust Company, National Association, and various other entities affiliated with Huntington. Mr. Williams is also a director of The Huntington National Bank and another affiliated entity.


COMPENSATION OF HUNTINGTON DIRECTORS

         Each non-employee director of Huntington receives $1,250 for each Board or committee meeting of Huntington the director attends. In addition, each non-employee director of Huntington receives retainer payments at an annual rate of $20,000. Non-employee chairmen of standing committees of the Board of Directors of Huntington receive additional retainer payments at an annual rate of $3,125. All or any portion of the compensation otherwise payable to a director may be deferred if such director elects to participate in the Huntington Bancshares Incorporated Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors (see below).

         DEFERRED COMPENSATION PLAN FOR DIRECTORS

         The Huntington Bancshares Incorporated Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors (the "Directors' Plan"), adopted in 1991, allows the members of the Board of Directors of Huntington to elect to defer receipt of all or a portion of the compensation payable to them in the future for services as directors. Such deferred amounts are not included in the gross income of the directors until such time as the deferred amounts are distributed from the Directors' Plan. Huntington transfers cash equal to the compensation deferred pursuant to the Directors' Plan to a trust fund where it is allocated to the accounts of the participating directors. The trustee of the Directors' Plan has broad investment discretion over the trust fund and is authorized to invest in many forms of securities and other instruments, including Huntington Common Stock. During 1995, the trustee invested the trust fund primarily in Huntington Common Stock. The trustee may hold some assets of the Directors' Plan in the form of cash to the extent the trustee deems necessary. The trustee maintains a separate account for each participating director. Amounts contributed to the Directors' Plan are credited to the account of each director in the ratio that the amount deferred by each director bears to the total amount deferred by all directors. Distribution of a director's account will be made either in a lump sum or in equal annual installments over a period of not more than ten years, as elected by each director. Such distribution will commence upon the earlier of 30 days after the attainment of an age specified by the director at the time the deferral election was made, or within 30 days of the director's termination as a director. All of the assets of the Directors' Plan are subject to the claims of the creditors of Huntington and the rights of a director or his beneficiaries to any of the assets of the Directors' Plan are no greater than the rights of an unsecured general creditor of Huntington. Directors who are also employee of Huntington do not receive compensation as directors and, therefore, are ineligible to participate in the Directors' Plan.

         RETIREMENT PLAN FOR DIRECTORS

         Huntington adopted the Huntington Bancshares Incorporated Retirement Plan for Outside Directors (the "Directors' Retirement Plan") effective January 1, 1993. The Directors' Retirement Plan provides retirement benefits for non-employee directors of Huntington who have completed five years of service on Huntington's Board of Directors and for directors of Huntington who, in Huntington's discretion, are named eligible to participate. Participation in the Directors' Retirement Plan, which is voluntary and may be waived, commences automatically for a director who has met the eligibility requirements. Retirement benefits are payable annually upon the first to occur of termination of service to the Board by reason of death, disability, or retirement upon or after reaching age 70. The initial annual benefit is equal to the participant's annual retainer, excluding meeting, committee, and other like fees, in effect as of the date the initial benefit is paid. Subsequent benefit payments are equal to the annual retainer in effect at the time of payment; provided, however, that at no time will a participant's annual benefit be reduced. Benefits are payable for the life of the participant.

         In the event a participant dies prior to the commencement of benefit payments or dies after distribution has commenced, but before the participant has received ten annual payments, the benefits shall be payable to the participant's surviving spouse until the surviving spouse dies or the combined total number of annual payments to the participant and the surviving spouse equals ten, whichever occurs first. Unless the participant is survived by a spouse, entitlement to the benefits under the Directors' Retirement Plan terminates at the death of the participant.

         In the event of a change in control of Huntington, each non-employee director then sitting on the Board shall become eligible, regardless of the director's number of years of service, to receive the greater of the director's annual retainer, excluding meeting, committee, and other like fees, then in effect, or the director's largest annual retainer in effect at any time during the two-year period immediately preceding the change in control. A participant with fewer than five years of service will receive benefits annually for up to ten years; a participant with five or more years of service will receive benefits annually for life. In the event of a change in control, or in the event a change in control is likely to occur, as determined by Huntington in its sole discretion, Huntington may create and fund a grantor trust to provide for payment of benefits under the Directors' Retirement Plan. Otherwise, the Directors' Retirement Plan is unfunded and no provision will be made with respect to segregating any assets of Huntington for payment of any benefits thereunder. The participants and their spouses have only the rights of general unsecured creditors of Huntington with respect to any rights under the Directors' Retirement Plan.

         The Directors' Retirement Plan may be amended or terminated at Huntington's discretion, however, no amendment or termination of the Directors' Retirement Plan will deprive, directly or indirectly, any participant or beneficiary of any benefit which has commenced prior to the effective date of the amendment or termination. Under the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990, the Federal Deposit Insurance Corporation has the authority to limit or prohibit payments contingent upon the termination of an individual's affiliation with Huntington, including payments made under the Directors' Retirement Plan, but only if Huntington is insolvent, has been placed in conservatorship or receivership, or is determined by the Board of Governors of the Federal Reserve System to be a troubled financial institution.


EXECUTIVE OFFICERS OF HUNTINGTON

         The executive officers of Huntington are listed below. Each listing includes a statement of the business experience of each executive officer during at least the last five years. Executive officers are elected annually by the Board of Directors and serve at the pleasure of the Board.

         JUDITH D. FISHER, age 51, has served as Executive Vice President of Huntington since February 1994 and as Executive Vice President and Manager of the Treasury Group of The Huntington National Bank since January 1991. Ms. Fisher has also served as President of Huntington Bancshares Financial Corporation since April 1991. Ms. Fisher served as Senior Vice President and Manager, Investment and Funds Management, from September 1987 to January 1991.

         RALPH K. FRASIER, age 58, Executive Vice President, General Counsel, Secretary, and Cashier of The Huntington National Bank and General Counsel and Secretary of Huntington, joined The Huntington National Bank in November 1975 as Vice President and General Counsel. Mr. Frasier was named Senior Vice President and General Counsel of The Huntington National Bank and General Counsel of Huntington in July 1976. Mr. Frasier became Secretary to the Boards of Directors of both companies in June 1981 and was named Executive Vice President and Cashier of The Huntington National Bank in March 1983. Mr. Frasier has served as Secretary and Cashier of The Huntington Trust Company, National Association, since February 1988.

         PETER E. GEIER, age 39, has served as Vice Chairman of Huntington and as a director and President and Chief Operating Officer of The Huntington National Bank since December 1996. Mr. Geier served as Executive Vice President of Huntington from November 1994 to December 1996 and Executive Director of Consumer Services from March 1994 to December 1996. Mr. Geier served as Senior Vice President of Huntington from March 1994 to November 1994. Prior thereto, Mr. Geier served as Senior Vice President and Manager of Commercial Banking for The Huntington National Bank from November 1989 to March 1994. Mr. Geier joined The Huntington National Bank in March 1984 and served in various other capacities prior to November 1989.

         DIETER E. HEREN, age 55, has served as Executive Vice President and Executive Director of Credit Administration of Huntington from November 1994 to the present. From November 1992 to November 1994, Mr. Heren served as Senior Vice President and Chief Credit Officer of Huntington. Prior thereto, Mr. Heren served as Senior Vice President and Manager of Special Assets of The Huntington National Bank from April 1987 to November 1992 and as Senior Vice President and Division Executive for the International Department of The Huntington National Bank from May 1985 to April 1987.

         W. LEE HOSKINS, age 55, has served as Chairman of The Huntington National Bank since September 1993 and as a director and Chief Executive Officer since joining The Huntington National Bank in November 1991. He also served as President of The Huntington National Bank from November 1991 to December 1996. Since November 1991, Mr. Hoskins has served as a director and Vice Chairman of Huntington and as a director of The Huntington Trust Company, National Association. Prior to joining Huntington, Mr. Hoskins was the President and Chief Executive Officer of the Federal Reserve Bank of Cleveland from October 1987 to November 1991. From March 1981 to September 1987, Mr. Hoskins served as Senior Vice President and Chief Economist of PNC Financial Corp. in Pittsburgh, Pennsylvania. Mr. Hoskins has announced his retirement as an officer and director of Huntington. By an amendment to his employment agreement with Huntington, Mr. Hoskins will continue to serve as a director and officer of Huntington until June 30, 1997, or such earlier date as the parties may mutually agree.

         THOMAS R. PAPROCKI, age 42, has served as Executive Vice President of Huntington and as President of Huntington Capital Corp. since October 1996. Prior to joining Huntington, Mr. Paprocki was Senior Vice President, Head Fixed Income Trader and Director of Fixed Income Research for Robert W. Baird, Inc., and investment broker/dealer firm, from December 1993 to October 1996. From 1988 to December 1993, Mr. Paprocki served as Executive Vice President in charge of all capital market activities for Mesirow Financial, Inc., an investment broker/dealer firm.

         WILLIAM M. RANDLE, age 57, has served as Senior Vice President of Huntington and Director of Marketing and Strategic Planning from January 1990 to the present. From October 1986 to January 1990, Mr. Randle was Senior Vice President of Marketing for First Union National Bank of North Carolina.

         RONALD J. SEIFFERT, age 39, has served as Vice Chairman of Huntington and as a director and Vice Chairman of The Huntington National Bank since December 1996. He served as Executive Vice President and Executive Director of Commercial Services for Huntington from January 1996 to December 1996. Prior thereto, Mr. Seiffert served as Executive Vice President and Group Manager of the Commercial Banking Group for the Northern Region of The Huntington National Bank from February 1994. Mr. Seiffert joined The Huntington National Bank in 1979 and served in various other capacities prior to February 1994.

         ZUHEIR SOFIA, age 52, has served as President and a director of Huntington from October 1984 to the present, as Chief Operating Officer from September 1986 to the present, and as Treasurer from February 1989 to the present. In addition, Mr. Sofia has served as a director of The Huntington National Bank since February 1981 and a director of The Huntington Trust Company, National Association, since February 1988. Mr. Sofia served as Vice Chairman of The Huntington National Bank from March 1983 to September 1986, as Senior Vice President of Huntington from March 1983 to October 1984, as Executive Vice President of The Huntington National Bank from February 1981 to March 1983, as Treasurer of Huntington from January 1984 to June 1984, and as Senior Vice President and Division Executive of the Corporate Banking, Funds Management, and International Divisions of The Huntington National Bank from December 1976 to February 1981. From the time he joined Huntington in September 1971 until December 1976, Mr. Sofia served Huntington in various other capacities.

         JOHN D. VAN FLEET, age 42, has served as Corporate Controller and Chief Accounting Officer for Huntington since April 1993 and as Senior Vice President since February 1991. From June 1989 to April 1993, Mr. Van Fleet was the Director of Accounting for Huntington. Mr. Van Fleet also served as Vice President of Huntington from June 1989 to February 1991. Mr. Van Fleet joined Price Waterhouse in June 1977 as a member of the audit staff and subsequently served in various supervisory capacities prior to joining Huntington in June 1989.

         GERALD R. WILLIAMS, age 60, has served as Executive Vice President and Chief Financial Officer of Huntington from April 1989 to the present. From January 1987 to April 1989, Mr. Williams was the owner and President of Mattara Services, Inc., a consulting company to financial institutions and investors in financial institutions.

         FRANK WOBST, age 63, has served as Chairman of the Board and Chief Executive Officer of Huntington from February 1981 to the present and as Chairman of The Huntington Trust Company, National Association, from February 1988 to the present. Mr. Wobst has also served as a director of The Huntington National Bank and Huntington from the time he joined Huntington in 1974 to the present. Mr. Wobst served as President of Huntington from February 1981 to October 1984, as President of The Huntington National Bank from July 1974 until March 1983 and from March 1984 to September 1986, and as Chairman of the Board and Chief Executive Officer of The Huntington National Bank from February 1981 to September 1986.


COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth the compensation paid by Huntington and its subsidiaries to Huntington's Chief Executive Officer and each of the four most highly compensated executive officers for each of the last three fiscal years ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                                          ----------------------------------   -----------------------
                                                                                 AWARDS       PAYOUTS
                                                                     OTHER       ------       -------
                                                                     ANNUAL    SECURITIES                 ALL OTHER
                                                                     COMPEN-   UNDERLYING      LTIP        COMPEN-
                                          SALARY         BONUS       SATION      OPTIONS      PAYOUTS      SATION
 NAME AND PRINCIPAL POSITION    YEAR      ($)(1)          ($)        ($)(2)      (#)(3)        ($)(4)      ($)(5)
-----------------------------   ----      -------       -------     --------   ----------     -------     ---------
FRANK WOBST                     1995      807,950       399,935      67,065      144,373         0         36,358
Chairman and Chief              1994      800,000       564,000      83,384      144,374      400,009      36,000
Executive Officer               1993      760,000       646,000      59,144      127,046         0         34,200


ZUHEIR SOFIA                    1995      474,200       234,729       (2)         57,748         0         21,339
President, Chief  Operating     1994      467,500       329,588       (2)         72,187      233,764      21,037
Officer, and Treasurer          1993      445,000       378,250       (2)         71,462         0         20,025


W. LEE HOSKINS                  1995      474,200       234,729       (2)         72,185         0         21,339
Chairman and CEO, The           1994      467,500       329,588       (2)         72,187      233,759      21,037
Huntington National Bank        1993      445,000       378,250       (2)         59,550         0         20,025

GERALD R. WILLIAMS              1995      265,975       125,631       (2)         17,323         0         11,969
Executive Vice President and    1994      254,000       131,070       (2)         21,655      128,509      11,430
Chief  Financial Officer        1993      245,000       195,755       (2)         17,465         0         11,025

JUDITH D. FISHER                1995      229,483       107,554       (2)         8,660          0         10,327
Executive Vice President        1994      220,000       112,200       (2)         28,874      110,011       9,900
                                1993      192,500       192,610       (2)         31,759         0          8,663

-------------------------

(1) Includes amounts deferred pursuant to Huntington's Employee Stock Purchase and Supplemental Stock Purchase Plans.

(2) During 1995, 1994, and 1993, Mr. Wobst received other annual compensation, including executive life insurance premiums in the amounts of $46,883, $44,204, and $44,352, respectively. Other annual compensation for each of the other named executive officers for each year indicated was less than $50,000 and less than 10% of the total of annual salary and bonus reported for the named executive.

(3) Adjusted for stock dividends and stock splits paid after the date of grant.

(4) Huntington's Long-Term Incentive Compensation Plan is set up in overlapping three-year performance cycles commencing every other year. Awards were paid for the cycle ended December 31, 1994. Figures indicated represent total dollar value of the awards. Awards are normally made in shares of Huntington Common Stock, however, a participant may elect to receive up to fifty percent of an award in cash.

(5) Figures represent amounts contributed for each named executive officer by Huntington to the Employee Stock Purchase Plan and the Supplemental Stock Purchase Plan. For 1995, $6,750 was contributed for each of Messrs. Wobst, Sofia, Hoskins, and Williams and Ms. Fisher under the Employee Stock Purchase Plan and $29,607, $14,589, $14,589, $5,219, and $3,577 were contributed for Messrs. Wobst, Sofia, Hoskins, and Williams and Ms. Fisher, respectively, under the Supplemental Stock Purchase Plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                         INDIVIDUAL GRANTS
                                    -----------------------------------------------------------
                                                      PERCENT OF
                                      NUMBER OF         TOTAL
                                      SECURITIES       OPTIONS
                                      UNDERLYING      GRANTED TO                                  GRANT DATE
                                       OPTIONS        EMPLOYEES      EXERCISE                      PRESENT
                                       GRANTED           IN            PRICE       EXPIRATION       VALUE
                   NAME                 (#)(1)       FISCAL YEAR     ($/SH)(2)        DATE          ($)(3)
        --------------------------  ---------------  -------------  -------------  ------------  ------------
        Frank Wobst                    144,373          18.8%          16.23         5/17/05       543,833
        Zuheir Sofia                    57,748           7.5           16.23         5/17/05       217,531
        W. Lee Hoskins                  72,185           9.4           16.23         5/17/05       271,914
        Gerald R. Williams              17,323           2.3           16.23         5/17/05        65,256
        Judith D. Fisher                 8,660           1.1           16.23         5/17/05        32,626

-----------------------------

(1) Figures reflect the effects of a ten percent stock dividend paid July 31, 1996, and a five percent stock dividend paid July 31, 1995. The options granted to each named executive officer become exercisable in equal increments on each of the first four anniversaries of the May 17, 1995, date of grant. Options not yet exercised are canceled upon a termination of employment for any reason other than death, retirement under one or more of Huntington's retirement plans, termination following a change in control of Huntington, or a disposition (other than a change in control) of substantially all of the stock or assets of Huntington, in which case all options become exercisable immediately as of such termination date and remain exercisable for a specified period following the termination. Generally, the exercise price of options may be paid for in cash or in shares of Common Stock of Huntington. In addition, any tax which Huntington is required to withhold in connection with the exercise of any stock option may be satisfied by the optionholder by electing to have the number of shares to be delivered on the exercise of the option reduced by, or otherwise by delivering to Huntington, such number of shares of Common Stock having a fair market value equal to the amount of the withholding requirement.

(2) In all cases, the exercise price was equal to the average of the high and low market price of the underlying shares on the date of grant. The exercise price has been adjusted to reflect the effects of the ten percent stock dividend paid July 31, 1996, and the five percent stock dividend paid July 31, 1995.

(3) The dollar amounts in this column are the result of calculations made using the Black-Scholes model, a theoretical method for estimating the present value of stock options based on complex assumptions about the stock's price volatility and dividend rate as well as interest rates. Because of the unpredictable assumptions required, the Black-Scholes model, or any other valuation model, is incapable of accurately predicting Huntington's stock price or of placing an accurate present value on options to purchase its stock. In performing the calculations it was assumed that: the options were exercised at the end of their ten-year terms; the volatility of the stock price was equal to 22%, which was the volatility calculated on a natural logarithmic basis of Huntington's stock price for the twelve-month period preceding the date of grant; the risk-free rate of return was equal to the ten-year United States Treasury Note Rate effective the week of the grant, to correspond to the term of the options; and the dividend yield was equal to Huntington's annualized dividend yield at the end of the first calendar quarter of 1995, which was 4.37%. No adjustments were made for vesting requirements, non-transferability, or risk of forfeiture. In spite of any theoretical value which may be placed on a stock option grant, no increase of the stock option's value is possible without an increase in the market value of the underlying stock. Any appreciation in the market value of Huntington's Common Stock would benefit all shareholders and would be dependent in part upon the efforts of the named executive officers. The total of the values indicated in the table for all stock options granted in 1995 to the named executive officers was $1,131,160, representing approximately .045% of the value, on the date of grant, of all shares of Huntington Common Stock outstanding at the date of grant.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                             NUMBER OF
                                                                             SECURITIES           VALUE OF
                                                                             UNDERLYING         UNEXERCISED
                                                                            UNEXERCISED       IN-THE-MONEY(3)
                                                                         OPTIONS AT FISCAL   OPTIONS AT FISCAL
                                                                             YEAR-END           YEAR-END ($)
                                                SHARES                        (#)(2)
                                             ACQUIRED ON
                                              EXERCISE        VALUE         EXERCISABLE/        EXERCISABLE/
                NAME                          (#)(1)(2)     REALIZED ($)   UNEXERCISABLE       UNEXERCISABLE
       -----------------------------------  -------------  ------------- ------------------  -----------------
       Frank Wobst                               8,849        87,669          561,245/           6,125,648/
                                                                              252,653            1,213,463
       Zuheir Sofia                             22,117       196,441          196,803/           1,878,203/
                                                                              111,888              527,741
       W. Lee Hoskins                             -0-          -0-            186,772/           1,665,216/
                                                                              126,325              606,723
       Gerald R. Williams                       17,465       119,182           75,546/             990,931/
                                                                               33,564              158,311
       Judith D. Fisher                         47,748       350,751           13,885/              72,975/
                                                                               30,315              132,099

-----------------------------

(1) The actual number of shares received may be less than indicated in the event the optionholder elects to have shares withheld for the payment of the exercise price or withholding tax liability.

(2) Adjusted for stock splits and stock dividends paid after the date of grant.

(3) An option is in-the-money if the fair market value of the underlying Common Stock exceeds the exercise price of the option.

                               PENSION PLAN TABLE

                                                            YEARS OF SERVICE
                                -------------------------------------------------------------------------
              REMUNERATION           15             20             25             30            35
            ------------------  -------------  -------------  -------------  ------------- --------------
                $200,000          $115,060       $115,060       $115,060       $115,060      $115,060
                 225,000           131,310        131,310        131,310        131,310       131,310
                 250,000           147,560        147,560        147,560        147,560       147,560
                 400,000           245,060        245,060        245,060        245,060       245,060
                 450,000           277,560        277,560        277,560        277,560       277,560
                 500,000           310,060        310,060        310,060        310,060       310,060
                 750,000           472,560        472,560        472,560        472,560       472,560
                 925,000           586,310        586,310        586,310        586,310       586,310
                 950,000           602,560        602,560        602,560        602,560       602,560
                 975,000           618,810        618,810        618,810        618,810       618,810

          The table above illustrates the operation of Huntington's Retirement Plan and Supplemental Executive Retirement Plan (the "SERP") by showing various annual benefits, after reduction for Social Security retirement income, assuming various annual base salaries and years of credited service. Benefit figures shown are computed on the assumption that participants retire at age 65. For purposes of the table, it is assumed that each participant is receiving benefits from the Retirement Plan in the form of a life annuity. Benefits under the SERP are paid in the form of a life annuity (with 120 months certain).

         Only those executive officers selected by the Compensation and Stock Option Committee may participate in the SERP. The SERP ensures that each participating executive officer (who retires at age 65) receives a level of retirement benefits, without respect to years of service, equal to at least 65% of the officer's highest consecutive twelve months' base salary within the previous 60 months. At the time a participating officer retires, the benefit the participant is entitled to through the SERP is calculated, and then funds from the following sources are deducted to determine the amount (if any) of the payment due from Huntington under the SERP: (i) Social Security benefits payable; (ii) the benefit under the Retirement Plan; and (iii) any benefits under retirement plans of prior employers. For purposes of the table, it is assumed that the participant is not receiving benefits from any prior employers' retirement plans and that Social Security benefits payable are the maximum Old Age, Survivors and Disability Insurance benefit payable. If the sum of the payments due from Social Security, the Retirement Plan, and retirement plans of prior employers exceeds 65% of the executive officer's highest consecutive twelve months' base salary, then no payment will be due from Huntington under the SERP. As illustrated by the table, the SERP generally has the effect of equalizing a participant's combined retirement benefits for a particular level of covered compensation for all years of service. Thus, the total annual benefits payable by Huntington pursuant to the Retirement Plan and the SERP would be the same for an executive officer with 15 years of service as for an executive officer with 35 years of service, assuming each had the same level of covered compensation, the only difference being that the 15 year executive officer, having a smaller benefit from the Retirement Plan, will receive a greater portion of his or her benefit from the SERP. Monthly benefits received by participants under the SERP may be increased annually, if indicated, to reflect increases in the United States Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners and Clerical Workers.

         An employee who has completed two years of continuous service with Huntington (or an affiliated company) and whose compensation is in excess of the limitation imposed by Section 401(a)(17) the Internal Revenue Code (the "Code") is eligible to participate in Huntington's Retirement Plan and Supplemental Retirement Income Plan (the "SRIP"). The SRIP provides benefits according to the same benefit formula as the Retirement Plan, except that benefits under the SRIP are not limited by Code Sections 401(a)(17) and 415 of the Code. Code Section 401(a)(17) limits the annual amount of compensation that may be taken into account when calculating benefits under the Retirement Plan. For 1995, this limit was $150,000. Code Section 415 limits the annual benefit amount that a participant may receive under the Retirement Plan. For 1995, this amount was $120,000. Because the SERP generally provides a larger benefit than the SRIP, executives participating in the SERP generally will not receive any payments under the SRIP.

         For each of the executive officers named in the Summary Compensation Table, the compensation covered by the Retirement Plan, the SRIP, and, if applicable, the SERP is base salary earned in 1995 as indicated in the Summary Compensation Table. The estimated credited years of service for each of the executive officers named in the Summary Compensation Table are 21.5 for Mr. Wobst, 24.33 for Mr. Sofia, 4.17 for Mr. Hoskins, 6.75 for Mr. Williams, and
8.33 for Ms. Fisher. Messrs. Hoskins and Williams and Ms. Fisher did not participate in the SERP in 1995.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Huntington's Compensation and Stock Option Committee is composed of Don Conrad, John B. Gerlach, George A. Skestos, and Timothy P. Smucker. None of the members of the Compensation Committee are or have ever been officers of Huntington or its subsidiaries except that Mr. Conrad served as Chairman of the Board of Directors of Huntington Bancshares Kentucky, Inc. from inception in 1985 until its dissolution in 1996.

         EMPLOYMENT AND EXECUTIVE AGREEMENTS

          Messrs. Wobst and Sofia each have an agreed upon term of employment. Under Employment Agreements, Mr. Wobst will be employed by Huntington through November 15, 2001, with automatic five-year renewals until Mr. Wobst's death, disability, or retirement, unless earlier terminated by either party upon written notice delivered to the other party at least 60 days prior to the expiration of the initial or any renewal period, at an annual rate of compensation of not less than $807,950; Mr. Sofia will be employed by Huntington through November 15, 2001, with automatic five-year renewals until his death, disability, or retirement, unless earlier terminated by either party upon written notice delivered to the other party at least 60 days prior to the expiration of the initial or any renewal period, at an annual rate of compensation of not less than $474,200. The Employment Agreements also provide for the officers' continued participation in Huntington's Incentive Compensation Plans, Stock Purchase and Tax Savings Plan, Retirement

Plans, Stock Option Plans, and certain other benefits afforded to executive officers of Huntington. In the event either Messrs. Wobst or Sofia is terminated for cause, he will be entitled to receive salary payments for three calendar months following the date of termination plus any compensation to which he is entitled under the Incentive Compensation Plans. In the event either Messrs. Wobst or Sofia is terminated without cause, he will be entitled to his full compensation and benefits under his Employment Agreement until the later of six months after his termination or the expiration of the then current term of the Employment Agreement. In the event either Messrs. Wobst or Sofia becomes disabled, which disability continues for more than six months during a twelve-month period, Huntington may terminate such executive officer's Employment Agreement, and such executive officer will be entitled to his full compensation (base salary and payments under the Incentive Compensation Plans) to the date of termination. Thereafter, the executive officer will be entitled to two-thirds of his base salary, less disability benefits received from any of Huntington's disability insurance programs, until the first to occur of the termination of the disability, or until the termination of his Employment Agreement in Mr. Wobst's case or the attainment of age sixty-five in Mr. Sofia's case, with base salary to be reinstated upon return to employment. In the event of the death of either of Messrs. Wobst or Sofia, their beneficiaries will receive their base annual salary for six months plus Incentive Compensation Plan payments.

         Mr. Hoskins also has an agreed upon term of employment. Under an amended Employment Agreement, Mr. Hoskins will become employed by Huntington through June 30, 1997, or such earlier date as may be determined by mutual agreement (the "Termination Date"), at an annual rate of compensation of not
less than $474,200.  There is no provision for renewal.   The Employment
Agreement provides for, among other things, Mr. Hoskins' continued participation in Huntington's Incentive Compensation Plans, Stock Purchase and Tax Savings Plan, Retirement Plans, and certain other benefits afforded to executive officers of Huntington until the Termination Date, at which time Mr. Hoskins will retire as an officer and director of Huntinton Bank and as an officer of Huntington and all affiliated companies. Mr. Hoskins will receive a pro rata payment under Huntington's Incentive Compensation Plans. Huntington will also reimburse Mr. Hoskins for certain tax and financial planning expenses incurred prior to June 30, 1997. Huntington will provide Mr. Hoskins with a retirement benefit equal to $100,000 per year. Mr. Hoskins has agreed to forego the exercise of certain stock options and has agreed not to engage in the banking business with any financial institution having more than 5% of its loans or deposits located in Ohio. Huntington has agreed to indemnify Mr. Hoskins to the extent permitted by law from any claims arising from the performance of his duties as an officer or director of Huntington or any affiliated company.

         Huntington also has entered into Executive Agreements with Messrs. Wobst, Sofia, Hoskins, and G. Williams which are designed to provide these executive officers with some assurance as to the continuation of their employment status and responsibilities in the event of a change in control of Huntington. The Executive Agreements for Messrs. Wobst, Sofia, and Hoskins each provide that, if a change in control of Huntington occurs and the executive officer makes a good faith determination that such officer's employment status or responsibilities has been materially and adversely affected thereby or if such officer's employment is terminated after a change in control, the executive officer is entitled to receive an amount equal to the greater of: (i) his then current annual base salary through November 15, 1996, plus the amount of any unpaid bonus, incentive compensation, or other benefit and credit for any accrued vacation to which he is entitled under his Employment Agreement; or (ii) three times his then current annual base salary. In either case, the executive officer is also entitled to receive three times the average bonus or incentive compensation paid to such officer in respect of the three fiscal years preceding his termination. Huntington will maintain for the executive officer's benefit, until the earlier of two years from the officer's termination of employment or the commencement of full-time employment with a new employer, all health and welfare benefit plans and other specified benefits which the officer was entitled to participate in or receive prior to his termination. In the event the payments to be received by Messrs. Wobst, Sofia, or Hoskins are subject to any federal or state excise tax, Huntington will pay an additional amount to the executive officer such that the net amount retained by the officer after payment of any such tax will be equal to the amount which such officer was entitled to receive before application of such taxes.

         The Executive Agreement for Mr. G. Williams provides that, if a change in control of Huntington occurs and the executive officer makes a good faith determination within three years after such change in control that such officer's employment status or responsibilities has been materially and adversely affected thereby or if such officer's employment is terminated within three years after a change in control, the executive officer is entitled to receive an amount equal to three times his then current annual base salary plus three times the average bonus or incentive compensation paid to such officer in respect of the three fiscal years preceding his termination. Adjustments to these payments will be made if the officer attains his normal retirement date within three years of the termination of his employment. In addition, Huntington will maintain for the executive officer's benefit, until the earlier of two years from the officer's termination of employment, the commencement of full-time employment with a new employer, or the attainment of such officer's normal retirement date, all health and welfare benefit plans and other specified benefits to which the officer was entitled prior to his termination. Any payment which the officer would otherwise be entitled to receive will be reduced or eliminated to the extent the payment is determined to be nondeductible by Huntington for federal income tax purposes under applicable provisions of the Internal Revenue Code.

         The Executive Agreements provide that Huntington will pay the cost of legal counsel for an executive officer in the event such officer is required to enforce any of the rights granted under his Executive Agreement through litigation or other legal action. An Executive Agreement will terminate if the employment of the executive officer terminates prior to a change in control of Huntington. Under the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990, the Federal Deposit Insurance Corporation has the authority to limit or prohibit payments contingent upon the termination of an individual's affiliation with Huntington, but only if Huntington is insolvent, has been placed in conservatorship or receivership, or is determined by the Board of Governors of the Federal Reserve System to be a troubled financial institution.


TRANSACTIONS WITH DIRECTORS AND OFFICERS

         Some of the directors and executive officers of Huntington are customers of Huntington's affiliated financial and lending institutions and have transactions with such affiliates in the ordinary course of business. Directors and executive officers of Huntington also may be affiliated with entities which are customers of Huntington's affiliated financial and lending institutions and which enter into transactions with such affiliates in the ordinary course of business. Transactions with directors, executive officers, and their affiliates have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.


OWNERSHIP OF HUNTINGTON COMMON STOCK

         As of October 31, 1996, no person was known by Huntington to be the beneficial owner of more than 5% of the outstanding shares of Huntington Common Stock, except as follows:

                         NAME AND ADDRESS                        SHARES OF COMMON            PERCENT OF
                        OF BENEFICIAL OWNER                         STOCK OWNED                CLASS
            --------------------------------------------         ------------------        --------------
            The Huntington Trust Company,
              National Association
                  Huntington Center
                  41 South High Street
                  Columbus, Ohio 43287                             22,967,391 (1)               15.88%

-------------------------

(1) These shares are held in various fiduciary capacities in the ordinary course of business under numerous trust relationships by The Huntington Trust Company, National Association (the "Trust Company") and affiliated financial institutions. As fiduciary, or by agreement with the affiliated fiduciary, the Trust Company has the sole or shared power to vote and/or dispose of most of these shares; with respect to some of the shares, the sole or shared power to vote and/or dispose may be retained by an affiliated financial institution as fiduciary. The Trust Company or one of its affiliates has sole power to dispose of 2,806,069 of these shares, shared power to dispose of 2,682,370 of these shares, sole power to vote 6,138,215 of these shares, and shared power to vote 10,292,482 of these shares.

         The following table sets forth the beneficial ownership of Huntington's Common Stock by each of Huntington's directors, each of the executive officers named in the Summary Compensation Table, and the directors and executive officers as a group as of October 31, 1996. Consummation of the Merger will not have an effect on the number of shares of Huntington Common Stock owned by such directors, executive officers, and group.

                                                             SHARES OF COMMON             PERCENT OF
                       NAME OF BENEFICIAL OWNER               STOCK OWNED(1)                 CLASS
             -------------------------------------------   ---------------------        --------------
             Don M. Casto, III .........................        137,207(2)(4)              0.09%
             Don Conrad ................................        840,965(2)(4)              0.58%
             Judith D. Fisher ..........................         76,565(2)(3)              0.05%
             John B. Gerlach ...........................      1,227,274(2)                 0.85%
             Patricia T. Hayot .........................         23,998(4)                 0.02%
             W. Lee Hoskins ............................        108,033(3)                 0.07%

             Wm. J. Lhota ..............................         29,010(2)                 0.02%
             George A. Skestos .........................         13,735(2)(4)              0.01%
             Lewis R. Smoot, Sr. .......................         49,206(2)(4)              0.03%
             Timothy P. Smucker ........................         51,595(2)(4)              0.04%
             Zuheir Sofia ..............................        629,888(2)(3)              0.43%
             Gerald R. Williams ........................        143,899(3)                 0.10%
             William J. Williams .......................         99,633(2)(3)              0.07%
             Frank Wobst ...............................      1,380,995(2)(3)              0.95%
             Directors and Executive Officers
             as a Group (21 in group) ..................      5,205,014(2)(3)(4)           3.57%

-------------------------

(1) Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.

(2)  Includes 1,849; 131,798; 3,609; 219,010; 2,310; 2,336; 2,885; 20,208;
     1,057; and 89,950 shares of Common Stock owned by members of the immediate families of Messrs. Casto and Conrad, Ms. Fisher, and Messrs. Gerlach, Skestos, Smoot, Smucker, Sofia, W. Williams, and Wobst, respectively; 11,460 shares of Common Stock owned jointly by Mr. Lhota and his spouse; 255,866 shares of Common Stock owned by the Gerlach Foundation Inc., of which Mr. Gerlach is trustee; 24,200 shares of Common Stock owned by Lehrs, Inc., of which Mr. Gerlach is a director and officer; 3,711 shares of Common Stock owned by the WACO Oil Co., Inc. Pension Plan, of which Mr. Conrad is an administrator; 15,880 shares of Common Stock owned by The Smoot Corporation, of which Mr. Smoot is an officer; and 542,136 shares of Common Stock reported as owned by individuals included in directors and executive officers as a group, as to which the respective directors and executive officers have disclaimed beneficial ownership.

(3) Includes 16,604 shares for Ms. Fisher, 188,387 shares for Mr. Sofia, 85,291 shares for Mr. G. Williams, 7,937 shares for Mr. W. Williams, 564,017 shares for Mr. Wobst, and 1,025,838 shares of Common Stock for all executive officers as a group which could have been acquired under stock options exercisable within 60 days of October 31, 1996. Also includes 1,847 shares for Ms. Fisher, 9,765 shares for Mr. Hoskins, 21,645 shares for Mr. Sofia, 5,814 shares for Mr. G. Williams, 45,630 shares for Mr. Wobst, and 85,452 shares of Common Stock for individuals included in directors and executive officers as a group, held in the Supplemental Stock Purchase Plan. Prior to the distribution of shares of Common Stock from the Supplemental Stock Purchase Plan to participants, voting and dispositive power for the shares allocated to the accounts of participants is held by The Huntington Trust Company, National Association, as trustee of the plan.

(4) Includes 41,012 shares for Mr. Casto, 25,305 shares for Mr. Conrad, 23,586 shares for Dr. Hayot, 17,226 shares for Mr. Lhota, 5,651 shares for Mr. Skestos, 29,533 shares for Mr. Smoot, 42,680 shares for Mr. Smucker, and 184993 shares of Common Stock for individuals included in directors and executive officers as a group, held in the Deferred Compensation Plans for Directors. Prior to the distribution of shares of Common Stock from the Deferred Compensation Plans for Directors to participants, voting and dispositive power for the shares allocated to the accounts of participants is held by The Huntington National Bank, as trustee of the plans.


DESCRIPTION OF HUNTINGTON COMMON STOCK

         The authorized capital stock of Huntington consists of 300,000,000 shares of Common Stock, of which 144,672,422 shares were issued and outstanding as of October 31, 1996, and 6,617,808 shares of serial preferred stock, without par value ("Huntington Preferred Stock"), none of which was issued and outstanding as of October 31, 1996. The Board of Directors of Huntington is entitled to issue, from time to time, without further shareholder action, the authorized Huntington Preferred Stock in one or more series and to fix and determine the relative rights and preferences of each such series of Huntington Preferred Stock. Such determination may include, with respect to any series, the dividend rate, the terms and conditions of redemption, liquidation value, voting powers, conversion rights, and such other relative, participating, optional, or special rights, qualifications, limitations, or restrictions as the Board of Directors may determine.

         Subject to the rights of holders of Huntington Preferred Stock that may be issued and outstanding from time to time, holders of Huntington Common Stock are entitled to receive such dividends as may be declared by the Board of Directors and to share ratably in the assets available for distribution upon liquidation. There are no cumulative voting rights, preemptive rights, conversion rights, redemption provisions, or sinking fund provisions with respect to Huntington Common Stock. Holders of Huntington Common Stock are entitled to one vote per share on all matters presented to Huntington's shareholders. All presently outstanding shares of Huntington Common Stock are, and all such shares that will be issued in the Merger will be at the Effective Time, fully paid and non-assessable.

         Huntington initiated a common stock repurchase program in August 1987. In February 1996, Huntington's Board of Directors authorized a continuation of this program and the purchase of up to 11 million additional shares of Huntington Common Stock (as adjusted for stock splits and stock dividends) by means of open market purchases and privately negotiated transactions. The shares of Huntington Common Stock purchased under this repurchase program are reserved for reissue as required by the terms of Huntington's benefit plans as well as for other corporate purposes. In the first nine months of 1996, Huntington acquired 8.1 million shares of Huntington Common Stock at an aggregate cost of $190.9 million, leaving 6.6 million shares of Huntington Common Stock available for repurchase. Huntington's management believes the remaining authorized shares will be repurchased by the end of 1997.

         RIGHTS PLAN

         In 1990, the Board of Directors of Huntington entered into the Rights Agreement, which was amended on August 16, 1995. Pursuant to the Rights Agreement, each Huntington shareholder received one "Right" for each outstanding share of Huntington Common Stock held by that shareholder. In addition, Huntington has and will continue to issue one Right with each newly-issued share of Huntington Common Stock so that each outstanding share of Huntington Common Stock (including the shares of Huntington Common Stock to be to issued to Citi-Bancshares shareholders in connection with the Merger) will have a Right attached.

         The Rights currently have no value, are represented by the certificates evidencing Huntington Common Stock, and until the Distribution Date (as defined below), trade only with such stock. The Rights will separate from the Huntington Common Stock and become exercisable only if a person or group ("Acquiror") acquires beneficial ownership of 10% or more of the outstanding Huntington Common Stock or announces a tender offer that would result in ownership of 10% or more of the outstanding Huntington Common Stock (the "Distribution Date"). The Rights Agreement provides that, at the Distribution Date, each Right will entitle the holder to purchase for $80, as adjusted from time to time for stock dividends, stock splits, and other changes in capitalization (the "Exercise Price"), one-hundredth of a share of Series A Junior Participating Stock of Huntington (the "Series A Preferred Shares"). Each such fractional Series A Preferred Share is intended to be the practical equivalent of one share of Huntington Common Stock.

         In the event an Acquiror acquires 10% or more of the then outstanding shares of Huntington Common Stock (the "Triggering Event"), each Right held by the Acquiror (or any affiliate or associate thereof) will become null and void and each Right held by all other Huntington shareholders will entitle its holder to purchase for the Exercise Price that number of Huntington Series A Preferred Shares having a value (based upon the market value of Huntington Common Stock at the time of the Triggering Event) equal to twice the Exercise Price. In the event Huntington is acquired in a merger or other business combination or a significant portion of its assets are sold, leased, exchanged, or otherwise transferred to (i) a publicly traded Acquiror, each Right will entitle its holder to purchase, for the Exercise Price, that number of shares of the Acquiror which at the time of the transaction would have a market value of twice the Exercise Price, or alternatively, (ii) an Acquiror that is not a publicly traded corporation, each Right will entitle its holder to purchase, for the Exercise Price, at such holder's option, (a) that number of shares of the Acquiror (or, at such holder's option, of the surviving corporation in such acquisition, which could be Huntington) which at the time of the transaction would have a book value of twice the Exercise Price, or (b) if such Acquiror has an affiliate that has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the Exercise Price.

         The number of Series A Preferred Shares or other securities or property issuable upon exercise of a Right, and the Exercise Price are subject to adjustment upon the occurrence of certain events including, for example, a stock dividend or split payable in Huntington Common Stock or Series A Preferred Shares. The number of Rights may also be adjusted upon the occurrence of certain events including, for example, a reverse stock split. The Rights are not exercisable until the Distribution Date and will expire on August 16, 2005, unless earlier redeemed by Huntington. Huntington may redeem the Rights for $.01 per Right under certain circumstances.

         As with the super majority vote and control share provisions of Maryland law, the Rights have certain anti-takeover effects. See "EFFECT OF THE MERGER ON SHAREHOLDERS' RIGHTS - SPECIAL VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS." The Rights may cause substantial dilution to a person or group that attempts to acquire Huntington, except pursuant to an offer conditioned on the Rights being redeemed or a substantial number of Rights being acquired. The Rights, however, should not interfere with any merger or other business combination approved by the Huntington Board of Directors due to the Board's ability to redeem the Rights. Huntington's Board recognizes that a takeover might in some circumstances be beneficial to Huntington's shareholders. Neither the Rights Plan nor the Maryland law provisions described in this Proxy Statement/Prospectus are designed to preclude an acquisition of Huntington, but rather will give the Huntington Board of Directors adequate opportunity to evaluate whether an acquisition offer is in the best interest of Huntington and to protect its shareholders from coercive acquisition methods.


DIVIDENDS AND PRICE RANGE OF HUNTINGTON COMMON STOCK

         Huntington Common Stock is traded on the Nasdaq National Market under the symbol "HBAN" and is listed as "HuntgBcshr" or "HuntBanc" in most newspapers. As of October 31, 1996, Huntington had 31,961 shareholders of record. The following table sets forth the cash dividends declared and the high and low last sale prices for Huntington Common Stock on the Nasdaq National Market during the periods indicated. The dividends and price ranges have been adjusted to reflect stock dividends and stock splits, as appropriate.



                                                                         PRICE RANGE
                                            DIVIDENDS         ----------------------------------
                                            PER SHARE              HIGH                LOW
                                         -----------------    --------------     ---------------
       1994:
         First Quarter ...........            $0.14               $16 3/4             $15
         Second Quarter ..........             0.14                19 1/4              15 1/2
         Third Quarter ...........             0.17                18 3/4              15
         Fourth Quarter ..........             0.17                16                  14 1/2

       1995:
         First Quarter ...........            $0.17               $16 1/2             $14
         Second Quarter ..........             0.17                18 1/4              15
         Third Quarter ...........             0.18                21 1/2              18
         Fourth Quarter ..........             0.18                23                  20

       1996:
         First Quarter ...........            $0.18               $22                $20 1/2
         Second Quarter ..........             0.18                23                 21 1/2
         Third Quarter ...........             0.20                23 1/2             21 1/4
         Fourth Quarter ..........             0.20                28 7/8             22 7/8

         On October 30, 1996, the last trading day prior to the public announcement of the proposed Merger, the high and low sales prices per share of Huntington Common Stock on the Nasdaq National Market were $24 and $23 1/2, respectively. On December 31, 1996, such prices were $ 26 5/8 and $26 3/8, respectively.

         Huntington has declared regular cash dividends on Huntington Common Stock in each quarter since Huntington was organized in 1966. The Board of Directors of Huntington presently intends to continue to consider the payment of regular quarterly cash dividends on Huntington Common Stock. The amount and timing of any future dividends will depend upon the earnings of Huntington and its subsidiaries, their financial condition, need for funds, and other relevant factors. See "GOVERNMENT REGULATION - DIVIDEND RESTRICTIONS" and NOTES 8 AND 17 OF HUNTINGTON'S NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


PROPERTIES

         The headquarters of Huntington and its lead subsidiary, The Huntington National Bank, are located in the Huntington Center, a 37 story office building located in Columbus, Ohio. Of the building's total office space available, Huntington occupies approximately 39 percent. The original lease term is 25 years, expiring in 2009, with renewal options for up to 50 years, with no purchase option. The Huntington National Bank has an equity interest in the entity that owns the building. In addition to these headquarters, Huntington's other major properties consist of a 13 story and a 12 story office building, both of which are located adjacent to the Huntington Center; a 21 story office building, known as the Huntington Building, located in Cleveland, Ohio; The Huntington Mortgage Company's building, located in the greater Columbus area; an office complex located in Troy, Michigan; and several data processing and operations centers located throughout Ohio. Of these properties, Huntington owns the 12 story and 13 story office buildings, The Huntington Mortgage Company building, the building in Troy, Michigan, and the operations centers located in Cleveland and Columbus, Ohio. All of the other major properties are held under long-term leases.


LEGAL PROCEEDINGS

         In the ordinary course of business, there are various legal proceedings pending against Huntington and its subsidiaries. The aggregate liabilities, if any, arising from such proceedings would not have a material adverse effect on Huntington's consolidated financial position.


                              CITI-BANCSHARES, INC.


GENERAL

         Citi-Bancshares is a Florida corporation and a registered bank holding company formed in November 1982, whose sole subsidiary, Citizens Bank, is a national banking association formed in April 1953. Citi-Bancshares derives substantially all of its revenue from dividends paid by Citizens Bank and service fees charged to Citizens Bank for various services.

         Citizens Bank provides a wide range of commercial and retail banking services, trust services, and various other financial services, to customers located in Lake, Sumter, and Marion counties in central Florida. Services offered by Citizens Bank include checking accounts, money market and super NOW deposit accounts, other savings accounts, certificates of deposit, money orders, travelers cheques, safe deposit boxes, night depository facilities, installment loans, mortgage loans, collection, investments, and trust and fiduciary services. In addition, Citizens Bank offers agricultural loans for equipment and crops and real estate loans. All deposit accounts are insured by the FDIC to the maximum amount permitted by law. Citi-Bancshares solicits its accounts from individuals, businesses, and governmental authorities.

         On April 19, 1996, Citi-Bancshares completed the acquisition of Citizens First Bancshares, Inc., a bank holding company headquartered in Ocala, Florida, which operated two full service banking offices in Ocala. Citizens First had approximately $41 million in assets and $35 million in deposits as of the date of the merger. Citi-Bancshares has continued to operate the former Citizens First branches as offices of Citizens Bank since the date of the merger.

         Citizens Bank currently operates seven full service banking offices in Lake County, Florida, one in Sumter County, Florida, and three in Marion County, Florida. All of the offices have an automatic teller machine ("ATM") to provide customers 24-hour access to their deposit accounts. Citizens Bank is a member of the Honor, Cirrus, and Presto electronic funds networks, through an arrangement with Mellon Network Services. Membership in these networks allows customers access to their accounts statewide and in most parts of the United States. In addition, Citi-Bancshares' proprietary ATMs can accommodate card holders on the Plus/Visa, American Express, and Discover networks. Citi-Bancshares also offers debit card services to its deposit customers. Citi-Bancshares' deposit customers can use their debit cards at any merchant that accepts Visa or at any ATM that is on the Honor, Cirrus, or Presto networks.

         As of September 30, 1996, Citi-Bancshares had 198 full-time equivalent employees.


COMPETITION

         The banking business is highly competitive and many of Citi-Bancshares' competitors are larger than Citi-Bancshares, have greater financial, technological, and other resources than Citi-Bancshares, and are able to provide a broader range of products and services than Citi-Bancshares. Citi-Bancshares has the largest market share (in terms of deposits) in Lake County, Florida, its primary service area. Other financial institutions in the area include eight other commercial banks, including four regional banks, and two savings and loan associations. Factors affecting competition in Citizens Bank's service area include the location of offices, customer convenience, and banking services.


DESCRIPTION OF PROPERTY

         Citi-Bancshares owns the real estate properties it occupies with the exception of the Lake Square Mall, Eustis, and Tavares branches listed below, which are leased. The following sets forth certain information regarding each of the offices:

                          ADDRESS                      YEAR OPENED                  DESCRIPTION
           Citizens Center                                 1990          44,000 square foot building
           1330 Citizens Blvd.
           Leesburg, Florida  34748

           Main Office                                     1963          20,000 square foot building
           1211 N. Blvd. West
           Leesburg, Florida  34748

           Bank in the Park                                1972          1,000 square foot building
           1333  Citizens Blvd.
           Leesburg, Florida  34748

           Fruitland Park                                  1977          2,500 square foot building
           3290 N. U.S.  Hwy. 27/441
           Fruitland Park, Florida  34731

           The Villages                                    1985          4,500  square foot building
           101 LaGrande Blvd.
           Lady Lake, Florida  32159

           Wildwood                                        1993          5,700  square foot building
           300 S. Main Street
           Wildwood, Florida  34785

           Spruce Creek                                    1995           4,600 square foot building
           17801 SE 109th Ave.
           Summerfield, Florida  34491

           Ocala Main Office                               1996          10,000 square foot building
           2601 SW College Rd.
           Ocala, Florida  34474

           Ocala East                                      1996          2,500 square foot building
           1025 E. Silver Springs Blvd.
           Ocala, Florida  34470

           Lake Square Mall                                1985          1,958  square foot building
           10415 U.S. Hwy. 44
           Leesburg, Florida 34788
           (Leased Property)

           Eustis                                          1991          4,500  square foot building
           200 E. Orange Ave.
           Eustis, Florida 32726
           (Leased Property)

           Tavares                                         1991          1,400  square foot building
           359 E. Burleigh Blvd.
           Tavares, Florida  32778
           (Leased Property)


LEGAL PROCEEDINGS

         Citi-Bancshares does not have any legal proceedings pending other than routine litigation incidental to its business activities, none of which is expected to have, individually or in the aggregate, a material adverse effect on Citi-Bancshares.


PRINCIPAL AND MANAGEMENT SHAREHOLDERS

         Citi-Bancshares is not aware of any shareholder who is the beneficial owner of more than 5% of the outstanding shares of Citi-Bancshares Common Stock as of September 30, 1996. The following table sets forth (i) the name of each of Citi-Bancshares' directors and executive officers whose cash compensation exceeds $100,000; (ii) the number and percent of shares of Citi-Bancshares Common Stock owned by each such person and by all directors and executive officers of Citi-Bancshares as a group as of September 30, 1996; and (iii) the estimated number of shares of Huntington Common Stock each such person or group would receive as a result of the Merger, assuming that they elect to receive the Stock Consideration in exchange for their shares of Citi-Bancshares Common Stock, calculated by multiplying the number of shares of Citi-Bancshares Common Stock beneficially owned by such person or group by the Estimated Exchange Ratio of 1.0994 shares of Huntington Common Stock for each share of Citi-Bancshares Common Stock.

                                                                                                    SHARES OF
                                                         CITI-BANCSHARES COMMON STOCK           HUNTINGTON COMMON
                                                     -------------------------------------      STOCK EXPECTED TO
            NAME OF BENEFICIAL OWNER                 SHARES BENEFICIALLY        PERCENT          BE BENEFICIALLY
                                                           OWNED(1)              OWNED               OWNED(2)
-------------------------------------------------    ---------------------    ------------     -------------------
Douglas W. Braun                                             70,971               1.58%            78,025
Director
Clifton L. Bridges, M.D.                                    151,447               3.38%           166,500
Director
W. Thomas Brooks                                             29,877               0.67%            32,846
Director
Thomas N. Grizzard                                           21,547               0.48%            23,688
Director
William F. Herlong, Jr.                                      31,880               0.71%            35,048
Director
Wendell F. Husebo                                            67,649               1.51%            74,373
Director
Walter S. McLin, III                                         73,872               1.65%            81,214
Director
Ken W. Mullis                                                22,708               0.51 %           24,965
President, Chief Executive Officer, and Director
Bobby A. Sullivan                                            14,854               0.33%            16,473
Director
Terry Trexler                                                65,894               1.47%            72,443
Director
Ferrell Young, D.V.M.                                        50,883               1.14%            55,940
Director
T. Michael Killingsworth                                      3,500               0.08%             3,847
Senior Vice President and Chief
Financial Officer
D. Al Schmid                                                  6,091               0.14%             6,696
Senior Vice President
All Directors and Executive Officers
     as a group (13 in group)                               611,168              13.65%           671,918

-------------------------

(1) Under applicable SEC regulations, shares are considered to be beneficially owned by a person as of a particular date if such person either (i) directly or indirectly has or shares the power to vote or dispose of the shares, whether or not such person has any economic interest in the shares, or (ii) has the right to acquire such shares within 60 days of the particular date. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares reported. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership. Accordingly, directors and officers are named as beneficial owners of shares as to which they may disclaim any beneficial ownership.

(2) In each case, the number of shares of Huntington Common Stock indicated is less than 1% of the number of shares of Huntington Common Stock that would be issued and outstanding at the Effective Date of the Merger.

DIVIDENDS AND PRICE RANGE OF CITI-BANCSHARES COMMON STOCK

         Since March 1, 1994, Citi-Bancshares Common Stock has been traded on the Nasdaq National Market under the symbol "CNBL." As of December 31, 1996, Citi-Bancshares had 1,096 shareholders of record. The following table sets forth the cash dividends declared and the high and low last sale prices for Citi-Bancshares Common Stock on the Nasdaq National Market during the periods indicated. The dividends and price ranges have been adjusted to reflect stock dividends and stock splits, as appropriate.



                                                                          PRICE RANGE
                                            DIVIDENDS         ------------------------------------
                                            PER SHARE            HIGH                     LOW
                                         -----------------    -----------              -----------
       1994:
         First Quarter ...........            - 0 -              $14                      $11 1/4
         Second Quarter ..........            - 0 -               15                       13
         Third Quarter ...........            - 0 -               16 3/4                   14
         Fourth Quarter ..........        $0.35 (annual)          18                       15 1/4

       1995:
         First Quarter ...........            - 0 -             $17 1/2                   $15 1/4
         Second Quarter ..........            - 0 -              18 3/4                    15 1/4
         Third Quarter ...........            - 0 -              19 3/4                    17 1/4
         Fourth Quarter ..........        $0.44 (annual)         19 3/4                    18 1/2

       1996:
         First Quarter ...........            $0.12             $19 3/4                   $17 1/2
         Second Quarter ..........             0.12              20                        17 3/4
         Third Quarter ...........             0.12              24 3/4                    19
         Fourth Quarter ..........             0.18              30 1/4                    23 1/2

         On October 30, 1996, the last trading day prior to the public announcement of the proposed Merger, the high and low sales prices per share of Citi-Bancshares Common Stock on the Nasdaq National Market were $25 1/4 and $24, respectively. On December 31, 1996, the high and low prices were both 28 1/4, respectively.

         Citi-Bancshares has declared regular cash dividends on Citi-Bancshares Common Stock since Citi-Bancshares was organized in 1982. These cash dividends were paid annually until the first quarter of 1996, at which time Citi-Bancshares began paying quarterly cash dividends. The Board of Directors of Citi-Bancshares presently intends to continue to consider the payment of regular quarterly cash dividends on Citi-Bancshares Common Stock pending the consummation of the Merger. The amount and timing of any future dividends will depend upon the earnings of Citi-Bancshares and Citizen Bank, and their financial condition, need for funds, capital adequacy, and other relevant factors. See "GOVERNMENT REGULATION - DIVIDEND RESTRICTIONS" and CITI-BANCSHARES' NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                              GOVERNMENT REGULATION


         To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to such statutory or regulatory provisions.


GENERAL

         As registered bank holding companies, Huntington and Citi-Bancshares are subject to the supervision of the Federal Reserve Board and are required to file with the Federal Reserve Board reports and other information regarding their business operations and the business operations of their subsidiaries. Each of them is also subject to examination by the Federal Reserve Board and required to obtain Federal Reserve Board approval prior to acquiring, directly or indirectly, ownership or control of voting shares of any bank, if, after such acquisition, it would own or control more than 5% of any class of voting stock of such bank. In addition, pursuant to federal law and regulations promulgated by the Federal Reserve Board, both Huntington and Citi-Bancshares may only engage in, or own or control companies that engage in, activities deemed by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto. Under legislation effective September 30, 1996, both Huntington and Citi-Bancshares may, in most cases, commence permissible new non-banking business activities de novo with only subsequent notice to the Federal Reserve Board and may acquire smaller companies that engage in permissible non-banking activities under an expedited procedure requiring only 12 business days notice to the Federal Reserve Board.

         The bank subsidiaries of both Huntington and Citi-Bancshares have deposits insured by the Bank Insurance Fund ("BIF") of the FDIC, and are subject to supervision, examination, and regulation by the OCC, if a national bank, or by state banking authorities and either the FDIC or the Federal Reserve Board, if a state-chartered bank. Certain deposits of certain of Huntington's bank subsidiaries were acquired from savings associations and are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC. Huntington's nonbank subsidiaries are also subject to supervision, examination, and regulation by the Federal Reserve Board and examination by applicable federal and state banking agencies. In addition to the impact of federal and state supervision and regulation, the subsidiaries of Huntington and Citi-Bancshares are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.


HOLDING COMPANY STRUCTURE

         The depository institution subsidiaries of both Huntington and Citi-Bancshares are subject to affiliate transaction restrictions under federal law which limit the transfer of funds by the subsidiary banks to their parent and any nonbank subsidiaries of the parent, whether in the form of loans, extensions of credit, investments, or asset purchases. Such transfers by any subsidiary bank to its parent corporation or to any nonbank subsidiary of the parent are limited in amount to 10% of the institution's capital and surplus and, with respect to such parent and all such nonbank subsidiaries of the parent, to an aggregate of 20% of any such institution's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. In addition, all affiliate transactions must be conducted on terms and under circumstances that are substantially the same as such transactions with unaffiliated entities. Under applicable regulations, at December 31, 1995, approximately $179 million was available for loans to Huntington from its subsidiary banks and approximately $7 million was available for loans to Citi-Bancshares from Citizens Bank.

         The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. Under the source of strength doctrine, the Federal Reserve Board may require a bank holding company to make capital injections into a troubled subsidiary bank, and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. This capital injection may be required at times when either Huntington or Citi-Bancshares may not have the resources to provide it. Any loans by a holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. Moreover, in the event of a bank holding company's bankruptcy, any commitment by such holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         In 1989, the United States Congress passed comprehensive financial institutions legislation known as the Financial Institutions Reform, Recovery, and Enforcement Act ("FIRREA"). Among other things, FIRREA established a new principle of liability on the part of depository institutions insured by the FDIC for any losses incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution, or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Accordingly, in the event that any insured bank subsidiary of Huntington causes a loss to the FDIC, other bank subsidiaries of Huntington could be required to compensate the FDIC by reimbursing to it the amount of such loss, and such reimbursement could cause a loss of Huntington's investments in such other subsidiaries. These provisions do not directly affect Citi-Bancshares as long as it has only one bank subsidiary.

         Federal law permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to the subsidiary banks chartered by such states. Huntington and Citi-Bancshares, as the sole shareholder of their respective subsidiary banks, are subject to such provisions. Moreover, under legislation that became effective August 10, 1993, the claims of a receiver of an insured depository institution for administrative expenses and the claims of holders of deposit liabilities of such an institution are accorded priority over the claims of general unsecured creditors of such an institution, including the holders of the institution's note obligations, in the event of liquidation or other resolution of such institution. As a result of such legislation, claims of a receiver for administrative expenses and claims of holders of deposit liabilities of Huntington's and Citi-Bancshares' respective depository subsidiaries (including the FDIC, as subrogee of such holders) would receive priority over the holders of notes and other senior debt of such subsidiaries in the event of liquidation or other resolution and over the interests of Huntington and Citi-Bancshares as sole shareholders of their respective subsidiaries.


DIVIDEND RESTRICTIONS

         Dividends from subsidiary banks are a significant source of funds for payment of dividends to the shareholders of bank holding companies. There are, however, statutory limits on the amount of dividends a depository institution subsidiary can pay to its parent without regulatory approval.

         A subsidiary bank of Huntington or Citi-Bancshares may not, without prior regulatory approval, pay a dividend in an amount greater than such bank's undivided profits. In addition, the prior approval of the OCC is required for the payment of a dividend by a national bank if the total of all dividends declared by the bank in a calendar year would exceed the total of its net income for the year combined with its retained net income for the two preceding years. Under these provisions and in accordance with the above-described formula, as of September 30, 1996, Huntington's subsidiary banks have declared dividends to Huntington in 1996 of approximately $151 million and, without regulatory approval, could declare additional dividends of approximately $211 million during the balance of 1996, and Citizens Bank could, without regulatory approval, declare dividends in 1996 of approximately $15 million plus an additional amount equal to its net income during 1996.

         If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings.


FDIC INSURANCE

         The FDIC is mandated by law to assess deposit insurance premiums on depository institutions sufficient, but no more than sufficient, to achieve and maintain a target reserve level (also referred to as a designated reserve ratio or DRR) for both the BIF and the SAIF of 1.25 percent of insured deposits. The BIF achieved its target reserve level in mid-1995, and the SAIF did so in late 1996 by means of a special assessment on savings associations and banks that acquired SAIF-insured deposits on or prior to March 31, 1995.

         The FDIC has employed a risk-based insurance assessment system for both insurance funds since 1994, under which it places each insured depository institution in one of nine risk categories based on its level of capital and other relevant information (such as supervisory evaluations). The insured depository subsidiaries of Huntington and Citi-Bancshares are all BIF members and are subject to this risk-based system.

         In the light of the current financial situation of the funds and the current low level of depository institution failure, the FDIC has established adjusted schedules of BIF and SAIF assessments with annual premium rates ranging from 0% to 0.27% of insured deposits, depending on the assessment risk classification of the assessed institution. The 0% rate is available to well capitalized institutions having one of the two best supervisory ratings. All Huntington and Citi-Bancshares depository subsidiaries are currently eligible for the 0% rate. Unless the loss experience of the BIF in the future requires the FDIC to make an upward adjustment of the assessment schedules, or a Huntington or Citi-Bancshares depository subsidiary ceases to be well capitalized or fails to obtain one of the two best supervisory ratings, all such subsidiaries will continue to be able to obtain deposit insurance without payment of premium.


CAPITAL REQUIREMENTS

         The Federal Reserve Board has issued risk-based capital ratio and leverage guidelines for bank holding companies, such as Huntington and Citi-Bancshares. The risk-based capital ratio guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. Under the guidelines and related policies, bank holding companies must maintain capital sufficient to meet both a risk-based asset ratio test and leverage ratio test on a consolidated basis. The risk-based ratio is determined by allocating assets and specified off-balance sheet commitments into four weighted categories, with higher weighting being assigned to categories perceived as representing greater risk. A bank holding company's capital (as described below) is then divided by total risk-weighted assets to yield the risk-based ratio. The leverage ratio is determined by relating core capital (as described below) to total assets adjusted as specified in the guidelines. Each of Huntington's and Citi-Bancshares' subsidiary banks is subject to substantially similar capital requirements adopted by applicable regulatory agencies.

         Generally, under the applicable guidelines, a financial institution's capital is divided into two tiers. "Tier 1", or core capital, includes common equity, noncumulative perpetual preferred stock (excluding auction rate issues), and minority interests in equity accounts of consolidated subsidiaries, less goodwill and, with certain limited exceptions, all other intangible assets. Bank holding companies, however, may include cumulative perpetual preferred stock in their Tier 1 capital, up to a limit of 25% of such Tier 1 capital. "Tier 2", or supplementary capital, includes, among other things, cumulative perpetual and limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan losses, subject to certain limitations. "Total capital" is the sum of Tier 1 and Tier 2 capital.

         The Federal Reserve Board and the other federal banking regulators require that intangible assets, with certain exceptions, be deducted from Tier 1 capital. Under the Federal Reserve Board's rules, the only types of intangible assets that may be included in (i.e., not deducted from) a bank holding company's capital are originated mortgage servicing rights ("OMSRs"), readily marketable purchased mortgage servicing rights ("PMSRs"), and purchased credit card relationships ("PCCRs"), provided that, in the aggregate, the total amount of OMSRs, PMSRs, and PCCRs included in capital does not exceed 50% of Tier 1 capital. PCCRs are subject to a separate sublimit of 25% of Tier 1 capital. The amount of OMSRs, PMSRs, and PCCRs that a bank holding company may include in its capital is limited to the lesser of (i) 90% of such assets' fair market value (as determined under the guidelines), or (ii) 100% of such assets' book value, each determined quarterly. Identifiable intangible assets (i.e., intangible assets other than goodwill) other than OMSRs, PMSRs, and PCCRs, including core deposit intangibles, acquired on or before February 19, 1992 (the date the Federal Reserve Board issued its original proposal for public comment), generally will not be deducted from capital for supervisory purposes, although they will continue to be deducted for purposes of evaluating applications filed by bank holding companies.

         Under the risk-based guidelines, financial institutions are required to maintain a risk-based ratio (total capital to risk-weighted assets) of 8%, of which 4% must be Tier 1 capital. The appropriate regulatory authority may set higher capital requirements when an institution's circumstances warrant.

         Under the leverage guidelines, financial institutions are required to maintain a leverage ratio (Tier 1 capital to adjusted total assets, as specified in the guidelines) of at least 3%. The 3% minimum ratio is applicable only to financial institutions that meet certain specified criteria, including excellent asset quality, high liquidity, low interest rate exposure, and the highest regulatory rating. Financial institutions not meeting these criteria are required to maintain a leverage ratio which exceeds 3% by a cushion of at least 100 to 200 basis points.

         The guidelines also provide that financial institutions experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels. Furthermore, the Federal Reserve Board's guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of an institution's Tier 1 capital, less all intangibles, to total assets, less all intangibles.

         Failure to meet applicable capital guidelines could subject the financial institution to a variety of enforcement remedies available to the federal regulatory authorities, including limitations on the ability to pay dividends, the issuance by the regulatory authority of a capital directive to increase capital, and the termination of deposit insurance by the FDIC, as well as to the measures described below under "FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991" as applicable to undercapitalized institutions.

         As of September 30, 1996, the Tier 1 risk-based capital ratios, total risk-based capital ratios, and Tier 1 leverage ratios for Huntington and Citi-Bancshares were as follows:

                                                                           HUNTINGTON
                                                                 ------------------------------
                                                                                      PRO             CITI-
                                                  REQUIREMENT     HISTORICAL        FORMA (1)       BANCSHARES
                                                 -------------   -------------    -------------   -------------
Tier 1 Risk-Based Capital Ratio ............          4.00%          8.03%            8.20%          19.13%

Total Risk-Based Capital Ratio .............          8.00%         11.57%           11.71%          20.38%

Tier 1 Leverage Ratio ......................          3.00%          6.78%            6.93%           9.93%

-------------------------

(1) Includes Huntington and Citi-Bancshares on a pro forma combined basis, assuming that all shares of Citi-Bancshares Common Stock are exchanged exclusively for shares of Huntington Common Stock.

         As of September 30, 1996, all of Huntington's bank subsidiaries and Citizens Bank had capital in excess of the minimum requirements.

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

         In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and made revisions to several other federal banking statutes.

         Among other things, FDICIA requires federal banking regulatory authorities to take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized."

         The federal banking regulatory agencies have adopted regulations to implement the prompt corrective action provisions of FDICIA. Among other things, the regulations define the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater and is not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater, and, generally, a leverage ratio of 4% or greater and the institution does not meet the definition of a "well capitalized" institution. An institution that does not meet one or more of the "adequately capitalized" tests is deemed to be "undercapitalized". If the institution has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3%, or a leverage ratio that is less than 3%, it is deemed to be "significantly undercapitalized". Finally, an institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

         FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a cash dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized institutions are subject to growth limitations and are required to submit a capital restoration plan. If any depository institution subsidiary is required to submit a capital restoration plan, its parent company would be required to provide a limited guarantee regarding compliance with the plan as a condition of approval of such plan by the appropriate federal banking agency. If an undercapitalized institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. Significantly undercapitalized institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions may not, beginning 60 days after becoming critically undercapitalized, make any payment of principal or interest on their subordinated debt. In addition, critically undercapitalized institutions are subject to appointment of a receiver or conservator within 90 days of becoming critically undercapitalized.

         Under FDICIA, a depository institution that is not well capitalized is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market. Huntington expects that the FDIC's brokered deposit rule will not adversely affect the ability of its depository institution subsidiaries to accept brokered deposits. Under the regulatory definition of brokered deposits, as of September 30, 1996, Huntington's bank subsidiaries had an immaterial amount of brokered deposits. Citizens Bank does not have any brokered deposits.

         FDICIA, as amended, directs that each federal banking regulatory agency prescribe standards, by regulation or guideline, for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset quality, earnings, and stock valuation. The Federal Reserve Board has adopted a regulation in the form of guidelines covering most of these items, and the other federal banking regulatory agencies are expected to adopt identical regulations. Huntington and Citi-Bancshares believe that the regulations and guidelines will not have a material effect on the operations of their respective depository institution subsidiaries.

INTERSTATE BRANCHING AND CONSOLIDATIONS

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, enacted in September 1994, provides for nationwide interstate banking and branching. Under the law, interstate acquisitions of banks or bank holding companies in any state by bank holding companies in any other state became permissible as of September 29, 1995. Interstate branching and consolidations of existing bank subsidiaries in different states will be permissible beginning June 1, 1997. The permissibility of consolidations and branching may be accelerated by "opt-ins" by individual states. A state may also, until June 1, 1997, adopt legislation to "opt-out" of interstate branching and consolidations, but in that event the state's own banks become ineligible to branch into, or consolidate their operations, in other states. Subject to obtaining all necessary regulatory approvals, Huntington presently intends to merge all of its subsidiary banks except The Huntington State Bank and HNB-Florida, into its principal bank, The Huntington National Bank, headquartered in Columbus, Ohio, and to consolidate all of its subsidiary holding companies, except Huntington Florida, into Huntington, as soon as practicable after June 1, 1997. Huntington Florida and HNB Florida will not be merged or liquidated in the foreseeable future into Huntington and the Huntington National Bank, respectively, without a private letter ruling from the Internal Revenue Service to the effect that the tax-free reorganization with Citi-Bancshares will not be adversely impacted by such transactions.


OTHER APPLICABLE REGULATIONS

         The Riegle Community Development and Regulatory Improvement Act of 1994, also enacted in September 1994, made several changes in existing law affecting bank holding companies, including a reduction in the minimum post-approval antitrust review waiting period for depository institution mergers and acquisitions, and the substitution of a notice for an application when a bank holding company proposes to engage in, or acquire a company to engage in, nonbank activities.

         The Economic Growth and Regulatory Paperwork Reduction Act of 1996, enacted in September, 1996, provided, in addition to arrangements for the recapitalization of the SAIF, regulatory relief for bank holding companies in several significant areas. Bank holding companies that also owned savings associations and were therefore subject to regulation by the Office of Thrift Supervision ("OTS") as savings and loan holding companies were relieved of such duplicative regulation, and neither future acquisitions of savings associations by bank holding companies nor mergers of savings associations into banks will any longer require application to and approval by OTS. Acquisitions by well-capitalized and well managed bank holding companies of companies engaging in permissible nonbanking activities (other than savings associations) may now be made with only 12 days prior notice to the Federal Reserve Board, and de novo engagement in such activities by such bank holding companies may be commenced without prior notice and with only subsequent notice to the Federal Reserve Board. The same legislation gave regulatory relief to banks in regard to corporate governance, branching, disclosure, and other operational areas.



                                     EXPERTS


         The consolidated financial statements of Huntington at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Citi-Bancshares as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by Purvis, Gray & Company, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL OPINIONS


         The validity of the Huntington Common Stock to be issued to Citi-Bancshares shareholders pursuant to the Merger and certain other legal matters in connection with the Merger will be passed upon for Huntington by Porter, Wright, Morris & Arthur, Columbus, Ohio. As of September 30, 1996, members of such firm participating in the representation of Huntington on this matter beneficially owned an aggregate of 19,808 shares of Huntington Common Stock. Certain legal matters in connection with the Merger will be passed on for Citi-Bancshares by Alston & Bird, Atlanta, Georgia and McLin Burnsed Morrison Johnson Newman & Roy, P.A., Leesburg, Florida.



                                  OTHER MATTERS


         As of the date of this Proxy Statement/Prospectus, management of Citi-Bancshares knows of no business other than that described in this Proxy Statement/Prospectus that will come before the Special Meeting. Should any other matters properly come before the Special Meeting, the proxy in the enclosed form confers upon the person or persons designated to vote the shares discretionary authority to vote the same with respect to any such other matter in accordance with their judgment.

                         INDEX TO FINANCIAL INFORMATION



                                                                                                           PAGE
                                                                                                           ----
CONSOLIDATED FINANCIAL STATEMENTS OF HUNTINGTON

     Report of Ernst & Young LLP, Independent Auditors..................................................... F-1

     Consolidated Balance Sheets as of December 31, 1995 and 1994.......................................... F-2

     Consolidated Statements of Income for the Years Ended December 31, 1995, 1994, and 1993 .............. F-3

     Consolidated Statements of Changes in Shareholders' Equity for the Years Ended December 31,
         1995, 1994, and 1993 ............................................................................. F-4

     Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1994, and 1993........... F-5

     Notes to Consolidated Financial Statements - December 31, 1995........................................ F-6

     Management's Discussion and Analysis of Financial Condition and Results of Operations -
         December 31, 1995, and other Financial Information ............................................... F-18

     Consolidated Balance Sheets as of September 30, 1996, December 31, 1995, and September
         30, 1995.......................................................................................... F-34

     Consolidated Statements of Income for the Periods Ended September 30, 1996 and 1995................... F-35

     Consolidated Statements of Changes in Shareholders' Equity for the Periods Ended
         September 30, 1996 and 1995....................................................................... F-36

     Consolidated Statements of Cash Flows for the Periods Ended September 30, 1996 and 1995............... F-37

     Notes to Consolidated Financial Statements - September 30, 1996 ...................................... F-38

     Management's Discussion and Analysis of Financial Condition and Results of Operations -
         September 30, 1996................................................................................ F-41


FINANCIAL STATEMENTS OF CITI-BANCSHARES

     Supplemental Report of Purvis, Gray & Company ........................................................ F-55

     Supplemental Consolidated Balance Sheets as of December 31, 1995 and 1994 ............................ F-56

     Supplemental Consolidated Statements of Income for the Years Ended December 31, 1995,
         1994, and 1993.................................................................................... F-57

     Supplemental Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
         1995, 1994, and 1993.............................................................................. F-58

     Supplemental Consolidated Statements of Cash Flows for the Years Ended December 31, 1995,
         1994, and 1993.................................................................................... F-59

     Notes to Supplemental Consolidated Financial Statements  - December 31, 1995.......................... F-60

     Management's Discussion and Analysis of Financial Condition and Results of Operations -
         December 31, 1995........................................................................................... F-84

     Accountant's Review Report.......................................................................................F-104

     Condensed Consolidated Balance Sheets as of September 30, 1996 and 1995......................................... F-105

     Condensed Consolidated Statements of Income for the Periods Ended September 30, 1996 and 1995................... F-106

     Condensed Consolidated Statements of Changes in Stockholders' Equity for the Periods Ended
         September 30, 1996 and 1995................................................................................. F-107

     Condensed Consolidated Statements of Cash Flows for the Periods Ended September 30, 1996 and 1995............... F-108

     Notes to Condensed Consolidated Financial Statements  - September 30, 1996 ..................................... F-110

     Management's Discussion and Analysis of Financial Condition and Results of Operations -
         September 30, 1996.......................................................................................... F-114

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

TO THE BOARD OR DIRECTORS AND SHAREHOLDERS
HUNTINGTON BANCSHARES INCORPORATED

     We have audited the accompanying consolidated balance sheets of Huntington Bancshares Incorporated and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Huntington Bancshares Incorporated and Subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                             /s/  Ernst & Young LLP


                                             Columbus, Ohio
                                             January 10, 1996

CONSOLIDATED BALANCE SHEETS

------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                        DECEMBER 31,             1995                  1994
                                                                                    -------------          -------------
ASSETS
Cash and due from banks . . . . . . . . . . . . . . . . . . . . . . . . . .         $     860,958            $   885,327
Interest bearing deposits in banks  . . . . . . . . . . . . . . . . . . . .               284,393                  3,059
Trading account securities  . . . . . . . . . . . . . . . . . . . . . . . .                12,924                  9,427
Federal funds sold and securities purchased under resale agreements . . . .               197,531                  5,329
Mortgages held for sale . . . . . . . . . . . . . . . . . . . . . . . . . .               159,705                138,997
Securities available for sale -- at fair value  . . . . . . . . . . . . . .             4,721,144              3,304,493
Investment securities -- fair value $69,196 and $474,147, respectively  . .                67,604                475,692
Total loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            13,261,667             12,264,436
   Less allowance for loan losses . . . . . . . . . . . . . . . . . . . . .               194,456                200,492
                                                                                    -------------          -------------
Net loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            13,067,211             12,063,944
                                                                                    -------------          -------------
Premises and equipment  . . . . . . . . . . . . . . . . . . . . . . . . . .               296,465                288,793
Customers' acceptance liability . . . . . . . . . . . . . . . . . . . . . .                56,926                 53,883
Accrued income and other assets . . . . . . . . . . . . . . . . . . . . . .               529,737                541,696
                                                                                    -------------          -------------
TOTAL ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $  20,254,598            $17,770,640
                                                                                    =============          =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits
   Non-interest bearing . . . . . . . . . . . . . . . . . . . . . . . . . .         $   2,088,074            $ 2,169,095
   Interest bearing . . . . . . . . . . . . . . . . . . . . . . . . . . . .             2,772,845              2,646,785
Savings deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             2,207,378              2,227,406
Certificates of deposit of $100,000 or more . . . . . . . . . . . . . . . .               909,403                605,763
Other domestic time deposits  . . . . . . . . . . . . . . . . . . . . . . .             4,384,949              3,909,061
Foreign time deposits . . . . . . . . . . . . . . . . . . . . . . . . . . .               273,933                406,957
                                                                                    -------------          -------------
   Total deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            12,636,582             11,965,067
                                                                                    -------------          -------------
Short-term borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . .             3,514,773              2,898,201
Bank acceptances outstanding  . . . . . . . . . . . . . . . . . . . . . . .                56,926                 53,883
Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             2,103,024              1,214,052
Accrued expenses and other liabilities  . . . . . . . . . . . . . . . . . .               424,428                227,617
                                                                                    -------------          -------------
   Total Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .            18,735,733             16,358,820
                                                                                    -------------          -------------
Shareholders' equity
   Preferred stock -- authorized 6,617,808 shares; none outstanding
   Common stock -- without par value; authorized 200,000,000 shares;
     issued and outstanding -- 141,402,769 and 131,119,504 shares, respectively         1,056,209                912,318
   Less 8,351,978 and 904,739 treasury shares, respectively . . . . . . . .              (180,632)               (16,577)
   Capital surplus  . . . . . . . . . . . . . . . . . . . . . . . . . . . .               235,802                215,084
   Net unrealized gains (losses) on securities available for sale . . . . .                40,972                (63,289)
   Retained earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . .               366,514                364,284
                                                                                    -------------          -------------
   Total Shareholders' Equity . . . . . . . . . . . . . . . . . . . . . . .             1,518,865              1,411,820
                                                                                    -------------          -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  . . . . . . . . . . . . . . . .         $  20,254,598            $17,770,640
                                                                                    =============          =============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars, except per share amounts)

                                       YEAR ENDED DECEMBER 31,         1995                  1994                  1993
                                                                   -----------          -----------            -----------
Interest and fee income
   Loans  . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 1,156,446           $  975,604            $   896,932
   Securities
      Taxable . . . . . . . . . . . . . . . . . . . . . . . .          281,633              198,594                254,795
      Tax-exempt  . . . . . . . . . . . . . . . . . . . . . .            8,099               13,663                 20,268
   Mortgages held for sale  . . . . . . . . . . . . . . . . .            9,807               25,886                 60,188
   Other  . . . . . . . . . . . . . . . . . . . . . . . . . .            5,911                5,974                  4,128
                                                                   -----------          -----------            -----------
      TOTAL INTEREST INCOME   . . . . . . . . . . . . . . . .        1,461,896            1,219,721              1,236,311
                                                                   -----------          -----------            -----------
Interest expense
   Deposits . . . . . . . . . . . . . . . . . . . . . . . . .          425,631              294,780                317,545
   Short-term borrowings  . . . . . . . . . . . . . . . . . .          212,110              106,646                 89,444
   Long-term debt . . . . . . . . . . . . . . . . . . . . . .           99,592               62,245                 33,122
                                                                   -----------          -----------            -----------
      TOTAL INTEREST EXPENSE  . . . . . . . . . . . . . . . .          737,333              463,671                440,111
                                                                   -----------          -----------            -----------
      NET INTEREST INCOME   . . . . . . . . . . . . . . . . .          724,563              756,050                796,200
                                                                   -----------          -----------            -----------
Provision for loan losses . . . . . . . . . . . . . . . . . .           28,721               15,284                 79,294
                                                                   -----------          -----------            -----------
      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES   .          695,842              740,766                716,906
                                                                   -----------          -----------            -----------
Total non-interest income   . . . . . . . . . . . . . . . . .          248,390              222,314                293,365
Total non-interest expense  . . . . . . . . . . . . . . . . .          565,784              596,606                646,480
                                                                   -----------          -----------            -----------
      INCOME BEFORE INCOME TAX EXPENSE  . . . . . . . . . . .          378,448              366,474                363,791
Provision for income taxes  . . . . . . . . . . . . . . . . .          133,959              123,881                126,879
                                                                   -----------          -----------            -----------
      NET INCOME  . . . . . . . . . . . . . . . . . . . . . .      $   244,489           $  242,593            $   236,912
                                                                   ===========          ===========            ===========
PER COMMON SHARE(1)
   Net income . . . . . . . . . . . . . . . . . . . . . . . .            $1.78                $1.78                  $1.76
   Cash dividends . . . . . . . . . . . . . . . . . . . . . .             $.78                 $.68                   $.56
AVERAGE COMMON SHARES OUTSTANDING   . . . . . . . . . . . . .      137,702,243          136,209,760            134,729,322


See notes to consolidated financial statements.

(1) Restated for the five percent stock dividend distributed July 31, 1995.

CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS' EQUITY

-----------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)                                                   Net Unrealized
                                    Common     Common     Treasury  Treasury     Capital   Gains (Losses)  Retained
                                    Shares     Stock       Shares    Stock       Surplus    on Securities   Earnings    Total
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE -- JANUARY 1, 1993           93,740  $  634,763      (303)  $ (6,069)   $ 212,603         --       $ 288,372   $1,129,669
Stock issued for acquisitions . .     1,972      42,052                                                                    42,052
Net income  . . . . . . . . . . .                                                                            236,912      236,912
Cash dividends declared
  ($.56 per share)  . . . . . . .                                                                            (68,064)     (68,064)
Stock options exercised . . . . .                             336      8,278        1,049                     (6,897)       2,430
10% stock dividend  . . . . . . .     8,479     224,544       (18)                                          (224,747)        (203)
Treasury shares purchased . . . .                          (1,447)   (36,795)                                             (36,795)
Treasury shares sold:
  Shareholder dividend
    reinvestment plan   . . . . .                             408      9,561          353                        (59)       9,855
  Employee benefit plans  . . . .                             416      9,735          691                       (117)      10,309
Conversion of convertible notes .        36         346                                                                       346
Change in valuation allowance
  for marketable equity securities                                                                             1,098        1,098
Pre-merger transactions
  of pooled banks   . . . . . . .       184         402                             1,472                     (4,846)      (2,972)
                                    -------  ----------   -------   --------    ---------    -------       ---------   ----------
BALANCE -- DECEMBER 31, 1993        104,411     902,107      (608)   (15,290)     216,168         --         221,652    1,324,637
                                    -------  ----------   -------   --------    ---------    -------       ---------   ----------

Change in accounting method
  for securities  . . . . . . . .                                                            $65,548           1,624       67,172
Stock issued for acquisition. . .       573       9,842     1,318     24,984       (2,026)                                 32,800
Net income  . . . . . . . . . . .                                                                            242,593      242,593
Cash dividends declared
  ($.68 per share)  . . . . . . .                                                                            (93,176)     (93,176)
Stock options exercised . . . . .                             290      6,625          775                     (5,669)       1,731
Five-for-four stock split . . . .    26,088                  (160)
Treasury shares purchased . . . .                          (3,537)   (73,634)                                             (73,634)
Treasury shares sold:
  Shareholder dividend
    reinvestment plan . . . . . .                           1,159     26,635           30                     (2,151)      24,514
  Employee benefit plans  . . . .                             633     14,103          137                       (589)      13,651
Conversion of convertible notes .        48         369                                                                       369
Change in net unrealized gains
  (losses) on securities
  available for sale  . . . . . .                                                           (128,837)                    (128,837)
                                    -------  ----------   -------   --------    ---------    -------       ---------   ----------
BALANCE -- DECEMBER 31, 1994        131,120     912,318      (905)   (16,577)     215,084    (63,289)        364,284    1,411,820
                                    -------  ----------   -------   --------    ---------    -------       ---------   ----------

Stock issued for acquisitions . .     3,510       3,434                            20,061       (985)          8,474       30,984
Net income  . . . . . . . . . . .                                                                            244,489      244,489
Cash dividends declared
  ($.78 per share)  . . . . . . .                                                                           (106,493)    (106,493)
Stock options exercised . . . . .                             231      4,155            7                     (2,809)       1,353
5% stock dividend . . . . . . . .     6,732     140,146       (45)                                          (140,272)        (126)
Treasury shares purchased . . . .                          (9,625)  (204,645)                                            (204,645)
Treasury shares sold:
  Shareholder dividend
    reinvestment plan   . . . . .                           1,553     28,609          437                     (1,114)      27,932
  Employee benefit plans  . . . .                             439      7,826          213                        (45)       7,994
Conversion of convertible notes .        41         311                                                                       311
Change in net unrealized gains
  (losses) on securities
  available for sale  . . . . . .                                                            105,246                      105,246
                                    -------  ----------   -------   ---------   ---------    -------       ---------   ----------
BALANCE -- DECEMBER 31, 1995. . .   141,403  $1,056,209    (8,352) $(180,632)   $ 235,802    $40,972       $ 366,514   $1,518,865
                                    =======  ==========   =======   =========   =========    =======       =========   ==========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                 YEAR ENDED DECEMBER 31,       1995                 1994                1993
                                                                    -------------        ------------        ------------
OPERATING ACTIVITIES
  Net Income  . . . . . . . . . . . . . . . . . . . . . . . . .     $     244,489        $    242,593        $   236,912
  Adjustments to reconcile net income to net cash
    provided by operating activities
      Provision for loan losses   . . . . . . . . . . . . . . .            28,721              15,284             79,294
      Provision for depreciation and amortization   . . . . . .            68,763              84,215            127,459
      Deferred income tax expense (benefit)   . . . . . . . . .            26,694              57,329            (30,412)
      (Increase) decrease in trading account securities   . . .            (3,497)             12,537            (20,681)
      (Increase) decrease in mortgages held for sale  . . . . .           (20,708)            893,341           (288,296)
      Gain on sale of subsidiary  . . . . . . . . . . . . . . .            (8,939)                 --                 --
      Net gains on sales of securities  . . . . . . . . . . . .            (9,056)             (2,594)           (27,189)
      (Increase) decrease in accrued income receivable  . . . .           (23,331)               (247)             3,924
      Net increase in other assets  . . . . . . . . . . . . . .           (37,053)            (59,397)           (63,791)
      Increase (decrease) in accrued expenses   . . . . . . . .           112,963             (22,033)            (8,775)
      Net increase (decrease) in other liabilities  . . . . . .               879             (46,649)            48,157
                                                                    -------------        ------------       ------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES   . . . . .           379,925           1,174,379             56,602
                                                                    -------------        ------------       ------------
INVESTING ACTIVITIES
  (Increase) decrease in interest bearing deposits in banks   .          (281,334)              9,551            152,077
  Proceeds from:
    Maturities and calls of investment securities   . . . . . .            82,082              86,027            308,654
    Maturities and calls of securities available for sale   . .           216,878             317,031            542,062
    Sales of investment securities  . . . . . . . . . . . . . .                --                  --            252,590
    Sales of securities available for sale  . . . . . . . . . .         2,653,545           2,316,843          2,306,111
  Purchases of:
    Investment securities   . . . . . . . . . . . . . . . . . .            (2,660)           (230,676)          (239,164)
    Securities available for sale   . . . . . . . . . . . . . .        (3,719,144)         (2,146,362)        (2,956,527)
  Proceeds from sales of loans  . . . . . . . . . . . . . . . .           306,105                  --                 --
  Net loan originations, excluding sales    . . . . . . . . . .        (1,267,185)         (1,187,428)          (959,314)
  Proceeds from disposal of premises and equipment  . . . . . .             2,902               1,200             13,035
  Purchases of premises and equipment   . . . . . . . . . . . .           (33,429)            (25,938)           (56,820)
  Proceeds from sales of other real estate  . . . . . . . . . .            30,133              44,484             24,169
  Net cash received (paid) from purchase/sale of subsidiaries             165,803               2,670            (13,173)
                                                                    -------------        ------------       ------------
          NET CASH USED FOR INVESTING ACTIVITIES  . . . . . . .        (1,846,304)           (812,598)          (626,300)
                                                                    -------------        ------------       ------------
FINANCING ACTIVITIES
  Increase (decrease) in total deposits   . . . . . . . . . . .           397,675            (240,219)          (300,206)
  Increase (decrease) in short-term borrowings  . . . . . . . .           620,369            (303,287)           517,008
  Proceeds from issuance of long-term debt  . . . . . . . . . .         1,095,220             475,000            560,961
  Payment of long-term debt   . . . . . . . . . . . . . . . . .          (206,166)            (26,415)          (278,611)
  Dividends paid on common stock  . . . . . . . . . . . . . . .          (105,520)            (87,545)           (61,892)
  Acquisition of treasury stock   . . . . . . . . . . . . . . .          (204,645)            (73,634)           (36,795)
  Proceeds from issuance of treasury stock  . . . . . . . . . .            37,279              39,896             22,594
                                                                    -------------        ------------       ------------
          NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES          1,634,212            (216,204)           423,059
                                                                    -------------        ------------       ------------
          CHANGE IN CASH AND CASH EQUIVALENTS   . . . . . . . .           167,833             145,577           (146,639)
          CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR  . . .           890,656             745,079            891,718
                                                                    -------------        ------------       ------------
          CASH AND CASH EQUIVALENTS AT END OF YEAR  . . . . . .     $   1,058,489        $    890,656       $    745,079
                                                                    =============        ============       ============


NOTE: Huntington made interest payments of $667,712, $451,694, and $430,701 in 1995, 1994, and 1993, respectively. Federal income tax payments were $100,039 in 1995, $97,775 in 1994, and $155,457 in 1993.


See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

1. ACCOUNTING POLICIES

   NATURE OF OPERATIONS: Huntington Bancshares Incorporated (Huntington) is a multi-state bank holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through its subsidiaries, Huntington conducts a full-service commercial and consumer banking business and provides other financial products and services, principally to domestic customers.

   BASIS OF PRESENTATION: The consolidated financial statements include the accounts of Huntington and its subsidiaries and are presented on the basis of generally accepted accounting principles (GAAP). All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform with the current year's presentation.

   The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.

   In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (FAS 121). The Statement prescribes the accounting for the impairment of long-lived assets and goodwill related to those assets. The new rules specify when assets should be reviewed for impairment, how to determine whether an asset or group of assets is impaired, how to measure an impairment loss, and what financial statement disclosures are necessary. Also prescribed is the accounting for long-lived assets and identifiable intangibles that a company plans to dispose of, other than those that are a part of a discontinued operation. Any impairment of a long-lived asset resulting from management's review is to be recognized as a component of non-interest expense. The adoption of FAS 121, which will occur in the first quarter of 1996, is not expected to have a material effect on Huntington's consolidated financial statements.

   SECURITIES: Debt securities that Huntington has both the positive intent and ability to hold to maturity are classified as investments and are carried at amortized cost. Securities purchased with the intention of recognizing short-term profits are placed in the trading account and carried at fair value. Securities not classified as investments or trading are designated available-for-sale and carried at fair value. Unrealized gains and losses on securities classified as available-for-sale are carried as a separate component of shareholders' equity. Unrealized gains and losses on securities classified as trading are reported in earnings. The amortized cost of specific securities sold is used to compute realized gains and losses.

   On November 15, 1995, the FASB issued a Special Report entitled: "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (the Guide). As permitted by the Guide, concurrent with its adoption in December 1995, Huntington made a one-time reclassification of securities with an amortized cost of $327.6 million and an unrealized gain of $1.5 million from the investment category to available-for-sale.

   LOANS: Loans are stated at the principal amount outstanding, net of unearned discount. Interest income on loans is primarily accrued based on principal amounts outstanding. Income from lease financing is recognized on a basis to achieve a constant periodic rate of return on the outstanding investment. The accrual of interest income is discontinued when the collection of principal, interest, or both is doubtful. When interest accruals are suspended, interest income accrued in the current period is reversed. Huntington uses the cost recovery method in accounting for cash received on non- accrual loans. Under this method, cash receipts are generally applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income.

   Significant nonrefundable loan fees and certain direct loan origination costs are deferred and amortized over the term of the loan as a yield adjustment.

   ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses reflects management's judgment as to the level considered appropriate to absorb potential losses inherent in the loan portfolio. This judgment is based on a review of individual loans, historical loss experience, economic conditions, portfolio trends, and other factors. The allowance is increased by provisions charged to earnings and reduced by charge-offs, net of recoveries.

   OTHER REAL ESTATE: Other real estate, acquired through partial or total satisfaction of loans, is included in other assets and carried at the lower of cost or fair value less estimated costs of disposition. At the date of acquisition, any losses are charged to the allowance for loan losses. Subsequent write-downs are included in non-interest expense. Realized losses from disposition of the property and declines in fair value that are considered permanent are charged to the reserve for other real estate.

   PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets. Estimated useful lives employed are on average 30 years for premises and 3 to 10 years for equipment.

   MORTGAGE BANKING ACTIVITIES: Mortgages held for sale are reported at the lower of cost or aggregate market value primarily as determined by outstanding commitments from investors.

   Huntington adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights" (FAS 122) during the third quarter of 1995. FAS 122, an amendment of Statement 65, requires the recognition of rights to service loans for others as separate assets, however those servicing rights are acquired. FAS 122 also requires that a mortgage banking enterprise assess its capitalized servicing rights for impairment based on the fair value of those rights, using a disaggregated approach for mortgage servicing rights capitalized after adoption of the new standard. Mortgage servicing rights are amortized on an accelerated basis over the estimated period of net servicing revenue. Adjustments to reduce amortized cost to estimated fair value are included in non-interest income or non-interest expense, as appropriate.

   PURCHASE BUSINESS COMBINATIONS: Net assets of entities acquired in transactions accounted for under the purchase method of accounting are recorded at estimated fair value at the date of acquisition. The excess of cost over the fair value of net assets acquired (goodwill) is being amortized over periods generally ranging up to 25 years. Core deposits and other identifiable acquired

-----------------------------------------------------------------------------

intangible assets are amortized on an accelerated basis over their estimated useful lives.

   OFF-BALANCE SHEET FINANCIAL INSTRUMENTS: Huntington uses certain off-balance sheet financial instruments, principally interest rate swaps, in connection with its asset/liability management activities. Interest rate options (including caps and floors), futures, and forwards are also used to manage interest rate risk. Provided these instruments meet specific criteria, they are considered hedges and accounted for under the accrual or deferral methods, as more fully discussed below. Off-balance sheet financial instruments that do not meet the required criteria are carried on the balance sheet at fair value with realized and unrealized changes in that value recognized in earnings. Similarly, if the hedged item is sold or its outstanding balance otherwise declines below that of the related hedging instrument, the off-balance sheet product (or applicable excess portion thereof) is marked-to-market and the resulting gain or loss is included in earnings.

   Accrual accounting is used when the cash flows attributable to the hedging instrument satisfy the objectives of the asset/liability management strategy. Huntington uses the accrual method for substantially all of its interest rate swaps as well as for interest rate options. Amounts receivable or payable under these agreements are recognized as an adjustment to the interest income or expense of the hedged item. There is no recognition on the balance sheet for changes in the fair value of the hedging instrument, except for interest rate swaps designated as hedges of securities available for sale, for which changes in fair values are reported in shareholders' equity. Premiums paid for interest rate options are deferred as a component of other assets and amortized to interest income or expense over the contract term. Gains and losses on terminated hedging instruments are also deferred and amortized to interest income or expense over the remaining life of the hedged item.

   Huntington employs deferral accounting when the market value of the hedging instrument meets the objectives of the asset/liability management strategy and the hedged item is reported at other than fair value. In such cases, gains and losses associated with futures and forwards are deferred as an adjustment to the carrying value of the related asset or liability and are recognized in the corresponding interest income or expense accounts over the remaining life of the hedged item.

   STATEMENT OF CASH FLOWS: Cash and cash equivalents are defined as "Cash and due from banks" and "Federal funds sold and securities purchased under resale agreements."

   EARNINGS PER SHARE: Per common share amounts have been calculated based upon the weighted average number of common shares outstanding in each period, as adjusted for the five percent stock dividend distributed July 31, 1995. The dilutive effects of unexercised stock options are not significant.

2. SECURITIES AVAILABLE FOR SALE
   Amortized cost, unrealized gains and losses, and fair values of securities available for sale as of December 31, 1995 and 1994 were:

---------------------------------------------------------------------------
                                                 UNREALIZED
                                              ----------------
                                 AMORTIZED    GROSS     GROSS        FAIR
(in thousands of dollars)           COST      GAINS     LOSSES       VALUE
---------------------------------------------------------------------------
AT DECEMBER 31, 1995
U.S. Treasury . . . . . . . .   $  567,088   $ 5,453  $   2,663  $   569,878
Federal Agencies
 Mortgage-backed securities .      882,855    18,115        111      900,859
 Other agencies . . . . . . .    2,726,471    33,814      2,852    2,757,433
                                ----------   -------  ---------  -----------
 Total U.S. Treasury
     and Federal Agencies . .    4,176,414    57,382      5,626    4,228,170
                                ----------   -------  ---------  -----------
Other debt securities . . . .      472,771    13,327        124      485,974
Marketable equity securities.        8,359        --      1,359        7,000
                                ----------   -------  ---------  -----------
 Total securities
     available for sale . . .   $4,657,544   $70,709  $   7,109  $ 4,721,144
                                ==========   =======  =========  ===========

AT DECEMBER 31, 1994
U.S. Treasury . . . . . . . .   $  854,414   $   475  $  38,798  $   816,091
Federal Agencies
 Mortgage-backed securities .      501,530     1,473     13,246      489,757
 Other agencies . . . . . . .    1,744,122       805     44,498    1,700,429
 Total U.S. Treasury
  and Federal Agencies. . . .    3,100,066     2,753     96,542    3,006,277
                                ----------   -------  ---------  -----------
Other debt securities . . . .      293,686        --      1,894      291,792
Marketable equity securities.        8,359        --      1,935        6,424
                                ----------   -------  ---------  -----------
 Total securities
  available for sale. . . . .   $3,402,111   $ 2,753  $ 100,371  $ 3,304,493
                                ==========   =======  =========  ===========


   Amortized cost and fair values by contractual maturity at December 31, 1995 and 1994 were:

----------------------------------------------------------
                                     AMORTIZED    FAIR
(in thousands of dollars)              COST       VALUE
----------------------------------------------------------
AT DECEMBER 31, 1995
Under 1 year  . . . . . . . . .     $  238,329  $  240,713
1-5 years . . . . . . . . . . .      2,289,209   2,322,765
6-10 years  . . . . . . . . . .      1,340,200   1,360,798
Over 10 years . . . . . . . . .        781,447     789,868
Marketable equity securities  .          8,359       7,000
                                    ----------  ----------
  Total   . . . . . . . . . . .     $4,657,544  $4,721,144
                                    ==========  ==========
AT DECEMBER 31, 1994
Under 1 year  . . . . . . . . .     $  556,481  $  551,937
1-5 years . . . . . . . . . . .      1,281,983   1,254,657
6-10 years  . . . . . . . . . .      1,084,241   1,043,878
Over 10 years . . . . . . . . .        471,047     447,597
Marketable equity securities  .          8,359       6,424
                                    ----------  ----------
  Total   . . . . . . . . . . .     $3,402,111  $3,304,493
                                    ==========  ==========

 Proceeds from sales of securities available for sale were $2.7 billion during 1995 and $2.3 billion in both 1994 and 1993. Gross gains of $12.5 million, $15.2 million, and $25.9 million were realized in 1995, 1994, and 1993, respectively. Gross losses totaled $3.5 million in 1995, $12.7 million in 1994, and $2.9 million in 1993.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3. INVESTMENT SECURITIES
   Amortized cost, unrealized gains and losses, and fair values of investment securities as of December 31, 1995 and 1994 were:

----------------------------------------------------------------
                                            UNREALIZED
                                            ----------
                               AMORTIZED  GROSS    GROSS   FAIR
(in thousands of dollars)        COST     GAINS    LOSSES  VALUE
-----------------------------------------------------------------
AT DECEMBER 31, 1995
U.S. Treasury . . . .           $    156     --       --  $   156
States and political
 subdivisions   . . .             67,448 $1,704   $  112   69,040
                                -------- ------   ------  -------
 Total investment
   securities   . . .           $ 67,604 $1,704   $  112  $69,196
                                ======== ======   ======  =======

AT DECEMBER 31, 1994
U.S. Treasury . . . .           $    150     --       --  $   150
Federal Agencies
 Mortgage-backed securities        8,313 $   23  $    53    8,283
 Other agencies . . .            309,250     97    4,193  305,154
                                -------- ------   ------  -------
 Total U.S. Treasury
     and Federal Agencies        317,713    120    4,246  313,587
                                -------- ------   ------  -------
States and political
 subdivisions   . . .            153,649  3,996    1,335  156,310
Other securities  . .              4,330     --       80    4,250
                                -------- ------   ------  -------
 Total investment
   securities   . . .           $475,692 $4,116   $5,661 $474,147
                                ======== ======   ======  =======

   Amortized cost and fair values by contractual maturity at December 31, 1995 and 1994 were:

--------------------------------------------------------
                                      AMORTIZED    FAIR
(in thousands of dollars)              COST        VALUE
--------------------------------------------------------
AT DECEMBER 31, 1995
Under 1 year  . . . . . . . . .     $ 27,340     $ 27,592
1-5 years . . . . . . . . . . .       23,793       24,652
6-10 years  . . . . . . . . . .       12,638       13,040
Over 10 years . . . . . . . . .        3,833        3,912
                                    --------     --------
  Total   . . . . . . . . . . .     $ 67,604     $ 69,196
                                    ========     ========


AT DECEMBER 31, 1994
Under 1 year  . . . . . . . . .     $ 58,019     $ 58,738
1-5 years . . . . . . . . . . .      174,962      174,770
6-10 years  . . . . . . . . . .      231,792      229,647
Over 10 years . . . . . . . . .       10,919       10,992
                                    --------     --------
  Total   . . . . . . . . . . .     $475,692     $474,147
                                    ========     ========

 There were no sales of investment securities in 1995 or 1994. Proceeds from sale of investment securities were $252.6 million in 1993. Gross gains of $5.6 million and gross losses of $1.4 million were realized from such sales.


4. LOANS
   At December 31, 1995 and 1994, loans were comprised of the following:

--------------------------------------------------------------------
(in thousands of dollars)                        1995       1994
--------------------------------------------------------------------
Commercial  . . . . . . . . . . . . .       $ 4,190,237  $ 3,668,898
Real estate
   Construction . . . . . . . . . . .           367,889      304,769
   Commercial . . . . . . . . . . . .         1,578,891    1,378,398
   Residential. . . . . . . . . . . .         1,176,715    1,624,367
Consumer (net of $11,632 and $11,651
   unearned discount, respectively) .         5,094,036    4,641,946
Lease financing . . . . . . . . . . .           853,899      646,058
                                            -----------  -----------
   Total loans  . . . . . . . . . . .       $13,261,667  $12,264,436
                                            ===========  ===========

   Huntington's subsidiaries have granted loans to its officers, directors, and their associates. Such loans were made in the ordinary course of business at the banking subsidiaries' normal credit terms, including interest rate and collateralization, and do not represent more than the normal risk of collection. These loans to related parties are summarized as follows:

----------------------------------------------------------------------------
(in thousands of dollars)                          1995              1994
----------------------------------------------------------------------------
Balance, beginning of year. . . . . . .     $       98,225   $       100,856
   Loans made . . . . . . . . . . . . .             12,747            14,069
   Repayments . . . . . . . . . . . . .            (14,544)          (21,066)
   Changes due to status of executive
      officers and directors. . . . . .             46,210             4,366
                                            --------------   ---------------
Balance, end of year  . . . . . . . . .     $      142,638   $        98,225
                                            ==============   ===============

5. ALLOWANCE FOR LOAN LOSSES
   A summary of the transactions in the allowance for loan losses for the three years ended December 31 follows:

---------------------------------------------------------------------
(in thousands of dollars)             1995         1994        1993
---------------------------------------------------------------------
Balance, beginning of year          $200,492     $211,835    $153,654
Allowance of assets acquired/other     6,827        1,393      11,241
Loan losses . . . . . . .            (55,568)     (46,122)    (45,592)
Recoveries of loans previously
    charged off . . . . .             13,984       18,102      13,238
Provision for loan losses             28,721       15,284      79,294
                                    --------     --------    --------
Balance, end of year  . .           $194,456     $200,492    $211,835
                                    ========     ========    ========

   On January 1, 1995, Huntington adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" (FAS 114), as amended by FAS 118. Under the new rules, the 1995 allowance for loan losses related to loans that are identified for evaluation in accordance with FAS 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for collateral-dependent loans. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral-dependent loans.
   Under FAS 114, $27.1 million of the non-performing loans presented in Table 12 of Management's Discussion and Analysis were considered impaired at December 31, 1995. Included in this amount is $20 million of impaired loans for which the related allowance for loan losses is $7.3 million and $7.1 million of impaired loans that as a result of write-downs do not have an allowance for loan losses. The average recorded investment in impaired loans during the year ended December 31, 1995, was approximately $26 million.

6. PREMISES AND EQUIPMENT
   At December 31, 1995 and 1994, premises and equipment stated at cost were comprised of the following:

---------------------------------------------------------
(in thousands of dollars)               1995        1994
---------------------------------------------------------
Land  . . . . . . . . . . . . .      $ 47,353    $ 44,445
Buildings . . . . . . . . . . .       222,942     215,708
Leasehold improvements  . . . .        80,987      79,350
Equipment . . . . . . . . . . .       265,607     250,049
                                     --------    --------
   Total premises and equipment       616,889     589,552
Less accumulated depreciation
   and amortization . . . . . .       320,424     300,759
                                     --------    --------
Net premises and equipment  . .      $296,465    $288,793
                                     ========    ========


   Depreciation and amortization charged to expense and rental income credited to occupancy expense were as follows:


-----------------------------------------------------------------
(in thousands of dollars)                 1995      1994     1993
-----------------------------------------------------------------
Occupancy expense . . . . . .           $11,795   $11,382  $10,720
Equipment expense . . . . . .            17,555    16,588   16,399
                                        -------   -------  -------
 Total depreciation and amortization    $29,350   $27,970  $27,119
                                        =======   =======  =======
Rental income credited to
   occupancy expense  . . . .           $11,447   $11,798  $12,264
                                        =======   =======  =======


7. SHORT-TERM BORROWINGS
   At December 31, 1995 and 1994, short-term borrowings were comprised of the following:

----------------------------------------------------------------------
(in thousands of dollars)                          1995        1994
----------------------------------------------------------------------
Federal funds purchased and securities
  sold under agreements to repurchase           $2,854,142  $1,442,138
Medium-term bank notes with original
  maturities of less than one year                 494,000   1,264,000
Medium-term (Parent Company) notes with
  original maturities of less than one year         80,000      25,000
Commercial paper  . . . . . . .                     69,096      50,987
Other . . . . . . . . . . . . .                     17,535     116,076
                                                ----------  ----------
Total short-term borrowings . .                 $3,514,773  $2,898,201
                                                ==========  ==========

        Commercial paper is issued by Huntington Bancshares Financial Corporation, a non-bank subsidiary, with principal and interest guaranteed by Huntington Bancshares Incorporated (Parent Company).
        Huntington has the ability to borrow under a line of credit totaling $200 million to support commercial paper borrowings or other short-term working capital needs. Under the terms of agreement, a quarterly fee must be paid and there are no compensating balances required. The line is cancelable, by Huntington, upon written notice and terminates September 30, 1997. There were no borrowings under the line in 1995 or 1994.
        Securities pledged to secure public or trust deposits, repurchase agreements, and for other purposes were $1.5 billion and $1.7 billion at December 31, 1995 and 1994, respectively.

8.  LONG-TERM DEBT
    At December 31, 1995 and 1994, long-term debt was comprised of the following:

----------------------------------------------------------------------
(in thousands of dollars)                             1995        1994
----------------------------------------------------------------------
Subordinated Notes, 7 5/8%, maturing in 2003,
  face value $150,000 at December 31, 1995
  and 1994, net of discount   . . .               $  149,518  $  149,450
Subordinated Notes, 7 7/8%, maturing in 2002,
  face value $150,000 at December 31, 1995
  and 1994, net of discount   . . .                  149,121     148,994
Subordinated Notes, 6 3/4%, maturing in 2003,
  face value $100,000 at December 31, 1995
  and 1994, net of discount   . . .                   99,753      99,720
Medium Term Bank Notes
  maturing through 1997   . . . . .                1,510,000     616,600

Medium Term (Parent Company) Notes
  maturing through 1998   . . . . .                   95,000      50,000
Federal Home Loan Bank Notes
  maturing through 1997   . . . . .                   99,000     148,500
Other . . . . . . . . . . . . . . .                      632         788
                                                  ----------  ----------
Total long-term debt  . . . . . . .               $2,103,024  $1,214,052
                                                  ==========  ==========



PARENT COMPANY OBLIGATIONS:
        The 7 7/8% Notes are not redeemable prior to maturity in 2002 and do no provide for any sinking fund.
        The Medium Term Notes had weighted average interest rates of 5.85% and 5.59% at December 31, 1995 and 1994, respectively.
SUBSIDIARY OBLIGATIONS:
        The 7 5/8% Notes and the 6 3/4% Notes were both issued by The Huntingto National Bank in 1993. These Notes are not redeemable prior to maturity in 2003, and do not provide for any sinking fund.
        The Medium Term Bank Notes had weighted average interest rates of 5.89% and 5.68% at December 31, 1995 and 1994, respectively.
        The Federal Home Loan Bank Notes mature serially over the period beginning January 1996 through February 1997 and had a weighted average interest rate of 6.41% and 6.25% at December 31, 1995 and 1994, respectively. These advances cannot be prepaid without penalty.
        The terms of Huntington's long-term debt obligations contain various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 1995, Huntington was in compliance with all such covenants.
        Interest rate swaps were used by Huntington to convert the Subordinated Notes to a variable interest rate. The stated interest rates on certain of the Medium Term Bank Notes have also been modified by interest rate swaps. At December 31, 1995, the weighted average effective interest rate on the synthetically altered Subordinated Notes and Medium Term Bank Notes was 5.82% and 6.59%, respectively.
        The following table summarizes the maturities of Huntington's long-term debt.

---------------------------------------------------------------
      Year                   (in thousands of dollars)
---------------------------------------------------------------
      1996  . . . . . . . . . . . . . .             $ 1,415,275
      1997  . . . . . . . . . . . . . .                 219,356
      1998  . . . . . . . . . . . . . .                  70,000
      1999  . . . . . . . . . . . . . .                      --
      2000  . . . . . . . . . . . . . .                      --
      2001 and thereafter . . . . . . .                 400,000
                                                      2,104,631
      Discount  . . . . . . . . . . . .                  (1,607)
                                                     ----------
      Total . . . . . . . . . . . . . .              $2,103,024
                                                     ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


------------------------------------------------------------------------------
9. OPERATING LEASES
   At December 31, 1995, Huntington and its subsidiaries were obligated under noncancelable leases for land, buildings, and equipment. Many of these leases contain renewal options, and certain leases provide options to purchase the leased property during or at the expiration of the lease period at specified prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses, or proportionately adjusted for increases in the consumer or other price indices.
   The following summary reflects the future minimum rental payments, by year, required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1995.

----------------------------------------------------------------
Year                                   (in thousands of dollars)
----------------------------------------------------------------
1996  . . . . . . . . . . . . . . . . . . . .    $ 19,565
1997  . . . . . . . . . . . . . . . . . . . .      16,759
1998  . . . . . . . . . . . . . . . . . . . .      14,719
1999  . . . . . . . . . . . . . . . . . . . .      13,622
2000  . . . . . . . . . . . . . . . . . . . .      15,223
2001 and thereafter . . . . . . . . . . . . .     124,214
                                                 --------
Total Minimum Payments  . . . . . . . . . . .    $204,102
                                                 ========

   Total minimum lease payments have not been reduced by minimum sublease rentals of $61.6 million due in the future under noncancelable subleases. The rental expense for all operating leases, except those with terms of a month or less, was $23.6 million for 1995, compared with $23.8 million in 1994 and $22.1 million in 1993.
-------------------------------------------------------------------------------
10.  OFF-BALANCE SHEET TRANSACTIONS
     In the normal course of business, Huntington is party to financial instruments with varying degrees of credit and market risk in excess of the amounts reflected as assets and liabilities in the consolidated balance sheet. Loan commitments and letters of credit are commonly used to meet the financing needs of customers, while interest rate swaps, options, futures, and forwards are an integral part of Huntington's asset/liability management activities. To a much lesser extent, various financial instrument agreements are entered into to assist customers in managing their exposure to interest rate fluctuations. These customer agreements, for which Huntington counters interest rate risk through offsetting third party contracts, are considered trading activities.
   The credit risk arising from loan commitments and letters of credit, represented by their contract amounts, is essentially the same as that involved in extending loans to customers, and both arrangements are subject to Huntington's standard credit policies and procedures. Collateral is obtained based on management's credit assessment of the customer and, for commercial transactions, may consist of accounts receivable, inventory, income-producing properties, and other assets. Residential properties are the principal form of collateral for consumer commitments.
   Notional values of interest rate swaps and other off-balance sheet financial instruments significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to Huntington, including any accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements, and other contract provisions. At December 31, 1995, Huntington's credit risk from these off-balance sheet arrangements, including trading activities, was approximately $63.6 million.
   The contract or notional amount of financial instruments with off-balance sheet risk at December 31, 1995 and 1994, is presented in the following table:

-------------------------------------------------------------------------------
(in millions of dollars)                   1995     1994
-------------------------------------------------------------------------------
CONTRACT AMOUNT REPRESENTS CREDIT RISK
  Commitments to extend credit
    Commercial  . . . . . . . . . . .    $2,857    $2,672
    Consumer  . . . . . . . . . . . .     2,561     2,169
    Other   . . . . . . . . . . . . .       360       218
  Standby letters of credit . . . . .       424       416
  Commercial letters of credit  . . .       143       137
NOTIONAL AMOUNT EXCEEDS CREDIT RISK
  Asset/liability management activities
    Interest rate swaps   . . . . . .     4,507     6,840
    Purchased interest rate options         600     1,130
    Interest rate forwards and futures      231        92
  Trading activities
    Interest rate swaps   . . . . . .       284       303
    Interest rate options   . . . . .       169       397

  Commitments to extend credit generally have short-term, fixed expiration dates, are variable rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer's credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable rate nature.
   Standby letters of credit are conditional commitments issued by Huntington to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. Approximately 40% of standby letters of credit are collateralized, and approximately 85% are expected to expire without being drawn upon.
   Commercial letters of credit represent short-term, self-liquidating instruments which facilitate customer trade transactions and have maturities of no longer than ninety days. These instruments are normally secured by the merchandise or cargo being traded.
   Interest rate swaps are agreements between two parties to exchange periodic interest payments that are calculated on a notional principal amount. Huntington enters into swaps to synthetically alter the repricing characteristics of designated earning assets and interest bearing liabilities and, on a much more limited basis, as an intermediary for customers. Because only interest payments are exchanged, cash requirements of swaps are significantly less than the notional amounts.
   Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Forward contracts, used primarily by Huntington in connection with its mortgage banking activities, settle in cash at a specified future date based on the differential between agreed interest rates applied to a notional amount. Huntington also purchases interest rate options (e.g. caps and floors) to manage fluctuating interest rates. Premiums paid for interest rate options grant Huntington the right to receive at specified future dates the amount, if any, by which a specified market interest rate exceeds the fixed cap rate or falls below the fixed floor rate, applied to a notional amount. Exposure to loss from interest rate contracts changes as interest rates fluctuate.
   For more detailed information concerning off-balance sheet transactions, refer to the "Interest Rate Risk Management" section of Management's Discussion and Analysis.
-------------------------------------------------------------------------------
11.  STOCK OPTION PLANS
     Huntington has non-qualified and incentive stock option plans covering key employees. Under these plans, the exercise price of the options may not be less than the fair market value of the common stock at the date of grant. As of December 31, 1995 and 1994, options available for future grants totaled 8,059,586 and 8,729,428, respectively.
   Huntington follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) in accounting for its stock options. Under APB 25, because the exercise price of the options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized by Huntington. All outstanding options are considered common stock equivalents for purposes of computing primary and fully-diluted earnings per share.
   Activity in the plans for 1995 and 1994 is summarized as follows:

                                           Shares
                                            Under
                                           Option           Price Range
--------------------------------------------------------------------------
Outstanding at January 1, 1994           2,704,647        $  2.57-$19.67
  Granted   . . . . . . . . . .            667,654        $ 19.57-$20.12
  Exercised                               (559,578)       $  2.57-$16.50
  Cancelled   . . . . . . . . .            (43,669)       $  7.06-$20.12
                                         -------------------------------
  Outstanding at December 31, 1994       2,769,054        $  2.62-$20.12
--------------------------------------------------------------------------
  Exercisable at December 31, 1994       2,095,425        $  2.62-$19.67
--------------------------------------------------------------------------

OUTSTANDING AT JANUARY 1, 1995           2,769,054        $  2.62-$20.12
  GRANTED   . . . . . . . . . .            696,300        $ 17.86-$21.44
  EXERCISED   . . . . . . . . .           (352,867)       $  2.62-$20.12
  CANCELLED                                (26,379)       $ 13.46-$21.44
                                         -------------------------------
  OUTSTANDING AT DECEMBER 31, 1995       3,086,108        $  6.18-$21.44
--------------------------------------------------------------------------
  EXERCISABLE AT DECEMBER 31, 1995       1,910,428        $  6.18-$20.12
--------------------------------------------------------------------------


12.  LEGAL CONTINGENCIES
     In the ordinary course of business, there are various legal proceedings pending against Huntington and its subsidiaries. The aggregate liabilities, if any, arising from such proceedings would not have a material adverse effect on Huntington's consolidated financial position.

-------------------------------------------------------------------------------
13.  EMPLOYEE BENEFIT PLANS
     Huntington sponsors a non-contributory defined benefit pension plan covering substantially all employees. The plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount which is at least equal to the minimum funding requirements but not more than that deductible under the Internal Revenue Code. Plan assets, held in trust, primarily consist of mutual funds.
   The following tables show the funded status of the plan at December 31, 1995 and 1994, the components of pension cost recognized in 1995, 1994, and 1993, and the assumptions used in determining the benefit liabilities and costs.

--------------------------------------------------------------------------------------------
(in thousands of dollars)                                       1995                  1994
--------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Vested benefit obligation   .                         $        76,711       $       64,496
                                                        ===============       ==============
  Accumulated benefit obligation                        $        82,958       $       70,172
                                                        ===============       ==============
Projected benefit obligation  .                         $       128,642       $      104,381
Plan assets, at fair value  . .                                 113,029               97,105
                                                        ---------------       --------------
Projected benefit obligation in excess
  of plan assets  . . . . . . .                                  15,613                7,276
Unrecognized transition asset,
  net of amortization   . . . .                                   2,940                3,480
Unrecognized net gain   . . . .                                  14,223               14,090
Unrecognized prior service cost                                  (1,636)              (1,776)
                                                        ---------------       --------------
Accrued pension cost  . . . . .                         $        31,140        $      23,070
                                                        ===============       ==============

-------------------------------------------------------------------------------------------
(in thousands of dollars)                   1995             1994                 1993
-------------------------------------------------------------------------------------------
NET PENSION COST INCLUDED THE
FOLLOWING COMPONENTS
  Service cost--benefits earned
    during the period   . . .           $     9,399      $      10,604        $       7,485
  Interest cost on projected
    benefit obligation  . . .                 8,242              7,923                7,060
  Net amortization and deferral              15,574            (12,111)              (1,292)
  Actual (return) loss on plan assets       (24,247)             1,899               (7,448)
                                        -----------      -------------        -------------
  Net pension expense   . . .           $     8,968      $       8,315        $       5,805
                                        ===========      =============        =============

ACTUARIAL ASSUMPTIONS
  Discount rate used for year-end
    benefit obligations   . .                  7.50%              8.00%                7.00%
  Rate of salary increases                     5.00%              5.00%                5.00%
  Long-term rate of return
    on assets   . . . . . . .                  8.75%              8.75%                8.75%

   Huntington also sponsors an unfunded Supplemental Executive Retirement Plan, a non-qualified plan that provides certain key officers of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 1995 and 1994, the accrued pension cost for this plan totaled

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

$8.2 million and $7.0 million, respectively. Pension expense for this plan was $1.3 million in 1995, $1.2 million in 1994, and $1.0 million in 1993.
   Huntington's unfunded defined benefit post-retirement plan provides certain health care and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of service. For any employee retiring on or after January 1, 1993, Huntington's contribution is based upon the employee's number of months of service and is limited to the actual cost of coverage. The expected cost of providing these post-retirement benefits is recognized in the financial statements during the employees' active service period.
   Net periodic post-retirement benefit cost included the following components for the years ended December 31:

----------------------------------------------------------------------------
(in thousands of dollars)                       1995       1994       1993
----------------------------------------------------------------------------
Service cost  . . . . . . . . . . . . . .      $  970     $1,458     $  782
Interest cost . . . . . . . . . . . . . .       2,534      2,853      2,095
Amortization of transition obligation . .       1,261      1,261      1,261
Net amortization and deferral . . . . . .         397        722          -
                                               ------     ------     ------
Net periodic post-retirement benefit cost      $5,162     $6,294     $4,138
                                               ======     ======     ======

   The following table sets forth the status of the post-retirement benefit obligation at December 31:

----------------------------------------------------------------------------
(in thousands of dollars)                          1995           1994
----------------------------------------------------------------------------
Accumulated post-retirement benefit obligation:
  Retirees  . . . . . . . . . . . . . . .       $ 19,381       $ 20,426
  Fully eligible active plan participants          6,309          7,045
  Other active plan participants  . . . .         10,109          9,805
                                                --------       --------
    Total accumulated post-retirement . .
        benefit obligation  . . . . . . .         35,799         37,276
  Unrecognized net gain (loss)  . . . . .          2,566         (1,352)
  Unrecognized prior service cost . . . .         (5,503)        (6,320)
  Unrecognized transition obligation  . .        (21,432)       (22,693)
                                                --------       --------
    Accrued post-retirement benefit cost.       $ 11,430       $  6,911
                                                ========       ========

   The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 7.5% and 8.0%, respectively at December 31, 1995 and 1994. The 1995 health care cost trend rate was projected to be 10.75% for pre-65 participants and 9.0% for post-65 participants compared with 11.5% and 9.5% in 1994. These rates are assumed to decrease gradually until they reach 5.5% in the year 2004 and remain at that level thereafter.
Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1995, by $1.9 million and the aggregate of the service and interest components of net periodic post-retirement benefit cost for 1995 by $200,000.
   Huntington has a contributory employee stock purchase plan available to eligible employees. Employee contributions of up to 6% of eligible compensation are matched 75% by Huntington.  Huntington may also make additional matching contributions up to an additional 25% of employee contributions, at the discretion of the Board of Directors. Eligible employees may contribute in excess of 6% up to an additional 10% on an after tax basis. These additional contributions are not matched by Huntington. The cost of providing this plan was $6.6 million in 1995, $8.2 million in 1994, and $6.7 million in 1993.
--------------------------------------------------------------------------------
14.  ACQUISITIONS
     Huntington acquired Security National Corporation (Security), a $189 million one-bank holding company headquartered in Maitland, Florida on May 1, 1995, and Reliance Bank of Florida (Reliance), a $98 million bank headquartered in Melbourne, Florida on May 16, 1995. Huntington issued approximately 3.5 million shares of common stock in exchange for all of the common stock of Security and Reliance. Both transactions were accounted for as pooling-of-interests; however, prior year financial statements have not been restated due to immateriality. On July 16, 1995, Huntington acquired First Seminole Bank, a $51 million bank headquartered in Lake Mary, Florida for cash of $8.4 million in a transaction accounted for as a purchase.
   In August 1995, Huntington signed a definitive merger agreement with Peoples Bank of Lakeland (Peoples), a $534 million commercial bank headquartered in Lakeland, Florida. The acquisition was completed on January 23, 1996, with Huntington acquiring all of the common shares of Peoples in exchange for 4.7 million shares of Huntington common stock and cash of approximately $46.2 million. The transaction was accounted for as a purchase.

--------------------------------------------------------------------------------
15.  INCOME TAXES
     The following is a summary of the provision for income taxes:

--------------------------------------------------------------------------------
(in thousands of dollars)                    1995         1994          1993
--------------------------------------------------------------------------------
Currently payable
  Federal ..............................   $102,709     $ 62,648      $151,204
  State ................................      4,556        3,904         6,087
                                           --------     --------      --------
    Total current ......................    107,265       66,552       157,291
Deferred tax expense(benefit)
  Federal ..............................     26,866       56,624       (29,107)
  State ................................       (172)         705        (1,305)
                                           --------     --------      --------
    Total deferred .....................     26,694       57,329       (30,412)
                                           --------     --------      --------
  Total provision for income taxes .....   $133,959     $123,881      $126,879
                                           ========     ========      ========

   Tax expense associated with securities transactions included in the above amounts was $3.2 million in 1995, $908,000 in 1994, and $9.5 million in 1993.

   The following is a reconcilement of income tax expense to the amount computed at the statutory federal rate of 35%.

--------------------------------------------------------------------------------
(in thousands of dollars)                    1995         1994          1993
--------------------------------------------------------------------------------
Pre-tax income computed
  at the statutory rate ..............     $132,456     $128,266      $127,327
Increases (decreases):
  Tax-exempt interest income .........       (4,180)      (6,077)       (8,236)
  State income taxes .................        2,849        2,996         3,109
  Other-net ..........................        2,834       (1,304)        4,679
                                           --------     --------      --------
  Provision for income taxes .........     $133,959     $123,881      $126,879
                                           ========     ========      ========

   The significant components of Huntington's deferred tax assets and liabilities at December 31, 1995 and 1994 are as follows:

--------------------------------------------------------------------------------
(in thousands of dollars)                          1995          1994
--------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses ................     $ 59,472     $ 63,380
  Allowance for other real estate losses ...        8,122       13,791
  Securities ...............................           --       33,711
  Pension and other employee benefits ......       23,722       18,158
  Other ....................................       11,471       11,806
                                                 --------     --------
    Total deferred tax assets ..............      102,787      140,846
Deferred tax liabilities:
  Financial instruments ....................       20,465       25,811
  Lease financing ..........................       88,938       67,099
  Premises and equipment ...................        8,795        7,790
  Revalued liabilities-net .................        4,678        7,779
  Securities ...............................       22,061           --
  Other ....................................       11,855        8,081
                                                 --------     --------
    Total deferred tax liabilities .........      156,792      116,560
                                                 --------     --------
    Net deferred tax (liability) asset .....     $(54,005)    $ 24,286
                                                 ========     ========


16. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
  The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1995 and 1994.

-------------------------------------------------------------------------------
(in thousands of dollars,
except per share data)               I Q       II Q       III Q        IV Q
-------------------------------------------------------------------------------
1995
Interest income ................  $342,397   $360,203    $377,859     $381,437
Interest expense ...............   166,188    180,313     191,281      199,551
                                  --------   --------    --------     --------
Net interest income ............   176,209    179,890     186,578      181,886
                                  --------   --------    --------     --------
Provision for loan losses ......     4,608      4,787       7,187       12,139
Securities gains ...............        60      6,379       2,315          302
Non-interest income ............    58,895     53,491      58,889       68,059
Non-interest expense ...........   145,709    142,398     138,850      138,827
                                  --------   --------    --------     --------
Income before income taxes......    84,847     92,575     101,745       99,281
Provision for income taxes .....    29,985     34,414      35,808       33,752
                                  --------   --------    --------     --------
Net income .....................  $ 54,862   $ 58,161    $ 65,937     $ 65,529
                                  ========   ========    ========     ========
Net income per common share(1)..      $.39       $.42        $.48         $.49

-------------------------------------------------------------------------------
(in thousands of dollars,
except per share data)               I Q       II Q       III Q         IV Q
-------------------------------------------------------------------------------
1994
Interest income ................  $301,637   $297,485    $301,724     $318,875
Interest expense ...............    98,470    105,403     118,173      141,625
                                  --------   --------    --------     --------
Net interest income ............   203,167    192,082     183,551      177,250
                                  --------   --------    --------     --------
Provision for loan losses ......     8,464      3,219       1,113        2,488
Securities gains (losses) ......     1,798        203         648          (55)
Non-interest income ............    56,869     58,781      53,145       50,925
Non-interest expense ...........   151,439    147,195     151,356      146,616
                                  --------   --------    --------     --------
Income before income taxes .....   101,931    100,652      84,875       79,016
Provision for income taxes .....    35,189     33,199      28,973       26,520
                                  --------   --------    --------     --------
Net income .....................  $ 66,742   $ 67,453    $ 55,902     $ 52,496
                                  ========   ========    ========     ========
Net income per common share(1)..      $.49       $.49        $.41         $.39

(1) Restated for the five percent stock dividend distributed July 31, 1995.
-------------------------------------------------------------------------------

17.  REGULATORY RESTRICTIONS
     The bank subsidiaries of Huntington are required to maintain reserve balances with the Federal Reserve Bank. During 1995, the average balances were $132.5 million.
     Payment of dividends to Huntington by its subsidiary banks is subject to various regulatory restrictions. Regulatory approval is required prior to the declaration of any dividends in excess of available retained earnings. For national banks, the amount of dividends that may be declared without regulatory approval is further limited to the sum of net income for that year and retained net income for the preceding two years, less any required transfers to surplus. Huntington's subsidiary banks could, without regulatory approval, declare dividends in 1996 of approximately $193.9 million plus an additional amount equal to their net income through the date of declaration.
     The subsidiary banks are also restricted as to the amount and type of loans they may make to Huntington. At December 31, 1995, the subsidiary banks could lend to Huntington $179 million, subject to the qualifying collateral requirements defined in the regulations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------
18. NON-INTEREST INCOME
A summary of the components in non-interest income for the three years ended December 31 follows:
------------------------------------------------------------------------------

(in thousands of dollars)                   1995            1994             1993
                                         ----------        --------        --------
Service charges on deposit accounts ...  $   85,118        $ 76,836        $ 73,172
Mortgage banking ......................      39,593          50,367          99,185
Trust services ........................      30,377          28,448          27,948
Credit card fees ......................      23,495          20,999          19,381
Investment product sales ..............       8,121           6,624           9,016
Securities gains ......................       9,056           2,594          27,189
Other .................................      52,630          36,446          37,474
                                         ----------        --------        --------
   TOTAL NON-INTEREST INCOME ..........  $  248,390        $222,314        $293,365
                                         ==========        ========        ========

------------------------------------------------------------------------------
19. NON-INTEREST EXPENSE
A summary of the components in non-interest expense for the three years ended December 31 follows:
------------------------------------------------------------------------------

(in thousands of dollars)                   1995            1994             1993
                                         ----------        --------        --------
Salaries ..............................  $  220,168        $226,668        $226,405
Commissions ...........................       9,843          10,775          20,992
Employee benefits .....................      57,790          58,158          55,259
Net occupancy .........................      41,263          40,291          39,955
Equipment .............................      38,271          38,792          37,230
FDIC insurance  .......................      15,056          25,271          25,322
Printing and supplies .................      14,147          14,821          14,721
Credit card ...........................      13,407          13,493          11,835
Advertising ...........................      11,271          15,320          13,259
Legal and loan collection .............       8,643           8,298          11,361
Other .................................     135,925         144,719         190,141
                                         ----------        --------        --------
   TOTAL NON-INTEREST EXPENSE .........  $  565,784        $596,606        $646,480
                                         ==========        ========        ========

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

20.   FAIR VALUE OF FINANCIAL INSTRUMENTS

   The carrying amounts and estimated fair values of Huntington's financial instruments are presented below. Certain assets, the most significant being premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, mortgage servicing rights and deposit base and other customer relationship intangibles are not considered financial instruments and are not discussed below. Accordingly, this fair value information is not intended to, and does not, represent Huntington's underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.


                                          AT DECEMBER 31, 1995
----------------------------------------------------------------------
                                       Carrying                Fair
(in thousands of dollars)               Amount                 Value
----------------------------------------------------------------------
FINANCIAL ASSETS:
  Cash and short-term assets  . . .  $ 1,342,882           $ 1,342,882
  Trading account securities. . . .       12,924                12,924
  Mortgages held for sale   . . . .      159,705               159,705
  Securities  . . . . . . . . . . .    4,780,281             4,781,873
  Loans   . . . . . . . . . . . . .   13,067,211            13,096,826
  Customers' acceptance liability .       56,926                56,926
  Interest rate contracts:
    Asset/liability management  . .       11,261                44,465
    Customer accommodation  . . . .        1,188                 1,188
FINANCIAL LIABILITIES:
  Deposits  . . . . . . . . . . . .  (12,636,582)          (12,672,505)
  Short-term borrowings   . . . . .   (3,514,773)           (3,514,773)
  Bank acceptances outstanding. . .      (56,926)              (56,926)
  Long-term debt  . . . . . . . . .   (2,103,024)           (2,132,567)
  Interest rate contracts:
    Asset/liability management  . .          --                (33,571)
    Customer accommodation  . . . .         (970)                 (970)


----------------------------------------------------------------------
                                          AT DECEMBER 31, 1994
----------------------------------------------------------------------
                                       Carrying                Fair
(in thousands of dollars)               Amount                 Value
----------------------------------------------------------------------
FINANCIAL ASSETS:
  Cash and short-term assets. . . .  $   893,715           $   893,715
  Trading account securities. . . .        9,427                 9,427
  Mortgages held for sale . . . . .      138,997               138,997
  Securities  . . . . . . . . . . .    3,782,742             3,781,197
  Loans   . . . . . . . . . . . . .   12,063,944            11,855,952
  Customers' acceptance liability .       53,883                53,883
  Interest rate contracts:
    Asset/liability management  . .        4,768                38,029
    Customer accommodation  . . . .       12,643                12,643
FINANCIAL LIABILITIES:
  Deposits  . . . . . . . . . . . .  (11,965,067)          (11,925,464)
  Short-term borrowings   . . . . .   (2,898,201)           (2,898,201)
  Bank acceptances outstanding. . .      (53,883)              (53,883)
  Long-term debt  . . . . . . . . .   (1,214,052)           (1,183,634)
  Interest rate contracts:
    Asset/liability management. . .          --               (300,729)
    Customer accommodation  . . . .      (12,351)              (12,351)


     The terms and short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include cash and due from banks, interest bearing deposits in banks, trading account securities, federal funds sold and securities purchased under resale agreements, customers' acceptance liabilities, short-term borrowings, and bank acceptances outstanding. Loan commitments and letters of credit generally have short-term, variable rate features and contain clauses which limit Huntington's exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value. The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:

   Mortgages held for sale are valued at the lower of aggregate cost or market value primarily as determined using outstanding commitments from investors. Accordingly, the carrying amount of mortgages held for sale approximates fair value.

   Fair values of securities available for sale and investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount and fair value of securities exclude the fair value of asset/liability management interet rate contracts designated as hedges of securities available for sale.

   For variable rate loans that reprice frequently, fair values are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of losses inherent in the loan portfolio. Although not considered financial instruments, lease financing receivables have been included in the loan totals at their carrying amounts.

   The fair values of demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

   The fair values of Huntington's fixed rate long-term debt are based upon quoted market prices or, in the absence of quoted market prices, discounted cash flows using rates for similar debt with the same maturities. The carrying amount of variable rate notes approximates fair value.

   The fair values of interest rate swap agreements and other off-balance sheet interest rate contracts are based upon quoted market prices or prices of similar instruments, when available, or calculated with pricing models using current rate assumptions.

NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

---------------------------------------------------------------------------------------------------------------------------------
21.  HUNTINGTON BANCSHARES INCORPORATED (PARENT COMPANY ONLY) FINANCIAL INFORMATION
---------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEETS (in thousands of dollars)                                 December 31,             1995                  1994
---------------------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $    98,020           $    69,767
Securities available for sale . . . . . . . . . . . . . . . . . . . . . . . . . . . .               6,999                 6,424
Due from non-bank subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . .             143,467               102,751
Investment in subsidiaries on the equity method
  Bank subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,629,910             1,426,888
  Non-bank subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              27,377                48,195
Excess of cost of investment in subsidiaries over net assets acquired . . . . . . . .              23,926                25,159
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              22,994                15,760
                                                                                              -----------           -----------
  TOTAL ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $ 1,952,693           $ 1,694,944
                                                                                              ===========           ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Short-term borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $    80,000           $    25,000
Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             244,121               198,994
Dividends payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              26,881                25,908
Accrued expenses and other liabilities  . . . . . . . . . . . . . . . . . . . . . . .              82,826                33,222
                                                                                              -----------           -----------
  Total Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             433,828               283,124
Shareholders' Equity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,518,865             1,411,820
                                                                                              -----------           -----------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  . . . . . . . . . . . . . . . . . . . .         $ 1,952,693           $ 1,694,944
                                                                                              ===========           ===========

-------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF INCOME (in thousands of dollars)                YEAR ENDED DECEMBER 31,     1995       1994        1993
-------------------------------------------------------------------------------------------------------------------------------
INCOME
  Dividends from
    Bank subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $209,201   $167,729    $127,414
    Non-bank subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5,730      5,245       5,356
  Interest from
    Bank subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,753      2,876       3,759
    Non-bank subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7,252      2,601           6
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         811        407         824
                                                                                         --------   --------    --------
        TOTAL INCOME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     225,747    178,858     137,359
                                                                                         --------   --------    --------
EXPENSE
  Interest on borrowed funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      15,298     15,056      13,292
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12,182     12,075      15,303
                                                                                         --------   --------    --------
        TOTAL EXPENSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27,480     27,131      28,595
                                                                                         --------   --------    --------
Income before income taxes and equity in undistributed net income of subsidiaries . .     198,267    151,727     108,764
Income tax benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (7,936)    (8,007)     (8,324)
                                                                                         --------   --------    --------
Income before equity in undistributed net income of subsidiaries  . . . . . . . . . .     206,203    159,734     117,088
                                                                                         --------   --------    --------
Equity in undistributed net income of
  Bank subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      35,638     80,004     117,177
  Non-bank subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,648      2,855       2,647
                                                                                         --------   --------    --------
        NET INCOME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $244,489   $242,593    $236,912
                                                                                         ========   ========    ========

--------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS (in thousands of dollars)              YEAR ENDED DECEMBER 31,         1995        1994        1993
--------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  244,489   $ 242,593   $ 236,912
  Adjustments to reconcile net income to net cash provided by operating activities
    Equity in undistributed net income of subsidiaries  . . . . . . . . . . . . . . . .         (38,286)    (82,859)   (119,824)
    Amortization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,707        4,974      2,400
    (Gains) losses on sales of securities . . . . . . . . . . . . . . . . . . . . . . .             (20)          25         21
    Increase in other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (7,990)      (4,951)    (5,400)
    (Decrease) increase in other liabilities  . . . . . . . . . . . . . . . . . . . . .         (10,284)         295     (2,372)
                                                                                             ----------    ---------   --------
    NET CASH PROVIDED BY OPERATING ACTIVITIES . . . . . . . . . . . . . . . . . . . . .         189,616      160,077    111,737
                                                                                             ----------    ---------   --------
INVESTING ACTIVITIES
  Proceeds from sales of securities . . . . . . . . . . . . . . . . . . . . . . . . . .             431          173        329
  Repayments from (advances to) subsidiaries  . . . . . . . . . . . . . . . . . . . . .          20,789      (94,968)    94,485
  Acquisitions and additional capitalization of subsidiaries  . . . . . . . . . . . . .          (9,697)         (10)   (31,944)
                                                                                             ----------    ---------   --------
    NET CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES  . . . . . . . . . . . . . . .          11,523      (94,805)    62,870
                                                                                             ----------    ---------   --------
FINANCING ACTIVITIES
  Increase in short-term borrowings . . . . . . . . . . . . . . . . . . . . . . . . . .          55,000       25,000         --
  Proceeds from issuance of long-term debt  . . . . . . . . . . . . . . . . . . . . . .          95,000       50,000         --
  Payment of long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (50,000)     (23,184)  (100,246)
  Dividends paid on common stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .        (105,520)     (87,545)   (61,892)
  Acquisition of treasury stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (204,645)     (73,634)   (36,795)
  Proceeds from issuance of treasury stock  . . . . . . . . . . . . . . . . . . . . . .          37,279       39,896     22,594
                                                                                             ----------    ---------   --------
    NET CASH USED FOR FINANCING ACTIVITIES  . . . . . . . . . . . . . . . . . . . . . .        (172,886)     (69,467)  (176,339)
                                                                                             ----------    ---------   --------
    CHANGE IN CASH AND CASH EQUIVALENTS . . . . . . . . . . . . . . . . . . . . . . . .          28,253       (4,195)    (1,732)
    CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR  . . . . . . . . . . . . . . . . . .          69,767       73,962     75,694
                                                                                             ----------    ---------   --------
    CASH AND CASH EQUIVALENTS AT END OF YEAR  . . . . . . . . . . . . . . . . . . . . .      $   98,020    $  69,767   $ 73,962
                                                                                             ==========    =========   ========


                                                                                                                    Exhibit 13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

------------------------------------------------------------------------------------------------------------------------------
Table 1
------------------------------------------------------------------------------------------------------------------------------
Consolidated Selected Financial Data                               Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars, except per
 share amounts)                       1995           1994           1993           1992           1991           1990
------------------------------------------------------------------------------------------------------------------------------
Summary of Operations
 Total interest income  . .      $ 1,461,896    $ 1,219,721    $ 1,236,311    $ 1,202,286    $ 1,208,407     $ 1,266,770
 Total interest expense   .          737,333        463,671        440,111        504,846        659,918         780,759
 Net interest income  . . .          724,563        756,050        796,200        697,440        548,489         486,011
 Securities gains   . . . .            9,056          2,594         27,189         36,332         16,951             579
 Provision for loan losses            28,721         15,284         79,294         81,562         62,061          76,434
 Net income   . . . . . . .          244,489        242,593        236,912        161,046        133,940          99,765
Per Common Share(1)
 Net income   . . . . . . .             1.78           1.78           1.76           1.21           1.01             .75
 Cash dividends declared  .              .78            .68            .56            .48            .44             .39
 Book value at year-end   .            11.42          10.32           9.72           8.45           7.71            7.08

Balance Sheet Highlights
 Total assets at year-end         20,254,598     17,770,640     17,618,707     16,246,526     14,500,477      13,671,182
 Total long-term debt at year-end  2,103,024      1,214,052        762,310        478,872        261,168         206,578

 Average long-term debt   .        1,423,537        927,797        640,976        299,905        218,645         200,939
 Average shareholders' equity      1,502,911      1,403,314      1,216,470      1,074,159        977,073         917,474

 Average total assets   . .      $19,047,912    $16,749,850    $16,850,719    $15,165,151    $13,612,543     $13,489,939
------------------------------------------------------------------------------------------------------------------------------
Key Ratios and Statistics             1995           1994           1993           1992           1991           1990
------------------------------------------------------------------------------------------------------------------------------
Margin Analysis   As a %
of average earning assets(2)
 Interest income  . . . . .           8.34%           7.97%         8.03%        8.75%            9.85%           10.51%
 Interest expense   . . . .           4.19            3.01          2.83         3.63             5.30             6.37
                                     -----           -----         -----        -----            -----            -----
Net interest margin   . . .           4.15%           4.96%         5.20%        5.12%           4.55%             4.14%
                                     =====           =====         =====        =====            =====            =====
Return on
 Average total assets   . .           1.28%           1.45%         1.41%        1.06%             .98%            .74%
 Average earning assets   .           1.39            1.57          1.53         1.16             1.08             .81
 Average shareholders' equity        16.27           17.29         19.48        14.99            13.71           10.87
Dividend payout ratio . . .          43.82           38.50         32.47        38.99            42.86           51.52
Average shareholders' equity to
 average total assets   . .           7.89            8.38          7.22         7.08             7.18            6.80

Tier I risk-based capital ratio       8.39            9.55          9.60         9.39             9.07            8.68
Total risk-based capital ratio       12.03           13.57         14.02        12.56            11.27           11.19
Tier I leverage ratio . . .           6.87%           7.99%         7.03%       6.72%            7.00%           6.54%
------------------------------------------------------------------------------------------------------------------------------
Other Data                            1995           1994           1993           1992           1991           1990
------------------------------------------------------------------------------------------------------------------------------
Full-time equivalent employees       7,551          8,153          8,395         8,039          7,562           7,074
Banking offices . . . . . .            322            344            352           346            334             318

(1)Restated for the five percent stock dividend distributed July 31, 1995.
(2)Presented on a fully tax equivalent basis assuming a 35% tax rate in years 1993 through 1995 and a 34% tax rate in years 1990 through 1992.

OVERVIEW
        Huntington Bancshares Incorporated (Huntington) reported earnings of $244.5 million in 1995, compared with $242.6 million and $236.9 million in 1994 and 1993, respectively. On a per share basis, net income was $1.78 in both 1995 and 1994 versus $1.76 in 1993. Per share amounts for all prior periods have been restated to reflect the five percent stock dividend distributed to shareholders in July 1995.
        Huntington's returns on average assets (ROA) and average equity (ROE) during 1995 were 1.28% and 16.27%. In the prior two years, ROA was 1.45% and 1.41%, and ROE was 17.29% and 19.48%.
        Total assets were $20.3 billion at December 31, 1995, up 14% from the end of last year due to strong loan volumes and a larger investment securities portfolio. Loan growth was achieved in all major categories, with the commercial and consumer components each contributing significantly to the increased outstandings. Securities available for sale were higher as a result of programs directed by Huntington's Asset/Liability Management Committee (ALCO) to neutralize the interest rate risk exposure arising from customer-driven business sectors.
        Total deposits grew 5.6% from one year ago to $12.6 billion, due largely to bank acquisitions consummated during 1995 and an increase in certificates of deposit of $100,000 or more. The mix of deposits also changed, as retail customers shifted their investment preferences, opting for the higher yields available through certificates of deposit. As more fully discussed in the "Liquidity Management" section, core deposits represent the company's most significant source of funding. When combined with other core funding sources, they continue to provide approximately 70% of Huntington's funding needs. Huntington's short-term and long-term borrowings were also up from December 31, 1994, as a result of increased purchases of federal funds and the issuance of additional medium-term notes.
        Shareholders' equity was $1.5 billion at the most recent year end, an increase of 7.6% over the last twelve months. Huntington's regulatory capital ratios, including those of its bank subsidiaries, exceeded the levels established for well-capitalized institutions.

--------------------------------------------------------------------------------------------------------------------------------
Table 2
--------------------------------------------------------------------------------------------------------------------------------
Change in Net Interest Income Due to Changes in Average Volume and Interest Rates(1)
--------------------------------------------------------------------------------------------------------------------------------
Fully Tax Equivalent Basis(2)                             1995                                           1994
                                            ----------------------------------            ----------------------------------
(in millions of dollars)                            Increase (Decrease)                            Increase (Decrease)
                                                      From Previous                                  From Previous
                                                       Year Due To:                                   Year Due To:
                                            ----------------------------------            ----------------------------------
                                            Volume      Yield/Rate       Total            Volume       Yield/Rate     Total
--------------------------------------------------------------------------------------------------------------------------------
Interest bearing deposits in banks           $  1.1       $   (.1)     $   1.0            $    (1.3)    $     .4    $    (.9)
Trading account securities  . . . .              .6            .2           .8                   .2           .2          .4
Federal funds sold and securities
   purchased under resale agreements           (3.8)          1.8         (2.0)                 1.5           .9         2.4
Mortgages held for sale . . . . . .           (17.8)          1.7        (16.1)               (32.5)        (1.8)      (34.3)
Taxable securities  . . . . . . . .            64.2          18.7         82.9                (69.9)        13.7       (56.2)
Tax-exempt securities . . . . . . .            (6.8)         (1.0)        (7.8)                (7.6)        (1.0)       (8.6)
Total loans . . . . . . . . . . . .           136.8          43.8        180.6                119.1        (40.7)       78.4
                                             ------        ------       ------               ------       ------      ------
   Total earning assets   . . . . .           174.3          65.1        239.4                  9.5        (28.3)      (18.8)
                                             ------        ------       ------               ------       ------      ------
Interest bearing demand deposits  .            (4.0)          6.3          2.3                  1.2         (5.0)       (3.8)
Savings deposits  . . . . . . . . .            (5.3)         12.7          7.4                  1.3         (9.8)       (8.5)
Certificates of deposit of $100,000 or more    10.2          11.3         21.5                 (9.1)         3.6        (5.5)
Other domestic time deposits  . . .            41.1          53.7         94.8                 (2.1)         (.1)       (2.2)
Foreign time deposits . . . . . . .            (1.1)          5.9          4.8                 (6.5)         3.6        (2.9)
Short-term borrowings . . . . . . .            41.9          63.5        105.4                 (6.5)        23.8        17.3
Long-term debt  . . . . . . . . . .            34.8           2.6         37.4                 17.6         11.6        29.2
                                             ------        ------       ------               ------       ------      ------
   Total interest bearing liabilities         117.6         156.0        273.6                 (4.1)        27.7        23.6
                                             ------        ------       ------               ------       ------      ------
   Net Interest Income  . . . . . .          $ 56.7       $ (90.9)     $ (34.2)           $    13.6     $  (56.0)   $  (42.4)
                                             ======        ======       ======               ======       ======      ======

(1) The change in interest due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.
(2) Calculated assuming a 35% tax rate.

-----------------------------------------------------------------------------------------------------------------------
Table 3
-----------------------------------------------------------------------------------------------------------------------
Summary of Allowance for Loan Losses and Selected Statistics
-----------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                        1995        1994         1993         1992         1991         1990
-----------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES, BEGINNING OF YEAR    $200,492   $211,835     $153,654     $134,770     $123,622     $ 91,039
LOAN LOSSES
   Commercial . . . . . . . . . . . . . .        (12,084)   (10,404)     (20,289)     (26,634)     (26,610)     (17,524)
   Real estate
      Construction  . . . . . . . . . . .           (391)    (5,957)        (422)     (14,001)         (34)        (850)
      Mortgage  . . . . . . . . . . . . .         (4,490)    (5,428)      (2,060)      (6,665)      (6,859)      (8,115)
   Consumer . . . . . . . . . . . . . . .        (34,360)   (23,356)     (21,492)     (25,621)     (28,773)     (26,276)
   Lease financing  . . . . . . . . . . .         (4,243)      (977)      (1,329)      (2,734)      (1,338)      (1,255)
                                                --------   --------     --------     --------     --------     --------
   Total loan losses  . . . . . . . . . .        (55,568)   (46,122)     (45,592)     (75,655)     (63,614)     (54,020)
                                                --------   --------     --------     --------     --------     --------
RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF
   Commercial . . . . . . . . . . . . . .          3,284      7,724        3,564        3,607        2,589        3,527
   Real estate
      Construction  . . . . . . . . . . .              5          1            1            -          400            -
      Mortgage  . . . . . . . . . . . . .            653        506          352          120          736          179
   Consumer . . . . . . . . . . . . . . .          9,727      9,503        9,058        8,313        6,781        6,229
   Lease financing  . . . . . . . . . . .            315        368          263          424          230          197
                                                --------   --------     --------     --------     --------     --------
   Total recoveries of loans previously
       charged off                                13,984     18,102       13,238       12,464       10,736       10,132
                                                --------   --------     --------     --------     --------     --------
NET LOAN LOSSES   . . . . . . . . . . . .        (41,584)   (28,020)     (32,354)     (63,191)     (52,878)     (43,888)
                                                --------   --------     --------     --------     --------     --------
PROVISION FOR LOAN LOSSES   . . . . . . .         28,721     15,284       79,294       81,562       62,061       76,434
ALLOWANCE OF ASSETS ACQUIRED/OTHER    . .          6,827      1,393       11,241          513        1,965           37
                                                --------   --------     --------     --------     --------     --------
ALLOWANCE FOR LOAN LOSSES, END OF YEAR  .       $194,456   $200,492     $211,835     $153,654    $ 134,770    $ 123,622
                                                ========   ========     ========     ========     ========     ========
AS A % OF AVERAGE TOTAL LOANS
   Net loan losses    . . . . . . . . . .            .32%       .24%         .32%         .69%         .61%         .52 %
   Provision for loan losses                         .22%       .13%         .78%         .89%         .72%         .91%
Allowance for loan losses as a %
   of total loans (end of period)   . . .           1.47%      1.63%        1.93%        1.61%        1.52%        1.42 %
Net loan loss coverage (1)    . . . . . .           9.79x     13.62x       13.69x        4.98x        4.77x        4.82x
-----------------------------------------------------------------------------------------------------------------------

(1) Income before income taxes and the provision for loan losses to net loan losses.



RESULTS OF OPERATIONS
NET INTEREST INCOME
   Huntington reported net interest income of $724.6 million in 1995, compared with $756.1 million and $796.2 million, respectively, in 1994 and 1993. The net interest margin, on a fully tax equivalent basis, was 4.15% during the most recent twelve months, a decrease from 4.96% in 1994 and 5.20% in 1993. The reduced net interest income and lower margin were the result of narrowed spreads. As illustrated in the table of "Consolidated Average Balances and Interest Rates" on pages 24 and 25, Huntington's funding costs increased more rapidly than the yields on earning assets. Competitive factors that influenced the pricing of new loans and actions taken during 1994 to reduce earnings sensitivity to rising rates also exerted downward pressure on the margin. The larger investment securities portfolio in the second half of 1995 produced additional net interest income for the company but, as anticipated by management, caused further margin compression over the final six months of the year. On the liability side, the mix of deposits shifted from non- and lower-interest bearing accounts to certificates of deposit and other more expensive liabilities as customers continued to seek higher yielding products. Similar to what was experienced in 1995, net interest income and the margin in 1994 were lower than 1993, primarily because of the significant increase in short-term interest rates during that period (250 basis point increase in the federal funds rate).
   For the year ended December 31, 1995, interest rate swaps and other off-balance sheet financial instruments used for asset/liability management purposes reduced interest income by $32.8 million and increased interest expense by $23.0 million. These products

----------------------------------------------------------------------------------------------------------------------------
TABLE 4
----------------------------------------------------------------------------------------------------------------------------
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
----------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)      1995               1994                1993                 1992                1991
----------------------------------------------------------------------------------------------------------------------------
                                Percent of         Percent of           Percent of          Percent of          Percent of
                                 Loans to           Loans to            Loans to             Loans to            Loans to
                                   Total             Total                Total               Total                Total
                         Amount    Loans    Amount    Loans     Amount    Loans      Amount   Loans      Amount    Loans
----------------------------------------------------------------------------------------------------------------------------
Commercial  . . . .    $ 104,783   31.6%  $ 120,582   29.8%    $ 137,756   32.1%   $  90,711   33.5%   $   69,988  33.3%
Real estate
   Construction . .        1,342    2.8         908    2.5         1,636    3.1        1,329    4.0         6,672   4.9
   Mortgage . . . .       14,091   20.8      16,677   24.5        18,008   24.5       12,274   23.7        10,545  23.6
Consumer  . . . . .       34,944   38.4      28,672   37.9        24,901   35.9       23,604   34.9        23,836  34.6
Lease financing . .        3,977    6.4       2,972    5.3         2,107    4.4        1,943    3.9         1,565   3.6
Unallocated . . . .       35,319      -      30,681      -        27,427      -       23,793      -        22,164     -
                       ---------  -----    --------  -----     ---------  -----    ---------  -----    ---------- -----
   Total  . . . . .    $ 194,456  100.0%  $ 200,492  100.0%    $ 211,835  100.0%   $ 153,654  100.0%   $  134,770 100.0%
                       =========  =====    ========  =====     =========  =====    =========  =====    ========== =====
----------------------------------------------------------------------------------------------------------------------------

increased interest income by $29.0 million and $61.0 million and decreased interest expense by $5.6 million and $30.0 million in 1994 and 1993, respectively. Included in the preceding amounts is amortization of deferred gains and losses from terminated contracts, that decreased net interest income by $28.6 million in 1995, and increased net interest income by $21.6 million in 1994 and $12.2 million in 1993. Expressed in terms of the margin, the effect of the off-balance sheet portfolio was a reduction of 32 basis points in the most recent twelve months, approximately 17 basis points of which related to amortization of net losses from closed positions. A swap strategy initiated by Huntington in late 1994 to create synthetic fixed rate wholesale liabilities, while lowering 1995 funding costs from what would have resulted from a comparable cash instrument, resulted in the majority of the remaining margin reduction attributable to the off-balance sheet portfolio. In the two preceding years, swaps and other interest rate contracts contributed 22 basis points and 59 basis points, respectively, to the margin.
PROVISION AND ALLOWANCE FOR LOAN LOSSES
   The provision for loan losses was $28.7 million in 1995, $15.3 million in 1994, and $79.3 million in 1993. The increase from 1994 to 1995 was largely a function of loan growth. Although higher in the second half versus the first six months of the year, net charge-offs as a percent of average total loans
were only .32% for all of 1995.   The lower provision in 1994, compared with
the immediately preceding year, was related to the low level of net loan losses and the significant reduction in non-performing loans. Net charge-offs as a percentage of average total loans were .24% in 1994 and .32% in 1993.
   The allowance for loan losses (ALL) is maintained at a level considered appropriate by management, based on its estimate of losses inherent in the loan portfolio. The procedures employed by Huntington in evaluating the adequacy of the ALL include an analysis of specific credits that are generally selected for review on the basis of size and relative risk, portfolio trends, current and historical loss experience, prevailing economic conditions, and other relevant factors. For analytical purposes, the ALL has been allocated to various portfolio segments. However, the total ALL is available to absorb losses from any segment of the portfolio. The methods used by Huntington to allocate the ALL are also subject to change; accordingly, the December 31, 1995, allocation is not necessarily indicative of the trend of future loan losses in any particular loan category.
   At the most recent year end, the ALL of $194.5 million represented 1.47% of total loans and covered 353.76% of non-performing loans; when combined with the allowance for other real estate, it was 238.65% of total non-performing assets. Additional information regarding the ALL and asset quality appears in the section "CREDIT RISK".
NON-INTEREST INCOME
   Non-interest income was $248.4 million in 1995, an increase of $26.1 million, or 11.7%, over the previous twelve months. The 1994 total of $222.3 million was $71.1 million, or 24.2%, lower than the corresponding amount for 1993 of $293.4 million. Excluding securities transactions, the respective amounts were $239.3 million, $219.7 million, and $266.2 million. Huntington achieved broad-based growth in non-interest income during the year just ended, with all categories but mortgage banking income showing improvement.
Similarly, the decrease in non-interest income from 1993 to 1994 was largely attributable to a significant downturn in mortgage banking operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

   The major components of mortgage banking income were as follows:

---------------------------------------------------------------
(in thousands)           1995           1994            1993
---------------------------------------------------------------
Net servicing fees      $15,233         $21,586         $15,105

Fee income                4,871          13,428          38,639
Gain on sale of
    servicing rights      6,405          11,583          31,765
Other income             13,084           3,770          13,676
                        -------         -------         -------
Total                   $39,593         $50,367         $99,185
                        =======         =======         =======


   Net servicing fees declined in 1995 due to a reduction in the average volume and a change in the mix of loans serviced by Huntington during the year. The decreased fee income was the result of a drop in mortgage loan production from $2.2 billion in 1994 to $1.2 billion in the year just ended. Gains from servicing sales were also lower, as Huntington only sold $1.1 billion of servicing rights in 1995, compared with $2.2 billion in the prior year. At the end of 1995, mortgage loans serviced by Huntington totaled $5.8 billion.
   Other mortgage banking income was up from 1994 largely because of the adoption of Financial Accounting Standards Board Statement No. 122, "Accounting for Mortgage Servicing Rights" (FAS 122) in the third quarter of 1995. The increased income from FAS 122 implementation relates primarily to 1995 sales of retail loan production for which the retained servicing rights were capitalized.
      Although mortgage banking income reflected a year-to-year decline, cost reductions from Huntington's restructuring initiatives enabled The Huntington Mortgage Company to post a profit of $3.6 million in 1995 versus a loss of $11.2 million in 1994. (See further discussion in the following section titled "Non-Interest Expense").
      Huntington realized gains from securities transactions of $9.1 million in 1995, $2.6 million in 1994, and $27.2 million in 1993. These gains resulted principally from specific ALCO programs in each of the years. The majority of the 1995 gains related to sales of short-term government securities, the proceeds from which were reinvested in securities of moderately longer duration. The 1994 activity was undertaken to sell certain fixed rate securities in anticipation of increased market interest rates, while the more significant sales of 1993 were the result of a program to change the earning asset mix, by deploying proceeds from securities sales into loans.
      Other non-interest income was up significantly in 1995 primarily because of an $8.9 million gain on the sale of the company's Pennsylvania bank, higher trading account profits, and volume-driven increases related to various fee-based activities.

NON-INTEREST EXPENSE
      The company's non-interest expenses declined in every quarter of 1995 and were down $30.8 million, or 5.2%, from last year and $80.7 million,

--------------------------------------------------------------------------------------------------------------------------------
TABLE 5
--------------------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES                                                                    December 31,
--------------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                                 1995                1994               1993
--------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and Federal Agencies  . . . . . . . . . . . . . . .        $    156            $317,713          $ 94,466
States and political subdivisions . . . . . . . . . . . . . . . .          67,448             153,649           232,721
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               -               4,330            32,158
                                                                         --------            --------          --------
  Total Investment Securities   . . . . . . . . . . . . . . . . .        $ 67,604            $475,692          $359,345
                                                                         ========            ========          ========
--------------------------------------------------------------------------------------------------------------------------------
AMORTIZED COST AND FAIR VALUES BY MATURITY AT DECEMBER 31, 1995
(in thousands of dollars)                                              Amortized Cost      Fair Value            Yield(1)
--------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury
  1 - 5 years   . . . . . . . . . . . . . . . . . . . . . . . . .       $     156           $     156              7.75%
                                                                         --------            --------
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .             156                 156
                                                                         --------            --------
States and political subdivisions
  Under 1 year  . . . . . . . . . . . . . . . . . . . . . . . . .          27,340              27,592              9.63
  1-5 years   . . . . . . . . . . . . . . . . . . . . . . . . . .          23,637              24,496              9.25
  6-10 years  . . . . . . . . . . . . . . . . . . . . . . . . . .          12,638              13,040              7.73
  Over 10 years   . . . . . . . . . . . . . . . . . . . . . . . .           3,833               3,912              9.17
                                                                         --------            --------
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .          67,448              69,040
                                                                         --------            --------
Total Investment Securities   . . . . . . . . . . . . . . . . . .       $  67,604           $  69,196
                                                                         ========            ========

(1)Weighted average yields were calculated on the basis of amortized cost and have been adjusted to a fully tax equivalent basis, assuming a 35% tax rate. At December 31, 1995, Huntington had no concentrations of securities by a single issuer in excess of 10% of shareholders' equity.

or 12.5%, from 1993.
   The drop in expenses for 1995 was primarily attributable to initiatives begun in the preceding year to reduce operating costs through the restructuring of certain business activities. The resulting decrease in full-time equivalent employees contributed to a $7.8 million, or 2.6%, decline in salaries, commissions, and benefits. These initiatives also gave rise to substantial reductions in various components of other non-interest expense, particularly at The Huntington Mortgage Company.
   In September of the recent year, the FDIC lowered its assessment rates on deposits insured by the Bank Insurance Fund (BIF) from 23 basis points to 4 basis points retroactive to June 1, 1995. In December, the FDIC further lowered BIF assessment rates to zero, effective January 1, 1996. Currently, the FDIC assessment on SAIF deposits remains at 23 basis points.
   Non-interest expenses decreased

--------------------------------------------------------------------------------------------------------------------------
TABLE 6
--------------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE                                                            December 31,
--------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                                 1995                1994               1993
--------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and Federal Agencies  . . . . . . . . . . . . . . .      $4,228,170          $3,006,277          $3,691,190
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         492,974             298,216             148,874
                                                                       ----------          ----------          ----------
  Total Securities Available for Sale   . . . . . . . . . . . . .      $4,721,144          $3,304,493          $3,840,064
                                                                       ==========          ==========          ==========
--------------------------------------------------------------------------------------------------------------------------
Amortized cost and fair values by maturity at December 31, 1995
(in thousands of dollars)                                              Amortized Cost      Fair Value            Yield(1)
--------------------------------------------------------------------------------------------------------------------------
U.S. Treasury
  Under 1 year  . . . . . . . . . . . . . . . . . . . . . . . . .      $  176,502         $   178,264              6.55%
  1-5 years   . . . . . . . . . . . . . . . . . . . . . . . . . .         228,234             231,018              6.10
  6-10 years  . . . . . . . . . . . . . . . . . . . . . . . . . .         162,352             160,596              5.46
                                                                       ----------         -----------
  Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         567,088             569,878
                                                                       ----------         -----------
Federal Agencies
  Mortgage-backed securities
  Under 1 year  . . . . . . . . . . . . . . . . . . . . . . . . .           1,097               1,124              8.08
  1-5 years   . . . . . . . . . . . . . . . . . . . . . . . . . .         110,192             114,723              7.60
  6-10 years  . . . . . . . . . . . . . . . . . . . . . . . . . .         712,804             724,317              6.99
  Over 10 years . . . . . . . . . . . . . . . . . . . . . . . . .          58,762              60,695              7.80
                                                                       ----------         -----------
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .         882,855             900,859
                                                                       ----------         -----------
  Other agencies
  Under 1 year  . . . . . . . . . . . . . . . . . . . . . . . . .          53,912              54,499              7.04
  1-5 years   . . . . . . . . . . . . . . . . . . . . . . . . . .       1,928,431           1,953,446              6.75
  6-10 years  . . . . . . . . . . . . . . . . . . . . . . . . . .         234,393             234,920              6.19
  Over 10 years   . . . . . . . . . . . . . . . . . . . . . . . .         509,735             514,568              6.54
                                                                       ----------         -----------
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,726,471           2,757,433
                                                                       ----------         -----------
Total U.S. Treasury and Federal Agencies  . . . . . . . . . . . .       4,176,414           4,228,170
                                                                       ----------         -----------
Other
  Under 1 year  . . . . . . . . . . . . . . . . . . . . . . . . .           6,818               6,826              5.99
  1-5 years   . . . . . . . . . . . . . . . . . . . . . . . . . .          22,352              23,578              7.33
  6-10 years  . . . . . . . . . . . . . . . . . . . . . . . . . .         230,651             240,965              6.41
  Over 10 years   . . . . . . . . . . . . . . . . . . . . . . . .         212,950             214,605              6.68
  Marketable equity securities  . . . . . . . . . . . . . . . . .           8,359               7,000              5.57
                                                                       ----------         -----------
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .         481,130             492,974
                                                                       ----------         -----------
Total Securities Available for Sale . . . . . . . . . . . . . . .      $4,657,544         $ 4,721,144
                                                                       ==========         ===========

(1)Weighted average yields were calculated on the basis of amortized cost. At December 31, 1995, Huntington had no concentrations of securities by a single issuer in excess of 10% of shareholders' equity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

from 1993 to 1994 mostly due to a sharp decline in amortization of purchased mortgage servicing rights, as the unsurpassed levels of mortgage refinancings experienced by Huntington in 1993 resulted in a significant acceleration of expense. Reduced mortgage activity in 1994 also resulted in lower commission expense during that period.
PROVISION FOR INCOME TAXES
    The provision for income taxes was $134.0 million in 1995, compared with $123.9 million in 1994 and $126.9 million in 1993. Huntington's effective tax rate increased during the most recent twelve months as a result of a $2.1 million charge recorded in connection with the conversion of an existing thrift to a bank charter, lower nontaxable interest income, and various nondeductible expenses associated with bank acquisitions. The effective tax rate in 1994 was down slightly from the immediately preceding year principally because of a $4.0 million charge in 1993 related to an acquired thrift.
INTEREST RATE RISK AND
LIQUIDITY MANAGEMENT
INTEREST RATE RISK MANAGEMENT
   Huntington seeks to achieve consistent growth in net interest income and net income while managing volatility arising from shifts in interest rates. ALCO oversees risk management, establishing broad policies and specific operating limits that govern a variety of risks inherent in Huntington's operations including interest rate, liquidity, and market risks. On and off-balance sheet strategies and tactical programs are reviewed and monitored regularly by ALCO to ensure consistency with approved risk tolerances.
   Interest rate risk management is a dynamic process, encompassing both the business flows onto the balance sheet and the changing market and business environment. Effective management of interest rate risk begins with appropriately diversified financial instruments and funding sources. To accomplish its overall balance sheet objectives, Huntington regularly utilizes a multiple of markets: money market, bond market, and futures and options market. In addition, dealers in over-the-counter financial instruments provide availability of interest rate swaps as needed.
   Measurement and monitoring of interest rate risk is an ongoing process. A key element in this process is Huntington's estimation of the amount that net interest income will change over a twelve to twenty-four month period given a directional shift in interest rates. Management reporting of this information is regularly shared with the Board of Directors.
   At December 31, 1995, the results of Huntington's internal interest sensitivity analysis indicated that a 100 basis points increase or decrease in the federal funds rate (assuming the change occurs evenly over the next year and that corresponding changes in other market rates occur as forecasted) would be expected to reduce net interest income by less than 1%. A similar decline is anticipated if rates were to fall 200 basis points. A 200 basis points increase in rates could result in a decrease in net interest income of up to 1.7%.
   Active interest rate risk management includes the use of various types of off-balance sheet financial instruments, primarily interest rate swaps. These are used to reduce risk in a variety of ways. For example, risk created by different indices on assets and liabilities, by unequal terms to maturity of assets and liabilities and by products that are appealing to customers but incompatible with current risk limits are but a few risks that can be eliminated or decreased in a cost efficient manner. The swap strategy has also enabled Huntington to lower the costs of raising wholesale funds.
   Other off-balance sheet instruments used to control risk effectively include financial futures, interest rate caps and floors, options, and forward rate agreements. These instruments are used regularly in mortgage banking, securities investing, and wholesale funding. The use of these products versus similar cash instruments is often preferable because, though they perform financially quite similarly, they may require less capital and preserve access to the marketplace for future needs.
   Table 7 illustrates the approximate market values, estimated maturities, and weighted average rates of the interest rate swaps used by Huntington in its interest rate risk management program. The valuation of interest rate swap contracts is largely a function of the financial market's expectations regarding the future direction of interest rates. At December 31, 1995, the marketplace anticipated flat to slightly lower short-term rates versus expectations at the end of 1994 for significantly higher rates. Consequently, the interest rate swap portfolio experienced substantial appreciation during 1995 and closed the year at a net unrealized gain of $10.9 million. Current market values are not necessarily indicative of the future impact of the swaps on net interest income. This will depend, in large part, on the shape of the yield curve as well as interest rate levels. For purposes of the variable rate information and the indexed amortizing swap maturities presented in the table below, management made no assumptions with respect to future changes in interest rates.
   The pay rates on Huntington's receive fixed swaps vary based on movements in the applicable London inter-bank offered rate (LIBOR). Receive fixed liability conversion swaps with a notional value of $150 million

-----------------------------------------------------------------------------
TABLE 7
-----------------------------------------------------------------------------
INTEREST RATE SWAP PORTFOLIO
-----------------------------------------------------------------------------
(in millions of dollars)                         December 31, 1995
-----------------------------------------------------------------------------
                                              Average
                                   Notional  Maturity  Market  Average  Rate
                                    Value    (years)   Value   Receive   Pay
                                    -----    -------   -----   -------  -----
ASSET CONVERSION SWAPS
Receive fixed                       $  809   1.39   $   2.6    5.67%    5.92%
Receive fixed-amortizing               306   2.73       (.5)   5.81     5.67
                                    ------          -------
Total asset conversion swaps        $1,115   1.76   $   2.1    5.71%    5.85%
                                    ======          =======

LIABILITY CONVERSION SWAPS
Receive fixed                       $  851   3.74   $  33.6    6.33%    5.68%
Receive fixed-amortizing               208   3.33      (2.5)   5.59     5.75
Pay fixed                            2,083    .64     (20.9 )  5.85     7.04
                                    ------          -------
TOTAL LIABILITY CONVERSION SWAPS    $3,142   1.66    $ 10.2    5.96%    6.59%
                                    ======          =======

BASIS PROTECTION SWAPS              $  250   3.20    $ (1.4)   5.77%    5.87%
                                    ======          =======

have embedded written LIBOR-based caps. Also, receive fixed liability conversion swaps with a notional value of $150 million and receive fixed asset conversion swaps with a notional value of $200 million have embedded written LIBOR-based call options. The portfolio of amortizing swaps consists of contracts with notional values that are indexed to the prepayment experience of a specified pool of mortgage loans, LIBOR, or Constant Maturity U.S. Treasury yields (CMT). As market interest rates change, the amortization of the notional values will also change, generally slowing as rates increase and accelerating when rates fall. Basis swaps are contracts which provide for both parties to receive floating rates of interest according to different indices and are used to protect against changes in spreads. All receive and pay amounts applicable to Huntington's basis swaps are determined by LIBOR, the prime rate, or other indices common to the banking industry. The basis swaps also have embedded written periodic caps.
   The notional values of the swap portfolio represent contractually determined amounts on which calculations of interest payments to be exchanged are based. These notional values do not represent direct credit exposures. At December 31, 1995, Huntington's credit risk from interest rate swaps used for asset/liability management purposes was $62.5 million, which is significantly less than the notional value of the contracts, and represents the sum of the aggregate fair value of positions that have become favorable to Huntington, including any accrued interest receivable due from counterparties. In order to minimize the risk that a swap counterparty will not satisfy its interest payment obligation under the terms of the contract, Huntington performs credit reviews on all counterparties, restricts the number of counterparties used to a select group of high quality institutions, obtains collateral, and enters into formal netting arrangements. Huntington has never experienced any past due amounts from a swap counterparty and does not anticipate non-performance in the future by any such counterparties.
   Terminations reflect the decisions made by ALCO to modify, refine, or change balance sheet management strategies, as a result of either a change in overall interest rate risk tolerances or changes in balance sheet composition. At December 31, 1995, Huntington had deferred approximately $36.5 million of net realized losses from terminated interest rate swaps, which are to be amortized as yield adjustments over the remaining term of the original contracts, as presented in Table 9.
   The total notional amount of off-balance sheet instruments used by Huntington on behalf of customers (for which the related interest rate risk is offset by third party contracts) was $453 million at December 31, 1995. Total credit exposure from such contracts, represented by those instruments with a positive fair value, was $1.1 million at the most recent year end. These separate activities, which are accounted for at fair value, are not a

-------------------------------------------------------------------------------
Table 8
-------------------------------------------------------------------------------
Interest Rate Swap Activity - Notional Values
-------------------------------------------------------------------------------
(in millions)
-------------------------------------------------------------------------------
                                        Asset         Liability         Basis
                                      Conversion     Conversion      Protection
                                      ----------     ----------      ----------
Balance at January 1, 1994             $2,281        $1,821          $ 2,800
  Additions                             1,063         2,079              350
  Maturities/Amortization                (236)         (568)            (100)
  Terminations                           (600)           --           (2,050)
                                      -------        ------         --------
Balance at December 31, 1994            2,508         3,332            1,000
                                      -------        ------         --------
  Additions                                --         1,140               --
  Maturities/Amortization                (198)         (996)            (750)
  Terminations                         (1,195)         (334)              --
                                      -------        ------         --------
Balance at December 31, 1995           $1,115        $3,142         $    250
                                      =======        ======         ========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

---------------------------------------------------------------------------------
TABLE 9
---------------------------------------------------------------------------------
INTEREST RATE SWAPS - DEFERRED GAINS AND LOSSES
---------------------------------------------------------------------------------
(in millions)                              Amortizing In
---------------------------------------------------------------------------------
                                1996          1997     1998      1999      Total
                                ----          ----     ----      ----      -----
DECEMBER 31, 1995:
Deferred gains                  $ 15.0       $   8.3   $ 7.0     $5.7      $ 36.0
Deferred losses                  (51.4)        (19.4)   (1.3)     (.4)      (72.5)
                                -------      -------   -----     ----      -------
Net (losses) gains              $(36.4)      $(11.1)   $ 5.7     $5.3      $(36.5)
                                =======      =======   =====     ====      =======

significant part of Huntington's operations. Accordingly, they have been excluded from the above discussion of off-balance sheet financial instruments and the related tables.
LIQUIDITY MANAGEMENT
   Liquidity management is also a significant responsibility of ALCO. The goal of ALCO in this regard is to maintain an optimum balance of maturities among Huntington's assets and liabilities such that sufficient cash, or access to cash, is available at all times to meet the needs of borrowers, depositors, and creditors, as well as to fund corporate expansion and other activities. A chief source of Huntington's liquidity is derived from the large retail deposit base accessible by its extensive network of geographically dispersed banking offices. Retail deposits and other core funding sources provided approximately 70% or more of all funding needs in both 1995 and 1994. This core funding is supplemented by Huntington's demonstrated ability to raise funds in capital markets and to access national funds. Huntington's $4 billion bank note program is a significant source of wholesale funding. Notes issuable under such program may range in maturity from 30 days to 15 years, with interest based on prevailing market rates. At the end of the most recent twelve months, a total of $2.0 billion of bank notes was outstanding . A similar note program is available to the parent company, the proceeds from which are used from time to time to fund certain non-banking activities, finance acquisitions, repurchase the company's stock, or for other general corporate purposes. Approximately $175 million was outstanding at year end 1995 in connection with the parent company program, with $750 million available for future use. Huntington also has a fully available $200 million line of credit that supports commercial paper borrowings and other short-term working capital needs.
   In addition, Huntington has significant asset liquidity from its portfolio of securities available for sale, loans that may be securitized and sold, and maturing investments. ALCO regularly monitors the liquidity position and ensures that various alternative strategies exist to cover unanticipated reductions in presently available funding sources. At December 31, 1995, sufficient liquidity was available to meet Huntington's short-term and long-term funding needs.
CREDIT RISK
   Huntington's exposure to credit risk is managed through the use of underwriting standards which emphasize "in-market" lending to established borrowers. Highly leveraged transactions as well as industry or other concentrations are avoided. The credit administration function also employs extensive monitoring procedures to ensure problem loans are promptly identified and adherence with corporate compliance policies. These procedures provide executive management with information necessary to implement appropriate change and take corrective action as needed.
   Asset quality continues to be strong. Non-performing assets, which include loans that are no longer accruing interest, loans that have been renegotiated based upon financial difficulties of the borrower, and real estate acquired through foreclosure, totaled $77.0 million at the most recent year end and were
down $19.4 million, or 20.1%, from one year ago.   As of December 31, 1995,
non-performing loans represented .41% of total loans and non-performing assets as a percent of total loans and other real estate were only .58%.
   Huntington also has certain loans which are past due ninety days or more but have not been placed on nonaccrual status. These loans, which total $27.0 million at year end 1995, are primarily consumer and residential real estate loans that are considered well-secured and in the process of collection. There were also loans outstanding of $49.0 million and $51.5 million, respectively, at December 31, 1995 and 1994, that Huntington considers to be potential

---------------------------------------------------------------------------------
TABLE 10
---------------------------------------------------------------------------------
MATURITIES OF DOMESTIC CERTIFICATES OF DEPOSIT OF $100,000 OR MORE
AS OF DECEMBER 31, 1995                            (in thousands of dollars)
---------------------------------------------------------------------------------
Three months or less  . . . . . . . . . .                   $529,560
Over three through six months . . . . . .                    171,864
Over six through twelve months  . . . . .                     85,161
Over twelve months  . . . . . . . . . . .                    122,818
                                                            --------
Total . . . . . . . . . . . . . . . . . .                   $909,403
                                                            ========

NOTE: All foreign time deposits are denominated in amounts greater than $100,000.

----------------------------------------------------------------------------------------------------------------------
TABLE 11
----------------------------------------------------------------------------------------------------------------------
SHORT-TERM BORROWINGS                                                        Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                      1995                   1994                   1993
----------------------------------------------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS
Balance at year-end . . . . . . . . . . . . . . . . . .      $2,854,142             $1,442,138             $2,164,752
Weighted average interest rate at year-end  . . . . . .            5.12%                  4.82%                  2.62%
Maximum amount outstanding at month-end during the year      $2,854,142             $1,798,524             $2,361,306
Average amount outstanding during the year  . . . . . .      $2,154,114             $1,374,741             $1,964,282
Weighted average interest rate during the year  . . . .            5.77%                  3.58%                  2.89%

BANK NOTES WITH ORIGINAL MATURITIES OF LESS THAN ONE YEAR
Balance at year-end . . . . . . . . . . . . . . . . . .     $   494,000             $1,264,000            $   860,000
Weighted average interest rate at year-end  . . . . . .           6.17%                  5.55%                  3.49%
Maximum amount outstanding at month-end during the year     $ 1,401,000             $1,364,000             $1,000,000
Average amount outstanding during the year  . . . . . .     $ 1,127,228             $1,138,280             $  719,767
Weighted average interest rate during the year  . . . .            6.67%                  4.48%                  3.55%
----------------------------------------------------------------------------------------------------------------------

problem credits and is closely monitoring for any further deterioration in borrower performance.
CAPITAL AND DIVIDENDS
   Huntington places significant emphasis on the maintenance of strong capital, which promotes investor confidence, provides access to the national markets under favorable terms, and enhances the ability to capitalize on business growth and acquisition opportunities. The company also recognizes the importance of managing excess capital and continually strives to maintain an appropriate balance between capital adequacy and returns to shareholders. Capital is managed at each subsidiary based upon the respective risks and growth opportunities, as well as regulatory requirements.
   Huntington's ratio of average equity to average assets over the last twelve months was 7.89%, compared with 8.38% and 7.22%, respectively, in the two preceding years. As presented below, the December 31 regulatory

----------------------------------------------------------------------------------------------------------------------
TABLE 12
----------------------------------------------------------------------------------------------------------------------
NON-PERFORMING ASSETS AND PAST DUE LOANS
----------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                         1995        1994         1993         1992         1991        1990
----------------------------------------------------------------------------------------------------------------------
Non-accrual loans   . . . . . . . . . . .      $  50,669     $ 41,929   $  75,933    $   87,541   $139,024   $ 100,899
Renegotiated loans  . . . . . . . . . . .          4,299        2,550       1,254         2,508      5,491       9,447
                                               ---------     --------   ---------    ----------   --------   ---------
TOTAL NON-PERFORMING LOANS  . . . . . . .         54,968       44,479      77,187        90,049    144,515     110,346
                                               ---------     --------   ---------    ----------   --------   ---------
Other real estate, net  . . . . . . . . .         22,026       51,909      62,446        73,130     99,646      57,467
                                               ---------     --------   ---------    ----------   --------   ---------
TOTAL NON-PERFORMING ASSETS   . . . . . .      $  76,994     $ 96,388   $ 139,633     $ 163,179   $244,161    $167,813
                                               =========     ========   =========    ==========   ========   =========
NON-PERFORMING LOANS AS A % OF
  TOTAL LOANS   . . . . . . . . . . . . .            .41%         .36%        .70%          .95%      1.63%       1.27%

NON-PERFORMING ASSETS AS A % OF
  TOTAL LOANS AND OTHER REAL ESTATE   . .            .58%         .78%       1.27%         1.70%      2.72%       1.91%

ALLOWANCE FOR LOAN LOSSES AS A % OF
  NON-PERFORMING LOANS    . . . . . . . .         353.76%      450.76%     274.44%       170.63%     93.26%     112.03%

ALLOWANCE FOR LOAN LOSSES AND
  OTHER REAL ESTATE AS A % OF
  NON-PERFORMING ASSETS   . . . . . . . .         238.65%      193.13%     143.41%        95.22%     56.53%      74.36%

ACCRUING LOANS PAST DUE 90 DAYS OR MORE           $27,018     $20,877   $  25,550       $24,298    $36,270     $30,169
                                               =========     ========   =========    ==========   ========   =========
ACCRUING LOANS PAST DUE 90 DAYS
  OR MORE TO TOTAL LOANS    . . . . . . .             .20%        .17%        .23%          .26%       .41%        .35%

NOTE: The amount of interest income which would have been recorded under the original terms for total loans classified as non-accrual or renegotiated was $6.0 million in 1995 and $5.6 million in 1994. Amounts actually collected and recorded as interest income for these loans totalled $0.8 million and $1.7 million, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

capital ratios exceeded the levels established for "well-capitalized" institutions:

                                     "Well
                      1995   1994 Capitalized"
                      ----   ---- -----------
Tier 1 risk-based
  capital ratio       8.39%   9.55%  6.00%
Total risk-based
  capital ratio      12.03   13.57  10.00
Leverage ratio        6.87    7.99   5.00

        Cash dividends declared were $.78 a share in 1995, up 14.7% from the corresponding amount in 1994 of $.68 per share. A 5% stock dividend was also distributed to shareholders in 1995.
        On April 27, 1995, the Board of Directors authorized Huntington to repurchase up to 10.5 million additional shares of its common stock (as adjusted for the July 1995 stock dividend) through open market purchases and privately negotiated transactions. The authorization represents a continuation of the common stock repurchase program begun in August 1987 and provides that the shares will be reserved for reissue in connection with Huntington's benefit plans as well as for other corporate purposes. The company acquired 9.6 million shares in 1995 at an aggregate cost of $204.6 million. Approximately
4.7 million of the repurchased shares were reissued in January 1996 in the acquisition of the Peoples Bank of Lakeland, Florida. As of December 31, 1995,
3.9 million shares were available for repurchase. Huntington's management believes the majority of these shares will be repurchased in the first half of 1996.
FOURTH QUARTER RESULTS
        Net income for the fourth quarter of 1995 was $65.5 million, or $.49 per share, compared with $52.5 million, or $.39 per share, in the same period last year. ROA and ROE for the most recent quarter were 1.31% and 17.50%, respectively, versus 1.22% and 14.78% in the final three months of 1994.
        Net interest income was $181.9 million in the quarter just ended versus $177.3 million in the corresponding period of the prior year. Though spreads available in the marketplace remained narrow in the latter part of 1995, evidenced by the 56 basis points quarter-to-quarter drop in the margin, net interest income was up 2.6% due to increased balance sheet leverage from Huntington's strong loan growth and larger investment securities portfolio.
        The provision for loan losses was $12.1 million in the last quarter of the year, compared with $2.5 million in the same period of 1994. Net charge-offs were .53% of average loans in the recent three months, up from .31% in both the preceding quarter and the final quarter of 1994. The 1995 loss ratio was adversely affected by a single charge-off totaling $4.9 million.
        Non-interest income was $68.4 million and $50.9 million, respectively, for the three months ended December 31, 1995 and 1994. All major categories showed increases over the prior year. Securities transactions were not significant in either period. Included in the fourth quarter 1995 amounts was a gain of $8.9 million from the sale of Huntington's Pennsylvania bank as well as a gain of $2.8 million on the sale of residential mortgages from the loan portfolio.
        Non-interest expense totaled $138.8 million in the most recent three months, down 5.3% from the corresponding period last year. This reduction resulted largely from a drop in BIF assessment rates, as well as the restructuring of certain business activities, including the company's mortgage banking operations.
        The provision for income taxes was $33.8 million in the fourth quarter of 1995, up significantly from $26.5 million in the same period a year ago.
The higher provision relates principally to increased pre-tax earnings.

-------------------------------------------------------------------------------
Table 13
-------------------------------------------------------------------------------
Loan Portfolio Composition                    December 31,
-------------------------------------------------------------------------------
(in millions of dollars)            1995      1994      1993      1992    1991
Commercial  . . . . . . . . .     $ 4,190   $ 3,669   $ 3,507    $3,191  $2,960
Real estate
  Construction  . . . . . . .         368       305       337       379     439
  Mortgage  . . . . . . . . .       2,756     3,002     2,685     2,252   2,097
Consumer  . . . . . . . . . .       5,094     4,642     3,944     3,325   3,061
Lease financing . . . . . . .         854       646       481       368     321
                                  -------   -------   -------    ------  ------
    TOTAL LOANS   . . . . . .     $13,262   $12,264   $10,954    $9,515  $8,878
                                  =======   =======   =======    ======  ======
-------------------------------------------------------------------------------

NOTE: There are no loans outstanding which would be considered a concentration of lending in any particular industry or group of industries.


-------------------------------------------------------------------------------
Table 14
-------------------------------------------------------------------------------
Maturity Schedule of Selected Loans
-------------------------------------------------------------------------------
(in thousands of dollars)                   December 31, 1995
-------------------------------------------------------------------------------
                                             After One
                                   Within    But Within     After
                                   One Year  Five Years   Five Years    Total
                                 ----------  ----------    --------  ----------
Commercial  . . . . . . . . .    $2,554,535  $1,243,862    $391,840  $4,190,237
Real estate   construction  .       161,081     145,251      61,557     367,889
                                 ----------  ----------    --------  ----------
    Total   . . . . . . . . .    $2,715,616  $1,389,113    $453,397  $4,558,126
                                 ==========  ==========    ========  ==========
Variable interest rates . . .                $1,112,299    $345,454
                                             ==========    ========
Fixed interest rates  . . . .               $   276,814    $107,943
                                             ==========    ========
-------------------------------------------------------------------------------

SELECTED ANNUAL INCOME STATEMENT DATA



------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars, except per share amounts)                  Year Ended December 31,
                                      1995             1994            1993           1992            1991         1990
                                   --------------------------------------------------------------------------------------
TOTAL INTEREST INCOME   . . . .     $1,461,896    $ 1,219,721     $1,236,311     $ 1,202,286     $1,208,407    $1,266,770
TOTAL INTEREST EXPENSE  . . . .        737,333        463,671        440,111         504,846        659,918       780,759
                                   -----------    -----------     ----------     -----------     ----------    ----------
NET INTEREST INCOME   . . . . .        724,563        756,050        796,200         697,440        548,489       486,011
Provision for loan losses . . .         28,721         15,284         79,294          81,562         62,061        76,434
                                   -----------    -----------     ----------     -----------     ----------    ----------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES  .        695,842        740,766        716,906         615,878        486,428       409,577
                                   -----------    -----------     ----------     -----------     ----------    ----------
Service charges on deposit accounts     85,118         76,836         73,172          64,471         57,024        50,559
Mortgage banking  . . . . . . .         39,593         50,367         99,185          63,297         41,753        33,949
Trust services  . . . . . . . .         30,377         28,448         27,948          25,129         24,435        23,769
Credit card fees  . . . . . . .         23,495         20,999         19,381          17,550         16,585        15,025
Investment product sales  . . .          8,121          6,624          9,016           5,193          2,548           746
Securities gains  . . . . . . .          9,056          2,594         27,189          36,332         16,951           579
Other . . . . . . . . . . . . .         52,630         36,446         37,474          28,680         28,545        30,087
                                   -----------    -----------     ----------     -----------     ----------    ----------
TOTAL NON-INTEREST INCOME   . .        248,390        222,314        293,365         240,652        187,841       154,714
                                   -----------    -----------     ----------     -----------     ----------    ----------
Salaries  . . . . . . . . . . .        220,168        226,668        226,405         206,429        175,749       162,621
Commissions . . . . . . . . . .          9,843         10,775         20,992          18,310          9,307         5,908
Employee benefits . . . . . . .         57,790         58,158         55,259          46,596         42,435        37,504
Net occupancy . . . . . . . . .         41,263         40,291         39,955          36,272         33,542        32,464
Equipment . . . . . . . . . . .         38,271         38,792         37,230          34,184         31,735        29,608
FDIC insurance  . . . . . . . .         15,056         25,271         25,322          25,500         22,126        12,200
Printing and supplies . . . . .         14,147         14,821         14,721          13,588         12,599        12,625
Credit card . . . . . . . . . .         13,407         13,493         11,835          10,987          9,710         7,354
Advertising . . . . . . . . . .         11,271         15,320         13,259          13,308         10,526         9,460
Legal and loan collection . . .          8,643          8,298         11,361          13,109         10,807        12,471
Other . . . . . . . . . . . . .        135,925        144,719        190,141         204,812        125,615       107,013
                                   -----------    -----------     ----------     -----------     ----------    ----------
TOTAL NON-INTEREST EXPENSE  . .        565,784        596,606        646,480         623,095        484,151       429,228
                                   -----------    -----------     ----------     -----------     ----------    ----------
INCOME BEFORE INCOME TAXES  . .        378,448        366,474        363,791         233,435        190,118       135,063
Provision for income taxes  . .        133,959        123,881        126,879          72,389         56,178        35,298
                                   -----------    -----------     ----------     -----------     ----------    ----------
Net Income  . . . . . . . . . .     $  244,489    $   242,593     $  236,912     $   161,046     $  133,940    $   99,765
                                   ===========    ===========     ==========     ===========     ==========    ==========
PER COMMON SHARE(1)
   Net income . . . . . . . . .          $1.78          $1.78          $1.76           $1.21          $1.01          $.75
   Cash dividends declared  . .           $.78           $.68           $.56            $.48           $.44          $.39
FULLY TAX EQUIVALENT MARGIN:
Net Interest Income . . . . . .     $  724,563    $   756,050     $  796,200     $   697,440     $  548,489     $ 486,011
Tax Equivalent Adjustment(2)  .          6,766          9,505         11,670          14,897         18,007        21,321
                                   -----------    -----------     ----------     -----------     ----------    ----------
Tax Equivalent Net Interest Income     731,329        765,555        807,870         712,337        566,496      $507,332
                                   ===========    ===========     ==========     ===========     ==========    ==========


(1)Adjusted for the five percent stock dividend distributed July 31, 1995.
(2)Calculated assuming a 35% tax rate in years 1993 through 1995 and a 34% tax rate in years 1990 through 1992.

CONSOLIDATED AVERAGE BALANCES AND INTEREST RATES
(ANNUAL DATA)

-------------------------------------------------------------------------------------------------------------------------
Fully Tax Equivalent Basis(1)                                      1995                                  1994
(in millions of dollars)                            --------------------------------       ------------------------------
                                                                 Interest                            Interest
                                                     Average      Income/    Yield/         Average   Income/    Yield/
                                                      Balance     Expense      Rate         Balance   Expense      Rate
---------------------------------------------       --------------------------------       ------------------------------
ASSETS
Interest bearing deposits in banks  . . . . .       $     21    $    1.3       5.99%       $     4     $     .3     7.57%
Trading account securities  . . . . . . . . .             23         1.7       7.29             14           .9     6.16
Federal funds sold and securities purchased
  under resale agreements   . . . . . . . . .             46         3.0       6.45            115          5.0     4.32
Mortgages held for sale . . . . . . . . . . .            130         9.8       7.58            367         25.9     7.06
Securities:
    Taxable   . . . . . . . . . . . . . . . .          4,191       281.6       6.72          3,217        198.6     6.17
    Tax Exempt  . . . . . . . . . . . . . . .            124        12.6      10.30            190         20.5    10.80
                                                    --------    --------                   -------     --------
    Total Securities  . . . . . . . . . . . .          4,315       294.2       6.82          3,407        219.1     6.43
                                                    --------    --------                   -------     --------
Loans
  Commercial  . . . . . . . . . . . . . . . .          4,049       341.1       8.43          3,565        302.2     8.48
  Real Estate
    Construction  . . . . . . . . . . . . . .            339        29.1       8.58            298         23.1     7.75
    Mortgage  . . . . . . . . . . . . . . . .          3,070       256.6       8.36          2,786        220.3     7.91
  Consumer  . . . . . . . . . . . . . . . . .          4,892       434.3       8.88          4,316        354.2     8.21
  Lease financing   . . . . . . . . . . . . .            731        57.1       7.81            556         40.8     7.34
                                                    --------    --------                   -------     --------
    Total loans   . . . . . . . . . . . . . .         13,081     1,118.2       8.55         11,521        940.6     8.16
    Allowance for loan losses/loan fees   . .            200        40.4                       212         37.4
                                                    --------    --------                   -------     --------
    Net loans   . . . . . . . . . . . . . . .         12,881     1,158.6       8.86         11,309        978.0     8.49
                                                    --------    --------                   -------     --------
    Total earning assets  . . . . . . . . . .         17,616    $1,468.6       8.34%        15,428     $1,229.2     7.97%
                                                    --------    --------                   -------     --------
Cash and due from banks . . . . . . . . . . .            780                                   741
All other assets  . . . . . . . . . . . . . .            852                                   793
                                                    --------                               -------
TOTAL ASSETS  . . . . . . . . . . . . . . . .       $ 19,048                               $16,750
                                                    ========                               =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits
  Non-interest bearing  . . . . . . . . . . .       $  2,179                               $ 2,116
  Interest bearing  . . . . . . . . . . . . .          2,539    $   62.2       2.45%         2,713     $   59.9     2.21%
Savings deposits  . . . . . . . . . . . . . .          2,053        56.4       2.75          2,281         49.0     2.15
Certificates of deposit of $100,000 or more .            812        47.1       5.80            607         25.6     4.22
Other domestic time deposits  . . . . . . . .          4,383       242.9       5.54          3,523        148.1     4.20
Foreign time deposits . . . . . . . . . . . .            261        17.0       6.50            286         12.2     4.25
                                                    --------    --------                   -------     --------
  Total deposits  . . . . . . . . . . . . . .         12,227       425.6       3.48         11,526        294.8     3.13
                                                    --------    --------                   -------     --------
Short-term borrowings . . . . . . . . . . . .          3,491       212.1       6.08          2,629        106.7     4.06
Long-term debt  . . . . . . . . . . . . . . .          1,424        99.6       7.00            928         62.2     6.71
                                                    --------    --------                   -------     --------
  Interest bearing liabilities  . . . . . . .         14,963    $  737.3       4.93%        12,967     $  463.7     3.58%
                                                    --------    --------                   -------     --------
All other liabilities . . . . . . . . . . . .            403                                   264
Shareholders' equity  . . . . . . . . . . . .          1,503                                 1,403
                                                    ========                               =======
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  .       $ 19,048                               $16,750
                                                    ========                               =======
Net interest rate spread  . . . . . . . . . .                                  3.41%                                4.39%
Impact of non-interest bearing funds on margin                                  .74%                                 .57%
NET INTEREST INCOME/MARGIN  . . . . . . . . .                   $  731.3       4.15%                   $  765.5     4.96%
                                                                ========                               ========

(1)Fully tax equivalent yields are calculated assuming a 35% tax rate in years 1993 through 1995 and a 34% tax rate in years 1990 through 1992. Average loan balances include non-accruing loans. Loan income includes cash received on non-accruing loans.


-----------------------------------------------------------------------------------------------------------------------------
            1993                             1992                           1991                           1990
-----------------------------  ------------------------------  ------------------------------   -----------------------------
           Interest                        Interest                        Interest                       Interest
 Average   Income/    Yield/     Average   Income/    Yield/    Average    Income/     Yield/    Average  Income/    Yield/
 Balance   Expense    Rate       Balance   Expense     Rate     Balance    Expense     Rate      Balance  Expense     Rate
$     26  $    1.1     4.16%   $     81  $     4.0     4.88%   $     52   $    3.8     7.32%    $    63     $5.4     8.71%
      10        .5     5.04          22        1.2     5.43          27        1.8     6.83           9       .8     8.69

      78       2.6     3.36         126        4.9     3.90         152        8.8     5.76         231     18.4     7.94
     827      60.2     7.28         681       55.1     8.09         386       34.0     8.80         274     27.0     9.86

   4,199     254.9     6.07       3,510      244.9     6.98       2,761      235.5     8.53       2,802    248.9     8.88
     260      29.1    11.22         336       31.7     9.43         396       41.6    10.51         458     47.9    10.47
--------  --------             --------  ---------             --------   --------              ------- --------
   4,459     284.0     6.37       3,846      276.6     7.19       3,157      277.1     8.78       3,260    296.8     9.10
--------  --------             --------  ---------             --------   --------              ------- --------

   3,293     281.3     8.54       3,076      257.6     8.38       2,967      274.3     9.24       2,921    307.9    10.54

     368      26.1     7.09         393       26.4     6.71         457       38.2     8.37         547     57.4    10.49
   2,473     203.6     8.24       2,145      191.2     8.92       2,036      202.9     9.96       1,947    203.1    10.44
   3,575     323.8     9.06       3,190      340.7    10.68       2,904      336.6    11.59       2,710    324.1    11.96
     424      34.4     8.11         342       30.8     9.00         314       30.0     9.57         298     29.1     9.75
--------  --------             --------  ---------             --------   --------              ------- --------
  10,133     869.2     8.58       9,146      846.7     9.26       8,678      882.0    10.16       8,423    921.6    10.94
     194      30.4                  144       28.6                  131       19.2                  100     18.1
--------  --------             --------  ---------             --------   --------              ------- --------
   9,939     899.6     8.88       9,002      875.3     9.57       8,547      901.2    10.38       8,323    939.7    11.16
--------  --------             --------  ---------             --------   --------              ------- --------
  15,533  $1,248.0     8.03%     13,902  $ 1,217.1     8.75%     12,452   $1,226.7     9.85%     12,260 $1,288.1    10.51%
--------  --------             --------  ---------             --------   --------              ------- --------
     693                            636                             567                             670
     819                            771                             725                             660
--------                       --------                        --------                         -------
$ 16,851                       $ 15,165                        $ 13,613                         $13,490
========                       ========                        ========                         =======



$  2,141                       $  1,749                        $  1,401                         $ 1,393
   2,662  $   63.7     2.39%      2,513  $    76.5     3.05%      2,210   $  103.3     4.68%      2,070 $  112.1     5.42%
   2,229      57.5     2.58       1,770       64.1     3.62       1,326       64.9     4.89       1,228     61.3     4.99
     831      31.1     3.74       1,251       56.7     4.53       1,523      100.1     6.57       1,714    142.8     8.34
   3,572     150.3     4.21       4,066      206.8     5.09       4,223      288.5     6.83       3,894    307.1     7.89
     455      15.0     3.30         153        5.7     3.73          69        3.8     5.56          40      3.2     7.85
--------  --------             --------  ---------             --------   --------              ------- --------
  11,890     317.6     3.26      11,502      409.8     4.20      10,752      560.6     5.99      10,339    626.5     7.00
--------  --------             --------  ---------             --------   --------              ------- --------
   2,825      89.4     3.17       2,062       72.9     3.54       1,406       81.2     5.77       1,731    136.5     7.89
     640      33.1     5.18         300       22.1     7.36         219       18.4     8.41          20    117.8     8.88
--------  --------             --------  ---------             --------   --------              ------- --------
  13,214  $  440.1     3.33%     12,115  $   504.8     4.17%     10,976   $  660.2     6.01%     10,878   $780.8     7.18%
--------  --------             --------  ---------             --------   --------              ------- --------
     280                            227                             259                             302
   1,216                          1,074                             977                             917
--------                       --------                        --------                         -------
$ 16,851                       $ 15,165                        $ 13,613                         $13,490
========                       ========                        ========                         =======
                       4.70%                           4.58%                           3.84%                         3.33%
                        .50%                            .54%                            .71%                          .81%
          $  807.9     5.20%             $   712.3     5.12%              $  566.5     4.55%            $   507.3    4.14%
          ========                       =========                        ========                      =========

MARKET PRICES, KEY RATIOS AND STATISTICS,
NON-PERFORMING ASSETS (QUARTERLY DATA)

------------------------------------------------------------------------------------------------------------------------------------
QUARTERLY COMMON STOCK SUMMARY(1)                            1995                                            1994

                                          IV Q        III Q       II Q         I Q      IV Q          III Q        II Q        I Q
High  . . . . . . . . . . . . . . . .    $25 3/8     $23 5/8     $20 1/8     $18 1/8     $18         $20 5/8     $21 1/8     $18 3/8
Low . . . . . . . . . . . . . . . . .     22 3/8      20 1/4      17 1/8      16 1/8      15 7/8      17 1/4      17          16 7/8
Close . . . . . . . . . . . . . . . .     24          22 1/2      19 3/4      17 3/8      16 1/2      17 1/4      19 1/4      17 1/2
Cash dividends declared . . . . . . .    .20         .20         .19         .19         .19         .19         .15         .15

(1)Restated for the five percent stock dividend distributed July 31, 1995.
Note:  Stock price quotations were obtained from NASDAQ.

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS AND STATISTICS                           1995                                            1994
MARGIN ANALYSIS --  AS A %
OF AVERAGE EARNING ASSETS(1)      IV Q        III Q       II Q       I Q          IV Q       III Q       II Q        I Q
Interest income . . . . . .       8.26%       8.37%      8.38%      8.26%         8.11%      7.98%       7.91%      7.86%
Interest expense  . . . . .       4.28        4.19       4.17       4.00          3.57       3.09        2.78       2.55
                                 -----       -----      -----      -----         -----      -----       -----      -----
   Net Interest Margin  . .       3.98%       4.18%      4.21%      4.26%         4.54%      4.89%       5.13%      5.31%
RETURN ON
Average total assets  . . .       1.31%       1.34%      1.25%      1.23%         1.22%      1.35%       1.64%      1.60%
Average earning assets  . .       1.41%       1.45%      1.35%      1.33%         1.32%      1.46%       1.78%      1.73%
Average shareholders' equity     17.50%      17.03%     15.08%     15.08%        14.78%     15.77%      19.43%     19.26%

(1)Presented on a fully tax equivalent basis assuming a 35% tax rate.

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
NON-PERFORMING ASSETS                              1995                                             1994
(QUARTER-END)
(in thousands of dollars)       IV Q        III Q       II Q        I Q            IV Q        III Q      II Q         I Q
Non-accrual loans . . . .     $ 50,669    $ 41,997    $ 41,554    $ 41,576       $ 41,929    $ 40,313    $ 61,015    $ 60,060
Renegotiated loans  . . .        4,299       4,313      13,424      11,568          2,550      13,547       5,737       8,048
                              --------    --------    --------    --------       --------    --------    --------    --------
TOTAL NON-PERFORMING LOANS      54,968      46,310      54,978      53,144         44,479      53,860      66,752      68,108
                              --------    --------    --------    --------       --------    --------    --------    --------
Other real estate, net  .       22,026      23,668      24,029      26,558         51,909      51,558      59,157      65,664
                              --------    --------    --------    --------       --------    --------    --------    --------
Total Non-Performing Assets   $ 76,994    $ 69,978    $ 79,007    $ 79,702       $ 96,388    $105,418    $125,909    $133,772
                              ========    ========    ========    ========       ========    ========    ========    ========
NON-PERFORMING LOANS AS A
   % OF TOTAL LOANS                .41%        .34%        .42%        .41%           .36%        .45%        .57%        .61%
NON-PERFORMING ASSETS AS A
   % OF TOTAL LOANS AND
   OTHER REAL ESTATE               .58%        .52%        .60%        .62%           .78%        .88%       1.08%       1.20%
ALLOWANCE FOR LOAN LOSSES
   AS A % OF NON-PERFORMING
   LOANS                        353.76%     428.79%     360.62%     378.38%        450.76%     382.41%     318.31%     314.37%
ALLOWANCE FOR LOAN LOSSES
   AND OTHER REAL ESTATE AS
   A % OF NON-PERFORMING
   ASSETS                       238.65%     263.26%     234.30%     235.10%        193.13%     181.70%     160.22%     152.27%
ACCRUING LOANS PAST DUE
   90 DAYS OR MORE  . . .     $ 27,018    $ 24,001    $ 20,685    $ 19,771       $ 20,877    $ 24,182    $ 23,464    $ 19,601
                              ========    ========    ========    ========       ========    ========    ========    ========

SELECTED QUARTERLY INCOME STATEMENT DATA
------------------------------------------------------------------------------------------------------------------------------------
                                                    1995                                            1994
(in thousands of dollars,
 except per share amounts)            IV Q       III Q       II Q        I Q         IV Q       III Q        II Q        I Q
------------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME   . .        $381,437    $377,859    $360,203    $342,397    $318,875    $301,724    $297,485    $301,637
TOTAL INTEREST EXPENSE  . .         199,551     191,281     180,313     166,188     141,625     118,173     105,403      98,470
                                   --------    --------    --------    --------    --------    --------    --------    --------
NET INTEREST INCOME   . . .         181,886     186,578     179,890     176,209     177,250     183,551     192,082     203,167
Provision for loan losses .          12,139       7,187       4,787       4,608       2,488       1,113       3,219       8,464
                                   --------    --------    --------    --------    --------    --------    --------    --------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES        169,747     179,391     175,103     171,601     174,762     182,438     188,863     194,703
                                   --------    --------    --------    --------    --------    --------    --------    --------

Service charges on
   deposit accounts . . . .          21,008      21,109      20,487      22,514      19,417      19,628      19,225      18,566
Mortgage banking  . . . . .          11,315       9,678       7,959      10,641       8,630       9,246      15,418      17,073
Trust services  . . . . . .           7,424       7,312       7,586       8,055       6,686       6,732       6,902       8,128
Credit card fees  . . . . .           7,190       5,939       5,467       4,899       5,873       5,846       4,933       4,347
Securities gains (losses) .             302       2,315       6,379          60        (55)         648         203       1,798
Investment product sales. .           2,292       2,159       1,971       1,699      1,307        1,694       1,750       1,873
Other . . . . . . . . . . .          18,830      12,692      10,021      11,087       9,012       9,999      10,553       6,882
                                   --------    --------    --------    --------    --------    --------    --------    --------
TOTAL NON-INTEREST INCOME            68,361      61,204      59,870      58,955      50,870      53,793      58,984      58,667
                                   --------    --------    --------    --------    --------    --------    --------    --------
Salaries  . . . . . . . . .          54,695      54,391      54,974      56,108      54,314      57,740      57,535      57,079
Commissions . . . . . . . .           3,149       3,074       1,932       1,688       1,523       3,547       2,624       3,081
Employee benefits . . . . .          12,752      13,958      15,419      15,661      13,091      13,388      15,244      16,435
Net occupancy . . . . . . .          10,459      10,039      10,079      10,686       9,962      10,593       9,621      10,115
Equipment . . . . . . . . .           9,406       9,470       9,593       9,802      10,151       9,651       9,491       9,499
FDIC insurance  . . . . . .           1,820         151       6,549       6,536       6,218       5,992       6,530       6,531
Printing and supplies . . .           3,705       3,508       3,362       3,572       3,911       3,734       3,710       3,466
Credit card . . . . . . . .           3,695       3,398       3,196       3,118       3,426       3,777       3,219       3,071
Advertising . . . . . . . .           2,179       3,149       2,912       3,031       4,152       2,684       4,296       4,188
Legal and loan collection .           2,758       1,857       1,905       2,123       3,370       1,719       1,808       1,401
Other . . . . . . . . . . .          34,209      35,855      32,477      33,384      36,498      38,531      33,117      36,573
                                   --------    --------    --------    --------    --------    --------    --------    --------
TOTAL NON-INTEREST EXPENSE          138,827     138,850     142,398     145,709     146,616     151,356     147,195     151,439
                                   --------    --------    --------    --------    --------    --------    --------    --------
INCOME BEFORE INCOME TAXES           99,281     101,745      92,575      84,847      79,016      84,875     100,652     101,931
Provision for income taxes           33,752      35,808      34,414      29,985      26,520      28,973      33,199      35,189
                                   --------    --------    --------    --------    --------    --------    --------    --------
NET INCOME  . . . . . . . .        $ 65,529   $  65,937   $  58,161    $ 54,862   $  52,496    $ 55,902    $ 67,453    $ 66,742
                                   ========    ========    ========    ========    ========    ========    ========    ========
PER COMMON SHARE(1)
   Net income . . . . . . .            $.49        $.48        $.42        $.39        $.39        $.41        $.49        $.49
   Cash dividends declared             $.20        $.20        $.19        $.19        $.19        $.19        $.15        $.15

FULLY TAX EQUIVALENT MARGIN:
Net Interest Income . . . .        $181,886    $186,578    $179,890    $176,209    $177,250    $183,551    $192,082    $203,167
Tax Equivalent Adjustment(2)          1,523       1,635       1,723       1,885       2,042       2,211       2,545       2,707
                                   --------    --------    --------    --------    --------    --------    --------    --------
Tax Equivalent Net Interest Income $183,409    $188,213    $181,613    $178,094    $179,292    $185,762    $194,627    $205,874
                                   ========    ========    ========    ========    ========    ========    ========    ========

(1)Adjusted for the five percent stock dividend distributed July 31, 1995.
(2)Calculated assuming a 35% tax rate.

PART I. FINANCIAL INFORMATION
1. FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS


(in thousands of dollars)                                                           SEPTEMBER 30,    DECEMBER 31,    SEPTEMBER 30,
                                                                                        1996             1995            1995
                                                                                    ------------     ------------     ------------
ASSETS
Cash and due from banks ........................................................    $    872,300     $    860,958     $    852,399
Interest bearing deposits in banks .............................................           1,653          284,393            1,259
Trading account securities .....................................................          11,444           12,924           19,135
Federal funds sold and securities
     purchased under resale agreements .........................................           8,868          197,531          276,747
Mortgages held for sale ........................................................         114,169          159,705          156,051
Securities available for sale - at fair value ..................................       4,782,503        4,721,144        4,290,570
Investment securities - fair value $66,655; $69,196;
     and $419,773  respectively ................................................          66,229           67,604          416,236
Total loans (1) ................................................................      13,939,218       13,261,667       13,457,831
     Less allowance for loan losses ............................................         200,215          194,456          198,573
                                                                                    ------------     ------------     ------------
Net loans ......................................................................      13,739,003       13,067,211       13,259,258
                                                                                    ------------     ------------     ------------
Premises and equipment .........................................................         312,457          296,465          296,708
Customers' acceptance liability ................................................          56,023           56,926           59,785
Accrued income and other assets ................................................         601,156          529,737          544,982
                                                                                    ------------     ------------     ------------
TOTAL ASSETS ...................................................................    $ 20,565,805     $ 20,254,598     $ 20,173,130
                                                                                    ============     ============     ============

LIABILITIES
Total deposits (1) .............................................................    $ 13,175,649     $ 12,636,582     $ 12,544,500
Short-term borrowings ..........................................................       3,797,739        3,514,773        4,047,206
Bank acceptances outstanding ...................................................          56,023           56,926           59,785
Long-term debt .................................................................       1,690,998        2,103,024        1,622,411
Accrued expenses and other liabilities .........................................         344,312          424,428          416,429
                                                                                    ------------     ------------     ------------
     Total Liabilities .........................................................      19,064,721       18,735,733       18,690,331
                                                                                    ------------     ------------     ------------

SHAREHOLDERS' EQUITY
     Preferred stock - authorized 6,617,808 shares;
          none outstanding
     Common stock - without par value; authorized 300,000,000 shares; issued and outstanding 151,883,704; 141,402,769; and 141,394,248
          shares, respectively .................................................       1,264,661        1,056,209        1,056,146
      Less 7,514,688;  8,351,978; and 6,877,908
          treasury shares, respectively ........................................        (160,641)        (180,632)        (144,262)
     Capital surplus ...........................................................         240,349          235,802          235,661
     Net unrealized (losses) gains on securities
          available for sale ...................................................         (32,829)          40,972            7,162
     Retained earnings .........................................................         189,544          366,514          328,092
                                                                                    ------------     ------------     ------------
     Total Shareholders' Equity ................................................       1,501,084        1,518,865        1,482,799
                                                                                    ------------     ------------     ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .....................................    $ 20,565,805     $ 20,254,598     $ 20,173,130
                                                                                    ============     ============     ============


See notes to consolidated financial statements.
(1) See page 7 for detail of total loans and total deposits.

CONSOLIDATED STATEMENTS OF INCOME


(in thousands of dollars, except per share amounts)      THREE MONTHS ENDED SEPTEMBER 30,   NINE MONTHS ENDED SEPTEMBER 30,
Interest and fee income                                       1996            1995               1996            1995
                                                           ---------------------------        --------------------------
     Loans.......................................             $300,888        $296,472           $886,656       $857,639
     Securities..................................               74,774          77,694            232,002        211,159
     Other.......................................                2,760           3,693              9,139         11,661
                                                           -----------     -----------       -----------    -----------
               TOTAL INTEREST INCOME.............              378,422         377,859          1,127,797      1,080,459
                                                           -----------     -----------        -----------    -----------
Interest Expense
     Deposits....................................              115,555         111,549            342,049        313,207
     Short-term borrowings.......................               42,565          57,054            128,845        156,763
     Long-term debt..............................               28,601          22,678             91,191         67,812
                                                           -----------     -----------        -----------    -----------
               TOTAL INTEREST EXPENSE............              186,721         191,281            562,085        537,782
                                                           -----------     -----------        -----------    -----------
               NET INTEREST INCOME...............              191,701         186,578            565,712        542,677
                                                           -----------     -----------        -----------    -----------
Provision for loan losses........................               20,250           7,187             43,916         16,582
                                                           -----------     -----------        -----------    -----------
               NET INTEREST INCOME
                  AFTER PROVISION FOR LOAN LOSSES              171,451         179,391            521,796        526,095
                                                           -----------     -----------        -----------    -----------
Total non-interest income (1)....................               71,028          59,800            206,366        176,211
Total non-interest expense (1)...................              141,578         137,446            430,540        423,139
                                                           -----------     -----------        -----------    -----------
               INCOME BEFORE INCOME TAXES........              100,901         101,745            297,622        279,167
Provision for income taxes.......................               34,438          35,808            103,246        100,207
                                                           -----------     -----------        -----------    -----------
               NET INCOME........................              $66,463         $65,937           $194,376       $178,960
                                                           ===========     ===========        ===========    ===========
PER COMMON SHARE (2)
     Net income..................................                $0.46           $0.44              $1.33          $1.17
     Cash dividends declared.....................                $0.20           $0.18              $0.56          $0.52

AVERAGE COMMON SHARES OUTSTANDING................          145,287,296     150,901,045        146,672,598    153,024,040

See notes to consolidated financial statements.
(1) See page 8 for detail of non-interest income and non-interest expense.
(2) Adjusted for the ten percent stock dividend distributed  July 31, 1996.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                                                   NET
                                                                                               UNREALIZED
                                                                                                  GAINS
                                             COMMON      COMMON   TREASURY  TREASURY  CAPITAL  (LOSSES) ON   RETAINED
(IN THOUSANDS)                               SHARES      STOCK     SHARES    STOCK    SURPLUS   SECURITIES   EARNINGS    TOTAL
                                             -------    --------    ----    --------  --------   --------    --------  ----------
Nine Months Ended September 30, 1995:
 Balance, beginning of period                131,120    $912,318    (905)   ($16,577) $215,084   ($63,289)   $364,284  $1,411,820

    Stock issued for acquisitions              3,510       3,434                        20,061       (985)      8,474      30,984
    Net income                                                                                                178,960     178,960
    Cash dividends declared
       ($.52 per share)                                                                                       (79,852)    (79,852)
    Stock options exercised                                          184       3,233        76                 (2,342)        967
    5% stock dividend                          6,732     140,146     (45)                                    (140,272)       (126)
    Treasury shares purchased                                     (7,726)   (159,368)                                    (159,368)
    Treasury shares sold:
      Shareholder dividend reinvestment plan                       1,213      21,434       310                 (1,114)     20,630
      Employee benefit plans                                         401       7,016       130                    (46)      7,100
    Conversion of convertible notes               32         248                                                              248
    Change in net unrealized gains (losses)
      on securities available for sale                                                             71,436                  71,436
                                             -------    --------    ----    --------  --------   --------    --------  ----------
 Balance, end of period                      141,394  $1,056,146  (6,878)  ($144,262) $235,661     $7,162    $328,092  $1,482,799
                                             =======  ==========  ======   =========  ========   ========    ========  ==========

NINE MONTHS ENDED SEPTEMBER 30, 1996:
 BALANCE, BEGINNING OF PERIOD                141,403  $1,056,209  (8,352)  ($180,632) $235,802    $40,972    $366,514  $1,518,865
    STOCK ISSUED FOR ACQUISITION                                   4,733     102,760     5,037                            107,797
    NET INCOME                                                                                                194,376     194,376
    CASH DIVIDENDS DECLARED
       ($.56 PER SHARE)                                                                                       (82,556)    (82,556)
    STOCK OPTIONS EXERCISED                                          179       3,566    (2,984)                               582
    10% STOCK DIVIDEND                        10,431     208,110   2,837      78,030     2,444               (288,790)       (206)
    TREASURY SHARES PURCHASED                                     (8,066)   (190,294)     (582)                          (190,876)
    TREASURY SHARES SOLD:
      SHAREHOLDER DIVIDEND REINVESTMENT PLAN                         994      22,378       386                             22,764
      EMPLOYEE BENEFIT PLANS                                         160       3,551       246                              3,797
    CONVERSION OF CONVERTIBLE NOTES               50         342                                                              342
    CHANGE IN NET UNREALIZED GAINS (LOSSES)
      ON SECURITIES AVAILABLE FOR SALE                                                            (73,801)                (73,801)
                                             -------    --------    ----    --------  --------   --------    --------  ----------
 BALANCE, END OF PERIOD                      151,884  $1,264,661  (7,515)  ($160,641) $240,349   ($32,829)   $189,544  $1,501,084
                                             =======  ==========  ======   =========  ========   ========    ========  ==========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of dollars)                                                       NINE MONTHS ENDED SEPTEMBER 30,
                                                                                   1996                1995
                                                                                -----------         -----------
OPERATING ACTIVITIES
  Net Income ...........................................................        $   194,376         $   178,960
  Adjustments to reconcile net income to net cash
  provided by operating activities
            Provision for loan losses ..................................             43,916              16,582
            Provision for depreciation and amortization ................             62,259              47,182
            Deferred income tax expense ................................             11,699              18,034
            Decrease (increase) in trading account securities ..........              1,480              (9,708)
            Decrease (increase) in mortgages held for sale .............             45,536             (17,054)
            Net gains on sales of securities ...........................            (13,463)             (8,754)
            Decrease (increase) in accrued income receivable ...........              7,912             (26,900)
            Net increase in other assets ...............................            (41,489)            (30,797)
            (Decrease) increase in accrued expenses ....................            (17,781)            114,417
            Net (decrease) increase in other liabilities ...............            (26,108)             15,393
                                                                                -----------         -----------
                    NET CASH PROVIDED BY OPERATING ACTIVITIES ..........            268,337             297,355
                                                                                -----------         -----------

INVESTING ACTIVITIES
  Decrease in interest bearing deposits in banks .......................            282,940               1,800
  Proceeds from :
      Maturities and calls of investment securities ....................             17,889              61,792
      Maturities and calls of securities available for sale ............            306,122             212,750
      Sales of securities available for sale ...........................          2,068,196           2,388,018
  Purchases of:
      Investment securities ............................................             (4,000)             (2,660)
      Securities available for sale ....................................         (2,199,930)         (3,377,820)
  Proceeds from sales of loans .........................................             94,755                  --
  Net loan originations, excluding sales ...............................           (697,586)         (1,071,526)
  Proceeds from disposal of premises and equipment .....................              1,616               2,344
  Purchases of premises and equipment ..................................            (30,924)            (23,255)
  Proceeds from sales of other real estate .............................             14,000              26,446
  Net cash received from purchase of subsidiaries ......................                631             148,490
                                                                                -----------         -----------
                    NET CASH USED FOR INVESTING ACTIVITIES .............           (146,291)         (1,633,621)
                                                                                -----------         -----------

FINANCING ACTIVITIES
  Increase in total deposits ...........................................             87,783             231,223
  Increase in short-term borrowings ....................................            268,924           1,144,187
  Proceeds from issuance of long-term debt .............................            450,424             590,000
  Payment of long-term debt ............................................           (862,280)           (181,565)
  Dividends paid on common stock .......................................            (80,485)            (78,292)
  Acquisition of treasury stock ........................................           (190,876)           (159,368)
  Proceeds from issuance of treasury stock .............................             27,143              28,571
                                                                                -----------         -----------
                    NET CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES           (299,367)          1,574,756
                                                                                -----------         -----------
                    CHANGE IN CASH AND CASH EQUIVALENTS ................           (177,321)            238,490
                    CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD ...          1,058,489             890,656
                                                                                -----------         -----------
                    CASH AND CASH EQUIVALENTS AT END OF PERIOD .........        $   881,168         $ 1,129,146
                                                                                ===========         ===========




See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. The accompanying unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods. The Notes to Consolidated Financial Statements appearing in Huntington's 1995 Annual Report to Shareholders should be read in conjunction with these interim financial statements.

B. On January 1, 1996, Huntington adopted Financial Accounting Standards Board
(FASB) Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of " (FAS 121). The Statement prescribes the accounting for the impairment of long-lived assets and goodwill related to those assets. The new rules specify when assets should be reviewed for impairment, how to determine whether an asset or group of assets is impaired, how to measure an impairment loss, and what financial statement disclosures are necessary. Also prescribed is the accounting for long-lived assets and identifiable intangibles that a company plans to dispose of, other than those that are part of a discontinued operation. Any impairment of a long-lived asset resulting from management's review is to be recognized as a component of non-interest expense. The adoption of FAS 121 did not have a material effect on Huntington's consolidated financial statements.

         In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (FAS 125). The standard provides that, following a transfer of financial assets, an entity is to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. The Statement is effective for transactions occurring after December 31, 1996. The adoption of FAS 125 is not expected to have a material impact on Huntington's consolidated financial statements.

C. Huntington acquired Peoples Bank of Lakeland (Lakeland), a $551 million commercial bank headquartered in Lakeland, Florida, on January 23, 1996. Huntington paid $46.2 million in cash and issued approximately 4.7 million shares of common stock in exchange for all the common stock of Lakeland. The transaction was accounted for as a purchase; accordingly, the results of Lakeland have been included in the consolidated financial statements from the date of acquisition.

         In October 1996, Huntington entered into a merger agreement with Citi-Bancshares, Inc. (Citi-Bancshares), a $524 million bank holding company headquartered in Leesburg, Florida. Huntington is to exchange a combination of its common stock and cash for the outstanding common stock of Citi-Bancshares in a purchase transaction. The acquisition is expected to be completed in the first quarter of 1997, subject to approval by Citi-Bancshares' shareholders and applicable regulatory authorities.

D. Per common share amounts have been calculated based on the weighted average number of common shares outstanding in each period, adjusted for the ten percent stock dividend issued July 31, 1996. The dilutive effects of unexercised stock options and convertible debentures were not significant for any period presented.

E. Certain amounts in the prior year's financial statements have been reclassified to conform with the 1996 presentation. These reclassifications had no effect on net income.

FINANCIAL REVIEW


LOAN PORTFOLIO COMPOSITION
(in thousands of dollars)                          SEPTEMBER 30,      DECEMBER 31,       SEPTEMBER 30,
                                                       1996               1995               1995
                                                    -----------        -----------        -----------
Commercial .................................        $ 4,381,646        $ 4,260,561        $ 4,233,861
Real Estate
     Construction ..........................            430,992            367,889            364,721
     Commercial ............................          1,660,610          1,578,891          1,540,534
     Residential ...........................          1,130,455          1,176,715          1,546,754
Consumer
     Loans .................................          5,291,826          5,094,036          5,059,492
     Leases ................................          1,043,689            783,575            712,469
                                                    -----------        -----------        -----------
     TOTAL LOANS ...........................        $13,939,218        $13,261,667        $13,457,831
                                                    ===========        ===========        ===========

DEPOSIT COMPOSITION
(in thousands of dollars) ..................        SEPTEMBER 30,      DECEMBER 31,       SEPTEMBER 30,
                                                         1996               1995               1995
                                                    -----------        -----------        -----------
Demand deposits
     Non-interest bearing ..................        $ 2,343,743        $ 2,088,074        $ 1,989,624
     Interest bearing ......................          2,500,209          2,772,845          2,686,800
Savings deposits ...........................          2,591,667          2,207,378          2,118,333
Certificates of deposit of $100,000 or more             989,886            909,403            916,157
Other domestic time deposits ...............          4,410,190          4,384,949          4,523,528
Foreign time deposits ......................            339,954            273,933            310,058
                                                    -----------        -----------        -----------
     TOTAL DEPOSITS ........................        $13,175,649        $12,636,582        $12,544,500
                                                    ===========        ===========        ===========

FINANCIAL REVIEW

ANALYSIS OF NON-INTEREST INCOME
(in thousands of dollars)                     THREE MONTHS ENDED                             NINE MONTHS ENDED
                                                 SEPTEMBER 30,             PERCENT             SEPTEMBER 30,             PERCENT
                                              1996         1995            CHANGE           1996            1995         CHANGE
---------------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts        $ 23,342        $ 21,109         10.58%        $ 68,935        $ 64,110          7.53%
Mortgage banking ..................           9,680           8,274         16.99           26,533          24,460          8.48
Trust services ....................           8,432           7,312         15.32           25,549          22,953         11.31
Securities gains ..................           6,173           2,315        166.65           13,463           8,754         53.79
Credit card fees ..................           4,092           4,669        (12.36)          17,472          13,013         34.27
Investment product sales ..........           2,694           2,159         24.78            9,219           5,829         58.16
Electronic banking fees ...........           2,988           1,270        135.28            6,826           3,292        107.35
Other .............................          13,627          12,692          7.37           38,369          33,800         13.52
                                          --------        --------                        --------        --------
TOTAL NON-INTEREST INCOME .........        $ 71,028        $ 59,800         18.78%        $206,366        $176,211         17.11%
                                          ========        ========                        ========        ========

ANALYSIS OF NON-INTEREST EXPENSE
(in thousands of dollars)                     THREE MONTHS ENDED                             NINE MONTHS ENDED
                                                 SEPTEMBER 30,             PERCENT             SEPTEMBER 30,             PERCENT
                                              1996         1995            CHANGE           1996            1995         CHANGE
--------------------------------------------------------------------------------------------------------------------------------
Salaries .........................        $ 58,475        $ 54,391          7.51%        $171,070        $165,473         3.38%
Commissions ......................           3,117           3,074          1.40           10,204           6,694         52.44
Employee benefits ................          13,858          13,958         (0.72)          45,875          45,038          1.86
Net occupancy ....................          10,602          10,039          5.61           32,311          30,804          4.89
Equipment ........................          10,670           9,470         12.67           30,551          28,865          5.84
Credit card and electronic banking           4,255           3,398         25.22           11,850           9,712         22.01
Printing and supplies ............           3,712           3,508          5.82           11,371          10,442          8.90
Advertising ......................           2,845           3,149         (9.65)           9,762           9,092          7.37
Legal and loan collection ........           2,000           1,857          7.70            6,392           5,885          8.62
FDIC insurance ...................             332             151        119.87            1,530          13,236        (88.44)
Other ............................          31,712          34,451         (7.95)          99,624          97,898          1.76
                                          --------        --------                        --------        --------
TOTAL NON-INTEREST EXPENSE .......        $141,578        $137,446          3.01%         $430,540        $423,139         1.75%
                                          ========        ========                        ========        ========

Management's Discussion and Analysis

OVERVIEW

         Huntington reported net income of $66.5 million, or $.46 per share, for the third quarter of 1996 compared with $65.9 million, or $.44 per share, for the same period last year. For the first nine months of the year, net income was $194.4 million, or $1.33 per share, versus $179.0 million, or $1.17 per share, in the corresponding period of 1995.

         Huntington's return on average equity (ROE) was 17.92% in the recent three months of 1996 and 17.15% year-to-date, up from 17.03% and 15.75%, respectively, in 1995. Return on average assets (ROA) was 1.33% in the third quarter and 1.30% for the nine months ended September 30, 1996. ROA for the comparable periods last year was 1.34% and 1.27%.

         Total assets were $20.6 billion at the recent quarter-end, a slight increase from both December 31 and September 30, 1995. Total loans increased $677.6 million, or 5.1%, during the first nine months of the year, which was largely offset by a reduction in temporary investments. With respect to the average balance sheet, consumer loans were up 11.05% when comparing the year-to-date total to the same period in 1995; commercial growth was also a respectable 5.2%.

         Huntington's funding mix changed somewhat over the first three quarters of 1996 as total deposits grew 4.3% and borrowed funds decreased 2.3% from year-end. The increase in deposits was principally due to the January 1996 acquisition of Peoples Bank of Lakeland, Florida.

         Shareholders' equity was relatively flat versus December 31 and September 30, 1995. Excluding the effects of net unrealized gains and losses on securities available for sale, equity increased approximately 4%. Huntington continues to maintain an appropriate balance between capital adequacy and returns to shareholders. A primary tool used by management in this regard has been the common stock repurchase program. At the recent quarter-end, Huntington's regulatory capital ratios, including those of its bank subsidiaries, exceeded the levels established for well-capitalized institutions. (See "Capital" section for further information).

RESULTS OF OPERATIONS

NET INTEREST INCOME

         Huntington reported net interest income of $191.7 million and $565.7 million, respectively, for the three and nine months ended September 30, 1996, compared with $186.6 million and $542.7 million for the corresponding periods in 1995. The net interest margin of 4.16% during the quarter just ended was largely unchanged from the previous three months and the third quarter a year ago.

         For the recent three months, interest rate swaps and other off-balance sheet financial instruments used for asset/liability management purposes reduced interest income by $8.2 million and increased interest expense by $4.2 million. On a year-to-date basis, the decrease in interest income was $26.4 million and interest expense was up $16.6 million. For the same periods last year, these products lowered interest income by $9.5 million and $22.2 million and increased interest expense by $3.8 million and $16.8 million. Included in the preceding amounts is amortization of deferred gains and losses from terminated contracts, that decreased net interest income by $9.2 million in the recent quarter and $29.8 million in the first nine months of the year, compared with reductions in the year-ago periods of $8.9 million and $18.6 million. At the recent quarter-end, deferred net losses remaining to be amortized totaled $9.6 million.

         Expressed in terms of the margin, the effect of the off-balance sheet portfolio was a reduction of 27 basis points in the third quarter of 1996 and 31 basis points for the nine months versus declines in the respective periods last year of 29 basis points and 30 basis points. A large part of the current year margin reduction (21 basis points) is related to amortization of net losses from closed positions. A swap strategy used by Huntington to create synthetic fixed rate wholesale liabilities, while lowering funding costs from what would have resulted from a comparable cash instrument, resulted in the majority of the remaining margin reduction attributable to the off-balance sheet portfolio.

NON-INTEREST INCOME

         Non-interest income, excluding securities transactions, totaled $64.9 million and $192.9 million in the recent three and nine month periods, up 12.8% and 15.2% from the same periods one year ago. Fee income remained strong in all major categories. Credit card fees were up significantly on a year-to-date basis but down 12.4% when comparing third quarter 1996 to the same three months last year. These fluctuations relate primarily to an alliance formed in the preceding quarter that resulted in the sale by Huntington of a portion of its interest in certain payment processing contracts.

         Mortgage banking income was $9.7 million in the third quarter and $26.5 million in the first nine months of 1996, up from $8.3 million and $24.4 million in the three and nine months ended September 30, 1995. Fueled by lower interest rates in the early part of the year, mortgage loan originations totaled $1.0 billion for the nine months, an increase of 13.6% from the same period last year. In addition to the increased fee income from higher production, Huntington benefited from improved marketing gains and the sale of certain portfolio loans in first quarter 1996. These favorable effects were somewhat offset by reduced gains from servicing sales, as Huntington sold no servicing rights through September 30, 1996, versus $432 million sold in the first nine months of last year that generated gains of $5.3 million. Net servicing fees were also down approximately 8.5% on a year-to-date basis. The decrease is principally due to a change in the mix of loans serviced by Huntington, following the sale in early 1995 of the governmental servicing portfolio. At the recent quarter end, the mortgage loan servicing portfolio (including loans serviced by Huntington on its own behalf) totaled $6.0 billion.

         Net gains from sales of securities were $6.2 million in the quarter just ended and $13.5 million for the nine months. The third quarter gains were largely due to the sale of U.S. Treasury securities, while the gains in the first half of the year resulted principally from collateralized mortgage obligations and mortgage backed securities that were sold to reduce price and/or prepayment risk.

NON-INTEREST EXPENSE

         Non-interest expense was $141.6 million in the three months just ended and $430.5 million in the first nine months of the year, compared with $137.4 million and $423.1 million in the year-ago periods. The growth in expenses was due, in part, to the acquisition of two Florida banks, that added $2.4 million and $8.6 million, respectively, to the third quarter and year-to-date totals. Excluding these amounts, non-interest expense would have been flat with the same periods in 1995. FDIC insurance was down significantly for the nine months, as Huntington benefited from the reduction in assessment rates on bank deposits that occurred in the latter part of 1995. The legislation recently enacted to recapitalize the Savings Association Insurance Fund did not have a material effect on Huntington's results of operations.

INTEREST RATE RISK  MANAGEMENT

          Huntington seeks to achieve consistent growth in net interest income and net income while managing volatility arising from shifts in interest rates. The Asset/Liability Management Committee (ALCO) oversees risk management, establishing broad policies and specific operating limits that govern a variety of risks inherent in Huntington's operations including interest rate, liquidity, and market risks. On and off-balance sheet strategies and tactical programs are reviewed and monitored regularly by ALCO to ensure consistency with approved risk tolerances.

         Interest rate risk management is a dynamic process, encompassing both the business flows onto the balance sheet and the changing market and business environment. Effective management of interest rate risk begins with appropriately diversified financial instruments and funding sources. To accomplish its overall balance sheet objectives, Huntington regularly uses a multiple of markets: money market, bond market, and futures and options market. In addition, dealers in over-the-counter financial instruments provide availability of interest rate swaps as needed.

         Measurement and monitoring of interest rate risk is an ongoing process. A key element in this process is Huntington's estimation of the amount that net interest income will change over a twelve to twenty-four month period given a directional shift in interest rates. The income simulation model used by Huntington captures all assets and liabilities and off-balance sheet financial instruments, accounting for significant variables which are believed to be affected by interest rates. These include prepayment speeds on real estate mortgages and consumer installment credits, cash flow assumptions on other financial instruments, and changing balance sheet volume assumptions. The model captures embedded options, e.g. interest rate caps and floors or call options, and accounts for changes in rate relationships as various rate indices lead and lag changes in short-term market rates. While these assumptions are inherently uncertain, management believes that the model provides an accurate indication of the company's interest rate risk exposure and is a more relevant depiction of interest rate risks than less sophisticated measures. Management reporting of this information is regularly shared with the Board of Directors.

         At September 30, 1996, the results of Huntington's internal interest sensitivity analysis indicated that net interest income would be relatively unchanged by a 100 basis points increase or decrease in the federal funds rate (assuming the change occurs evenly over the next year and that corresponding changes in other market rates occur as forecasted); a slight reduction of .5% to .8% should rates rise versus a modest increase if rates drop. Net interest income is expected to increase 1.6% if rates were to fall 200 basis points. A 200 basis points rise in rates could result in a decline in net interest income of up to 3.2%.

         Active interest rate risk management includes the use of various types of off-balance sheet financial instruments, primarily interest rate swaps. Risk created by different indices on assets and liabilities, by unequal terms to maturity of assets and liabilities, and by products that are appealing to customers but incompatible with current risk limits are but a few risks that can be eliminated or decreased in a cost efficient manner. In addition, the swap strategy has enabled Huntington to lower the costs of raising wholesale funds. Financial futures, interest rate caps and floors, options, and forward rate agreements are also used to control risk effectively. Off-balance sheet products are often preferable to similar cash instruments because, though they perform financially quite similarly, they may require less capital and preserve access to the marketplace for future needs.

         The following table illustrates the approximate market values, estimated maturities and weighted average rates of the interest rate swaps used by Huntington in its interest rate risk management program. The valuation of interest rate swap contracts is largely a function of the financial market's expectations regarding the future direction of interest rates. At September 30, 1996, forward rates were higher than those prevailing at the recent year-end. Consequently, the interest rate swap portfolio ended the third quarter with an unrealized loss of $10.7 million versus a $10.9 million unrealized gain at December 31. Current market values are not necessarily indicative of the future impact of the swaps on net interest income. This will depend, in large part, on the shape of the yield curve as well as interest rate levels. For purposes of the variable rate information and the indexed amortizing swap maturities presented in the table below, management made no assumptions with respect to future changes in interest rates.

                                                    Average
                                       Notional     Maturity      Market           Average Rate
(dollars in millions)                   Value       (years)       Value         Receive       Pay
---------------------                   -----       -------       -----         -------       ---
September 30, 1996:
ASSET CONVERSION SWAPS
Receive fixed                           $  800         2.22       ($9.5)         5.65%        5.62%
Receive fixed-amortizing                    93         1.73        (1.2)         5.27         5.73
                                        ------                    -----
TOTAL ASSET CONVERSION SWAPS            $  893         2.17      ($10.7)         5.61%        5.63%
                                        ======                    ======

LIABILITY CONVERSION SWAPS
Receive fixed                           $1,630         2.17       $ 6.5          5.96%        5.50%
Receive fixed-amortizing                   195         2.75        (4.5)         5.63         5.50
Pay fixed                                  950          .09        (1.8)         5.65         7.11
                                        ------                    -----
TOTAL LIABILITY CONVERSION SWAPS        $2,775         1.50       $  .2          5.83%        6.05%
                                        ======                    =====

BASIS PROTECTION SWAPS                  $  250         2.44       ($ .2)         5.60%        5.57%
                                        ======                    =====

         The pay rates on Huntington's receive fixed swaps vary based on movements in the applicable London inter-bank offered rate (LIBOR). Receive fixed asset conversion swaps with a notional value of $200 million have embedded written LIBOR-based call options. Also, receive fixed liability conversion swaps with a notional value of $150 million have embedded written LIBOR-based caps. The portfolio of amortizing swaps consists of contracts with notional values that are indexed to the prepayment experience of a specified pool of mortgage loans or Constant Maturity U.S. Treasury yields (CMT). As market interest rates change, the amortization of the notional values will also change, generally slowing as rates increase and accelerating when rates fall. Basis swaps are contracts which provide for both parties to receive floating rates of interest according to different indices and are used to protect against changes in spreads. The receive and pay amounts applicable to Huntington's basis swaps are determined by LIBOR or other indices common to the banking industry.

         The notional values of the swap portfolio represent contractually determined amounts on which calculations of interest payments to be exchanged are based. These notional values do not represent direct credit exposures. At September 30, 1996, Huntington's credit risk from interest rate swaps used for asset/liability management purposes was $47.6 million, which represents the sum of the aggregate fair value of positions that have become favorable to Huntington, including any accrued interest receivable due from counterparties. In order to minimize the risk that a swap counterparty will not satisfy its interest payment obligation under the terms of the contract, Huntington performs credit reviews on all counterparties, restricts the number of counterparties used to a select group of high quality institutions, obtains collateral, and enters into formal netting arrangements. Huntington has never experienced any past due amounts from a swap counterparty and does not anticipate nonperformance in the future by any such counterparties.

         The total notional amount of off-balance sheet instruments used by Huntington on behalf of customers (for which the related interest rate risk is offset by third party contracts) was $450 million at September 30, 1996. Total credit exposure from such contracts, represented by those instruments with a positive fair value, was $1.7 million at the recent quarter-end. These separate activities, which are accounted for at fair value, are not a significant part of Huntington's operations. Accordingly, they have been excluded from the above discussion of off-balance sheet financial instruments and the related tables.

ASSET QUALITY

         Huntington's exposure to credit risk is managed through the use of consistent underwriting standards that emphasize "in-market" lending to established borrowers. Highly leveraged transactions and excessive industry or other concentrations are avoided. The credit administration function also employs extensive monitoring procedures to ensure that problem loans are promptly identified and that loans adhere to corporate policy. These procedures provide executive management with the information necessary to implement appropriate change and take corrective action as needed.

         Asset quality continues to be strong. Non-performing loans, which include loans that are no longer accruing interest and loans that have been renegotiated based upon financial difficulties of the borrower, totaled $55.0 million at the most recent quarter end and represented .39% of total loans. Huntington also has certain loans that are past due ninety days or more but have not been placed on nonaccrual status. These loans, which totaled $32.4 million at September 30, 1996, are primarily consumer and residential real estate loans that are considered well-secured and in the process of collection or are being renewed.

         Other real estate owned (ORE) was $15.6 million at the end of the first nine months of 1996, down from $23.7 million at the same time last year. Huntington's management continues to aggressively pursue the sale of its ORE to further reduce these non-performing assets.

         The allowance for loan losses (ALL) is maintained at a level considered appropriate by management based on its estimate of losses inherent in the loan portfolio. The procedures employed by Huntington in evaluating the adequacy of the ALL include an analysis of specific credits that are generally selected for review on the basis of size and relative risk, portfolio trends, current and historical loss experience, prevailing economic conditions, and other relevant factors. Annualized net charge-offs as a percent of average total loans were
 .48% for the quarter just ended and .40% for the first nine months of the year, versus .32% for all of 1995. At the recent quarter end, the ALL represented 1.44% of total loans and 364% of non-performing loans. The combined ALL and allowance for other real estate was 275% of total non-performing assets.

CAPITAL

         Huntington places significant emphasis on the maintenance of strong capital, which promotes investor confidence, provides access to the national markets under favorable terms, and enhances the ability to capitalize on business growth and acquisition opportunities. Huntington also recognizes the importance of managing excess capital and continually strives to maintain an appropriate balance between capital adequacy and returns to shareholders. Capital is managed at each subsidiary based upon the respective risks and growth opportunities, as well as regulatory requirements.

         Average equity to average assets was 7.41% in the third quarter of 1996 and 7.60% for the nine months, compared with 7.87% and 8.10% in the same periods one year ago. Presented below are Huntington's regulatory capital ratios and the related levels established for "well-capitalized" institutions:

                                    September 30, 1996    "Well Capitalized"
                                    ------------------    ------------------

Tier 1 risk-based capital                  8.03%                 6.00%
Total risk-based capital                  11.57                 10.00
Leverage                                   6.78                  5.00

         On February 21, 1996, the Board of Directors authorized Huntington to repurchase up to 10 million additional shares of its common stock through open market purchases and privately negotiated transactions. The authorization represents a continuation of the common stock repurchase program begun in August 1987 and provides that the shares will be reserved for reissue in connection with Huntington's benefit plans as well as for other corporate purposes. The company acquired 8.1 million shares in the first nine months of 1996 at an aggregate cost of $190.9 million, leaving 6.6 million shares available for repurchase. Huntington's management believes the remaining authorized shares will be repurchased by the end of 1997.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands of dollars, except per share amounts)

                                                   ---------------         ---------------         ---------------
THREE MONTHS ENDED SEPTEMBER 30,                              1996                    1995                % CHANGE
                                                   ---------------         ---------------         ---------------
NET INCOME ................................        $        66,463         $        65,937                   0.8 %
PER COMMON SHARE (1):
     Net income ...........................        $          0.46         $          0.44                     4.5
     Cash dividends declared ..............        $          0.20         $          0.18                    11.1
AVERAGE SHARES OUTSTANDING (1) ............            145,287,296             150,901,045                    (3.7)
KEY RATIOS
Return on:
     Average total assets .................                   1.33%                   1.34%                   (0.7)
     Average shareholders' equity .........                  17.92%                  17.03%                    5.2
Efficiency ratio ..........................                  55.57%                  56.49%                   (1.6)
Average equity/average assets .............                   7.41%                   7.87%                   (5.8)
Net Interest Margin .......................                   4.16%                   4.18%                   (0.5)

                                                   ---------------         ---------------         ---------------
NINE MONTHS ENDED SEPTEMBER 30,                               1996                    1995                % CHANGE
                                                   ---------------         ---------------         ---------------
NET INCOME ................................        $       194,376         $       178,960                   8.6 %
PER COMMON SHARE (1):
     Net income ...........................        $          1.33         $          1.17                    13.7
     Cash dividends declared ..............        $          0.56         $          0.52                     7.7
AVERAGE SHARES OUTSTANDING (1) ............            146,672,598             153,024,040                    (4.2)
KEY RATIOS
Return on:
     Average total assets .................                   1.30%                   1.27%                    2.4
     Average shareholders' equity .........                  17.15%                  15.75%                    8.9
Efficiency ratio ..........................                  56.87%                  59.41%                   (4.3)
Average equity/average assets .............                   7.60%                   8.10%                   (6.2)
Net Interest Margin .......................                   4.11%                   4.21%                   (2.4)

                                                   ---------------         ---------------         ---------------
AT SEPTEMBER 30,                                              1996                    1995                % CHANGE
                                                   ---------------         ---------------         ---------------
Total Loans ...............................        $    13,939,218         $    13,457,831                   3.6 %
Total Deposits ............................        $    13,175,649         $    12,544,500                     5.0
Total Assets ..............................        $    20,565,805         $    20,173,130                     1.9
Shareholders' Equity ......................        $     1,501,084         $     1,482,799                     1.2

Period-End Shares Outstanding (1) .........            144,369,016             147,967,974                    (2.4)
Shareholders' Equity Per Common Share (1) .        $         10.40         $         10.02                     3.8

Total Risk-Adjusted Assets ................        $    16,899,738         $    16,116,690                     4.9
Tier 1 Risk-Based Capital Ratio ...........                   8.03%                   8.46%                   (5.1)
Total Risk-Based Capital Ratio ............                  11.57%                  12.17%                   (4.9)
Tier 1 Leverage Ratio .....................                   6.78%                   6.96%                   (2.6)


(1) Adjusted for the ten percent stock dividend distributed July 31, 1996.

FINANCIAL REVIEW

INVESTMENT SECURITIES - AMORTIZED COST & FAIR VALUES BY MATURITY AT SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

(in thousands of dollars)                 SEPTEMBER 30, 1996            DECEMBER 31, 1995
----------------------------------------------------------------------------------------------
                                     AMORTIZED COST   FAIR VALUE   AMORTIZED COST   FAIR VALUE
----------------------------------------------------------------------------------------------
U.S. Treasury
     1-5 years ..................        $   156        $   156        $   156        $   156
                                         -------        -------        -------        -------
        Total ...................            156            156            156            156
                                         -------        -------        -------        -------
States and political subdivisions
     Under 1 year ...............         20,216         20,341         27,340         27,592
     1-5 years ..................         22,942         23,410         23,637         24,496
     6-10 years .................         21,065         21,037         12,638         13,040
     Over 10 years ..............          1,850          1,711          3,833          3,912
                                         -------        -------        -------        -------
        Total ...................         66,073         66,499         67,448         69,040
                                         -------        -------        -------        -------
Total Investment Securities .....        $66,229        $66,655        $67,604        $69,196
                                         =======        =======        =======        =======

FINANCIAL REVIEW

SECURITIES AVAILABLE FOR SALE - AMORTIZED COST & FAIR VALUES BY MATURITY AT SEPTEMBER 30, 1996 AND DECEMBER 31, 1995.

(in thousands of dollars)                            September 30, 1996                 December 31, 1995
                                              Amortized Cost      Fair Value      Amortized Cost      Fair Value
                                              ------------------------------------------------------------------
U.S. Treasury
     Under 1 year ......................        $   73,597        $   74,549        $  176,502        $  178,264
     1-5 years .........................           768,395           762,341           228,234           231,018
     6-10 years ........................           159,838           150,841           162,352           160,596
                                                ----------        ----------        ----------        ----------
        Total ..........................         1,001,830           987,731           567,088           569,878
                                                ----------        ----------        ----------        ----------
Federal agencies
     Mortgage-backed securities
     Under 1 year ......................               575               573             1,097             1,124
     1-5 years .........................           142,309           143,371           110,192           114,723
     6-10 years ........................           912,914           890,913           712,804           724,317
     Over 10 years .....................            76,814            76,635            58,762            60,695
                                                ----------        ----------        ----------        ----------
        Total ..........................         1,132,612         1,111,492           882,855           900,859
                                                ----------        ----------        ----------        ----------
     Other agencies
     Under 1 year ......................            76,572            77,066            53,912            54,499
     1-5 years .........................         1,646,655         1,640,624         1,928,431         1,953,446
     6-10 years ........................           189,413           186,820           234,393           234,920
     Over 10 years .....................           328,791           323,964           509,735           514,568
                                                ----------        ----------        ----------        ----------
        Total ..........................         2,241,431         2,228,474         2,726,471         2,757,433
                                                ----------        ----------        ----------        ----------
Total U.S. Treasury and Federal agencies         4,375,873         4,327,697         4,176,414         4,228,170
                                                ----------        ----------        ----------        ----------
Other
     Under 1 year ......................             3,875             3,945             6,818             6,826
     1-5 years .........................            13,236            13,897            22,352            23,578
     6-10 years ........................           157,371           156,533           230,651           240,965
     Over 10 years .....................           275,254           273,397           212,950           214,605
     Marketable equity securities ......             8,480             7,034             8,359             7,000
                                                ----------        ----------        ----------        ----------
        Total ..........................           458,216           454,806           481,130           492,974
                                                ----------        ----------        ----------        ----------
Total Securities Available for Sale ....        $4,834,089        $4,782,503        $4,657,544        $4,721,144
                                                ==========        ==========        ==========        ==========

FINANCIAL REVIEW

LOAN LOSS EXPERIENCE
(in thousands of dollars)                             THREE MONTHS ENDED SEPTEMBER 30,    NINE MONTHS ENDED SEPTEMBER 30,
                                                          1996              1995              1996              1995
                                                      --------------------------------    -------------------------------
ALLOWANCE FOR LOAN LOSSES, BEGINNING OF PERIOD         $ 196,486         $ 198,264         $ 194,456         $ 200,492
Loan losses ...................................          (20,799)          (13,557)          (53,923)          (34,068)
Recoveries of loans previously charged off ....            4,278             3,222            13,566            10,490
Provision for loan losses .....................           20,250             7,187            43,916            16,582
Allowance of assets acquired ..................               --             3,457             2,200             5,077
                                                       ---------         ---------         ---------         ---------
ALLOWANCE FOR LOAN LOSSES, END OF PERIOD ......        $ 200,215         $ 198,573         $ 200,215         $ 198,573
                                                       =========         =========         =========         =========


AS A % OF AVERAGE TOTAL LOANS
  Net loan losses -- annualized ...............           0.48 %            0.31 %            0.40 %            0.24 %
  Provision for loan losses -- annualized .....           0.59 %            0.22 %            0.43 %            0.17 %
Allowance for loan losses as a % of total loans           1.44 %            1.48 %            1.44 %            1.48 %
Net loan loss coverage (1) ....................           7.33 x           10.54 x            8.46 x           12.54 x

(1) Income before taxes and the provision for loan losses to net loan losses.

NON-PERFORMING ASSETS AND PAST DUE LOANS
(Quarter-End)                                                     1996                                    1995
                                                ------------------------------------------------------------------------
(in thousands of dollars)                         III Q           II Q            I Q             IV Q           III Q
                                                ---------------------------------------         -----------------------
Non-accrual loans ......................        $49,800         $51,470         $57,530         $50,669         $41,997
Renegotiated loans .....................          5,174           5,558           5,578           4,299           4,313
                                                -------         -------         -------         -------         -------
TOTAL NON-PERFORMING LOANS .............         54,974          57,028          63,108          54,968          46,310
                                                -------         -------         -------         -------         -------
Other real estate, net .................         15,610          21,720          20,386          22,026          23,668
                                                -------         -------         -------         -------         -------
TOTAL NON-PERFORMING ASSETS ............        $70,584         $78,748         $83,494         $76,994         $69,978
                                                =======         =======         =======         =======         =======

NON-PERFORMING LOANS AS A
  % OF TOTAL LOANS .....................           0.39%           0.42%           0.47%           0.41%           0.34%
NON-PERFORMING ASSETS AS A
  % OF TOTAL LOANS AND OTHER REAL ESTATE           0.51%           0.57%           0.62%           0.58%           0.52%
ALLOWANCE FOR LOAN LOSSES AS A % OF
  NON-PERFORMING LOANS .................         364.20%         344.54%         312.76%         353.76%         428.79%
ALLOWANCE FOR LOAN LOSSES AND OTHER REAL
  ESTATE AS A % OF NON-PERFORMING ASSETS         274.54%         238.03%         225.01%         238.65%         263.26%

ACCRUING LOANS PAST DUE 90 DAYS OR MORE         $32,382         $29,859         $25,824         $27,018         $24,001
                                                =======         =======         =======         =======         =======

CONSOLIDATED AVERAGE BALANCES AND INTEREST RATES (QUARTERLY DATA)


FULLY TAX EQUIVALENT BASIS (1)                                              3RD QUARTER 1996        2ND QUARTER 1996
(in millions of dollars)                                                    AVERAGE    YIELD/      AVERAGE     YIELD/
                                                                            BALANCE     RATE       BALANCE      RATE
                                                                            ------------------     -----------------
ASSETS
Interest bearing deposits in banks..................................             $2     5.91 %          $2    9.43 %
Trading account securities..........................................             15     5.83            14    5.47
Federal funds sold and securities purchased under resale agreements.             17     6.61            29    5.33
Mortgages held for sale.............................................            109     8.23           117    7.62
Securities:
     Taxable........................................................          4,593     6.39         4,609    6.52
     Tax exempt.....................................................             89     9.32            96    9.75
                                                                            -------                -------
          Total Securities..........................................          4,682     6.44         4,705    6.58
                                                                            -------                -------
Loans
     Commercial.....................................................          4,275     7.72         4,319    7.68
     Real Estate
          Construction..............................................            413     8.46           386    8.50
          Mortgage..................................................          2,793     8.50         2,783    8.49
     Consumer
          Loans.....................................................          5,225     8.85         5,142    9.04
          Leases....................................................            991     7.88           885    7.85
                                                                            -------                -------
          Total Loans...............................................         13,697     8.34        13,515    8.40
                                                                            -------                -------
          Allowance for loan losses.................................            202                    199
                                                                            -------                -------
          Net loans.................................................         13,495     8.86        13,316    8.89
                                                                            -------                -------
          Total earning assets......................................         18,522     8.15 %      18,382    8.19 %
                                                                            -------                -------
Cash and due from banks.............................................            754                    755
All other assets....................................................            853                    906
                                                                            -------                -------
TOTAL ASSETS........................................................        $19,927                $19,844
                                                                            =======                =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits
     Non-interest bearing...........................................         $2,315                 $2,307
     Interest bearing...............................................          2,561     2.36 %       2,595    2.40 %
Savings deposits....................................................          2,474     3.21         2,437    3.19
Certificates of deposit of $100,000 or more.........................          1,011     5.25           971    5.37
Other domestic time deposits........................................          4,417     5.56         4,406    5.61
Foreign time deposits...............................................            343     5.85           219    6.17
                                                                            -------                -------
     Total deposits.................................................         13,121     4.24        12,935    4.26
                                                                            -------                -------
Short-term borrowings...............................................          3,114     5.35         3,061    5.39
Long-term debt......................................................          1,810     6.22         1,927    6.40
                                                                            -------                -------
     Interest bearing liabilities...................................         15,730     4.69 %      15,616    4.75 %
                                                                            -------                -------
All other liabilities...............................................            406                    430
Shareholders' equity................................................          1,476                  1,491
                                                                            -------                -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                  $19,927                $19,844
                                                                            =======                =======


Net interest rate spread............................................                    3.46 %                3.44 %
Impact of non-interest bearing funds on margin......................                    0.70 %                0.71 %
NET INTEREST MARGIN.................................................                    4.16 %                4.15 %

(1) Fully tax equivalent yields are calculated assuming a 35% tax rate.

                                                                    ------------------     ------------------   -----------------
                                                                     1ST QUARTER 1996       4TH QUARTER 1995     3RD QUARTER 1995
                                                                    ------------------     ------------------   -----------------
                                                                     AVERAGE    YIELD/     AVERAGE    YIELD/    AVERAGE    YIELD/
                                                                     BALANCE    RATE       BALANCE      RATE    BALANCE     RATE
                                                                     ----------------      ------------------   -----------------

ASSETS
Interest bearing deposits in banks..................................     $39    5.70%          $74      6.10%        $2     5.73%
Trading account securities..........................................      19    5.64            20      6.88         24     7.54
Federal funds sold and securities purchased under resale agreements.      27    6.19            48      5.52         22     7.49
Mortgages held for sale.............................................     127    7.18           129      6.78        174     7.73
Securities:
     Taxable........................................................   4,835    6.55         4,550      6.74      4,473     6.76
     Tax exempt.....................................................     106    9.09           110     10.04        118    10.55
                                                                     -------               -------              -------
          Total Securities..........................................   4,941    6.60         4,660      6.82      4,591     6.86
                                                                     -------               -------              -------
Loans
     Commercial.....................................................   4,281    7.77         4,251      7.91      4,173     8.13
     Real Estate
          Construction..............................................     364    8.52           369      8.54        349     8.68
          Mortgage..................................................   2,760    8.48         3,011      8.56      3,058     8.59
     Consumer
          Loans.....................................................   5,079    8.99         5,099      8.97      4,979     9.05
          Leases....................................................     811    7.87           753      7.89        673     7.46
                                                                     -------               -------              -------
          Total Loans...............................................  13,295    8.41        13,483      8.53     13,232     8.56
                                                                     -------               -------              -------
          Allowance for loan losses.................................     198                   198                  198
                                                                     -------               -------              -------
          Net loans.................................................  13,097    8.87        13,285      8.93     13,034     9.04
                                                                     -------               -------              -------
          Total earning assets......................................  18,448    8.14%       18,414      8.26%    18,045     8.37%
                                                                     -------               -------              -------
Cash and due from banks.............................................     746                   766                  783
All other assets....................................................     988                   895                  876
                                                                     -------               -------              -------
TOTAL ASSETS........................................................ $19,984               $19,877              $19,506
                                                                     =======               =======              =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits
     Non-interest bearing...........................................  $2,391                $2,241               $2,194
     Interest bearing...............................................   2,506    2.53%        2,514      2.48%     2,488     2.45%
Savings deposits....................................................   2,249    3.03         2,084      2.93      2,020     2.76
Certificates of deposit of $100,000 or more.........................     977    5.52           926      5.68        878     5.78
Other domestic time deposits........................................   4,458    5.69         4,458      5.76      4,467     5.69
Foreign time deposits...............................................     268    6.15           189      6.50        318     6.32
                                                                     -------               -------              -------
     Total deposits.................................................  12,849    4.36        12,412      4.38     12,365     4.34
                                                                     -------               -------              -------
Short-term borrowings...............................................   3,078    5.58         3,682      5.91      3,786     5.96
Long-term debt......................................................   2,016    6.41         1,850      6.76      1,403     6.36
                                                                     -------               -------              -------
     Interest bearing liabilities...................................  15,552    4.87%       15,703      5.02%    15,360     4.92%
                                                                     -------               -------              -------
All other liabilities...............................................     464                   447                  416
Shareholders' equity................................................   1,577                 1,486                1,536
                                                                     -------               -------              -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                           $19,984               $19,877              $19,506
                                                                     =======               =======              =======


Net interest rate spread............................................            3.27%                   3.24%               3.45%
Impact of non-interest bearing funds on margin......................            0.76%                   0.74%               0.73%
NET INTEREST MARGIN.................................................            4.03%                   3.98%               4.18%

SELECTED QUARTERLY INCOME STATEMENT DATA


                                                                      1996                             1995
                                                      -------------------------------------------------------------
(in thousands of dollars, except per share amounts)    IIIQ           IIQ           IQ           IVQ         IIIQ
-------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME............................     $378,422      $375,079      $374,296    $381,437     $377,859
TOTAL INTEREST EXPENSE...........................      186,721       185,786       189,578     199,551      191,281
                                                      --------      --------      --------    --------     --------
NET INTEREST INCOME..............................      191,701       189,293       184,718     181,886      186,578
Provision for loan losses........................       20,250        11,843        11,823      12,139        7,187
                                                      --------      --------      --------    --------     --------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES......................      171,451       177,450       172,895     169,747      179,391
                                                      --------      --------      --------    --------     --------
Service charges on deposit accounts .............       23,342        23,132        22,461      21,008       21,109
Mortgage banking ................................        9,680         7,976         8,877       9,752        8,274
Trust services ..................................        8,432         8,324         8,793       7,424        7,312
Securities gains ................................        6,173           200         7,090         302        2,315
Credit card fees ................................        4,092         8,544         4,836       5,450        4,669
Investment product sales ........................        2,694         3,286         3,239       2,292        2,159
Electronic banking fees .........................        2,988         2,172         1,666       1,740        1,270
Other ...........................................       13,627        13,542        11,200      18,830       12,692
                                                      --------      --------      --------    --------     --------
TOTAL NON-INTEREST INCOME .......................       71,028        67,176        68,162      66,798       59,800
                                                      --------      --------      --------    --------     --------
Salaries ........................................       58,475        56,776        55,819      54,695       54,391
Commissions .....................................        3,117         3,480         3,607       3,149        3,074
Employee benefits ...............................       13,858        14,801        17,216      12,752       13,958
Net occupancy ...................................       10,602        10,835        10,874      10,459       10,039
Equipment .......................................       10,670        10,267         9,614       9,406        9,470
Credit card and electronic banking...............        4,255         4,023         3,572       3,695        3,398
Printing and supplies ...........................        3,712         4,164         3,495       3,705        3,508
Advertising .....................................        2,845         4,052         2,865       2,179        3,149
Legal and loan collection .......................        2,000         2,498         1,894       2,758        1,857
FDIC insurance ..................................          332           679           519       1,820          151
Other ...........................................       31,712        33,891        34,021      32,646       34,451
                                                      --------      --------      --------    --------     --------
TOTAL NON-INTEREST EXPENSE ......................      141,578       145,466       143,496     137,264      137,446
                                                      --------      --------      --------    --------     --------
INCOME BEFORE INCOME TAXES ......................      100,901        99,160        97,561      99,281      101,745
Provision for income taxes ......................       34,438        34,072        34,736      33,752       35,808
                                                      --------      --------      --------    --------     --------
NET INCOME ......................................      $66,463       $65,088       $62,825     $65,529      $65,937
                                                      ========      ========      ========    ========     ========
PER COMMON SHARE (1)
  Net income ....................................        $0.46         $0.45         $0.42       $0.45        $0.44
  Cash dividends declared .......................        $0.20         $0.18         $0.18       $0.18        $0.18

FULLY TAX EQUIVALENT MARGIN:
Net Interest Income .............................     $191,701      $189,293      $184,718    $181,886     $186,578
Tax Equivalent Adjustment (2) ...................        1,204         1,319         1,368       1,523        1,635
                                                      --------      --------      --------    --------     --------
Tax Equivalent Net Interest Income ..............     $192,905      $190,612      $186,086    $183,409     $188,213
                                                      ========      ========      ========    ========     ========

(1) Adjusted for the ten percent stock dividend distributed July 31, 1996.
(2) Calculated assuming a 35% tax rate.

                       Huntington Bancshares Incorporated
                       Computation of Earnings Per Share
                 For Periods Ended September 30, 1996, and 1995
              (in thousands of dollars, except per share amounts)

                                               Three Months Ended               Nine Months Ended
                                                  September 30                     September 30
                                           --------------------------       -------------------------
                                               1996          1995               1996          1995
                                           --------------------------       -------------------------
Net Income                                     $66,463        $65,937          $194,376      $178,960

Effect of Convertible Debt                           0              8                13            34
                                           -----------    -----------       -----------   -----------

Fully Diluted Net Income                       $66,463        $65,945          $194,389      $178,994
                                           ===========    ===========       ===========   ===========

Average Common Shares Outstanding          145,287,296    150,901,045       146,672,598   153,024,040

Dilutive Effect of Stock Options             1,101,311      1,021,261         1,136,341       899,726
                                           -----------    -----------       -----------   -----------

Average Common Shares and Common
     Share Equivalents -- Primary          146,388,607    151,922,306       147,808,939   153,923,766

Additional Dilutive Effect of Stock Options     72,972         88,805            72,972        87,142

Dilutive Effect of Convertible Debt              2,010         69,737            35,463        92,793
                                           -----------    -----------       -----------   -----------

Fully Diluted Shares                       146,463,589    152,080,848       147,917,374   154,103,701
                                           ===========    ===========       ===========   ===========



Net Income per Common Share Outstanding          $0.46          $0.44             $1.33         $1.17
Primary Earnings per Share                       $0.45          $0.43             $1.32         $1.16
Fully Diluted Earnings per Share                 $0.45          $0.43             $1.31         $1.16

                                                                          PURVIS
                                                                          GRAY &
                                                                         COMPANY
                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Citi-Bancshares, Inc. and Subsidiary
Leesburg, Florida

We have audited the supplemental consolidated balance sheets of Citi-Bancshares, Inc. and Subsidiary as of December 31, 1995 and 1994, and the related supplemental consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December
31, 1995. These supplemental consolidated financial statements are the responsibility of Citi-Bancshares, Inc.'s management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Citi-Bancshares, Inc. and Citizens First Bancshares, Inc. on April 19, 1996, which has been accounted for as a pooling of interests as described in note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Citi-Bancshares, Inc. and Subsidiary after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Citi-Bancshares, Inc. and Subsidiary at December 31, 1995 and 1994, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.



February 1, 1996, Except For Note 2,
 as to Which the Date is April 19, 1996
Gainesville, Florida

                          CERTIFIED PUBLIC ACCOUNTANTS
  P.O. Box 23999 222 N.E. 1st Street Gainesville, Florida 32602 (352) 378-2461 Laurel Ridge Professional Center 2347 S.E. 17th Street Ocala, Florida 34471
                                 (352) 732-3872
  1415 Piedmont Drive, East, Suite 2 Tallahassee, Florida 32312 (904) 385-0554
                               FAX (904) 385-9801
   MEMBERS OF AMERICAN AND FLORIDA INSTITUTES OF CERTIFIED PUBLIC ACCOUNTANTS MEMBER OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS PRIVATE COMPANIES
                          AND S.E.C. PRACTICE SECTIONS

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA



                                     ASSETS

                                                                               1995                  1994
                                                                       -------------------   ------------------
Cash and Demand Deposits Due From Banks                                $        17,833,406   $       17,153,492
Investment Securities (Market Value 1995 -
    $228,916,322; 1994 - $208,905,506)                                         228,916,322          211,571,390
Federal Funds Sold                                                               7,392,000                    0
Loans Receivable                                                               253,510,041          222,606,888
    Less:
       Unearned Income                                                            (825,330)          (1,054,152)
       Allowance For Loan Losses                                                (3,800,277)          (3,404,535)
                                                                       -------------------   ------------------
Loans Receivable, Net                                                          248,884,434          218,148,201
Real Estate Owned                                                                  662,822              686,735
Premises and Equipment, Net                                                      9,285,149            7,828,091
Accrued Interest Receivable                                                      4,514,828            4,199,844
Other Assets                                                                     1,985,539            4,750,341
                                                                       -------------------   ------------------
TOTAL ASSETS                                                                   519,474,500          464,338,094
                                                                       ===================   ==================

                         LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
    Deposits:
       Noninterest-Bearing                                                      47,925,825           42,914,352
       Interest-Bearing                                                        403,672,290          373,185,211
                                                                       -------------------   ------------------
    Total Deposits                                                             451,598,115          416,099,563
                                                                       -------------------   ------------------
    Federal Funds Purchased and Securities Sold
       Under Agreements to Repurchase                                            8,497,780            6,873,216
    Accrued Interest Payable                                                     4,180,191            2,429,383
    Other Liabilities                                                            4,314,016            2,015,573
                                                                       -------------------   ------------------
TOTAL LIABILITIES                                                              468,590,102          427,417,735
                                                                       -------------------   ------------------

STOCKHOLDERS' EQUITY
    Common Stock - Par Value $.01 Per Share -
       Authorized:  10,000,000 Shares; Issued
       4,609,402 Shares                                                             46,094               46,094
    Capital Surplus                                                             15,052,435           14,241,404
    Retained Earnings                                                           32,758,593           27,325,488
    Less:  Treasury Stock at Cost (136,988 Shares
       in 1995 and 1994, Respectively)                                            (791,924)            (791,924)
    Unrealized Gains (Losses) on Certain Securities                              3,819,200           (3,900,703)
                                                                       -------------------   ------------------
TOTAL STOCKHOLDERS' EQUITY                                                      50,884,398           36,920,359
                                                                       -------------------   ------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $       519,474,500   $      464,338,094
                                                                       ===================   ==================







                                              See accompanying notes.

                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA

                                                             1995                1994                 1993
                                                       ----------------    ----------------    ----------------
INTEREST INCOME
    Loans, Including Fees                              $     21,696,714    $     16,726,976    $     14,378,445
                                                       ----------------    ----------------    ----------------
    Investment Securities:
       Taxable                                               11,784,671          11,900,860          12,196,338
       Exempt From Federal Income Taxes                       2,851,226           2,759,492           2,296,789
                                                       ----------------    ----------------    ----------------
                                                             14,635,897          14,660,352          14,493,127
    Federal Funds Sold                                          827,157             272,182             383,698
                                                       ----------------    ----------------    ----------------
TOTAL INTEREST INCOME                                        37,159,768          31,659,510          29,255,270
                                                       ----------------    ----------------    ----------------
INTEREST EXPENSE
    Deposits                                                 17,328,225          12,756,803          12,079,129
    Securities Sold Under Repurchase Agreements                 376,971             161,279              91,702
                                                       ----------------    ----------------    ----------------
TOTAL INTEREST EXPENSE                                      (17,705,196)        (12,918,082)        (12,170,831)
                                                       ----------------    ----------------    ----------------
NET INTEREST INCOME                                          19,454,572          18,741,428          17,084,439
PROVISION FOR LOAN LOSSES                                      (255,000)           (600,000)         (1,096,000)
                                                       ----------------    ----------------    ----------------
NET INTEREST INCOME AFTER PROVISION FOR
    LOAN LOSSES                                              19,199,572          18,141,428          15,988,439
                                                       ----------------    ----------------    ----------------
NONINTEREST INCOME
    Investment Securities (Losses) Gains                        (73,997)           (167,875)            445,454
    Service Charges on Deposit Accounts                       1,633,113           1,492,698           1,592,376
    Trust Income                                                841,847             715,607             587,912
    Other Income                                                409,676             455,788             488,106
                                                       ----------------    ----------------    ----------------
TOTAL NONINTEREST INCOME                                      2,810,639           2,496,218           3,113,848
                                                       ----------------    ----------------    ----------------
NONINTEREST EXPENSE
    Salaries and Employee Benefits                            6,306,731           6,147,274           5,859,799
    Occupancy Expense                                         1,323,391           1,261,516           1,350,318
    Equipment Expense                                         1,046,509           1,003,841             882,715
    Other Expenses                                            3,527,029           3,714,110           3,427,735
                                                       ----------------    ----------------    ----------------
TOTAL NONINTEREST EXPENSE                                   (12,203,660)        (12,126,741)        (11,520,567)
                                                       ----------------    ----------------    ----------------
INCOME BEFORE INCOME TAXES AND CUMULATIVE
    EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                  9,806,551           8,510,905           7,581,720
PROVISION FOR INCOME TAXES                                   (2,592,483)         (2,221,534)         (1,906,286)
                                                       ----------------    ----------------    ----------------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
    IN ACCOUNTING PRINCIPLE                                   7,214,068           6,289,371           5,675,434
CUMULATIVE EFFECT ON PRIOR YEARS OF CHANGING
    METHOD OF ACCOUNTING FOR INCOME TAXES                             0                   0             625,898
                                                       ----------------    ----------------    ----------------
NET INCOME                                             $      7,214,068    $      6,289,371    $      6,301,332
                                                       ================    ================    ================

EARNINGS PER SHARE
    Income Before Cumulative Effect of Change
       in Accounting Principle                         $           1.61    $           1.41    $           1.27
    Cumulative Effect on Prior Years of
       Changing Method of Accounting For
       Income Taxes                                                 .00                 .00                 .14
                                                       ----------------    ----------------    ----------------
EARNINGS PER SHARE                                     $           1.61    $           1.41    $           1.41
                                                       ================    ================    ================

WEIGHTED AVERAGE SHARES OUTSTANDING                           4,477,097           4,472,414           4,474,822
                                                       ================    ================    ================




                                              See accompanying notes.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA

                                                                                                        UNREALIZED
                                                                                                         GAINS
                                                                                                       (LOSSES) ON
                                                       COMMON     CAPITAL      RETAINED     TREASURY     CERTAIN
                                                        STOCK     SURPLUS      EARNINGS      STOCK      SECURITIES     TOTAL
                                                     --------   -----------   -----------  ---------   -----------  -----------
BALANCES, DECEMBER 31, 1992, AS ORIGINALLY REPORTED   $41,846   $11,207,783   $18,277,054  $(742,676)  $         0  $28,784,007
    Common Stock Issued For Pooled Bank Acquired
      April 19, 1996                                    4,248     3,033,621      (870,819)         0             0    2,167,050
                                                     --------   -----------   -----------  ---------   -----------  -----------
BALANCES, DECEMBER 31, 1992, AFTER STOCK
    ISSUED FOR POOLED BANK                             46,094    14,241,404    17,406,235   (742,676)            0   30,951,057
    Net Income                                              0             0     6,301,332          0             0    6,301,332
    Cash Dividends Declared $.28 Per Share)                 0             0    (1,254,771)         0             0   (1,254,771)
    Purchase of Treasury Stock, 2,205 Shares                0             0             0    (49,248)            0      (49,248)
    Unrealized Gain on Certain Securities                   0             0             0          0     3,586,368    3,586,368
                                                     --------   -----------   -----------  ---------   -----------  -----------
BALANCES, DECEMBER 31, 1993                            46,094    14,241,404    22,452,796   (791,924)    3,586,368   39,534,738
    Net Income                                              0             0     6,289,371          0             0    6,289,371
    Cash Dividends Declared ($.32 Per Share)                0             0    (1,416,679)         0             0   (1,416,679)
    Unrealized (Loss) on Certain Securities                 0             0             0          0    (7,487,071)  (7,487,071)
                                                     --------   -----------   -----------  ---------   -----------  -----------
BALANCES, DECEMBER 31, 1994                            46,094    14,241,404    27,325,488   (791,924)   (3,900,703)  36,920,359
    Net Income                                              0             0     7,214,068          0             0    7,214,068
    Premerger Warrants Exercised, $10 Per Share             0       714,551             0          0             0      714,551
    Premerger Stock Options Exercised, $10.05
      Per Share                                             0        96,480             0          0             0       96,480
    Cash Dividends Declared ($.40 Per Share)                0             0    (1,780,963)         0             0   (1,780,963)
    Unrealized Gain on Certain Securities                   0             0             0          0     7,719,903    7,719,903
                                                     --------   -----------   -----------  ---------   -----------  -----------
BALANCES, DECEMBER 31, 1995                           $46,094   $15,052,435   $32,758,593  $(791,924)  $ 3,819,200  $50,884,398
                                                     ========   ===========   ===========  =========   ===========  ===========



                                              See accompanying notes.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA

                                                                     1995              1994             1993
                                                                ---------------  ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                                    $     7,214,068  $     6,289,371   $     6,301,332
  Adjustments to Reconcile Net Income to Net Cash
    Provided By Operating Activities:
      Provision For Loan Losses                                         255,000          600,000         1,096,000
      Depreciation                                                      769,085          769,173           630,826
      Net Accretion of Discount on Investments                         (351,457)        (375,547)           (5,039)
      Loss on Sale of Investments and Other Real Estate                  73,997          167,875          (445,453)
      Provision For Deferred Income Taxes                               146,806           12,869          (257,038)
      Cumulative Effect on Prior Years of Changing
        Method of Accounting For Income Taxes                                 0                0          (625,898)
      Net Amortization of Deferred Loan Fees                           (132,087)        (176,802)          (38,807)
      (Increase) in Accrued Interest Receivable                        (314,984)        (354,854)         (141,112)
      Increase in Accrued Interest Payable                            1,750,809          470,032           (92,288)
      Other                                                             236,759          (17,507)         (114,814)
                                                                ---------------  ---------------   ---------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                             9,647,996        7,384,610         6,307,709
                                                                ---------------  ---------------   ---------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Decrease in Federal Funds                                                   0                0         2,304,000
  Proceeds From Sales of Investment Securities                       85,626,511       21,754,099        37,944,615
  Proceeds From Maturities of Investment Securities                  38,448,000       29,874,512        47,975,099
  Purchases of Investment Securities                               (128,974,598)     (63,043,229)     (102,419,452)
  Net (Increase) in Loans Receivable                                (31,041,000)     (26,984,966)      (21,861,528)
  Payment of Other Costs on Real Estate Owned                           (28,139)        (172,013)          (76,278)
  Proceeds From Sale of Real Estate Owned                               101,818        1,711,770           997,120
  Purchases of Premises and Equipment                                (2,226,142)        (840,988)         (578,858)
  Proceeds From Sales of Equipment                                            0            1,899             1,488
                                                                ---------------  ---------------   ---------------
NET CASH (USED IN) INVESTING ACTIVITIES                             (38,093,550)     (37,698,916)      (35,713,794)
                                                                ---------------  ---------------   ---------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Premerger Stock Activity of Acquired Company                          811,031                0                 0
  Net (Decrease) Increase in Demand Deposits, NOW
    Accounts, and Savings Accounts                                  (19,149,644)       2,132,524        12,539,658
  Net Increase in Certificates of Deposit                            54,648,196       27,780,840         6,877,954
  Net Increase in Federal Funds Purchased and Securities
    Sold Under Agreements to Repurchase                               1,624,564        1,202,153         2,880,892
  Dividends Paid                                                     (1,416,679)      (1,254,771)       (1,134,792)
  Purchases of Treasury Stock                                                 0                0           (49,248)
                                                                ---------------  ---------------   ---------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                            36,517,468       29,860,746        21,114,464
                                                                ---------------  ---------------   ---------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  8,071,914         (453,560)       (8,291,621)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                         17,153,492       17,607,052        25,898,673
                                                                ---------------  ---------------   ---------------
CASH AND CASH EQUIVALENTS, END OF YEAR                          $    25,225,406  $    17,153,492   $    17,607,052
                                                                ===============  ===============   ===============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  CASH AND CASH EQUIVALENTS
    Cash and Demand Deposits Due From Banks                     $    17,833,406  $    17,153,492   $    16,509,052
    Federal Funds Sold                                                7,392,000                0         1,098,000
                                                                ---------------  ---------------   ---------------
  TOTAL CASH AND CASH EQUIVALENTS                               $    25,225,406  $    17,153,492   $    17,607,052
                                                                ===============  ===============   ===============
  INTEREST PAID                                                 $    15,954,387  $    12,404,370   $    12,172,399
                                                                ===============  ===============   ===============
  INCOME TAXES PAID                                             $     2,422,537  $     2,292,048   $     2,282,506
                                                                ===============  ===============   ===============
  DISPOSALS OF PREMISES AND EQUIPMENT
    Cost                                                        $             0  $         2,035   $       110,514
    (Accumulated Depreciation)                                                0             (138)         (109,026)
                                                                ---------------  ---------------   ---------------
  TOTAL DISPOSALS OF PREMISES AND EQUIPMENT                     $             0  $         1,897   $         1,488
                                                                ===============  ===============   ===============




                                              See accompanying notes.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA


NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              ------------------------------------------

              BUSINESS ACTIVITY
              Citi-Bancshares, Inc. (the Company) is a bank holding company whose sole subsidiary, Citizens National Bank of Leesburg (the
              Bank) is engaged in bank and bank-related activities. The Bank commenced operation as a national bank on April 11, 1953. It is a member of the Federal Reserve System, Federal Deposit Insurance Corporation (FDIC) and the Bank Insurance Fund (BIF) The Company's primary service area consists of Lake, Sumter and Marion Counties in central Florida.

              PRINCIPLES OF CONSOLIDATION
              The supplemental consolidated financial statements include the accounts of Citi-Bancshares, Inc., its wholly-owned subsidiary, Citizens National Bank of Leesburg and Citizens First Bancshares, Inc., as described in note 2. All significant intercompany accounts and transactions have been eliminated. Assets held in an agency or fiduciary capacity are not assets of the Bank and, accordingly, are not included in the accompanying supplemental consolidated financial statements.

              ACCOUNTING ESTIMATES
              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              CASH EQUIVALENTS
              Cash equivalents include cash, demand deposits due from banks and federal funds sold. Generally, federal funds sold mature within ninety days.

              SECURITIES

              Effective December 31, 1993, the Company adopted the investment categorization and carrying value rules as required by Financial Accounting Standards Board Statement of Financial Accounting Standards Statement No. 115 (FASB No. 115), Accounting for Certain Investments in Debt and Equity Securities. Under FASB No. 115, the Company is required to classify acquired debt and equity securities into one of three categories: held-to-maturity, available-for-sale and trading.

              o Investments in debt securities are classified as held-to-maturity only if the Company has the positive intent and ability to hold such securities to maturity. These investments are carried in the balance sheet at amortized cost, i.e., cost adjusted for amortization of premiums and accretion of discounts as computed by the interest method.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
              ------------------------------------------

              SECURITIES (CONCLUDED)
              o All investments not classified as either held-to-maturity securities or trading securities are classified as available-for-sale. These securities are carried at market value as of the date of the balance sheet. The unrealized gains and losses on these securities are excluded from earnings for the year. Instead, the net unrealized gain or loss, net of the applicable deferred income taxes, is shown as a separate component of stockholders' equity in the balance sheet.

              o Securities that are acquired and held principally for the purpose of selling them in the near term are classified as trading securities. Such securities, if any, are carried at market value and the unrealized gains and losses on such securities are included in income for the current year.

              Prior to the adoption of FASB No. 115, investment debt securities were stated at cost adjusted for amortization of premiums and accretion of discounts as computed by the interest method. Investments in marketable equity securities were carried at the lower of cost or market value. Unrealized losses on such equity securities considered to be temporary were charged against stockholders' equity; declines in market value considered to be other than temporary were charged to earnings.

              In December 1995, the Company utilized the FASB guidance outlined in "Special Report-A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," and reclassified all of its securities in held-to-maturity to available-for-sale. The gain, net of tax, is included in the separate component of stockholders' equity as "Unrealized Gain (Losses) on Certain Securities."

              Gains and losses on the sale of investment securities are computed on the basis of specific identification of the adjusted cost of each security.

              LOANS RECEIVABLE
              The Company adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (FASB No. 114) on January 1, 1995. FASB No. 114 addresses the accounting by creditors for impairment of certain loans, uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans which the Bank considers to be credit card, consumer installment, residential real estate and home equity loans that are collectively evaluated for impairment. Also, FASB No. 114 requires that impaired loans be measured either by the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Management considers a loan impaired when it becomes probable that there will be a loss resulting from the credit after foreclosure and liquidation of the collateral or as a result of not receiving payments when contractually agreed upon, which could result in a loss of principal or interest.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
              ------------------------------------------

              LOANS RECEIVABLE (CONCLUDED)
              Nonaccrual loans are loans on which the accrual of interest has been discontinued because either a reasonable doubt exists as to the full and timely collection of interest or principal, or when a loan becomes contractually past due ninety days or more with respect to interest or principal. A nonaccrual loan may not have an anticipated loss associated with it because of the collateral supporting the credit and, therefore, not be considered impaired. An impaired loan is anticipated to have a loss and may or may not be on nonaccrual. When a loan is placed on nonaccrual status, all interest previously accrued, but not collected, is reversed against current period interest income. Interest income on nonaccrual loans and impaired loans is recognized only to the extent cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in management's judgment, the loans are estimated to be fully collectible as to both principal and interest.

              Interest income on loans is recognized based upon the principal amounts outstanding, except that on consumer loans, the sum of the month's digits method is used.

              ALLOWANCE FOR LOAN LOSSES
              The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely or, with respect to consumer installment loans, according to an established delinquency schedule. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, commitments, and current and anticipated economic conditions that may affect the borrower's ability to pay. Recoveries of previous charge-offs are added back to the allowance.

              REAL ESTATE OWNED
              Real estate acquired by foreclosure or deed in lieu of foreclosure is carried at the lower of its estimated fair value less estimated costs to sell or the balance of the related loan at the date the real estate is acquired. Costs relating to the development and improvement of the real estate are capitalized, whereas those costs relating to holding the real estate are charged to expense.

              Sales of real estate owned are recorded under the full accrual method of accounting. Under this method, a sale is not recognized until payments received aggregate a specific required percentage of the contract sales price. Losses are charged to operations as incurred or when it is determined that the investment in such real estate is greater than the estimated net realizable value.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
              ------------------------------------------

              PREMISES AND EQUIPMENT
              Land is stated at cost. The premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the assets' estimated useful lives.

              FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE
              The Bank enters into agreements to repurchase securities sold to customers. The securities sold are United States Treasury and agency securities which are included in the Bank's investment portfolio and are held in safekeeping by other large banks. The repurchase agreements outstanding at December 31, 1995, are one day agreements which are automatically renewable unless the customer notifies the Bank. The interest rate on such agreements varies between 4.38% and 8.50%.

              Federal funds purchased mature within one to four days from the transaction date.

              INCOME TAXES
              Federal and state income taxes are provided on income reported for financial statement purposes and include both current and deferred income tax expense. Current income tax expense is recorded to reflect income taxes based upon the tax returns filed with the appropriate taxing agencies. Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at year end. The change in deferred taxes attributable to the carrying value of investments categorized as "Available-for-Sale" is recognized as a change in stockholders' equity. The change in deferred income taxes attributable to all other timing differences is recognized as deferred income tax expense or benefit. The tax benefit related to operating loss and tax credit carryforwards, if any, are recognized if management believes, based on available evidence, that it is more likely than not that they will be realized. Investment tax credits, if any, are accounted for under the flow-through method.

              Citi-Bancshares, Inc. files consolidated federal and state income tax returns with its subsidiary, Citizens National Bank of Leesburg. Federal and state income taxes are allocated between the Company and its subsidiary in proportion to the respective contributions to consolidated taxable income.

              Effective January 1, 1993, the Company adopted the asset and liability method of accounting for income taxes as required by FASB No. 109, Accounting for Income Taxes. The Company previously used the deferred method to account for income taxes. The Company accounted for this change as a cumulative effect of an accounting change in the 1993 financial statements.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONCLUDED)
              ------------------------------------------
              EARNINGS PER SHARE
              Earnings per share are based on the weighted average number of shares of common stock outstanding, adjusted retroactively for stock dividends, stock splits and the pooling of Citizens First Bancshares, Inc., as described in note 2.

              LOAN ORIGINATION FEES
              Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

              CONCENTRATION OF CREDIT RISK
              The Bank grants agribusiness, commercial, and residential loans primarily to customers in Lake, Marion and Sumter Counties in the state of Florida. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the real estate economic sector as described in note 3.

              RECLASSIFICATIONS
              Certain prior year amounts have been reclassified to conform with current financial reporting to facilitate comparison of the financial data.


NOTE 2 -      ACQUISITION OF CITIZENS FIRST BANCSHARES, INC.
              ----------------------------------------------

              These supplemental consolidated financial statements give retroactive effect to the pooling of interests acquisition of Citizens First Bancshares, Inc., as more fully described below. As a result, the supplemental consolidated balance sheets as of December 31, 1995 and 1994, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, are presented as if the combining companies had been consolidated for all periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical consolidated financial statements upon issuance of the consolidated financial statements for the period that includes the date of the acquisition. The supplemental consolidated statements of changes in stockholders' equity reflect the accounts of the Company as if the additional common stock had been issued during all the periods presented. The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of the Company included in the Company's 1995 annual report on Form 10-K and the audited financial statements of Citizens First Bancshares, Inc.

              As a result of the merger, each share of issued and outstanding Citizens First Bancshares, Inc. common stock was converted into
              1.317911 shares of the Company's common stock with cash being paid for fractional share interests. 424,711 shares of the Company's stock were issued for 322,480 shares of Citizens First Bancshares, Inc. common stock. On the date of the merger, Citizens First Bancshares, Inc. had assets of $40,866,000, net loans of $25,668,000, deposits of $35,863,000 and net income of $144,376.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 3 -      SECURITIES
              ----------

              The carrying value of securities, including information regarding amortized cost, gross unrealized gains, gross unrealized losses and market value is tabulated below:

                                                                          CARRYING VALUE SUMMARY
                                                                         1995 (AVAILABLE-FOR-SALE)
                                                       ----------------------------------------------------------
                                                                          GROSS          GROSS
                                                         AMORTIZED     UNREALIZED      UNREALIZED        MARKET
                                                           COST           GAINS         LOSSES           VALUE
                                                       -------------  -------------  -------------  -------------
              U.S. Treasury Securities                 $  26,101,113  $     840,147  $           0  $  26,941,260
              U.S. Government Agencies                    93,091,187      1,690,358        352,591     94,428,954
              Mortgage-Backed Securities                  39,651,178        882,254        148,581     40,384,851
              Obligations of State and
                Political Subdivisions                    62,260,489      3,057,166         11,218     65,306,437
              Corporate Securities                         1,000,000         82,670              0      1,082,670
                                                       -------------  -------------  -------------  -------------
              Total Debt Securities                      222,103,967      6,552,595        512,390    228,144,172
              Equity Securities                              772,150              0              0        772,150
                                                       -------------  -------------  -------------  -------------
              TOTAL SECURITIES                         $ 222,876,117  $   6,552,595  $     512,390  $ 228,916,322
                                                       =============  =============  =============  =============


              For the year ended December 31, 1994:

                                                                                CARRYING VALUE SUMMARY
                                                                      -------------------------------------------
                                                                                         1994
                                                                      -------------------------------------------
                                                                       AVAILABLE-      HELD-TO-
                                                                        FOR-SALE       MATURITY          TOTAL
                                                                      -------------  -------------  -------------
              U.S. Treasury Securities                                $  39,164,010  $           0  $  39,164,010
              U.S. Government Agencies                                   53,145,174     11,238,149     64,383,323
              Mortgage-Backed Securities                                 38,135,420      8,122,239     46,257,659
              Obligations of State and
                Political Subdivisions                                    5,895,856     50,365,192     56,261,048
              Corporate Securities                                        4,874,300          1,200      4,875,500
                                                                      -------------  -------------  -------------
              Total Debt Securities                                     141,214,760     69,726,780    210,941,540
              Equity Securities                                             169,850        460,000        629,850
                                                                      -------------  -------------  -------------
              TOTAL SECURITIES                                        $ 141,384,610  $  70,186,780  $ 211,571,390
                                                                      =============  =============  =============


                                                                          1994 AVAILABLE-FOR-SALE
                                                       ----------------------------------------------------------
                                                                          GROSS          GROSS
                                                         AMORTIZED     UNREALIZED      UNREALIZED        MARKET
                                                           COST           GAINS         LOSSES           VALUE
                                                       -------------  -------------  -------------  -------------
              U.S. Treasury Securities                 $  39,882,852  $     148,074  $     866,916  $  39,164,010
              U.S. Government Agencies                    56,292,163        117,300      3,264,289     53,145,174
              Mortgage-Backed Securities                  40,313,770        104,726      2,283,076     38,135,420
              Obligations of State and
                Political Subdivisions                     5,862,952         79,907         47,003      5,895,856
              Corporate Securities                         4,990,202         30,850        146,752      4,874,300
                                                       -------------  -------------  -------------  -------------
              Total Debt Securities                      147,341,939        480,857      6,608,036    141,214,706
              Equity Securities                              169,850              0              0        169,850
                                                       -------------  -------------  -------------  -------------
              TOTAL SECURITIES                         $ 147,511,789  $     480,857  $   6,608,036  $ 141,384,610
                                                       =============  =============  =============  =============

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 3 -      SECURITIES (CONTINUED)
              ----------

                                                                           1994 HELD-TO-MATURITY
                                                       ----------------------------------------------------------
                                                                          GROSS          GROSS
                                                         AMORTIZED     UNREALIZED      UNREALIZED       MARKET
                                                           COST           GAINS         LOSSES           VALUE
                                                       -------------  -------------  -------------  -------------
              U.S. Treasury Securities                 $           0  $           0  $           0  $           0
              U.S. Government Agencies                    11,238,149              0        565,544     10,672,605
              Mortgage-Backed Securities                   8,122,239         19,482        193,955      7,947,766
              Obligations of State and
                Political Subdivisions                    50,365,192        795,335      2,721,202     48,439,325
              Corporate Securities                             1,200              0              0          1,200
                                                       -------------  -------------  -------------  -------------
              Total Debt Securities                       69,726,780        814,817      3,480,701     67,060,896
              Equity Securities                              460,000              0              0        460,000
                                                       -------------  -------------  -------------  -------------
              TOTAL SECURITIES                         $  70,186,780  $     814,817  $   3,480,701  $  67,520,896
                                                       =============  =============  =============  =============


              For the year ended December 31, 1993:

                                                                                CARRYING VALUE SUMMARY
                                                                      --------------------------------------------
                                                                                         1993
                                                                      --------------------------------------------
                                                                       AVAILABLE-      HELD-TO-
                                                                        FOR-SALE       MATURITY          TOTAL
                                                                      -------------  -------------  -------------
              U.S. Treasury Securities                                $  45,887,114  $   1,021,848  $  46,908,962
              U.S. Government Agencies                                   50,327,127        997,363     51,324,490
              Mortgage-Backed Securities                                 48,782,975      6,882,449     55,665,424
              Obligations of State and
                Political Subdivisions                                    6,841,190     43,127,242     49,968,432
              Corporate Securities                                        7,285,100              0      7,285,100
                                                                      -------------  -------------  -------------
              Total Debt Securities                                     159,123,506     52,028,902    211,152,408
              Equity Securities                                              82,000        460,000        542,000
                                                                      -------------  -------------  -------------
              TOTAL SECURITIES                                        $ 159,205,506  $  52,488,902  $ 211,694,408
                                                                      =============  =============  =============


                                                                          1993 AVAILABLE-FOR-SALE
                                                       ----------------------------------------------------------
                                                                          GROSS          GROSS
                                                         AMORTIZED     UNREALIZED     UNREALIZED        MARKET
                                                           COST           GAINS         LOSSES           VALUE
                                                       -------------  -------------  -------------  -------------
              U.S. Treasury Securities                 $  43,409,978  $   2,477,801  $         665  $  45,887,114
              U.S. Government Agencies                    49,334,633      1,060,111         67,617     50,327,127
              Mortgage-Backed Securities                  47,436,779      1,402,397         56,201     48,782,975
              Obligations of State and
                Political Subdivisions                     6,347,849        493,341              0      6,841,190
              Corporate Securities                         6,974,939        310,161              0      7,285,100
                                                       -------------  -------------  -------------  -------------
              Total Debt Securities                      153,504,178      5,743,811        124,483    159,123,506
              Equity Securities                               82,000              0              0         82,000
                                                       -------------  -------------  -------------  -------------
              TOTAL SECURITIES                         $ 153,586,178  $   5,743,811  $     124,483  $ 159,205,506
                                                       =============  =============  =============  =============

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 3 -      SECURITIES (CONTINUED)
              ----------

                                                                           1993 HELD-TO-MATURITY
                                                       ----------------------------------------------------------
                                                                          GROSS          GROSS
                                                         AMORTIZED     UNREALIZED     UNREALIZED         MARKET
                                                           COST           GAINS         LOSSES           VALUE
                                                       -------------  -------------  -------------  -------------
              U.S. Treasury Securities                 $   1,021,848  $           0  $       1,248  $   1,020,600
              U.S. Government Agencies                       997,363          2,637              0      1,000,000
              Mortgage-Backed Securities                   6,882,449        315,291              0      7,197,740
              Obligations of State and
                Political Subdivisions                    43,127,242      2,925,530              0     45,995,636
              Corporate Securities                                 0              0         57,136              0
                                                       -------------  -------------  -------------  -------------
              Total Debt Securities                       52,028,902      3,243,458         58,384     55,213,976
              Equity Securities                              460,000              0              0        460,000
                                                       -------------  -------------  -------------  -------------
              TOTAL SECURITIES                         $  52,488,902  $   3,243,458  $      58,384  $  55,673,976
                                                       =============  =============  =============  =============

              The amortized cost, carrying (market) value and weighted average yields of investment securities at December 31, 1995, by contractual maturity are shown below. The weighted average yield is determined using the amortized cost of securities. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligation with or without call or prepayment penalties.

                                                                                 CARRYING
                                                                AMORTIZED        (MARKET)          WEIGHTED
                                                                  COST             VALUE         AVERAGE YIELD
                                                            ---------------  ---------------     -------------
              Due in One Year or Less                       $    12,690,000  $    12,897,000         7.70
              Due After One Year Through Five Years              41,288,000       41,873,000         6.34
              Due After Five Years Through Ten Years             75,313,000       77,907,000         7.46
              Due After Ten Years                                53,162,000       55,855,000         8.01
                                                            ---------------  ---------------
                                                                182,453,000      188,532,000
              Mortgage-Backed Securities and Equity
                Securities                                       40,423,000       40,385,000         7.47
                                                            ---------------  ---------------
              TOTAL                                         $   222,876,000  $   228,917,000         7.40
                                                            ===============  ===============

              Proceeds from sales of investment securities classified as available-for-sale during 1995 were $85,626,511, with gross gains of $831,762 and gross losses of $905,759. There were no sales or transfers of assets classified as held-to-maturity during 1994. During 1994, proceeds from sales of investment securities classified as available-for-sale were $21,754,099, with gross gains of $80,158 and gross losses of $275,998. Proceeds from sales of investment securities during 1993 were $37,944,615, with gross gains of $567,334 and gross losses of $121,181. In computing recognized gains and losses, cost is determined using specific identification of securities.

              As of December 31, 1995, investment securities with a carrying value of $11,654,685 were pledged as collateral for public funds, trust deposits and repurchase agreements.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 3 -      SECURITIES (CONCLUDED)
              ----------

              UNREALIZED GAIN ON SECURITIES AVAILABLE-FOR-SALE
              As discussed in note 1, effective December 31, 1993, the Company adopted the investment categorization and carrying value rules as required by FASB No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under this statement, the unrealized gain or loss on investment securities available-for-sale, net of the applicable deferred income taxes, is shown as a separate component of stockholders' equity in the balance sheet.

              In December 1995, the Company utilized the FASB guidance outlined in "Special Report-A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" and reclassified all its securities in held-to-maturity to available-for-sale. As of the transfer date, the amortized cost was $77,480,555 and market value was $80,807,215. Accordingly, there was an unrealized gross gain of $3,326,660 at transfer, which is included net of $1,251,822 tax as part of the unrealized gains (losses) on certain securities component of stockholders' equity.

              The following is a summary of the effects of the statement on stockholders' equity as of December 31:

                                                                                      1995             1994
                                                                               -----------------  ---------------
              Gross Unrealized Gains (Losses) on Investment
                Securities Available-For-Sale                                  $       6,040,205  $    (6,127,180)
              Deferred Income Tax (Liability) Asset on
                Unrealized Gain                                                       (2,221,005)       2,226,477
                                                                               -----------------  ---------------
              NET INCREASE (DECREASE) IN STOCKHOLDERS' EQUITY                  $       3,819,200  $    (3,900,703)
                                                                               =================  ===============

              The following tabulation presents the net change in unrealized gain or loss on available-for-sale securities that is shown as a separate component of stockholders' equity.

                                                                                     1995             1994
                                                                              -----------------  ----------------
              Increase (Decrease) in Unrealized Gain or Loss                  $      12,167,385  $    (11,617,861)
              (Increase) Decrease in Related Deferred Income Taxes                   (4,447,482)        4,130,790
                                                                              -----------------  ----------------
              NET INCREASE (DECREASE) IN STOCKHOLDERS' EQUITY                 $       7,719,903  $     (7,487,071)
                                                                              =================  ================

              At December 31, 1995, the investment portfolio included $9,153,178 in structured note derivative financial instruments, which is 4.00% of the total carrying value. The derivative instruments are classified as available-for-sale and included as a component of investment securities on the balance sheet. Recognition and measurement policies for derivatives are the same as all investment securities detailed in note 1. The Company maintains only one class of derivative instruments, structured notes, which were originally purchased for investment yield. Current objectives are to divest of any and all structured notes as the market allows while minimizing any loss on the sales. In January 1996, the Company sold two notes, reducing the total derivative instruments to $6,653,178.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 4 -      LOANS AND ALLOWANCE FOR LOAN LOSSES
              -----------------------------------

              Major categories of loans included in the loan portfolio are:

                                                                                         DECEMBER 31,
                                                                            --------------------------------------
                                                                                  1995                 1994
                                                                            ----------------     -----------------
              Commercial, Financial and Agricultural                        $     24,484,870     $      15,342,082
              Real Estate                                                        200,776,886           181,075,083
              Installment Loans                                                   28,248,285            26,189,723
                                                                            ----------------     -----------------
              Loans Receivable (Gross)                                           253,510,041           222,606,888
              (Unearned Income)                                                     (825,330)           (1,054,152)
                                                                            ----------------     -----------------
              LOANS RECEIVABLE (NET OF UNEARNED INCOME)                     $    252,684,711     $     221,552,736
                                                                            ================     =================


              The maturity ranges of the loan portfolio and the amount of loans with predetermined interest rates and floating rates in each maturity range, as of December 31, 1995, are summarized as follows:

                                                                      CONTRACTUAL MATURITY DISTRIBUTION
                                                         ---------------------------------------------------------
                                                             WITHIN         ONE -         AFTER
                                                            ONE YEAR     FIVE YEARS    FIVE YEARS        TOTAL
                                                         -------------  ------------  ------------  --------------
              Commercial, Financial and Agricultural     $  19,822,007  $  4,506,444  $    149,398  $   24,477,849
              Real Estate                                  149,183,199    37,812,142    13,167,560     200,162,901
              Installment Loans                              7,847,282    18,713,597     1,483,082      28,043,961
                                                         -------------  ------------  ------------  --------------
              TOTAL LOANS (NET OF UNEARNED INCOME)         176,852,488    61,032,183    14,800,040     252,684,711
                                                         =============  ============  ============  ==============

              Loans With Predetermined Rate                  7,974,921    61,003,433    14,800,040      83,778,394
              Loans With a Floating Rate                   168,877,567        28,750             0     168,906,317
                                                         -------------  ------------  ------------  --------------
              TOTAL LOANS (NET OF UNEARNED INCOME)       $ 176,852,488  $ 61,032,183  $ 14,800,040  $  252,684,711
                                                         =============  ============  ============  ==============


              The Bank has granted loans to its executive officers, directors and principal equity holders and their associates. The aggregate dollar amount of these loans was approximately $4,024,800 and $2,980,763 at December 31, 1995 and 1994, respectively. During 1995, approximately $1,529,658 in new loans were made while repayments approximated $485,621.

              Loans on which the accrual of interest has been discontinued or reduced at December 31, 1995 and 1994, approximated $1,100,383 and $509,829, respectively. Interest income realized on these loans was $53,207 and $43,472 in 1995 and 1994, respectively. If interest on those loans had been accrued, it would not have a material effect on the accompanying supplemental consolidated financial statements. At December 31, 1995, the Bank had loans subject to floors and caps totalling $98,210,031. The floors and caps on these loans range from 2.75% to 15.25%.

              At December 31, 1995, there were no commitments to lend additional funds to borrowers whose loans are classified as nonaccrual.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 4 -      LOANS AND ALLOWANCE FOR LOAN LOSSES (CONCLUDED)
              -----------------------------------

              Changes in the allowance for loan losses for 1995, 1994 and 1993 are summarized as follows:

                                                                         1995           1994            1993
                                                                    --------------  --------------  ---------------
              BALANCE, BEGINNING OF YEAR                            $    3,404,535  $    2,876,745  $    1,990,081
                Provisions Charged to Expense                              255,000         600,000       1,096,000
                Recoveries of Loans Previously Charged-Off:
                  Commercial, Financial and Agricultural                    29,816          65,242          65,189
                  Real Estate                                              222,180          47,904          21,674
                  Installment Loans                                         55,585          42,118          99,210
                                                                    --------------  --------------  --------------
                Total Recoveries                                           307,581         155,264         186,073
                                                                    --------------  --------------  --------------
                Loans Charged-Off:
                  Commercial, Financial and Agricultural                     1,448          55,389               0
                  Real Estate                                                9,430          77,479         320,967
                  Installment Loans                                        155,961          94,606          74,442
                                                                    --------------  --------------  --------------
                Total Loans Charged-Off                                   (166,839)       (227,474)       (395,409)
                                                                    --------------  --------------  --------------
              BALANCE, END OF YEAR                                  $    3,800,277  $    3,404,535  $    2,876,745
                                                                    ==============  ==============  ==============
              RATIO OF NET (RECOVERIES) CHARGE-OFFS TO
                AVERAGE LOANS OUTSTANDING                                (.06)%           0.3%           (.11%)
                                                                         =====           ====            ====
              RATIO OF ALLOWANCE FOR LOAN LOSSES AS A
                PERCENTAGE OF YEAR END LOANS                              1.50%           1.54%           1.48%
                                                                         =====          ======            ====


              As of December 31, 1995 and 1994, the allowance for loan losses was allocated as follows:

                                                               1995                             1994
                                                  -------------------------------  ---------------------------
                                                                    PERCENT BY                      PERCENT BY
                                                      AMOUNT         CATEGORY         AMOUNT         CATEGORY
                                                  -------------     ----------     -------------    ----------
              Commercial                          $     363,655         10%        $     776,575          23%
              Real Estate                             3,306,283         87%            2,502,467          73%
              Installment                               130,339          3%              125,493           4%
                                                  -------------       ----         -------------       -----
              TOTAL ALLOWANCE FOR LOAN
                LOSSES                            $   3,800,277        100%        $   3,404,535         100%
                                                  =============       ====         =============       =====


              At December 31, 1995, the total recorded investment in impaired loans was $1,845,025, which had a related allowance for credit losses of $516,128. None of the recorded investment in impaired loans were without a related allowance for credit losses. The average recorded investment in impaired loans at December 31, 1995, was $1,797,821. The amount of interest income recognized during the time within the year ended December 31, 1995, that the loans were impaired was $166,505. The amount of interest income recognized using a cash basis method of accounting during the time within the year ended December 31, 1995, that the loans were impaired was $30,378.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 5 -      PREMISES AND EQUIPMENT
              ----------------------

              A summary of premises and equipment is as follows:

                                                                                         DECEMBER 31,
                                                                            --------------------------------------
                                                                                  1995                 1994
                                                                            ----------------     -----------------
              Land                                                          $      1,517,188     $       1,298,534
              Buildings                                                            7,968,370             7,368,568
              Construction in Process                                                963,308                     0
              Furniture, Fixtures and Equipment                                    6,274,859             5,857,925
                                                                            ----------------     -----------------
                                                                                  16,723,725            14,525,027
              (Accumulated Depreciation)                                          (7,438,576)           (6,696,936)
                                                                            ----------------     -----------------
              TOTAL PREMISES AND EQUIPMENT                                  $      9,285,149     $       7,828,091
                                                                            ================     =================


NOTE 6 -      DEPOSITS
              --------

              A summary of interest-bearing deposits is as follows:


                                                                                         DECEMBER 31,
                                                                            --------------------------------------
                                                                                  1995                 1994
                                                                            ----------------     -----------------
              Demand                                                        $     59,682,951     $      61,680,947
              Savings                                                             92,243,568           114,406,689
              Time                                                               251,745,771           197,097,575
                                                                            ----------------     -----------------
              TOTAL INTEREST-BEARING DEPOSITS                               $    403,672,290     $     383,185,211
                                                                            ================     =================


              Time deposit maturities for future years are presented in the following table:


                                 1996                                $      174,576,188
                                 1997                                        30,687,056
                                 1998                                        15,162,273
                                 1999                                        19,013,297
                                 2000                                        11,790,596
                              Thereafter                                        516,361
                                                                     ------------------
                                 TOTAL                               $      251,745,771
                                                                     ==================


              Included in interest-bearing deposits are certificates of deposit in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1995 and 1994, are as follows:

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 6 -      DEPOSITS (CONCLUDED)
              --------

                                                                                         DECEMBER 31,
                                                                            --------------------------------------
                                                                                  1995                 1994
                                                                            ----------------     -----------------
              Three Months or Less                                          $      9,309,066     $       8,120,125
              Three Through Six Months                                             4,249,532             3,403,564
              Six Through Twelve Months                                           10,562,661             6,475,557
              Over Twelve Months                                                  11,880,719            11,884,021
                                                                            ----------------     -----------------
              TOTAL                                                         $     36,001,978     $      29,883,267
                                                                            ================     =================

              A summary of interest on deposits is as follows:

                                                                      1995             1994             1993
                                                                 ---------------  ---------------  ---------------
              Interest-Bearing Demand Deposits                   $     2,577,015  $     2,864,827  $     2,991,149
              Savings                                                  1,469,119        1,373,569        1,294,052
              Time Deposits of $100,000 or More                        1,848,587        1,321,072        1,113,637
              Other Time Deposits                                     11,433,504        7,197,335        6,680,291
                                                                 ---------------  ---------------  ---------------
              TOTAL                                              $    17,328,225  $    12,756,803  $    12,079,129
                                                                 ===============  ===============  ===============


NOTE 7 -      INCOME TAXES
              ------------

              As discussed in note 1, effective January 1, 1993, the Company adopted the asset and liability method of accounting for income taxes as required by FASB No. 109, Accounting for Income Taxes. The Company previously used the deferred method to account for income taxes. The Company accounted for this change as the cumulative effect of an accounting changes in the 1993 financial statements. The cumulative effect of $625,898 is recognized in the 1993 consolidated statement of income.

              The total provision (benefit) for income taxes in the consolidated statements of income is as follows:

                                                                          1995          1994            1993
                                                                    --------------  --------------  --------------
              CURRENT INCOME TAX EXPENSE
                U.S. Federal                                        $    2,074,201  $    1,924,114  $    1,841,861
                State of Florida                                           371,476         284,551         321,463
                                                                    --------------  --------------  --------------
              TOTAL CURRENT INCOME TAX EXPENSE                           2,445,677       2,208,665       2,163,324
                                                                    --------------  --------------  --------------
              DEFERRED INCOME TAX (BENEFIT)
                U.S. Federal                                               (67,503)        (91,167)       (306,163)
                State of Florida                                             5,437          (8,935)        (42,404)
                                                                    --------------  --------------  --------------
              TOTAL DEFERRED INCOME TAX (BENEFIT)                          (62,066)       (100,102)       (348,567)
                                                                    --------------  --------------  --------------
              INCOME TAX EXPENSE FROM REALIZATION
                OF NET OPERATING LOSS CARRYOVER
                OF ACQUIRED COMPANY                                        208,872         112,971          91,529
                                                                    --------------  --------------  --------------
              TOTAL INCOME TAX EXPENSE                              $    2,592,483  $    2,221,534  $    1,906,286
                                                                    ==============  ==============  ==============

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 7 -      INCOME TAXES  (CONTINUED)
              ------------


                                               1995                      1994                      1993
                                     -----------------------  -------------------------  ------------------------
                                          AMOUNT         %          AMOUNT          %         AMOUNT          %
                                     --------------  -----    ----------------   ------  ---------------   ------
Computed "Expected" Income
   Tax Expense                       $    3,334,228   34.0  $      2,893,708     34.0  $     2,574,372     34.0
Interest Income Exempt From
   Federal Income Tax                      (851,596)  (8.7)         (851,507)   (10.0)        (717,410)    (9.6)
State Income Taxes, Net of
   Federal Income Tax Benefits              260,949    2.6           186,194      2.2          187,834      2.5
Other                                       (59,523)   (.6)           (6,861)     (.1)        (138,510)    (1.8)
Difference Between Estimate and
   Actual of Net Operating Loss
   Carryover                                (91,575)   (.9)                0       .0                0       .0
                                     --------------  -----    ----------------   ------  ---------------   ------
TOTAL                                $    2,592,483     26.4  $      2,221,534     26.1  $     1,906,286     25.1
                                     ==============  =======  ================   ======  ===============   ======


              Deferred tax liabilities (assets) are comprised of the following at December 31:


                                                                                    1995                  1994
                                                                              -----------------   ---------------
              DEFERRED TAX LIABILITIES
                Depreciation                                                  $         192,899   $       161,493
                Basis Difference on Investment Securities
                  Available-For-Sale                                                  2,221,005                 0
                Deferred Other Income and Expenses                                      106,242            66,383
                                                                              -----------------   ---------------
              GROSS DEFERRED TAX LIABILITIES                                          2,520,146           227,876
                                                                              -----------------   ---------------

              DEFERRED TAX (ASSETS)
                Basis Difference on Investment Securities
                  Available-For-Sale                                                          0         2,226,477
                Allowance For Loan Losses                                               894,076           800,200
                Allowance For Losses on Other Real Estate Owned                          53,114            61,633
                Earnings of Real Estate Mortgage Investment
                  Conduit (REMIC)                                                        50,947            46,108
                Tax Net Operating Loss                                                  139,283           358,155
                Deferred Expenses Payable                                               175,845            89,635
                Deferred Loan Income                                                    257,537           290,612
                                                                              -----------------   ---------------
              GROSS DEFERRED TAX (ASSETS)                                            (1,570,802)       (3,872,820)
                                                                              -----------------   ---------------

              NET DEFERRED TAX LIABILITIES (ASSETS)                           $         949,344   $    (3,644,944)
                                                                              =================   ===============


            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                  (CONTINUED)

NOTE 7 -      INCOME TAXES  (CONCLUDED)
              ------------

              The sources of timing differences and the related income tax effect of each of the years ended December 31, 1995, 1994 and 1993, were as follows:

                                                                            1995           1994          1993
                                                                       -------------  -------------  --------------
              Provision For Loan and Other Real Estate Owned
                Losses For Income Tax Purposes (Less)
                Than For Financial Statement Purposes                  $     (85,357) $    (153,672) $    (324,687)
              Interest Income Earned on Real Estate Mortgage
                Investment Conduit For Income Tax Purposes
                (Less) Greater Than For Financial Statement
                Purposes                                                      (4,840)        39,800         39,461
              Depreciation Deducted For Tax Purposes Greater
                (Less) Than That Recognized as Expense For
                Financial Statement Purposes                                  31,407          6,069          1,931
              Loan Fee Income Realized For Income Tax
                Purposes Greater (Less) Than For Financial
                Statement Purposes                                            33,075        (15,468)       (35,674)
              Adjustment For Accrual to Cash Income and
                Expenses                                                     (34,340)        12,501        (19,303)
              Other                                                           (2,011)        10,668        (10,295)
              Utilization of Net Operating Loss                              208,872        112,971         91,529
                                                                       -------------  -------------  -------------
              TOTAL                                                    $     146,806  $      12,869  $    (257,038)
                                                                       =============  =============  =============


              As a result from gains and losses on sales of securities, income tax expense increased (decreased) by the following amounts:
              $(27,845) in 1995; $(63,171) in 1994; $167,624 in 1993.


NOTE 8 -      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
              -----------------------------------------------------

              The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

              CASH AND SHORT-TERM INVESTMENTS
              For those short-term instruments, the carrying amount is considered a reasonable estimate of fair value.

              INVESTMENT SECURITIES
              For marketable equity securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 8 -      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
              -----------------------------------------------------

              LOANS RECEIVABLE
              The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

              DEPOSIT LIABILITIES
              The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

              SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
              For those short-term instruments, the carrying amount is considered a reasonable estimate of fair value.

              COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT Substantially all of the Bank's commitments to extend credit and standby letters of credit are at variable rates and are subjected to the same credit criteria as for recognized loans receivable. The variable rates ascribed to these commitments to extend credit and standby letters of credit approximate market rates for such instruments. Accordingly, the carrying amount is considered a reasonable estimate of fair value.

              The estimated fair values of the Bank's financial instruments are as follows:

                                                                         DECEMBER 31,
                                                 -----------------------------------------------------------
                                                            1995                               1994
                                                 -------------------------          ------------------------
                                                 CARRYING            FAIR           CARRYING           FAIR
                                                  AMOUNT             VALUE           AMOUNT            VALUE
                                                 --------            -----          --------           -----
              FINANCIAL ASSETS
                Cash and Short-Term
                  Investments                 $    25,225,406  $    25,225,406   $    17,153,492  $    17,153,492
                Investment Securities         $   228,916,322  $   228,916,322   $   211,571,390  $   208,905,506
                Loans Receivable, Net         $   248,884,434  $   250,378,086   $   218,148,201  $   217,254,051


                                                                          DECEMBER 31,
                                                 -----------------------------------------------------------
                                                            1995                               1994
                                                 -------------------------          ------------------------
                                                 CARRYING            FAIR           CARRYING           FAIR
                                                  AMOUNT             VALUE           AMOUNT            VALUE
                                                 --------            -----          --------           -----
              FINANCIAL LIABILITIES
                Deposits                      $   451,598,115  $   453,433,912   $   416,099,563  $   417,767,137
                Federal Funds Purchased
                  and Securities Sold
                  Under Agreements to
                  Repurchase                  $     8,497,780  $     8,497,780   $     6,873,216  $     6,873,216

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 8 -      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
              -----------------------------------------------------

                                                                          DECEMBER 31,
                                                 -----------------------------------------------------------
                                                            1995                               1994
                                                 -------------------------          ------------------------
                                                 CARRYING            FAIR           CARRYING           FAIR
                                                  AMOUNT             VALUE           AMOUNT            VALUE
                                                 --------            -----          --------           -----
              UNRECOGNIZED FINANCIAL
                INSTRUMENTS
                  Commitments to Extend
                    Credit                    $    39,027,862  $    39,027,862   $    37,127,843  $    37,127,843
                  Standby Letters of
                    Credit                    $     1,007,867  $     1,007,867   $       991,602  $       991,602

              The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and interest rate caps and floors written. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

              The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps and floors, the contract or notional amounts do not represent exposure to credit loss.

              Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

              Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend for only one year and expire in decreasing amounts through 1997. The credit risk involved in issuing

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 8 -      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONCLUDED)
              -----------------------------------------------------

              letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds marketable securities, certificates of deposit, securities sold under agreements to repurchase and real estate, as collateral supporting those commitments for which collateral is deemed necessary.


NOTE 9 -      COMMITMENTS AND CONTINGENCIES
              -----------------------------

              In the normal course of business, the Bank has various commitments and contingent liabilities outstanding, such as commitments to extend credit and standby letters of credit which are not reflected in the supplemental consolidated financial statements. At December 31, 1995, the Bank had commitments to customers of approximately $1,007,867 for standby letters of credit, and $27,277,137 for approved lines of credit. Unfunded loan commitments at December 31, 1995, were $11,750,725. No losses are anticipated as a result of these transactions.

              The Bank is involved in legal proceedings primarily concerning the recovery of loans previously charged-off or adequately provided for in the allowance for loan losses. Management, after a review of all litigation with counsel, believes that the resolution of these matters will not have a material effect on the accompanying supplemental consolidated financial statements.

              Minimum commitments for rental expenditures under all noncancellable operating leases are presented for future years in the following table:

                                          1996                       $      39,413
                                          1997                              36,000
                                          1998                              36,000
                                          1999                              36,000
                                          2000                              36,000
                                       Thereafter                                0
                                                                     -------------
                              TOTAL MINIMUM LEASE PAYMENTS           $     183,413
                                                                     =============

              Rental expense for all operating leases was $83,654, $116,319 and $165,940 in 1995, 1994, and 1993, respectively.


NOTE 10 -     STOCKHOLDERS' EQUITY
              --------------------

              AVERAGE SHARES OUTSTANDING
              The weighted-average number of shares outstanding during 1995, 1994 and 1993, after giving rise to the pooling of interests acquisition described in note 2, were 4,477,097, 4,472,414 and 4,474,822, respectively.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 10 -     STOCKHOLDERS' EQUITY (CONCLUDED)
              --------------------

              REGULATORY MATTERS
              There are no restrictions on the ability of the Company to pay dividends from its retained earnings; however, banking regulations limit the amount of dividends national banks may declare without receiving prior approval from the Comptroller of the Currency. At December 31, 1995, approximately $16,262,502 was available for payment of dividends by the Bank without such approval.

              The Board of Governors of the Federal Reserve System has specified guidelines for purposes of evaluating a bank's capital adequacy. Currently, banks must maintain a minimum primary capital ratio of capital to risk assets of 8.0%. Primary capital includes the Company's stockholders' equity and the allowance for loan losses. At December 31, 1995, the primary capital ratio of capital to risk assets was in excess of 10.0%.

              STOCK OPTION PLAN
              In 1994, the Company adopted a stock option plan for granting nonqualified stock options to specified officers. The nonqualified stock options are granted to the officers provided the Bank meets certain target performance and asset quality criteria. The stock options, after a two-year vesting requirement, are exercisable at a price equal to the book value per share, net of FASB No. 115. The Board normally makes its decision on whether or not to grant the options for a given year in February of the following year, allowing time to review complete financial data and achievement of certain performance criteria. If approved, the options are granted effective the first business day following the end of the year. The option price is the year-end book value, net of FASB No. 115, for the year just completed. Should a grantee retire, the options granted to him or her are exercisable within one year of retirement. In 1995, options for 11,250 shares were granted effective January 2, 1995, based on the Company's performance for the year ended December 31, 1994. The Company follows APB Opinion No. 25, Accounting for Stock Issued to Employees in recognizing stock options. In December 1995, the Board approved a stock option of 6,250 shares for the Chief Financial Officer to be effective starting January 2, 1996. This was done as per discussions with the Chief Financial Officer prior to his employment in March 1995.


NOTE 11 -     OTHER EXPENSES
              --------------

              A summary of other expenses is as follows:

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 11 -     OTHER EXPENSES (CONCLUDED)
              --------------


                                                                         1995            1994            1993
                                                                    --------------  --------------  --------------
              Stationery and Supplies                               $      395,056  $      408,508  $      315,989
              Advertising                                                  360,444         298,926         279,518
              Insurance, Including Regulatory Assessments                  535,987         988,706         955,246
              Postage                                                      271,401         229,760         200,453
              Taxes (Other Than Payroll, Real Estate and
                Income Taxes)                                              290,803         201,413         222,943
              Directors' Fees                                              290,646         282,688         271,767
              Trust Department Expense                                     137,060         136,116         118,255
              Miscellaneous                                              1,245,632       1,167,993       1,063,564
                                                                    --------------  --------------  --------------
              TOTAL OTHER EXPENSES                                  $    3,527,029  $    3,714,110  $    3,427,735
                                                                    ==============  ==============  ==============


NOTE 11 -     DEFINED BENEFIT PENSION PLAN AND DEFINED CONTRIBUTION PLANS
              -----------------------------------------------------------

              The Bank maintains a noncontributory defined benefit pension and two defined contribution plans covering eligible officers and employees. Defined contribution plan contributions ($385,325 in 1995, $387,442 in 1994 and $261,991 in 1993) are determined annually at the discretion of the Board of Directors of the Bank. Effective January 1, 1988, the Bank adopted FASB No. 87, Employers' Accounting For Pensions. Under this statement, pension expense must be accounted for using the projected unit credit method. Net periodic pension expense for the defined benefit plan for the years ended December 31 includes the following components:

                                                                            1995           1994           1993
                                                                        ------------   ------------  -------------
              Service Cost                                              $    278,586   $    255,148  $     224,639
              Interest Cost                                                  180,647        175,201        149,779
              Return on Plan Assets                                         (447,457)        65,955       (111,429)
              Amortization of Net Transition Asset                            (7,823)        (7,283)        (7,283)
              Amortization of Prior Service Cost                              18,040         18,040         19,989
              Amortization of Net Loss (Gain) From
               Earlier Periods                                                54,429         69,363         60,512
              Asset Gain (Loss) Deferred                                     284,841       (210,725)       (11,112)
                                                                        ------------   ------------  -------------
              TOTAL PENSION EXPENSE                                     $    361,263   $    365,699  $     325,095
                                                                        ============   ============  =============


              The initial unrecognized asset at January 1, 1988, was $316,896, which is the excess of the fair value of assets over the projected benefit obligation on that date. The initial unrecognized transition asset, as adjusted for any subsequent lump-sum settlements, is being amortized over thirty-one years.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 12 -     DEFINED BENEFIT PENSION PLAN AND DEFINED CONTRIBUTION
              PLANS (CONCLUDED)
              -----------------------------------------------------------

              The Bank's funding policy is to make an annual contribution that will not be less than the minimum required contribution nor greater than the maximum federal income tax deductible limit. The Bank contributed $271,000 for 1995; $362,000 for 1994; and
              $345,588 for 1993.

              The funded status of the defined benefit pension plan at December 31, 1995 and 1994, as determined by consulting actuaries, was as follows:


                                                                                       1995             1994
                                                                                  ---------------  ---------------
              ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS
                Vested                                                            $     2,024,378  $     1,934,126
                Nonvested                                                                 356,173          259,354
                                                                                  ---------------  ---------------
              TOTAL                                                               $     2,380,551  $     2,193,480
                                                                                  ===============  ===============

              ACCRUED PENSION LIABILITY
                Projected Benefit Obligation                                      $    (3,452,703) $    (3,199,274)
                Fair Value of Plan Assets                                               3,242,746        2,548,469
                                                                                  ---------------  ---------------
              PROJECTED BENEFIT OBLIGATION (IN EXCESS OF
                OR) LESS THAN PLAN ASSETS                                                (209,957)        (650,805)
              UNRECOGNIZED NET TRANSITION ASSET                                          (167,516)        (174,799)
              UNRECOGNIZED NET LOSSES (GAINS)                                             630,757        1,151,651
              UNRECOGNIZED PRIOR SERVICE COST                                             177,642          195,682
                                                                                  ---------------  ---------------
              PREPAID PENSION COST                                                $       430,926  $       521,729
                                                                                  ===============  ===============


              The expected long-term rate of return on plan assets was 6.00% in 1995, 1994 and 1993, and 9% for the preceding years. The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of benefit obligations is presented below for each year.


                                                                       1995            1994             1993
                                                                  --------------  ---------------  ---------------
              Discount Rate                                             6.00%          6.00%            6.00%
              Rate of Compensation Increase                             5.00%          5.00%            5.00%


              As of December 31, 1995, the assets of the defined benefit pension plan were invested as follows: 17% in cash and cash equivalents; 34% in U.S. Treasury and government agency debt securities; 11% in taxable obligations of state and political subdivisions; 15% in corporate debt securities; and 23% in equity securities. Five percent of the value of the defined pension benefit plan's assets is invested in the common stock of the Company.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 13 -     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
              -------------------------------------------------

              The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, interest rate caps and floors written. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

              The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps and floors, the contract or notional amounts do not represent exposure to credit loss.


NOTE 14 -     QUARTERLY FINANCIAL DATA (UNAUDITED)
              ------------------------------------

              The following represents summarized quarterly financial data of the Company which, in the opinion of management, reflects adjustments (comprising only normal recurring accruals) necessary for fair presentation:


                                                                           (IN THOUSANDS)
                                                                         THREE MONTHS ENDED
                                               -----------------------------------------------------------------
                        1995                     DECEMBER 31        SEPTEMBER 30        JUNE 30         MARCH 31
              ------------------------         -------------       ------------        ---------       ---------


              Interest Income                    $    9,699        $      9,522      $    9,272      $    8,667
              Interest Expense                       (4,664)             (4,620)         (4,479)         (3,943)
              Net Interest Income                     5,035               4,902           4,793           4,724
              Provision For Losses
                on Loans                                  0                (130)            (95)            (30)
              Security Gains (Losses)                  (103)                 26              18             (15)
              Net Income                              2,027               1,901           1,667           1,619
              Earnings Per Share                        .45                 .43             .37             .36

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 14 -     QUARTERLY FINANCIAL DATA (UNAUDITED) (CONCLUDED)
              -----------------------------------


                                                                           (IN THOUSANDS)
                                                                         THREE MONTHS ENDED
                                                  -------------------------------------------------------------
                        1994                       DECEMBER 31     SEPTEMBER 30        JUNE 30         MARCH 31
              ------------------------            ------------     ------------        ---------       --------
              Interest Income                    $    8,402        $      8,052      $    7,899      $    7,307
              Interest Expense                       (3,564)             (3,342)         (3,062)         (2,950)
              Net Interest Income                     4,838               4,710           4,837           4,357
              Provision For Losses
                on Loans                                (77)               (201)           (172)           (150)
              Security Gains (Losses)                   (44)                  0            (178)             54
              Net Income                              1,642               1,647           1,589           1,412
              Earnings Per Share                        .37                 .37             .35             .32


NOTE 15 -     PARENT COMPANY ONLY FINANCIAL STATEMENTS
              ----------------------------------------

              Condensed financial statements of Citi-Bancshares, Inc. (Parent Company Only) for the years ended December 31, 1995 and 1994, are presented as follows:

                            CONDENSED BALANCE SHEETS

                                                                                       1995             1994
                                                                                  ---------------  ---------------
                                     ASSETS
Cash                                                                              $     1,793,399  $     1,553,312
Investment in Wholly-Owned Subsidiary,
  at Equity in Underlying Assets                                                       50,856,914       36,777,266
Other Assets                                                                               66,427           50,921
                                                                                  ---------------  ---------------
TOTAL ASSETS                                                                           52,716,740       38,381,499
                                                                                  ===============  ===============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Dividends Payable                                                                     1,780,963        1,416,675
  Deferred Compensation                                                                    50,641           43,728
  Other                                                                                       738              737
                                                                                  ---------------  ---------------
TOTAL LIABILITIES                                                                       1,832,342        1,461,140
                                                                                  ---------------  ---------------
STOCKHOLDERS' EQUITY
  Common Stock                                                                             46,094           46,094
  Capital Surplus                                                                      15,052,435       14,241,404
  Retained Earnings                                                                    32,758,593       27,325,488
  (Treasury Stock)                                                                       (791,924)        (791,924)
  Unrealized Gains (Losses) on Certain Securities                                       3,819,200       (3,900,703)
                                                                                  ---------------  ---------------
TOTAL STOCKHOLDERS' EQUITY                                                             50,884,398       36,920,359
                                                                                  ---------------  ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $    52,716,740  $    38,381,499
                                                                                  ===============  ===============

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                   (CONTINUED)

NOTE 15 -     PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONCLUDED)
              ----------------------------------------

                         CONDENSED STATEMENTS OF INCOME
                         ------------------------------

                                                                       1995           1994              1993
                                                                 ---------------  ---------------  ---------------
INCOME
  Cash Dividends From Subsidiary                                 $     1,683,000  $     1,500,000  $     1,400,000
  Interest                                                                24,508           21,350           16,798
  Other                                                                    6,000            2,500                0
                                                                 ---------------  ---------------  ---------------
TOTAL INCOME                                                           1,713,508        1,523,850        1,416,798
                                                                 ---------------  ---------------  ---------------
EXPENSES
  Interest                                                                 3,015            2,856            1,910
  Other Expense                                                           70,321           92,736           76,311
                                                                 ---------------  ---------------  ---------------
TOTAL EXPENSES                                                           (73,336)         (95,592)          78,221
                                                                 ---------------  ---------------  ---------------
INCOME BEFORE INCOME TAX BENEFIT AND EQUITY IN
  UNDISTRIBUTED EARNINGS OF SUBSIDIARY                                 1,640,172        1,428,258        1,338,577
INCOME TAX BENEFIT RESULTING FROM FILING
  CONSOLIDATED INCOME TAX RETURNS                                         14,152           23,294           19,814
EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                           5,559,744        4,837,819        4,942,941
                                                                 ---------------  ---------------  ---------------
NET INCOME                                                       $     7,214,068  $     6,289,371  $     6,301,332
                                                                 ===============  ===============  ===============


                       CONDENSED STATEMENTS OF CASH FLOWS
                       ----------------------------------

                                                                       1995            1994             1993
                                                                  --------------  ---------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                                      $    7,214,068  $     6,289,371  $     6,301,332
  Adjustments to Reconcile Net Income to Net
    Cash Provided By Operating Activities:
      Deferred Compensation                                                6,913          (15,968)          10,926
      Income From Subsidiary                                          (5,559,745)      (4,837,819)      (4,942,941)
      Tax Benefit                                                        (14,152)         (23,294)         (19,814)
      Other                                                               (1,352)          (2,817)          87,006
                                                                  --------------  ---------------  ---------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                              1,645,732        1,409,473        1,436,509
                                                                  --------------  ---------------  ---------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends Paid                                                      (1,416,675)      (1,254,769)      (1,134,792)
  Proceeds From Options Exercised                                         96,480                0                0
  Proceeds From Warrants Exercised                                       714,550                0          (49,248)
                                                                  --------------  ---------------  ---------------
NET CASH (USED IN) FINANCING ACTIVITIES                                 (605,645)      (1,254,769)      (1,184,040)
                                                                  --------------  ---------------  ---------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital Infusion to Subsidiary                                        (800,000)               0                0
                                                                  --------------  ---------------  ---------------
INCREASE IN CASH                                                         240,087          154,704          252,469
CASH, BEGINNING OF YEAR                                                1,553,312        1,398,608        1,146,139
                                                                  --------------  ---------------  ---------------
CASH, END OF YEAR                                                 $    1,793,399  $     1,553,312  $     1,398,608
                                                                  ==============  ===============  ===============

                          F I N A N C I A L   R E V I E W

                    1995 Management's Discussion and Analysis

The following review is a discussion of the performance and financial condition of Citi-Bancshares, Inc. (CBI). All CBI historical financial data has been restated for the pooling of interests acquisition of Citizens First Bancshares, Inc. (CFB and collectively with CBI, the Company) which was consummated on April 19, 1996. Citizens National Bank of Leesburg (CNBL) is a wholly owned subsidiary of CBI. Citizens First Bank of Ocala (CFBO and collectively with CNBL, the Bank) a wholly owned subsidiary of CFB was merged with and into CNBL on or about April 19, 1996. This discussion and analysis is designed to provide a better understanding of the significant factors related to the Company's results of operations and financial condition. Such discussion and analysis should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto, and the Financial Highlights provided previously in this report.

OVERVIEW OF OPERATIONS
Net income for 1995 totalled $7,214,068 or $1.61 per share compared with $6,289,000 or $1.41 per share in 1994 and $6,301,332 or $1.41 per share in 1993.
Earnings were aided by continued strong asset quality, growth in net earning assets, good overhead control and reduced FDIC insurance premiums. Return on average assets was 1.46 percent and return on average shareholders' equity was
15.39 percent for 1995, compared to the prior year's results of 1.40 percent and
16.57 percent, respectively, and 1993's results of 1.52 percent and 18.87 percent, respectively.

During 1995, core earnings (income before income taxes, excluding the provision for loan losses, securities gains and losses, expenses associated with acquisition and disposition of foreclosed properties and cumulative effect of change in accounting principles) also showed strong improvement with a return on average assets from core earnings of 2.05 percent and a return on average equity (net of FASB No. 115 changes in the values of marketable securities) from core earnings of 21.63 percent.

------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT
AS A PERCENT OF AVERAGE ASSETS                         TABLE 1
(Tax Equivalent Basis)
                                                    1995       1994      1993
-------------------------------------------------------------------------------
Net interest income ........................         4.23       4.47       4.39
Provision for loan losses ..................         (.05)      (.13)      (.26)
Noninterest income:
  Investment securities gains (losses)......         (.02)      (.04)       .11
  Service charges on deposit accounts ......          .24        .33        .38
  Other income .............................          .25        .26        .26
Noninterest expenses .......................        (2.46)     (2.69)      2.77)
                                                     ----       ----       ----
Income before income taxes .................         2.19       2.20       2.11
Provision for income taxes including
 tax equivalent adjustment .................         (.73)      (.80)      (.74)
Cumulative effect of change in method
 of accounting for income taxes ............          .00        .00        .15
                                                     ----       ----       ----
 Net Income ................................         1.46       1.40       1.52
                                                     ====       ====       ====


RESULTS OF OPERATIONS

NET INTEREST INCOME

Net interest income, on a fully tax equivalent basis (TEB), totalled $20,923,000 for 1995, an increase of $761,000 or 3.77 percent from the Company's year-earlier performance. The net interest spread decreased during 1995. The average cost of interest-bearing liabilities increased from 3.52 percent during 1994 to 4.36 percent during 1995, while the average yield on earning assets increased from 7.78 percent during 1994 to 8.21 percent during 1995. The increases in average interest costs and yields on earning assets, coupled with increased noninterest-bearing deposits and shareholders' equity resulted in a decrease in the net interest income/yield on average earning assets from 4.74 percent in 1994 to 4.45 percent during 1995.

As a percentage of average earning assets, net interest margin (TEB) was 4.46 percent in the fourth quarter 1995, compared to 4.44 percent in the third quarter, 4.43 percent in the second quarter and 4.57 percent for the first quarter of 1995 and 4.77 percent for the fourth quarter in 1994.

Average earning assets for 1995 increased $44,522,000 or 9.88 percent compared to prior year as a result of increased loans and investment securities funded with the increase in deposits during 1995. Average loan balances have increased $31,338,000 or 15.21 percent from 1994 to $237,397,000, while average investment securities increased $6,761,000 or 3.19 percent to $219,025,000.

For the year ended December 31, 1995, average loans represented 50.47 percent of average earning assets compared to 48.48 percent for 1994. While loan yields increased 85 basis points, investment security yields increased only 4 basis points, resulting in a yield increase of 43 basis points from 7.78 percent in 1994 to 8.21 percent. During 1995, the Bank changed its prime rate three times beginning and ending at 8.5%. In 1994, the prime rate changed five times increasing from 6% to 8.5%. The Bank did not change its prime rate during 1993.

For the years ended December 31, 1995 and 1994, Table 3 discloses the increases and decreases in net interest income attributable to changes in the volume and rates of individual earning assets and interest-bearing liabilities. The balances of nonaccruing loans are included in average loans outstanding.

CHANGES IN AVERAGE EARNING ASSETS
(Dollars in thousands)                                 TABLE 2

                            Increase/(Decrease)       Increase/(Decrease)
                            --------------------    ----------------------
                             1995    vs.  1994        1994    vs.   1993

Investment securities:
  Taxable ............      $ 3,172          1.9%    $  7,978          4.9%
  Nontaxable .........        3,589          8.1       11,822         36.4
Federal funds sold
  and other short-
  term investments ...        7,288        109.0       (6,086)       (47.6)
Loans, net ...........       31,338         15.2       20,519         11.1
                            -------                  --------
  TOTAL ..............      $45,387         10.7     $ 34,233          4.8
                            =======                  ========

RATE/VOLUME ANALYSIS (ON A TAX EQUIVALENT BASIS)
Amount of Increase (Decrease) (Dollars in thousands)                      TABLE 3

                                                                1995 vs. 1994                     1994 vs. 1993
                                                     ------------------------------    ------------------------------------
                                                           Due to Change in:                     Due to Change in:
                                                      Volume      Rate       Total      Volume       Rate            Total
                                                      ------    -------    --------    -------    ---------        --------
INTEREST INCOME
Investment securities:
  Taxable .........................................  $   225    $  (342)   $  (117)    $   609       $  (904)      $  (295)
  Nontaxable ......................................      338       (198)       140       1,265          (565)          700

Federal funds sold and other short-term investments      297        258        555        (183)           72          (111)
Loans .............................................    2,545      2,425      4,970       1,590           759         2,349
                                                     -------    -------    -------     -------       -------       -------
  TOTAL INTEREST INCOME ...........................    3,405      2,143      5,548       3,281          (638)        2,643
                                                     -------    -------    -------     -------       -------       -------

INTEREST EXPENSE
Interest-bearing demand ...........................       (9)        70         61          69           (73)           (4)
Savings and money market ..........................     (501)       247       (254)        135          (178)          (43)
Time deposit accounts .............................    2,653      2,112      4,765         698            26           724
Federal funds purchased and securities sold
  under agreements to repurchase ..................       95        123        218          25            43            68
                                                     -------    -------    -------     -------       -------       -------

  TOTAL INTEREST EXPENSE ....................          2,238      2,552      4,790         927          (182)          745
                                                     -------    -------    -------     -------       -------       -------
  NET INTEREST INCOME .............................  $ 1,167    $  (409)   $   758      $2,354       $  (456)      $ 1,898
                                                     =======    =======    =======     =======       =======       =======

CHANGES IN AVERAGE
INTEREST-BEARING LIABILITIES                TABLE 4
(Dollars in thousands)
                                 Increase/(Decrease)  Increase/(Decrease)
                                    1995 vs. 1994         1994 vs. 1993
                                 ------------------   -------------------
Interest-bearing
 demand ........................ $  (454)    (.80)%      $ 3,236    5.94%
Savings and money
 market......................... (19,885)  (16.29)         5,072    4.43
Time deposits...................  56,936    31.16         15,010    8.95
Securities sold under
 agreements to
 repurchase.....................   2,635    58.45            977   27.67
                                 -------                 -------
 Total ......................... $39,232    10.69%       $24,295    7.09%
                                 =======                 =======

INTEREST EXPENSE

Like earning asset yields, the interest rates paid on interest-bearing liabilities increased. The 84 basis point climb from 3.52 percent in 1994 to
4.36 percent in 1995 was primarily a result of a shift into higher, rate time deposits from interest-bearing demands and savings accounts and additional net growth in time deposits. The average balance for interest-bearing liabilities increased $39,232,000 or 10.69 percent in 1994 to $406,249,000 in 1995 compared to 1994. Table 4 shows the components comprising this increase.

Net interest income (TEB) totalled $20,923,000 for 1995, an increase of $761,000 or 3.77 percent from the prior year. Net interest income (TEB) as a percent of average earning assets was 4.45 percent in 1995 compared to 4.74 percent for 1994. The decrease in this ratio during 1995 can be attributed to an increase in net earning assets, offset by a decrease in yields.

Yields on earning assets declined in 1994 as a result of lower interest rates generally. The yield on earning assets declined 1 basis point from 7.79 percent to 7.78 percent for the year 1994 compared to 1993. Approximately $73,798,000 of earning assets were acquired primarily with cash received from increased deposits.

The decline in yields on average earning assets in 1994 was offset by a 3 basis point decrease in interest rates paid on average interest-bearing liabilities from 3.55 percent in 1993 to 3.52 percent in 1994. Reduced loan demand and declining market interest rates permitted bank management to decrease the rates offered on demand accounts, savings, and money market accounts. Rates paid for time deposits increased 1 basis point during 1994. Average time deposits increased 8.95 percent to $182,753,000.

THREE-YEAR SUMMARY
                                                                           TABLE 5
AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, YIELDS AND RATES (1)

(Dollars in thousands)                                 1995                       1994                       1993
----------------------                                 ----                       ----                       ----
                                            Average           Yield/  Average               Yield/ Average              Yield/
                                            Balance Interest   Rate   Balance  Interest      Rate  Balance   Interest   Rate
------------------------------------------------------------------------------------------------------------------------------
ASSETS
Earning assets:
 Investment securities
  Taxable.............................     $171,100 $ 11,785   6.89%  $167,928  $11,902     7.09% $159,950  $ 12,197    7.63%
  Nontaxable (1)......................       47,925    4,320   9.01     44,336    4,180     9.43    32,514     3,480   10.70
                                            -------   ------           -------   ------            -------    ------
    TOTAL INVESTMENT SECURITIES             219,025   16,105   7.35    212,264   16,082     7.58   192,464    15,677    8.15

Federal funds sold and other short-term
 investments.........................        13,975      827   5.92      6,687      272     4.07    12,773       383    3.00
Loans, net (2).......................       237,397   21,697   9.24    206,059   16,727     8.12   185,540    14,378    7.75
                                            -------   ------           -------   ------            -------    ------
    TOTAL EARNINGS ASSETS............       470,397   38,629   8.21    425,010   33,081     7.78   390,777    30,438    7.79
                                                      ------                     ------                       ------
Allowance for loan losses                    (3,559)                    (3,148)                     (2,472)
Cash and due from banks..............        13,290                     13,589                      12,979
Bank premises and equipment                   8,148                      8,048                        7,842
Other assets.........................         6,884                      7,139                       6,658
                                            -------                    -------                     -------
    TOTAL ASSETS.....................       495,160                    450,638                     415,784
                                            =======                    =======                     =======


LIABILITIES AND SHAREHOLDERS' EQUITY

Interest-bearing liabilities:

  Interest-bearing demand.............       57,217      1,221   2.13   57,671    1,160     2.01    54,435     1,164    2.14
  Savings and money market............      102,200      2,825   2.76  122,085    3,079     2.52   117,013     3,122    2.67
  Time deposits.......................      239,689     13,283   5.54  182,753    8,518     4.66   167,743     7,794    4.65
  Federal funds purchased and securities
   sold under agreement to repurchase.        7,143        377   5.28    4,508      159     3.53     3,531        91    2.58
                                            -------    -------         -------   ------            -------    ------
    TOTAL INTEREST-BEARING
      LIABILITIES ....................      406,249     17,706   4.36  367,017   12,916     3.52   342,722    12,171    3.55
                                                       -------                   ------                       ------
Demand deposits:

Noninterest-bearing.................         36,985                     41,685                      37,026
Other liabilities...................          5,061                      3,977                       2,654
                                            -------                      -----                       -----
    TOTAL LIABILITIES...................    448,295                    412,679                     382,402

Shareholders' Equity................         46,865                     37,959                      33,382
                                            -------                     ------                      ------
  TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY..............................     $495,160                   $450,638                    $415,784
                                           ========                   ========                    ========

Interest expense as % of earning
 assets...............................                           3.77%                      3.04%                       3.11%
Net interest income/yield on earnings assets        $  20,923    4.45%           $  20,165  4.74%           $ 18,267    4.67%
                                                    =========                    =========                  ========

(1)  The tax equivalent adjustment is based on a 34% tax rate.
(2) Nonaccrual loans are included in loan balances. Fees on loans have been included in interest on loans.


PROVISION FOR LOAN LOSSES

Net (recoveries) charge-offs for 1995 declined $212,000 or 294.4 percent to $(140,000). The significant decline in net charge-offs and delinquencies in 1995 resulted in a $395,000 or 11.60 percent decline in the 1995 provision for loan losses when compared to 1994. The net recoveries were primarily attributed to one real estate loan previously written down. See "Nonperforming Assets" and "Allowance for Loan Losses."

The Company's internal loan monitoring systems provide monthly analysis of delinquencies, nonperforming assets, and potential problem loans, which are reviewed regularly by the Board of Directors.

Management determines the provision for loan losses which is charged to operations by constantly analyzing and monitoring delinquencies, nonperforming loans and the level of outstanding balances for each loan category, as well as the amount of net charge-offs, and by estimating losses inherent in its portfolio. While the Company's policies and procedures used to estimate the monthly provision for loan losses charged to operations are considered adequate by management and are reviewed from time to time by the Office of the Comptroller of the Currency (OCC), there exist factors beyond the control of the Company, such as general economic conditions, both locally and nationally, which make management's judgment as to the adequacy of the provision necessarily approximate. Based on current available information, management expects the provision for loan losses to approximate the 1995 levels.

For the year ended December 31, 1995, the provision for loan losses was $255,000, compared to $600,000 for 1994, a 57.5 percent decrease.

For the year ended December 31, 1994, the provision for loan losses was $600,000 compared to $1,096,000 for 1993. The 1994 reduction in the provision resulted from a decline in net charge-offs and delinquencies from the higher levels encountered in 1993 and 1992.

NONINTEREST INCOME

Table 6 shows the Company's noninterest income for the years indicated.


NONINTEREST INCOME                             TABLE 6
(Dollars in thousands)
                                                    Year Ended                 % Change
                                             -----------------------      -----------------
                                              1995      1994      1993     95/94     94/93
Service charges on
 deposit accounts........................... $1,633    $1,493    $1,592     9.38     (6.22)
Trust income................................    842       716       588    17.60     21.77
Other income................................    410       455       488    (9.89)    (6.56)
Investment securities
 gain (loss)................................    (74)     (168)      445    55.95   (137.98)
                                             ------    ------    ------
   TOTAL.................................... $2,811    $2,496    $3,113    12.62    (19.82)
                                             ======    ======    ======

Noninterest income, excluding securities gains, increased as a result of increased income from trust income and service charges on deposit accounts, partially offset by decreased fee income from secondary market mortgages. These changes resulted from increased trust volume and increased pricing of certain trust services and increased volume of service charge activity.

Securities transactions resulted in losses of $74,000 for the year ended December 31, 1995, compared to losses of $168,000 in 1994, or a total change of $94,000. Securities gains in 1993 were $445,000.

NONINTEREST EXPENSES
Table 7 shows the Company's noninterest expenses for the years indicated.

NONINTEREST EXPENSES
(Dollars in thousands)               TABLE 7
                                            Year Ended                    % Change
                              ----------------------------------     -------------------
                                 1995         1994        1993          95/94       94/93
Salaries and employee
  benefits .............      $ 6,307      $ 6,147      $ 5,859          2.6%        4.9%
Occupancy expense ......        1,323        1,261        1,350          4.9        (6.6)
Equipment expense ......        1,047        1,004          883          4.3        13.7
Stationery and supplies           395          409          326         (3.4)       25.5
Advertising ............          360          299          289         20.4         3.5
Insurance, including
  regulatory assessments          536          989          893        (45.8)       10.8
Postage ................          271          230          204         17.8        12.7
Taxes (other than
  payroll, real estate
  and income taxes) ....          291          201          214         44.8        (6.1)
Directors' fees ........          291          283          284          2.8        (0.4)
Trust Department expense          137          136          118          0.7        15.3
Other expense ..........        1,246        1,167        1,100          6.8         6.1
                              -------      -------     -------
    TOTALS .............      $12,204      $12,126      $11,520          0.6%        5.3%
                              =======      =======      =======

Noninterest expenses increased in 1995 by $77,000 or 0.6 percent over 1994. This increase was primarily the result of an increase in salaries and employee benefits from $6,147,000 in 1994 to $6,307,000 in 1995, or 2.6 percent. Salaries and employee benefits increased due to general salary increases, increased profit sharing payments that are related to bank performance and the related payroll taxes.

Occupancy expense increased by $62,000 in 1995 compared to 1994, or 4.9 percent. This increase is primarily due to slight rate increases in rent, utilities and property taxes, as well as the opening of the Spruce Creek Branch and Ocala loan processing center in late 1995.

FDIC deposit insurance premiums decreased to $.04 per $100 on deposits from $.23 per $100 deposits as a result of a change in the FDIC rate structure. The FDIC also issued a recapitalization refund on assessments paid for the second and third quarters of 1995. The Company received a $270,000 refund in 1995. Since 1989, the annual premium rate has decreased from 0.23 percent of total deposits to 0.04 percent of total deposits. The rate assessed on deposits depends on the capital adequacy and examination ratings imposed by governing bank regulatory authorities on individual financial institutions. Management anticipates that the rate that the Bank will be assessed will be among the lowest based on these guidelines.

The increase in noninterest expenses in 1994 was attributable in part to a 4.9 percent growth in salaries and employee benefits, general salary increases and increased profit sharing payments that are related to bank performance and related increases in payroll taxes.

FDIC deposit insurance premiums increased $96,000 or 10.8 percent in 1994 due to increased deposit balances. Other noninterest expenses increased $33,000 or 2.9 percent in 1994.

INCOME TAXES
Income taxes for the year 1995 were $2,592,000 or 16.7 percent above the $2,222,000 for 1994 which was 16.6 percent above the $1,906,000 in 1993. The effective rate in 1995 was 26.4 percent and was 26.1 percent in 1994, and was
25.1 percent in 1993. The increase in rate reflects the decreased amount of tax-exempt interest income as a percent of total income in 1995 and 1994 compared to 1993.

FINANCIAL CONDITION
The Company increased its assets 11.9 percent between December 31, 1994 and December 31, 1995 from $464,338,000 to $519,475,000. In comparison, the Company increased its assets 6.5 percent between December 31, 1993 and December 31, 1994.

CAPITAL RESOURCES
Table 8 summarizes the Company's capital position and selected ratios.

CAPITAL RESOURCES (1)
(Dollars in thousands)                                 TABLE 8

December 31                           1995        1994       1993
-------------------------------------------------------------------
TIER 1 CAPITAL
  Common stock..................   $    46     $    46     $    46
  Additional paid-in
   capital......................    15,052      14,241      14,241
  Retained earnings.............    32,759      27,325      22,453
  Treasury stock................      (792)       (792)       (792)
                                   -------     -------     -------
  Total Tier 1 capital..........    47,065      40,820      35,948
                                   -------     -------     -------
TIER 2 CAPITAL
 Allowance for loan losses, as
  limited.......................     3,139       2,996       2,702
                                   -------     -------     -------
Total Tier 2 capital............     3,139       2,996       2,702
                                   -------     -------     -------

Total risk-based capital........    50,204      43,816      38,650
                                   =======     =======     =======
Risk-weighted assets............  $251,765    $239,378    $219,511
                                   =======     =======     =======
Tier 1 risk-based capital ratio.     18.69%      17.05%      16.38%
Total risk-based capital ratio..     19.94       18.30       17.61
Shareholders' equity to assets..      9.06        8.79        8.25
Average shareholders' equity to
  average total assets..........      8.70%       8.42%       8.03%

(1) Amounts are exclusive of adjustments made to recognize fair value of certain securities in accordance with FASB No. 115 (see Notes 1 and 2 to consolidated financial statements).

The Company's capital increased by $13,964,000 at December 31, 1995 compared to year end 1994. Of this increase, $7,720,000 was attributable to the change in the adjustment to the unrealized (losses)/gains on certain securities required by Statement No. 115 of the Financial Accounting Standards Board, Accounting for Certain Investments in Debt and Equity Securities (see discussion of FASB No. 115 in the section on investment securities following and notes 1 and 2 to the consolidated statements following). Net income of $7,214,000 less dividends declared totalling $1,781,000 and $811,000 of option and warrant activity prior to the merger at CNB and CFB comprises the remainder of increase.

The Company's ratio of stockholders' equity to period end assets was 9.80 percent after the adjustment for FASB No. 115 and 9.06 percent excluding assets and capital attributed to FASB No. 115. The 9.06 percent at December 31, 1995 (net of FASB No. 115) compares to the year end 1994 ratio of 8.79 percent and the year end 1993 ratio of 8.25 percent.

Book value per common share outstanding was $11.36 per share with the adjustment for FASB No. 115 and $10.51 without regard to the FASB No. 115 adjustment at December 31, 1995. Again, this compares to the book value per share before FASB No. 115 at year end 1994 of $9.13 and $8.03 per share at December 31, 1993.

LOAN PORTFOLIO

Table 9 shows total loans (net of unearned income) by category outstanding atTABLE 9he indicated dates.


LOANS OUTSTANDING                                          TABLE 9
(Dollars in thousands)

December 31                  1995      1994         1993     1992       1991
------------------------------------------------------------------------------
Real estate.............. $200,163   $180,293    $155,183  $130,651   $114,276
Commercial, finan-
  cial and
  agriculture............   24,478     15,332      16,159    20,730     22,678
Installment loans           28,044     25,928      23,478    23,034      3,322
                          --------   --------    --------  --------   --------
    TOTAL                 $252,685   $221,553    $194,820  $174,415   $140,276
                          ========   ========    ========  ========   ========

The Company makes substantially all of its loans to customers located within the three counties of Lake, Sumter and Marion. It has no foreign loans or highly leveraged transaction (HLT) loans.

The increases in the Company's loan balances in 1995 are attributable primarily to good growth in residential and commercial real estate loans. The Company also sold $780,000 in fixed rate mortgage loans in the secondary market this year.

At December 31, 1995, the Company's portfolio of mortgage loan balances secured by residential properties amounted to $133,493,000 or 52.65 percent of total loans. Loans secured by commercial real estate totalled $71,565,000 or 28.32 percent of total loans. Most of the commercial real estate loans were made to local businesses and professionals secured by owner-occupied properties. Loans and commitments for 1-4 family residential properties and commercial real estate are generally secured with first mortgages on property, with the loan to fair market value of the property not exceeding 80 percent on the date the loan is made.

Between December 31, 1994 and December 31, 1995, residential real estate mortgage loans increased $18,007,000 or 17.00 percent and commercial real estate mortgage loans increased $6,961,000 or 10.78 percent.

Installment loans at December 31, 1995 showed an increase of $2,116,000 from year end 1994 excluding installment real estate loans. The Company's home equity line portfolio and consumer loan ARM's (included in real estate loans above) increased at year end by $410,000 and $518,000, respectively.

The Company believes that the local demand for residential real estate mortgages and service industry related loan demand will continue to be strong. This assumption is based on the continued migration of retirees moving to this market area to live.

The Company's market is primarily a residential area with relatively little commercial activity other than professional retail and service businesses serving local residents. Therefore, real estate mortgage lending (particularly residential properties) is expected to remain an important segment of the Company's lending activities. Exposure to market interest rate volatility, with respect to mortgage loans, is managed by attempting to match maturities and repricing opportunities for assets against liabilities, when possible. At December 31, 1995, approximately $90,773,000 or 35.81 percent of the Company's total real estate loans were adjustable rate 10-to 30-year residential mortgage loans (ARMs) that reprice based upon the one-year constant maturity United States Treasury Index plus a margin. Generally, the ARMs' interest rate adjustments are limited to two percent per annual and six percent over the life of the loan. Such ARMs may be originated at rates greater than the index rate, but below the total of the index rate and the margin for an

LOAN MATURITY DISTRIBUTION                            TABLE 10
(Dollars in thousands)
                                            Commercial,
                                            Financial &     Real
December 31, 1995             Installment  Agricultural    Estate      Total
-----------------------------------------------------------------------------
In one year or less ......      $  7,847     $ 19,822     $149,183   $176,852
After one year but
  within five years:
   Interest rates are
   floating or adjust-
   able ..................            26            0            0         26
  Interest rates are
   fixed .................        18,688        4,506       37,812     61,006

In five years or more:
  Interest rates are
   floating or adjustable              0            0            0          0
  Interest rates are fixed         1,483          150       13,168     14,801
                                --------     --------     --------   --------
   TOTAL .................      $ 28,044     $ 24,478     $200,163   $252,685
                                ========     ========     ========   ========

initial period ending on the first adjustment date. All such loans are generally made to borrowers upon terms and conditions that would make such loans eligible for resale, after seasoning, under Federal National Mortgage Association (FNMA) or Federal Home Loan Mortgage Corporation (FHLMC) guidelines. ARM borrowers are qualified based upon the initial ARM loan interest rate plus 200 basis points and upon various debt service ratios of the borrower, including a total debt service ratio of not more than 36 percent of total income.

Commercial lending activities are directed principally towards businesses whose demand for funds are within the Company's lending limits, such as small-to medium-sized professional firms, retail and wholesale outlets, and light industrial and manufacturing concerns. Most of such loans are secured by real estate used by such businesses, although certain lines are unsecured.

The Company makes a variety of consumer loans, including installment loans, loans for automobiles, boats, home improvements and other personal, family and household purposes, and indirect loans through dealers to finance automobiles. Most consumer loans are secured. The Company has engaged in lending to automobile purchasers through dealers. The Company's indirect automobile lending risks have been reduced through screening and monitoring of a small number of dealers with whom the Company does business. The bank also had approximately $1,496,000 of unsecured credit card loans at December 31, 1995.

Second mortgage loans and home equity lines also are extended by the Company. No negative amortization loans or lines have been offered by the Company at the present time. Terms of second mortgage loans include fixed rates for up to 10 years on smaller loans of $25,000 or less. Such loans are sometimes made for larger amounts, with a fixed rate, but with a balloon payment upon maturity not to exceed five years. The Company offers variable-rate second mortgage loans with terms of up to 15 years. Loan-to-value ratios for these loans generally do not exceed 80 percent of appraised value. Home equity lines are offered on a variable rate basis only and the maximum loan-to-value ratio for such loans is normally 80 percent of the appraised value when the loan is extended.

The Company had commitments to make loans (excluding unused home equity and credit card lines) of $11,751,000 at December 31, 1995. The Company attempts to reduce its exposure to the risk of the local real estate market by making commercial real estate loans primarily on owner-occupied properties. The Company at year-end 1995 had 28.23 percent of its total loans in commercial real estate. The remainder of the real estate loan portfolio is residential mortgages to individuals, and home equity loans, which the Company considers less susceptible to adverse effects from a downturn in the real estate market, especially given the area's large percentage of retired persons. The Company's historical charge-off rates for real estate loans have been relatively low, with net recoveries of .06 percent for the year ended December 31, 1995.

ALLOWANCE FOR LOAN LOSSES

Table 11 provides certain information concerning the Company's allowances for loan losses for the years indicated.

The allowance for loan losses was $3,800,000 at December 31, 1995, $395,000 higher than one year earlier. The ratio of the allowance for loan losses to total loans outstanding (net of unearned income) was 1.50 percent at December 31, 1995. The ratio was 1.54 percent at December 31, 1994. The allowance for loan losses as a percent of nonaccrual loans was 345.45 percent at December 31, 1995, compared to 667.64 percent at December 31, 1994. There were no accruing loans past due 90 days or more at December 31, 1995 or 1994.

During 1995, the Company experienced net recoveries of $140,000, compared to net charge-offs of $72,000 one year earlier. The net recoveries of $140,000 were primarily attributable to the recovery of $200,000 on a loan previously written down at the direction of the O.C.C. in 1992. Net (recoveries) charge-offs as a percent of average loans outstanding were (.06) percent for 1995, the lowest percentage the Company has reported since 1988. Net installment loan losses were $100,000 in 1995, versus $53,000 in 1994. Commercial, financial and agricultural losses were $(29,000) (net recovery) and $(10,000) (net recovery), respectively, for the same periods. Real estate loan net recoveries were $211,000 in 1995. In 1994, real estate loan net charge-offs were $29,000.

Table 12 summarizes the Company's allocation of the allowance for loan losses to each type of loan and information regarding the composition of the loan portfolio at the dates indicated.



SUMMARY OF LOAN LOSS EXPERIENCE                                 TABLE 11
(Dollars in thousands)

Year Ended December 31                                              1995     1994      1993      1992     1991
----------------------------------------------------------------------------------------------------------------
Allowance for loan losses
  Beginning balance.............................................. $  3,405 $  2,877  $  1,990 $   2,079 $  2,004
                                                                  -------- --------  -------- --------- --------
  Provision for loan loss expense................................      255      600     1,096     1,450    1,004
                                                                  -------- --------  -------- --------- --------
   Gross loan charge-offs:
    Commercial, financial and agricultural.......................        1       55         0       732      339
    Installment..................................................      156       95        74       139      347
    Real estate..................................................        9       77       321       790      456
                                                                  -------- --------  -------- --------- --------
     TOTAL CHARGE-OFFS...........................................     (166)    (227)     (395)   (1,661)  (1,142)
                                                                  -------- --------  -------- --------- --------

Recoveries:
    Commercial, financial and agricultural.......................       30       65        65        13       23
    Installment..................................................       56       42        99        95      133
    Real estate..................................................      220       48        22        14       57
                                                                  -------- --------  -------- --------- --------
     TOTAL RECOVERIES............................................      306      155       186       122      213
                                                                  -------- --------  -------- --------- --------

     ENDING BALANCE.............................................. $  3,800 $  3,405  $  2,877 $   1,990 $  2,079
                                                                  ======== ========  ======== ========= ========

Loans outstanding at end of year*................................ $252,685 $221,553  $194,820 $ 174,415 $157,216
Ratio of allowance for loan losses to loans outstanding at
  end of year....................................................     1.50%    1.54%     1.48%     1.14%   1.32%
Daily average loans outstanding*................................. $237,397 $206,059  $185,540 $ 166,605 $147,362
Ratio of net charge-offs to average loans outstanding............     (.06)%    .03%      .11%      .92%    .63%

* Net of unearned income

The allowance for loan losses represents management's estimate of an amount adequate in relation to the risk of future losses inherent in the loan portfolio. In its continuing evaluation of the allowance and its adequacy, management considers, among other factors, the Company's loan loss experience, the amount of past due and nonperforming loans, current and anticipated economic conditions, and the values of certain loan collateral, and other assets. The size of the allowance also reflects the large amount of permanent residential loans held by the Company whose historical charge-offs and delinquencies have been very satisfactory.

ALLOWANCE FOR LOAN LOSSES
(Dollars in thousands)                                  TABLE 12

                                  Allowance Amount
December 31             1995       1994        1993      1992     1991
-----------             ----       ----        ----      ----     ----
Commercial and
 financial loans...... $  364    $  777      $  298    $  316   $  291
Real estate loans.....  3,306     2,503       2,192     1,432    1,559
Installment loans.....    130       125         387       242      229
                       ------    ------      ------    ------   ------
  TOTAL............... $3,800    $3,405      $2,877    $1,990   $2,079
                       ======    ======      ======    ======   ======



                      Percent of Loans in Each Category to Total Loans
December 31             1995       1994        1993      1992     1991
-----------             ----       ----        ----      ----     ----

Commercial and
 financial loans......    9.7%      6.9%        8.3%     11.9%    16.2%
Real estate loans.....   79.2      81.4        79.6      74.9     81.4
Installment loans.....   11.1      11.7        12.1      13.2      2.4
                       ------    ------      ------    ------   ------
  TOTAL...............  100.0%    100.0%      100.0%    100.0%   100.0%
                       ======    ======      ======    ======   ======

It is the Company's policy to charge off loans in the current period in which a loss is considered probable. There are always risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of economy as well as conditions affecting individual borrowers, management's judgment of the allowance is necessarily approximate. It is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses in comparison to peer group companies identified by the regulatory agencies.

In assessing the adequacy of the allowance, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged off and to assess the risk characteristics of the portfolio in the aggregate. This review considers the judgments of management, and also those of bank regulatory agencies that review the loan portfolio as part of their regular examination process. An examination by the OCC during 1995 revealed no major differences in judgments or methodology related to the allowance for loan losses.

On December 31, 1994, the allowance for loan losses was $3,405,000, $528,000 higher than one year earlier. The ratio of the allowance for loan losses to net loans outstanding was 1.56 percent at December 31, 1994, compared to 1.50 percent at December 31, 1993.

For 1994, the Company had net charge-offs of $72,000 compared to $209,000 for the same period in 1993. Total commercial, financial and agricultural loan net (recoveries) were ($10,000) for 1994 versus ($65,000) for the comparable period in 1993. Total real estate net charge-offs were $29,000 in 1994 and $299,000 in 1993.

NONPERFORMING ASSETS
Table 13 summarizes nonperforming loans and other real estate owned at the dates indicated.

--------------------------------------------------------------------------------
NONPERFORMING ASSETS                                                    TABLE 13
(Dollars in thousands)

December 31                  1995        1994       1993         1992        1991
----------------------------------------------------------------------------------
Nonaccrual loans (1) ..   $  1,100    $    510    $  1,011    $  4,284    $  2,206
Other real estate
  owned ...............        663         687       2,046       1,721       1,179
                          --------    --------    --------    --------    --------
   TOTAL NONPER-
   FORMING ASSETS .....   $  1,763    $  1,197    $  3,057    $  6,005    $  3,385
                          ========    ========    ========    ========    ========


Amount of loans out-
  standing at end of
  year (2) ............   $252,685    $221,553    $194,820    $174,415    $140,276
Ratio of total non-
  performing assets to
  loans outstanding
  and other real estate
  owned at end of
  period ..............        .70%        .54%       1.55%       3.41%       2.39%
Ratio of total non-
  performing assets to
  total average assets         .36%        .27%        .74%       1.54%        .97%
Accruing loans past
  due 90 days or more .          0           0           0           1         107

--------------------------------------------------------------------------------

(1) Interest income that could have been recorded during 1995 related to nonaccrual loans was $53, none of which was included in interest income or net income. All nonaccrual loans were secured.

(2)  Net of unearned income.
-------------------------------------------------------------------------------

Nonperforming assets (other real estate owned and nonaccrual loans) at December 31, 1995, were $1,763,000 an increase of $416,000 or 34.96 percent from December 31, 1994. At December 31, 1995, the Company's ratio of nonperforming assets to loans outstanding plus other real estate owned was .70 percent, compared to .54 percent at December 31, 1994. The increase in nonperforming assets from December 31, 1994 to December 31, 1995 included decreases in net other real estate owned of $24,000 and increased nonaccrual loans of $590,000.

At December 31, 1995, the Company's ratio of nonperforming assets to loans outstanding plus other real estate owned was .54 percent, compared to 1.55 percent at December 31, 1993. The decrease in nonperforming assets from December 31, 1993 to December 31, 1994 included decreases in other real estate owned of $1,359,000 and decreased nonaccrual loans of $501,000.

Nonperforming assets are subject to changes in the economy, both nationally and locally, changes in monetary and fiscal policies, and changes in conditions affecting various borrowers from the Company's subsidiary bank. No assurance can be given that nonperforming assets will not in fact increase or otherwise change. A similar judgmental process is involved in the methodology used to estimate and establish the Company's allowance for loan losses.


INVESTMENT SECURITIES
YIELD, MATURITY AND MARKET VALUE
(DOLLARS IN THOUSANDS)
                                                                    ---------------------------------------------------------------
                                                                            U.S. Treasury
                                                                    and U.S. Government Agencies       Mortgage-Backed Securities
                                                                    ---------------------------------------------------------------
                                                                    Market    Carrying    Weighted    Market    Carrying   Weighted
December 31, 1995                                                   Value      Value       Yield      Value      Value       Yield
-----------------------------------------------------------------------------------------------------------------------------------
Maturity
  Within one year.............................................    $   12,639 $   12,639     7.50%   $        0 $        0     0.00%
  One to five years...........................................        40,084     40,084     6.20             0          0     0.00
  Five to ten years...........................................        63,659     63,659     7.15             0          0     0.00
  Over ten years and equity
   securities.................................................         4,989      4,989     7.77             0          0     0.00
  Mortgage-backed securities..................................             0          0     0.00        40,385     40,385     7.46
                                                                  ---------- ----------             ---------- ----------
     TOTAL VALUE..............................................    $  121,371 $  121,371     6.90%   $   40,385 $   40,385     7.46%
                                                                  ========== ==========             ========== ==========

December 31, 1994.............................................    $  102,981 $  103,547     6.46%   $   46,083 $   46,258     6.92%
                                                                  ========== ==========             ========== ==========
     TOTAL VALUE..............................................
-----------------------------------------------------------------------------------------------------------------------------------

(1)  On a tax-equivalent basis


                                         Securities Available For Sale             Securities Held to Maturity
                                      ----------------------------------------------------------------------------------------
                                                  Gross        Gross                             Gross       Gross
                                    Amortized   Unrealized   Unrealized   Market   Amortized   Unrealized  Unrealized   Market
December 31, 1995                     Cost       Gains        Losses       Value      Cost        Gains       Losses     Value
------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and U.S. Government
  Agencies.......................    $119,193    $ 2,531    $   353     $121,371   $      0    $     0      $     0    $     0
Mortgage-backed securities.......      39,651        882        148       40,385          0          0            0          0
Obligations of state and political
  subdivisions...................      62,260      3,057         11       65,306          0          0            0          0
Other securities.................       1,772         83          0        1,855          0          0            0          0
                                      -------    -------    -------     --------   --------    -------      -------    -------
  TOTAL..........................    $222,876    $ 6,553    $   512     $228,917   $      0    $     0      $     0    $     0
                                     ========    =======    =======     ========   ========    =======      =======    =======

                                                Grand Totals
                                    ----------------------------------
                                         Total     Total     Average
                                       Carrying    Market    Years to
December 31, 1995                       Value      Value    Maturity
-----------------------------------------------------------------------
U.S. Treasury and U.S. Government
  Agencies.......................    $121,371    $121,371     5.97
Mortgage-backed securities.......      40,385      40,385     6.24
Obligations of state and political
  subdivisions...................      65,306      65,306    11.23
Other securities.................       1,855       1,855     5.69
                                      -------    --------
  TOTAL..........................    $228,917    $228,917     7.56
                                      =======    ========  =======


                                         Securities Available For Sale             Securities Held to Maturity
                                      ----------------------------------------------------------------------------------------
                                                  Gross        Gross                             Gross       Gross
                                    Amortized  Unrealized   Unrealized   Market   Amortized   Unrealized  Unrealized   Market
December 31, 1994                     Cost       Gains        Losses      Value      Cost        Gains       Losses     Value
-------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and U.S. Government
  Agencies.......................     $96,175  $   265     $ 4,131    $ 92,309   $ 11,238     $     0     $   566     $10,672
Mortgage-backed securities
  Fixed..........................      36,940      105       1,843      35,202      1,893           0          70       1,823
  Adjustable.....................       3,374        0         441       2,933      6,230          19         124       6,125
Obligations of state and political
  subdivisions...................       5,863       80          47       5,896     50,365         795       2,721      48,439
Other securities.................       5,160       31         147       5,044        460           0           0         460
                                     --------  -------     -------    --------   --------     -------     -------     -------
  TOTAL..........................    $147,512  $   481     $ 6,609    $141,384   $ 70,186     $   814     $ 3,481     $67,519
                                     ========  =======     =======    ========   ========     =======     =======     =======



                                                Grand Totals
                                    ----------------------------------
                                         Total     Total     Average
                                       Carrying    Market    Years to
December 31, 1994                       Value      Value    Maturity
-----------------------------------------------------------------------
U.S. Treasury and U.S. Government
  Agencies.......................    $103,547    $102,981     4.83
Mortgage-backed securities.......
Obligations of state and political     37,095      37,025     3.91
  subdivisions...................       9,163       9,058     8.43
Other securities.................

  TOTAL..........................      56,261      54,335    10.36
                                        5,504       5,504     2.44
                                     --------     -------
                                     $211,570    $208,903     6.32
                                     ========    ========


                                         Securities Available For Sale             Securities Held to Maturity
                                      ----------------------------------------------------------------------------------------
                                                  Gross        Gross                             Gross       Gross
                                    Amortized   Unrealized   Unrealized   Market   Amortized   Unrealized  Unrealized   Market
December 31, 1993                     Cost       Gains        Losses       Value      Cost        Gains       Losses     Value
------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and U.S. Government
  Agencies.......................    $92,744    $ 3,538     $    68     $ 96,214  $  2,019     $     3     $     2    $ 2,020
Mortgage-backed securities
  Fixed..........................     42,465      1,401          45       43,821       708           6           0        714
  Adjustable.....................      4,972          1          11        4,962     6,141         310           0      6,451
Obligations of state and political
  subdivisions...................      6,348        493           0        6,841    43,127       2,925          57     45,995
Other securities.................      7,057        310           0        7,367       494           0           0        494
                                     -------    -------     -------     --------  --------     -------     -------    -------
  TOTAL..........................   $153,586    $ 5,743     $   124     $159,205  $ 52,489     $ 3,244     $    59    $55,674
                                    ========    =======     =======     ========  ========     =======     =======    =======

                                                Grand Totals
                                    ----------------------------------
                                         Total     Total     Average
                                       Carrying    Market    Years to
December 31, 1993                       Value      Value    Maturity
-----------------------------------------------------------------------
U.S. Treasury and U.S. Government
  Agencies.......................      $ 98,233   $98,234     4.14
Mortgage-backed securities.......
Obligations of state and political       44,529    44,535     5.73
  subdivisions...................        11,103    11,413     7.97
Other securities.................
                                         49,968    52,836    10.25
  TOTAL..........................         7,861     7,861     3.13
                                       --------   -------
                                       $211,694  $214,879     6.12
                                       ========  ========



                                                                                                                           TABLE 14

------------------------------------------------------------------------------------------------------------------------------------
Obligations of States and Political
          Subdivisions                                           Other                                         Total
------------------------------------------------------------------------------------------------------------------------------------
  Market    Carrying    Weighted                   Market     Carrying    Weighted                 Market     Carrying   Weighted
  Value      Value      Yield (1)                   Value       Value       Yield                  Value       Value      Yield
------------------------------------------------------------------------------------------------------------------------------------

$     258  $      258      17.53%                $        0   $       0      0.00%               $   12,897  $   12,897     7.70%
    1,789       1,789       9.36                          0           0      0.00                    41,873      41,873     6.34
   13,165      13,165       8.83                      1,083       1,083      9.31                    77,907      77,907     7.46

   50,094      50,094       8.03                        772         772      0.00                    55,855      55,855     8.01
        0           0       0.00                          0           0      0.00                    40,385      40,385     7.47
---------  ----------                            ----------   ---------                          ----------  ----------
$  65,306  $   65,306       8.26%                $    1,855   $   1,855      9.31%               $  228,917  $  228,917     7.40%
=========  ==========                            ==========   =========                          ==========  ==========

$  54,335  $   56,261       6.40%                $    5,504   $   5,504      7.15%               $  208,903  $  211,570     7.01%
=========  ==========                            ==========   =========                          ==========  ==========

------------------------------------------------------------------------------------------------------------------------------------

INVESTMENT SECURITIES

Information relating to yields, amortized cost, market values, and unrealized gains (losses) of the Company's investment securities is set forth in Table 14. The yield data is determined using the amortized cost of the securities.

Effective December 31, 1993, the Company adopted the investment categorization and carrying value rules as required by Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115 (FASB 115), Accounting for Certain Investments in Debt and Equity Securities. Under FASB 115, the Company classifies its investment securities as either available-for-sale or held-to-maturity or trading. Held-to-maturity investments are carried at amortized cost. Securities available-for-sale and trading are carried at market value.

In December 1995, the Company utilized the FASB guidance outlined in "Special Report - A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," and reclassified all its securities in held-to-maturity to available-for-sale. As of the transfer date, the amortized cost was $77,481,000 and market value was $80,807,000. Accordingly, there was an unrealized gross gain of $3,326,000 at transfer, which is included net of $1,252,000 tax as part of the separate component of shareholders' equity.

The Company has no securities classified as trading and currently has no plans to hold or acquire any securities for trading. For 1994, majority of securities classified as held-to-maturity (71.76 percent) are obligations of state and political subdivisions and are held for their after-tax yield. Other securities are classified as held-to-maturity based on an individual analysis. Securities that are classified as available-for-sale represent 69.68 percent of the total carrying value.

Average outstanding investment securities during the year increased by $6,761,000 to $219,025,000. The increase in average outstanding investment securities is related to an increase in deposits. The investment of these proceeds into investment securities was done after considering future projected liquidity needs and then current economic conditions. U.S. Treasury and Government agency securities with maturities from two to ten years were emphasized with the intent to hold these securities as available-for-sale. Also, the Company continued to reduced its position in mortgage-backed securities due to perceived market price sensitivity. The Company maintained its tax-exempt securities to maximize long-term tax-equivalent yields.The changes made to the investment securities portfolio increased the average yield from 7.01 percent at year end 1994 to 7.40 percent at year end 1995. This was primarily due to higher yield reinvestment opportunities.

The above-described transactions changed the composition of the investment securities portfolio during 1995. At December 31, 1995, 53.02 percent of the total carrying value of the $228,917,000 of the investment portfolio is comprised of U.S. Treasury and Government agency securities. This compares to
48.94 percent at December 31, 1994. In addition, 17.64 percent of total investment securities are represented by mortgage-backed securities compared to
21.78 percent at December 31, 1994.

The mortgage-backed securities consist of pass-through and collateralized mortgage obligations issued by governmental agencies, primarily the Governmental National Mortgage Association, and private issuers, primarily Federal National Mortgage Association, Inc. Approximately twenty percent of the mortgage-backed portfolio consisted of variable rate securities with the balance invested in fixed rate securities. The primary risk associated with these securities is interest rate risk; that is, how a change in interest rates influences the prepayments of the underlying mortgage obligations thereby affecting the actual yield to maturity on the mortgage-backed security and how such changes affect the market values of such securities. The investment policy of CBI states that mortgage-backed securities shall have a maximum average expected maturity of 15 years. A decreasing trend in interest rates would increase the market value and shorten the expected maturity of the portfolio due to the anticipated increase in prepayments of the underlying mortgage obligations. Conversely, an increasing trend in interest rates would have the opposite effect of decreasing the market value and lengthening the expected maturity of the portfolio.

The unrealized net appreciation of the portfolio at December 31, 1995, was $6,041,000. This represents 2.71 percent of amortized cost and 2.64 percent of carrying value as compared to unrealized net depreciation of 1.26 percent at December 31, 1994. For investment securities, the largest segment of unrealized loss at December 31, 1995, is represented by U.S. Treasury and Government agency securities ($353,000 or .15 percent of the carrying value of the entire portfolio). The largest segment of unrealized gain at December 31, 1995, is represented by obligations of state and political subdivisions ($3.1 million or 1.33 percent of the carrying value of the entire portfolio).

At December 31, 1995, the investment portfolio included $9,153,000 in structured note derivative financial instruments, which is 4.00 percent of the total carrying value. The derivative instruments are classified as available-for-sale and included as a component of investments securities on the balance sheet. Recognition and measurement policies for derivatives are the same as all investment securities. The Company maintains only one class of derivative instruments, structured notes, which were originally purchased for investment yield. Current objectives are to divest of any and all structured notes as the market allows while minimizing any loss on the sales. In January 1995, the Company sold two notes, reducing the total derivative instruments to $6,653,000.

DEPOSITS

Total deposits increased $35,499,000 or 8.53 percent to $451,598,000 at December 31, 1995, compared to one year earlier. As total deposits increased, the composition of deposit type changed. As interest rates increased, interest-bearing deposits and savings decreased while time deposits increased by a greater amount. According to the Florida Bankers' Association's Deposit Share Report as of September 30, 1995, the Company increased its market share of total IPC deposits in Lake County from 18.30 percent on December 31, 1994 to 18.71 percent on September 30, 1995.

MATURITY OF CERTIFICATES OF DEPOSIT
OF $100,000 OR MORE
(Dollars in thousands)                                                                         TABLE 15
-------------------------------------------------------------------------------------------------------
                                                             % OF                               % of
December 31                                1995             TOTAL              1994             Total
-------------------------------------------------------------------------------------------------------
Maturity Group:
         Under 3 months             $        9,309            25.9%    $         8,120            27.2%
         3 to 6 months                       4,250            11.8               3,404            11.4
         6 to 12 months                     10,562            29.3               6,476            21.7
         Over 12 months                     11,881            33.0              11,884            39.7
                                    --------------   -------------     ---------------   -------------
                  TOTAL             $       36,002           100.0%    $        29,884           100.0%
                                    ==============   =============     ===============   =============



Time deposits increased $54,648,000 or 27.73 percent to $251,746,000 at December 31, 1995. Jumbo CDs increased $6,118,000 or 21.48 percent to $36,002,000.

Savings deposits (including money market deposit accounts) totalled $92,244,000 at December 31, 1995, $22,163,000 or 19.37 percent less than at December 31, 1994. An increase of $5,011,000 or 11.68 percent to $47,926,000 occurred in noninterest-bearing demand deposits. Interest-bearing demand and NOW accounts decreased $10,373,000 or 14.81 percent to $59,683,000. The decline in savings deposits is partly attributed to declining interest rates paid on deposits. Total time deposits increased as interest-bearing deposits and savings decreased, due in part to product repricing.

Average noninterest-bearing demand deposits comprised 8.48 percent of average deposits for the year ended December 31, 1995, compared to 10.31 percent for the same period one year earlier.

INTEREST RATE SENSITIVITY

Interest rate movements and deregulation of interest rates have made managing the Company's interest rate sensitivity increasingly important. The Company's Assets/Liability Management Committee is responsible for managing the Company's exposure to changes in market interest rates. This committee attempts to maintain stable net interest margins by generally matching the volume of assets and liabilities maturing, or subject to repricing, and by adjusting rates to market conditions and changing interest rates.

---------------------------------------------------------------------------------
INTEREST RATE SENSITIVITY ANALYSIS (1)
(Dollars in thousands)
                                                                         TABLE 16


                             0-3      4-12        1-5      Over 5
December 31, 1995          Months    Months      Years     Years       Total
--------------------------------------------------------------------------------
Federal funds sold
  and other short-
  term investments         $ 7,392                                   $   7,392
Investment securi-
  ties (2)......            11,269   $ 21,856  $ 43,661   $146,090     222,876
Loans (3).......            69,562    104,063    65,613     13,446     252,684
                         ---------   --------  --------   --------    --------
Earning assets (3)          88,223    125,919   109,274    159,536     482,952
                         ---------   --------  --------   --------   ---------

Savings deposits           151,927                                     151,927
Certificates of
  deposit.......            61,818    112,759    76,653        515     251,745
Federal funds purchased
  and other short-term
  borrowings....             8,498                                      8,498
                         ---------   --------  --------   --------   --------
Interest-bearing
  liabilities...           222,243    112,759    76,653        515     412,170
Interest sensitivity
  gap...........          (134,020)    13,160    32,621    159,021      70,782
Cumulative gap..          (134,020)  (120,860)  (88,239)    70,782
Cumulative gap to
  earnings assets (%)        (27.8%)    (25.0%)   (18.3%)    (14.7%)

Earnings assets to
  interest-bearing
  liabilities...              39.7%     111.7%    142.6%   30977.5%

--------------------------------------------------------------------------------
(1) The repricing dates may differ from maturity dates for certain assets due to repayment assumptions.

(2)  Investment securities are stated at amortized cost.


Interest rate exposure is managed by monitoring the relationship between earning assets and interest-bearing liabilities, focusing primarily on those that are rate-sensitive. Rate-sensitive assets and liabilities are those that reprice at market interest rates within a relatively short period, defined here as one year or less. The difference between rate-sensitive assets and rate-sensitive liabilities represents the Company's interest sensitivity gap, which may be either positive (assets exceed liabilities) or negative (liabilities exceed assets).

On December 31, 1995, the Company had a negative gap position based on contractual maturities and prepayment assumptions for the next twelve months with a negative interest rate sensitivity gap as a percent of total earning assets of 25.0 percent. This means that the Company's assets reprice more slowly than its deposits. In a declining interest rate environment, the cost of the Company's deposits and other liabilities may be expected to fall faster than the interest received on its earnings assets, thus increasing the net interest spread. If interest rates generally increase, the negative gap means that the interest received on earning assets may be expected to increase more slowly than the interest paid on the Company's liabilities, therefore decreasing the net interest spread.

Management feels that an immediate increase in interest rates of 1 percent would negatively impact Net Interest Margins by 7 basis points (7 one-hundredths of one percent). Management monitors the gap position on an ongoing basis to keep interest rate risk within levels acceptable to the Company.

LIQUIDITY MANAGEMENT

The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses the Company's ability to meet deposit withdrawals either on demand or at contractual maturity and to make new loans and investments as opportunities arise.

Contractual maturities for assets and liabilities are reviewed to meet current and future liquidity requirements. Sources of liquidity, both anticipated and unanticipated, are maintained through a portfolio of high-quality marketable assets, such as residential mortgage loans, investment securities, and federal funds sold. The Company has access to federal funds lines of credit and is able to provide short-term financing of its activities by selling, under agreement to repurchase, U.S. Treasury and Government agency securities (including certain mortgage-backed securities) not pledged to secure public deposits or trust funds. At December 31, 1995, the Company had available federal funds lines of credit of $8,500,000. At December 31, 1995, the Company had $102,700,000 U.S. Treasury and Government agency securities not pledged and available for sale under repurchase agreements. At December 31, 1994, the amount of securities available and unpledged was $208,859,000.

Liquidity, as measured in the form of cash and cash equivalents, totalled $25,225,000 at December 31, 1995. At December 31, 1994, cash and cash equivalents totalled $17,153,000. Cash and cash equivalents vary with seasonal deposit movements and are generally higher in the winter than in the summer, and vary with the level of principal repayments occurring in the Company's investment securities portfolio and loan portfolio.

As is typical of financial institutions, cash flows from investing (primarily in loans and securities) and from financing (primarily through deposit generation and short-term borrowings) are greatly in excess of cash flows from operations. In 1995, the cash flow from operations of $9,648,000 was 30.65 percent higher than during the same period of 1994. Cash flows from investing and financing activities reflect the increase in securities, loans and deposit balances experienced in 1995. In 1994, cash flows from operations of $7,385,000 were
17.07 percent higher than in 1993.

CONTINGENCIES AND LEGAL MATTERS

The Company is involved in no litigation individually or in the aggregate that is reasonably likely to have a material adverse effect on its financial condition. A lawsuit filed against the Company involving the Bank's Trust Department was settled in 1993 and all expenses related thereto were accrued in 1992.

Two other suits involving the Trust Department were settled in 1992 resulting in increased legal fees and other expense in 1993 that did not recur in 1994. Accordingly, these expenses decreased significantly in 1994.

EFFECTS OF INFLATION AND CHANGING INTEREST RATES

The financial statements presented herein were prepared in accordance with generally accepted accounting principles and do not attempt to consider changes in the relative value of money due to inflation over a period of time.

Changing property values, in an economy that is still struggling towards recovery could have a negative impact on the value of real estate owned by the Company acquired through foreclosure as well as real estate securing the Company's loans. Accordingly, management conducts an ongoing review of the property owned through foreclosure and the property values securing delinquent loans and will write down or reserve for marginal equity positions as deemed necessary.

Interest rates have a greater impact on a financial institutions performance than the general levels of inflation and asset/liability analysis will continue in order to quantify and maintain interest rate risks within levels acceptable to the Company.

FASB 107 DISCLOSURES ABOUT FAIR VALUES OF
FINANCIAL INSTRUMENTS

The Company has calculated and reported the fair value of its financial instruments in accordance with the Statement of Financial Accounting Standards No. 107. While market value information has been reported for its investment securities portfolio in prior years based on quoted market prices, this statement also requires the estimating of fair values for financial instruments with no quoted market prices. For most instruments with no quoted market values, there are a variety of judgments which must be applied with a wide variation in reported results. Management has followed the requirements of the statement and used an acceptable method to estimate fair value for these instruments. However, various other values could result if different assumptions were used. Therefore, management believes it is not relevant and potentially misleading to compare the amount of appreciation or depreciation of financial instruments with no quoted values to any other financial institution.

Although the statement does not prohibit estimating and reporting the fair value of deposits, management has elected not to estimate a value for its core deposit portfolio because of reliability and comparability issues.

EFFECTS OF ACCOUNTING CHANGES

In April 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting For the Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed. The statement requires an impairment loss to be recognized when the aggregate of estimated future cash inflows to be generated by an assets are less than the asset's carrying value. The statement is effective for years beginning after December 15, 1995. Management has not determined the effect of this statement on future financial statements, but anticipates it to be immaterial.

In May 1995, the Financial Accounting Standards Board issued Statement No. 122, Accounting for Mortgage Servicing Rights. The statement requires that an enterprise engaging in mortgage banking activities recognize as separate assets rights to service mortgage loans for others. Currently, CBI does not engage in servicing loans for others and therefore this statement will have no effect on its financial statements.

In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation. The statement requires that transactions with other than employees in which goods or services are acquired by issuing equity instruments are accounted for using the value of the instrument issued. This Statement also requires that stock-based employee compensation arrangements be accounted for either by applying the value method or the intrinsic value method in Opinion 25 of the Accounting Principles Board (which allows for disclosure only, rather than recognition of certain employee compensation arrangements). This Statement applies to transactions entered into after October 15, 1995. Management has not determined the effect of this Statement on future financial statements, but anticipates it to be immaterial.

CURRENT DEVELOPMENTS:

DIVIDENDS

In January 1996, the Company changed its policy on dividend payments. Dividends will be paid on a quarterly basis rather than annually. The Board approved a $.12 dividend per share payable on April 1, 1996 to shareholders of record on March 1, 1996. On an annualized basis, this represents a 9.09 percent increase over the $.44 annual dividend declared in 1995 and paid on January 2, 1996.

BRANCH OPENINGS

During 1995, the Company opened two new branches, bringing the total number of locations to thirteen. Both branches are located in Marion County, Florida. The Company constructed a building for the Spruce Creek Branch and is leasing space in the Cascades Office Complex for the Ocala Branch.


                                                 SELECTED  QUARTERLY  INFORMATION
------------------------------------------------------------------------------------------------------------------------------------
                                    Consolidated Quarterly Average Balances, Yields and Rate(1)

(Dollars in thousands)                                                        1995 Quarters
------------------------------------------------------------------------------------------------------------------------------------
                                                FOURTH                  Third                  Second                  First
------------------------------------------------------------------------------------------------------------------------------------
                                          AVERAGE     YIELD/      Average    Yield/      Average     Yield/     Average     Yield/
                                          BALANCE      RATE       Balance     Rate       Balance      Rate      Balance      Rate
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
  Earnings assets:
   Investment securities:
     Taxable........................    $  168,321     7.03%   $   171,303     7.06%   $  170,616     7.15%   $  165,276     7.16%
     Nontaxable.....................        50,970     8.77         46,082     9.02        46,767     9.13        47,866     9.15
                                        ----------             -----------             ----------             ----------
     TOTAL INVESTMENT SECURITIES....       219,291     7.44        217,385     7.48       217,383     7.57       213,142     7.22
   Federal funds sold and other short-
     term investments...............        16,458     5.98         15,698     5.86        15,326     4.33         8,308     4.91
   Loans, net (2)...................       249,538     9.23        240,763     9.27       233,166     9.58       224,637     8.91
                                        ----------             -----------             ----------             ----------
     TOTAL EARNINGS ASSETS..........       485,287     8.30        473,846     8.34       465,875     8.27       446,087     8.11
Allowance for loan losses...........        (3,801)                 (3,556)                (3,463)                (3,413)
Cash and due from banks.............        13,728                  12,861                 12,933                 13,644
Bank premises and equipment.........         8,798                   8,152                  7,852                  7,783
Other assets........................         7,034                   7,282                  7,306                  7,143
                                        ----------             -----------             ----------             ----------
     TOTAL ASSETS...................       511,046                 498,585                490,503                471,244
                                        ==========             ===========             ==========             ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing demand...........        60,208     2.16         60,198     2.13        60,647     2.13        61,184     2.20
  Savings and money market..........        98,813     2.74         98,692     2.73       100,743     2.68       109,702     2.63
  Time deposits.....................       248,954     5.70        244,887     5.76       236,044     5.74       212,248     5.31
  Federal funds purchased and securities
   sold under agreement to
   repurchase.......................         8,789     5.19          7,505     5.44         6,934     5.36         5,302     5.05
                                        ----------             -----------             ----------             ----------
     TOTAL INTEREST-BEARING LIABILITIES    416,764     4.48        411,282     4.49       404,368     4.43       388,436     4.06
Demand deposits:
  Noninterest-bearing...............        39,899                  37,832                 38,111                 37,391
Other liabilities...................         5,934                   5,020                  4,305                  4,377
                                        ----------             -----------             ----------             ----------
     TOTAL LIABILITIES..............       462,597                 454,134                446,784                430,204
Shareholders' equity................        48,449                  44,451                 43,719                 41,040
                                        ----------             -----------             ----------             ----------
     TOTAL LIABILITIES

     SHAREHOLDERS' EQUITY...........    $  511,046             $   498,585             $  490,503             $  471,244
                                        ==========             ===========             ==========             ==========

Interest expense as % of earning assets                3.84                    3.90                   3.85                   3.54
Net interest income/yield on earnings                  4.46%                   4.44%                  4.43%                  4.57%
  assets............................

(1)  The tax equivalent adjustment is based on a 34% tax rate.

(2) Nonaccrual loans are included in loan balances. Fees on loans have been included in interest on loans.



                                                 SELECTED  QUARTERLY  INFORMATION
------------------------------------------------------------------------------------------------------------------------------------
                                    Consolidated Quarterly Average Balances, Yields and Rate(1)

(Dollars in thousands)                                                        1994 Quarters
------------------------------------------------------------------------------------------------------------------------------------
                                                FOURTH                  Third                  Second                  First
------------------------------------------------------------------------------------------------------------------------------------
                                          AVERAGE     YIELD/      Average    Yield/      Average     Yield/     Average     Yield/
                                          BALANCE      RATE       Balance     Rate       Balance      Rate      Balance      Rate
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
  Earnings assets:
   Investment securities:
     Taxable........................    $  167,777     6.87%   $   168,517     6.73%   $  169,166     6.73%   $  166,116     6.67%
     Nontaxable.....................        46,325     9.29         44,878     9.97        44,196     9.07        41,890     9.63
                                        ----------             -----------             ----------             ----------
     TOTAL INVESTMENT SECURITIES....       214,102     7.39        213,395     7.41       213,362     7.22       208,006     7.27
   Federal funds sold and other short-
     term investments...............         6,175     5.18          5,982     4.48         6,261     3.83         6,363     3.11
   Loans, net (2)...................       217,830     8.73        209,607     8.43       200,180     8.62       197,982     7.75
                                        ----------             -----------             ----------             ----------
     TOTAL EARNINGS ASSETS..........       438,107     8.03        428,984     7.87       419,803     7.83       412,351     7.41
Allowance for loan losses...........        (3,363)                (3,220)                 (3,074)                (2,929)
Cash and due from banks.............        13,651                  12,981                 13,950                 13,984
Bank premises and equipment.........         7,885                   8,054                  8,221                  8,033
Other assets........................         6,901                   6,765                  7,577                  7,676
                                        ----------             -----------             ----------             ----------
     TOTAL ASSETS...................       463,181                 453,564                446,477                439,115
                                        ==========             ===========             ==========             ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing demand...........        59,080     2.05         58,032     2.03        59,013     1.92        57,909     1.95
  Savings and money market..........       117,905     2.67        122,063     2.61       123,655     2.47       123,534     2.41
  Time deposits.....................       195,049     4.97        186,187     4.75       177,559     4.47       171,924     4.39
  Federal funds purchased and securities
   sold under agreement to
   repurchase.......................         4,508     4.44          4,022     3.88         4,054     3.45         5,466     2.56
                                        ----------             -----------             ----------             ----------
     TOTAL INTEREST-BEARING LIABILITIES    376,542     3.79        370,304     3.61       364,281     3.37       358,833     3.29
Demand deposits:
  Noninterest-bearing...............        42,943                  41,260                 42,019                 40,495
Other liabilities...................         3,607                   2,710                  2,754                  3,333
                                        ----------             -----------             ----------             ----------
     TOTAL LIABILITIES..............       423,092                 414,274                409,054                402,661
Shareholders' equity................        40,089                  39,290                 37,423                 36,454
                                        ----------             -----------             ----------             ----------
     TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY...........    $  463,181             $   453,564             $  446,477             $  439,115
                                        ==========             ===========             ==========             ==========

Interest expense as % of earning assets                3.25                    3.12                   2.92                   2.86
Net interest income/yield on earnings                  4.77%                   4.73%                  4.92%                  4.56%
  assets............................
------------------------------------------------------------------------------------------------------------------------------------

(1)  The tax equivalent adjustment is based on a 34% tax rate.

(2) Nonaccrual loans are included in loan balances. Fees on loans have been included in interest on loans.


                                                  SELECTED QUARTERLY INFORMATION
------------------------------------------------------------------------------------------------------------------------------------
                                            Quarterly Consolidated Income Statement (1)

                                                                  1995 Quarters                             1994 Quarters
                                                     --------------------------------------    -------------------------------------
(Dollars in thousands except per share data)          FOURTH   Third      Second  First         Fourth     Third    Second  First
------------------------------------------------------------------------------------------------------------------------------------
Net interest income:
  Interest income................................    $ 10,075  $  9,874  $  9,636  $  9,044   $  8,793  $  8,413  $  8,226  $ 7,650
  Interest expense...............................      (4,664)   (4,620)   (4,479)   (3,943)    (3,564)   (3,342)   (3,062)  (2,950)
                                                     --------  --------  --------  --------    --------  --------  -------   ------
  Net interest income............................       5,411     5,254     5,157     5,101      5,229     5,071     5,164    4,700
                                                     --------  --------  --------  --------    --------  --------  -------   ------
Provision for loan losses........................           0      (130)      (95)      (30)       (77)     (201)     (172)    (150)
                                                     --------  --------  --------  --------    --------  --------  -------   ------

Noninterest income:

  Service charges on deposit accounts............         465       416       375       377        382       383       359      369
  Trust income...................................         213       212       202       215        177       174       156      209
  Other income...................................          15        88        95       196        127       117        94      118
  Investment securities gains (losses)...........        (103)       41        18       (15)       (44)        0      (178)      54
                                                     --------  --------  --------  --------    --------  --------  -------   ------

  Total noninterest income.......................         590       757       690       773        642       674       431      750
                                                     --------  --------  --------  --------    --------  --------  -------   ------
Noninterest expenses:
  Salaries and employee benefits.................       1,425     1,654     1,620     1,607      1,542     1,536     1,545    1,525
  Occupancy expense..............................         325       214       443       341        355       317       232      357
  Equipment expense..............................         290       243       254       259        253       244       274      233
  Stationery and supplies........................         116        99        97        83        132        87       113       77
  Advertising....................................          96        92        85        88        102        64        70       63
  Insurance, including regulatory assessments....          40        (8)      240       240        248       233       253      238
  Postage........................................          70        65        64        73         54        56        62       57
  Taxes (2)......................................          67        70        79        67         54        20        73       69
  Directors' fees................................          75        73        72        71         67        71        73       71
  Trust department expense.......................          31        42        28        36         31        44        26       35
  Other expense..................................         464       354       125       334        348       280       193      351
                                                     --------  --------  --------  --------    --------  --------  -------   ------
  Total noninterest expenses.....................      (2,999)   (2,898)   (3,107)   (3,199)    (3,186)   (2,952)   (2,914)  (3,076)
                                                     --------  --------  --------  --------    --------  --------  -------   ------

Income before income taxes.......................       3,002     2,983     2,645     2,645      2,608     2,592     2,509    2,224
Provision for income taxes.......................        (975)   (1,087)     (973)   (1,026)      (966)     (945)     (920)    (812)
                                                     --------  --------  --------  --------    --------  --------  -------   ------

Net income ......................................    $  2,027  $  1,896  $  1,672  $  1,619   $  1,642  $  1,647     1,589  $ 1,412
                                                     ========  ========  ========  ========   ========  ========  ========  =======


PER SHARE DATA

  Net income before cumulative effect of a change
    in accounting principle......................         .45       .43       .37       .36        .37       .37       .35      .32
                                                     ========  ========  ========   =======    =======   =======  ========  =======

  Cash dividends declared on common stock........    $    .40  $    .00  $    .00   $   .00    $   .32   $   .00  $    .00  $   .00
  Market price of common stock at end of period (3)  $  19.00  $  19.50  $  18.00   $ 16.00    $ 16.00   $ 16.25  $  14.00  $ 12.88

(1)  The tax equivalent adjustment is based on a 34% tax rate.
(2)  Taxes other than payroll, real estate and income taxes.
(3)  Based on quoted market price at quarter end without regard to shares issued to effect the merger of April 19, 1996.

                           ACCOUNTANTS' REVIEW REPORT

Board of Directors
Citi-Bancshares, Inc. and Subsidiary
Leesburg, Florida

We have reviewed the condensed consolidated balance sheets of Citi-Bancshares, Inc. and its subsidiary as of September 30, 1996 and 1995, and the related condensed consolidated statements of income for the three-month and nine-month periods ended September 30, 1996 and 1995, and the condensed consolidated statements of changes in stockholders' equity for the nine months ended September 30, 1996, and the condensed consolidated statements of cash flows for the nine-month periods ended September 30, 1996 and 1995. These financial statements are the responsibility of Citi-Bancshares, Inc. and its subsidiary's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended (not presented herein) and, in our report dated February 1, 1996, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1995, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


October 7, 1996
Gainesville, Florida

                     CONDENSED CONSOLIDATED BALANCE SHEETS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                 (IN THOUSANDS)

                                     ASSETS

                                                       (UNAUDITED)          (AUDITED)          (UNAUDITED)
                                                       MONTH END AS        YEAR END AS        MONTH END AS
                                                        OF 9/30/96         OF 12/31/95         OF 9/30/95
                                                    ------------------  -----------------   -----------------
Cash and Demand Deposits Due From Banks             $           17,606  $          17,833   $          16,946
Investment Securities (Market Value 9/30/96 -
  $202,535; 12/31/95 - $228,916; 9/30/95 -
  $217,723)                                                    202,535            228,916             215,284
Federal Funds Sold                                               4,135              7,392               9,410
Loan Receivables                                               287,009            253,510             246,655
Less:  Unearned Income                                            (614)              (826)               (906)
       Allowance For Loan Losses                                (3,949)            (3,800)             (3,637)
                                                    ------------------  -----------------   -----------------
Loan Receivables, Net                                          282,446            248,884             242,112
Real Estate Owned                                                  528                663                 613
Premises and Equipment, Net                                      9,941              9,285               8,311
Accrued Interest Receivable                                      5,078              4,515               4,587
Other Assets                                                     2,096              1,986               2,166
                                                    ------------------  -----------------   -----------------
TOTAL ASSETS                                                   524,365            519,474             499,429
                                                    ==================  =================   =================

                                                LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits:
     Noninterest-Bearing                                        45,971             47,929              41,581
     Interest-Bearing                                          412,650            403,669             397,679
                                                    ------------------  -----------------   -----------------
  Total Deposits                                               458,621            451,598             439,260
                                                    ------------------  -----------------   -----------------
  Federal Funds Purchased and Securities Sold
     Under Agreements to Repurchase                              9,105              8,498               7,834
  Accrued Interest Payable                                       3,542              4,180               4,029
  Other Liabilities                                              1,053              4,314                 972
                                                    ------------------  -----------------   -----------------
TOTAL LIABILITIES                                              472,321            468,590             452,095
                                                    ------------------  -----------------   -----------------
STOCKHOLDERS' EQUITY
  Common Stock - Par Value $.01 Per Share;
     Authorized 10,000,000 Shares; Issued
     4,609,402 Shares                                               46                 46                  46
  Capital Surplus                                               15,309             15,052              15,052
  Retained Earnings                                             37,145             32,759              32,504
  Less:  Treasury Stock at Cost (136,988
     Shares)                                                      (792)              (792)               (792)
  Unrealized Gains on Certain Securities                           336              3,819                 524
                                                    ------------------  -----------------   -----------------
TOTAL STOCKHOLDERS' EQUITY                                      52,044             50,884              47,334
                                                    ------------------  -----------------   -----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $          524,365  $         519,474   $         499,429
                                                    ==================  =================   =================

                            See accompanying notes.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                        NINE MONTHS ENDED             THREE MONTHS ENDED
                                                          SEPTEMBER 30,                  SEPTEMBER 30,
                                                  -----------------------------   ---------------------------
                                                        1996          1995            1996           1995
                                                  --------------  -------------   ------------  -------------
INTEREST INCOME
  Loans, Including Fees                           $       17,554  $      15,942   $      6,085  $       5,582
                                                  --------------  -------------   ------------  -------------
  Investment Securities:
     Taxable                                               8,052          8,825          2,501          3,024
     Exempt From Federal Income Taxes                      2,653          2,113            904            686
                                                  --------------  -------------   ------------  -------------
  Total Investment Securities                             10,705         10,938          3,405          3,710
  Federal Funds Sold                                         372            581            149            230
                                                  --------------  -------------   ------------  -------------
TOTAL INTEREST INCOME                                     28,631         27,461          9,639          9,522
                                                  --------------  -------------   ------------  -------------
INTEREST EXPENSE
  Deposits                                                13,228         12,779          4,440          4,522
  Securities Sold Under Repurchase
     Agreements                                              300            263            107             98
                                                  --------------  -------------   ------------  -------------
TOTAL INTEREST EXPENSE                                    13,528         13,042          4,547          4,620
                                                  --------------  -------------   ------------  -------------
NET INTEREST INCOME                                       15,103         14,419          5,092          4,902
PROVISION FOR LOAN LOSSES                                    200            255            150            130
                                                  --------------  -------------   ------------  -------------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                         14,903         14,164          4,942          4,772
                                                  --------------  -------------   ------------  -------------
NONINTEREST INCOME
  Investment Securities Gains                                 24             29             35             26
  Service Charges on Deposit Accounts                      1,571          1,175            509            416
  Trust Income                                               700            629            236            212
  Other Income                                               368            293            104            104
                                                  --------------  -------------   ------------  -------------
TOTAL NONINTEREST INCOME                                   2,663          2,126            884            758
                                                  --------------  -------------   ------------  -------------
NONINTEREST EXPENSE
  Salaries and Employee Benefits                           5,043          4,881          1,760          1,654
  Occupancy Expense                                          940            998            320            325
  Equipment Expense                                          906            756            321            243
  Other Expenses                                           2,552          2,568            740            681
                                                  --------------  -------------   ------------  -------------
TOTAL NONINTEREST EXPENSE                                  9,441          9,203          3,141          2,903
                                                  --------------  -------------   ------------  -------------
INCOME BEFORE INCOME TAXES                                 8,125          7,087          2,685          2,627
PROVISION FOR INCOME TAXES                                 2,179          1,908            711            734
                                                  --------------  -------------   ------------  -------------
NET INCOME                                        $        5,946  $       5,179   $      1,974  $       1,893
                                                  ==============  =============   ============  =============

EARNINGS PER COMMON SHARE AND COMMON
  SHARE EQUIVALENT                                $         1.33  $        1.16   $        .44  $         .42
                                                  ==============  =============   ============  =============

AVERAGE NUMBER OF SHARES                                   4,484          4,482          4,486          4,483
                                                  ==============  =============   ============  =============


                            See accompanying notes.

      CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                 (IN THOUSANDS)


                                                                                                           UNREALIZED
                                                                                                         GAINS (LOSSES)
                                      COMMON           CAPITAL          RETAINED           TREASURY        ON CERTAIN
                                       STOCK           SURPLUS          EARNINGS             STOCK         SECURITIES      TOTAL
                                      ------         ----------        -----------        ----------       -----------  ----------

BALANCES, DECEMBER 31, 1994
  (AUDITED)                           $    42        $   11,208        $    27,338        $     (792)      $ (3,820)     $  33,976
  Common Stock Issued For Pooled
    Bank Acquired April 16,
    1996                                    4             3,844                (12)                0            (80)         3,756
                                      -------        ----------        -----------        ----------       --------      ---------
BALANCES, DECEMBER 31, 1994,
  AFTER STOCK ISSUED FOR POOLED
  BANK                                     46            15,052             27,326              (792)        (3,900)        37,732
  Net Income                                0                 0              7,214                 0              0          7,214
  Cash Dividends Declared ($.44
    Per Share)                              0                 0             (1,781)                0              0         (1,781)
  Unrealized Gains on Certain
    Securities                              0                 0                  0                 0          7,719          7,719
                                      -------        ----------        -----------        ----------       --------      ---------

BALANCES, DECEMBER 31, 1995                46            15,052             32,759              (792)         3,819         50,884
  Net Income                                0                 0              5,946                 0              0          5,946
  Cash Dividends Declared ($.12
    Per Share Per Quarter)                  0                 0             (1,560)                0              0         (1,560)
  Pre-Merger Options Exercised For
    Stock of Acquired Company               0               181                  0                 0              0            181
  Stock Options Grants                      0                76                  0                 0              0             76
  Unrealized (Loss) on Certain
    Securities                              0                 0                  0                 0         (3,483)        (3,483)

                                      -------        ----------        -----------        ----------       --------      ---------

BALANCES, SEPTEMBER 30, 1996          $    46        $   15,309        $    37,145        $     (792)      $    336      $  52,044
                                      =======        ==========        ===========        ==========       ========      =========


                            See accompanying notes.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                      NINE MONTHS ENDED
                                                                                        SEPTEMBER 30,
                                                                                -----------------------------
                                                                                     1996           1995
                                                                                -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                                                                   $       5,946   $       5,179
   Adjustments to Reconcile Net Income to Net Cash
     Provided By Operating Activities:
       Provision For Loan Losses                                                          200             255
       Depreciation                                                                       653             544
       Loss on Fixed Asset Disposal                                                       157               0
       Net Amortization/(Accretion) of Discount on Investments                            145            (327)
       (Gain) on Sale of Land                                                            (194)              0
       (Gain) on Sale of Investments and Real Estate Owned                                (28)            (30)
       Net Amortization of Deferred Loan Fees                                            (357)           (143)
       (Increase) in Accrued Interest Receivable                                         (563)           (455)
       (Decrease) Increase in Accrued Interest Payable                                   (638)          1,599
       Other                                                                               24             590
                                                                                -------------   -------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                               5,345           7,212
                                                                                -------------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds From Sales of Investment Securities                                        59,474          65,151
   Proceeds From Maturities of Investment Securities                                    9,792          21,120
   Purchases of Investment Securities                                                 (48,511)        (82,767)
   Net (Increase) in Loan Receivables                                                 (33,548)        (24,104)
   Proceeds From Sale of Real Estate Owned                                                278             102
   Proceeds From Sale of Land                                                             296               0
   Purchases of Premises and Equipment                                                 (1,568)         (1,027)
                                                                                -------------   -------------
NET CASH (USED IN) INVESTING ACTIVITIES                                               (13,787)        (21,525)
                                                                                -------------   -------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Pre-Merger Stock Activity of Acquired Company                                          181             810
   Net Increase in Demand Deposits, NOW Accounts,
     and Savings Accounts                                                                 836             593
   Net Increase in Certificates of Deposit                                              6,187          22,569
   Net Increase in Federal Funds Purchased and
     Securities Sold Under Agreements to Repurchase                                       607             961
   Dividends Paid                                                                      (2,853)         (1,417)
                                                                                -------------   -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                               4,958          23,516
                                                                                -------------   -------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                   (3,484)          9,203
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                         25,225          17,153
                                                                                -------------   -------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                        $      21,741   $      26,356
                                                                                =============   =============

                            See accompanying notes.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                  (UNAUDITED)
                                 (IN THOUSANDS)
                                  (CONCLUDED)

                                                                                      NINE MONTHS ENDED
                                                                                        SEPTEMBER 30,
                                                                                -----------------------------
                                                                                     1996           1995
                                                                                -------------   -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
-------------------------------------------------

   CASH AND CASH EQUIVALENTS
     Cash and Demand Deposits Due From Banks                                    $      17,606   $      16,946
     Federal Funds Sold                                                                 4,135           9,410
                                                                                -------------   -------------
   TOTAL CASH AND CASH EQUIVALENTS                                              $      21,741   $      26,356
                                                                                =============   =============


   INTEREST PAID                                                                $      14,166   $      11,444
                                                                                =============   =============


   INCOME TAXES PAID                                                            $       1,981   $       1,476
                                                                                =============   =============


DISPOSAL OF PREMISES AND EQUIPMENT
----------------------------------

   Cost Basis                                                                   $         921   $           2
   (Accumulated Depreciation)                                                            (764)              0
                                                                                -------------   -------------
   TOTAL                                                                        $         157   $           2
                                                                                =============   =============


GAIN ON LAND SALE
-----------------

   Proceeds Received                                                            $         296   $           0
   Cost Basis                                                                            (102)              0
                                                                                -------------   -------------
   GAIN                                                                         $         194   $           0
                                                                                =============   =============


                            See accompanying notes.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA


NOTE 1 -     SIGNIFICANT ACCOUNTING POLICIES

             The accounting and reporting policies of Citi-Bancshares, Inc. (the Company) and its subsidiary conform to generally accepted accounting principles and to predominant practices within the banking industry.

             In the opinion of the Company's management, all adjustments necessary to present fairly the financial position as of September 30, 1996, and the results of operations and cash flows for the period then ended have been included and are of a normal and recurring nature.

             Certain amounts for 1996 and 1995 were reclassified to conform with statement presentation for September 30, 1996. These reclassifications have no effect on stockholders' equity or net income as previously reported.

NOTE 2 -     INCOME TAXES

             Federal and state income taxes are provided on income reported for financial statement purposes and include both current and deferred income tax expense. Current income tax expense is recorded to reflect income taxes based upon the tax returns filed with the appropriate taxing agencies. Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at year end. The change in deferred taxes attributable to the carrying value of investments categorized as "available-for-sale" is recognized as a change in stockholders' equity. The change in deferred income taxes attributable to all other timing differences is recognized as deferred income tax expense or benefit. The tax benefit related to operating loss and tax credit carryforwards, if any, are recognized if management believes, based on available evidence, that it is more likely than not that they will be realized. Investment tax credits, if any, are accounted for using the flow-through method.

             The Company files consolidated federal and state income tax returns with its subsidiary, Citizens National Bank of Leesburg. Federal and state income taxes are allocated between the Company and its subsidiary in proportion to the respective contributions in consolidated taxable income.

NOTE 3 -     LOANS AND ALLOWANCE FOR LOAN LOSSES

             Major categories of loans included in the loan portfolio are:

                                                                            (IN THOUSANDS)
                                                           --------------------------------------------------
                                                             (UNAUDITED)     (AUDITED)          (UNAUDITED)
                                                               9/30/96          12/31/95          9/30/95
                                                           ----------------  ---------------  ---------------
             Commercial, Financial and Agricultural        $         30,814  $        24,478  $        23,196
             Real Estate                                            225,678          200,185          195,453
             Installment Loans                                       30,517           28,847           28,006
                                                           ----------------  ---------------  ---------------
             LOANS RECEIVABLE                              $        287,009  $       253,510  $       246,655
                                                           ================  ===============  ===============

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                  (CONTINUED)

NOTE 3 -     LOANS AND ALLOWANCE FOR LOAN LOSSES (CONCLUDED)

             Changes in the allowance for loan losses are summarized as follows:


                                                                            (IN THOUSANDS)
                                                           --------------------------------------------------
                                                             (UNAUDITED)     (AUDITED)          (UNAUDITED)
                                                               9/30/96          12/31/95          9/30/95
                                                           ----------------  ---------------  ---------------
             BALANCE, BEGINNING OF PERIOD                  $          3,800  $         3,404  $         3,404
                                                           ----------------  ---------------  ---------------
               Additions:
                 Provision Charged to Expense                           200              255              255
                 Recoveries on Loans Previously
                   Charged Off                                           83              308               81
                                                           ----------------  ---------------  ---------------
               Total Additions                                          283              563              336
               (Loans Charged Off)                                     (134)            (167)            (103)
                                                           ----------------  ---------------  ---------------
             BALANCE, END OF PERIOD                        $          3,949  $         3,800  $         3,637
                                                           ================  ===============  ===============


NOTE 4 -     UNREALIZED GAIN ON SECURITIES AVAILABLE-FOR-SALE

             Effective December 31, 1993, the Company adopted the investment categorization and carrying value rules as required by Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115 (FASB No. 115), Accounting for Certain Investments in Debt and Equity Securities. Under this statement, the unrealized gain or loss on investment securities available-for-sale, net of the applicable deferred income taxes, is shown as a separate component of stockholders' equity in the balance sheet. The following is a summary of the effects of the statement of stockholders' equity as of September 30, 1996, December 31, 1995, and September 30, 1995:


                                                                            (IN THOUSANDS)
                                                           --------------------------------------------------
                                                             (UNAUDITED)     (AUDITED)          (UNAUDITED)
                                                               9/30/96          12/31/95          9/30/95
                                                           ----------------  ---------------  ---------------
             Gross Unrealized Gains on Investment
               Securities Available-For-Sale               $            531  $         6,040  $           821
             Deferred Income Tax Asset (Liability)
               on Unrealized Gain                                      (195)          (2,221)            (298)
                                                           ----------------  ---------------  ---------------
             NET INCREASE IN STOCKHOLDERS'EQUITY           $            336  $         3,819  $           523
                                                           ================  ===============  ===============

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                  (CONTINUED)

NOTE 5 -     PREMISES AND EQUIPMENT

             A summary of premises and equipment is as follows:


                                                                            (IN THOUSANDS)
                                                           --------------------------------------------------
                                                             (UNAUDITED)     (AUDITED)          (UNAUDITED)
                                                               9/30/96          12/31/95          9/30/95
                                                           ----------------  ---------------  ---------------
             Land                                          $          1,451  $         1,518  $         1,518
             Buildings                                                9,526            7,969            7,546
             Furniture, Fixtures and Equipment                        6,237            6,274            6,000
             Construction in Process                                      0              963              463
                                                           ----------------  ---------------  ---------------
                                                                     17,214           16,724           15,527
             (Accumulated Depreciation)                              (7,273)          (7,439)          (7,216)
                                                           ----------------  ---------------  ---------------
             TOTAL PREMISES AND EQUIPMENT, NET             $          9,941  $         9,285  $         8,311
                                                           ================  ===============  ===============


NOTE 6 -     DEPOSITS

                                                                            (IN THOUSANDS)
                                                           --------------------------------------------------
                                                             (UNAUDITED)     (AUDITED)          (UNAUDITED)
                                                               9/30/96          12/31/95          9/30/95
                                                           ----------------  ---------------  ---------------
             Demand                                        $         56,830  $        59,679  $        50,807
             Savings                                                 97,886           92,243          102,831
             Time                                                   257,934          251,747          244,041
                                                           ----------------  ---------------  ---------------
             TOTAL INTEREST-BEARING ACCOUNTS               $        412,650  $       403,669  $       397,679
                                                           ================  ===============  ===============


NOTE 7 -     STOCK OPTION PLAN

             In 1994, the Company adopted a stock option plan for granting nonqualified stock options to specified officers. The nonqualified stock options are granted to the officers provided the Bank meets certain target performance and asset quality criteria. The stock options, after a two-year vesting requirement, are exercisable at a price equal to the book value per share, net of FASB No. 115. The Company follows APB Opinion No. 25, Accounting for Stock Issued to Employees in recognizing stock options. Total shares outstanding at September 30, 1996, was 23,750.

             These securities were included in the calculation of primary earnings per share as a common stock equivalent.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
            CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA
                                  (CONCLUDED)

NOTE 8 -     ACQUISITIONS

             On April 19, 1996, the Company acquired Citizens First Bancshares, Inc. (CFB), a bank holding company in Ocala, Florida. The merger was accounted for as a pooling of interests. As a result, the financial information presented is as if the combining companies had been consolidated for all periods presented.

             On the date of the merger, CFB had assets of $40,866,000, net loans of $25,668,000, deposits of $35,863,000 and net income of $144,375.

             Per the Merger Agreement, each share of issued and outstanding CFB common stock was converted into 1.317911 shares of the Company's common stock with cash being paid for fractional share interests. 424,711 shares of the Company's stock were issued for 322,480 shares of CFB common stock.

                     MANAGEMENT DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  ---------------------------------------------



Citi-Bancshares, Incorporated ( the "Company" ) is a one bank holding company located in Leesburg, Florida. It's sole subsidiary, Citizens National Bank, operates full- service banking offices in central Florida. Citizens National Bank, a national bank organized under the laws of the United States, operates from a main office in Leesburg and ten branch offices in Eustis, Fruitland Park, Lady Lake, Leesburg, Ocala, Summerfield and Tavares.
Citizens National Bank has eleven offices including the main office in Leesburg.

On April 19,1996, the Company aquired Citizens First Bancshares, Inc. (CFB), a bank holding company in Ocala, Florida. The merger was accounted for as a pooling of interests. As a result, the financial information presented is as if the combining companies had been consolidated for all periods presented.

On the date of the merger, CFB had assets of $40,866,000, net loans of $25,668,000, and deposits of $35,863,000 and net income of $144,000.

THIRD QUARTER 1996
------------------

         The following is a discussion of the Company's financial performance, results of operations and overall financial condition. This discussion should be read in conjunction with the Company's Condensed Consolidated Financial Statements and the notes attached thereto.

                               FINANCIAL CONDITION
                               -------------------


LOAN PORTFOLIO
--------------

Total loans (net of unearned income and excluding the allowance for loan losses) were $282,446,000 at September 30, 1996, $40,334,000 or 16.66% more than at
September 30, 1995, and $33,562,000 or 13.48% more than at December 31, 1995.
Gross loans at September 30, 1996 were up $33,499,000 over December 31, 1995, an increase of 13.21%. This is up from the $21,867,000 growth we enjoyed in the first nine months of last year. Our loan growth in the first nine months of this year was primarily in residential and commercial real estate mortgages. Real Estate loans grew approximately $25,493,000 or 12.73% in the first nine months of 1996. The Company also experienced growth in the commercial loan portfolio of $6,336,000 or 25.88% from the end of the previous year ended December 31, 1995. The ratio of gross loans to total deposits for September 30, 1996 was 62.58% compared to 54.64% at year-end 1995 and 54.88% at September 30, 1995


LOANS  (CON'T)
-----

                                 (in thousands)
                                                   $
                                                DOLLAR    PERCENTAGE
                          9/30/96  12/31/95     GROWTH      GROWTH
                          -------  --------     ------      ------
Commercial, Financial
and Agricultural        $ 30,814   $ 24,478   $  6,336      25.88%
Real Estate              225,678    200,185     25,493      12.73%
Installment Loans         30,517     28,847      1,670       5.79%
                        --------   --------   --------      -----
LOANS RECEIVABLE        $287,009   $253,510   $ 33,499      13.21%
                        --------   --------   --------      -----


Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similiar activities which would cause them to be similarly impacted by economic or other conditions. The Company on a routine basis, monitors these concentrations in order to consider adjustments in its lending practices to reflect economic conditions, loans to deposit ratios, and industry trends.

Concentrations of loans in the following categories constituted the total loan portfolio as follows:



                          9/30/96  12/31/95    9/30/95
                          -------  --------    -------
Commercial, Financial
 and Agricultural           10.74%     9.66%     9.40%
Real Estate Loans           78.63     78.97     79.24
Installment Loans           10.63     11.37     11.36
                           ------    ------    ------
LOANS RECEIVABLE           100.00%   100.00%   100.00%


The Company's market is primarily a residential area with relatively little commercial activity other than professional retail and service businesses serving local residents. Therefor, real estate mortgage lending, particularly residential properties, is expected to remain an important segment of the Company's lending activities. Exposure to market interest rate volatility with respect to mortgage loans is managed by attempting to match maturities and repricing opportunities for assets and liabilities, when possible. At September 30, 1996, approximately $108,063,000 or 84.78% of the Company's mortgage loan balances secured by residential properties were adjustable.


The Loan Committee of the Board of Directors of the Company concentrates its efforts and resources, and that of its senior management and lending officers, on loan review and underwriting procedures. Internal controls include ongoing reviews of loans made to monitor documentation and the existence and valuations of collateral. In addition, management of the Company has established a review process with the objective of identifying, evaluating, and initiating necessary corrective action for marginal loans. The goal of the loan review process is to address classified and nonperforming loans as early as possible.

All loans and commitments for one-to-four family residential properties and commercial real estate are generally secured with first mortgages on property with the amount loaned at inception to the fair value of the property not to exceed 80%. Nearly all of the residential real estate loans are made upon terms and conditions that would make such loans eligible for resale under Federal National Mortgage Association (FNMA) or Federal Home Mortgage Corporation (FHLMC) guidelines.


The Company's charge-offs for residential real estate loans have been minimal, with no charge offs related to residential real estate loans for the first nine months of 1996 and $9,430 for all of 1995.


At September 30, 1996 the Company had commitments to make loans (excluding unused equity lines of credit and credit card lines) of $23,061,000, compared to $17,955,000 at September 30, 1995.



DEPOSITS
--------

Deposits are the major source of the Company's funds for lending and other investment purposes. Deposits are attracted principally from within the Company's primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts, term certificate accounts and retirement savings plans.

Maturity terms, service fees and withdrawal penalties are established by the Company on a periodic basis. The determination of rates and terms is predicated on the funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

Total deposits at September 30, 1996 increased $7,023,000 over December 31, 1995, an increase of 2.07%. In comparison, deposits grew $15,355,000 in the same period last year. Non-interest bearing deposits decreased $1,958,000 from December 31, 1995 to September 30, 1996 and interest-bearing deposits increased $8,981,000 during the same period. From December 31, 1995 to September 30, 1996 we saw the following changes in interest-bearing deposits:

                                       (in thousands)
                                                  $        %
                                               DOLLAR  PERCENTAGE
                          9/30/96   12/31/95   GROWTH   GROWTH

Demand                   $ 56,830   $ 59,679  $(2,849)  ( 4.77%)
Savings                    97,886     92,243    5,643     6.12%
Time                      257,934    251,747    6,187     2.46%
                          -------    -------     -----     ---
Total Interest-Bearing   $412,650   $403,669  $ 8,981     2.23%

Non-Interest Bearing     $ 45,971   $ 47,929  $ (1,958)   (4.09)%

Total Deposits           $458,621   $451,598  $ 7,023      1.56%



Management believes that the Company does not have a concentration of deposits from any one source, the loss of which would have a material adverse effect on the business of the bank. Management believes that substantially all of the depositors are residents in its primary market area.



                                EARNINGS SUMMARY
                                ----------------


INTEREST INCOME
---------------

         The interest income on earning assets was $9,639,000 in the third quarter of 1996, an increase of $117,000 when compared to the third quarter of 1995. The increase in income was due entirely to the increase in outstanding loan balances. The rates paid on loans actually decreased in the third quarter of 1996 which had a negative impact on interest income.

INTEREST EXPENSE
----------------

Interest expense was $4,547,000 in the third quarter of 1996, a decrease of $ 73,000 when compared to the same period in 1995. Most of the decrease in interest expense is due to the decrease in rates paid by the bank in the third quarter of 1996 as compared to the third quarter of 1995. The net interest margin remained fairly stable in the third quarter of 1996. The dollar volume of interest bearing deposits increased $14,971,000 from the ending of third quarter 1996 as compared to the ending balance of third quarter 1995.


NET INTEREST INCOME
-------------------

Net interest income for the third quarter of 1996 was $5,092,000, an increase of $190,000 or 3.88% over the third quarter 1995 level of $4,902,000.


PROVISION/ALLOWANCE FOR LOAN LOSSES
-----------------------------------

The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by the Company and other factors related to the collectibility of the loan portfolio.

The provision for loan losses was $150,000 in the third quarter of 1996. This is an increase of $20,000 over the 1995 third quarter loan provision of $130,000. The increase in the provision is primarily a result of the growth in loans experienced in the third quarter of 1996.


Net charge-offs in the first nine months of 1996 were $51,000 compared to net charge-offs of $15,000 for the first nine months of 1995.

The allowance for loan losses as a percentage of gross loans is as follows:

                                     9/30/96           12/31/95
                                     -------           --------

Allowance/Gross Loans                  1.38%             1.50%
Loan Loss Reserve                 $3,949,000        $3,800,000




The Company decided to reduce the Reserve for Loss on Loans as a percentage of Gross Loans in the first nine months of 1996 due to the urging by the Company's regulators. The regulators commented that the percentage was high given the high quality of the loan portfolio.

The allowance for loan losses as a percentage of nonaccrual loans and loans 90 days or more past due was 305.41% at September 30, 1996, compared to 132.40% at September 30, 1995.


Management determines the provision for loan losses which is charged to operations by regularly analyzing and monitoring delinquencies, nonperforming loans and the level of outstanding balances for each loan category, as well as the amount of net charge-offs, and by estimating losses inherent in its portfolio. While the Company's policies and procedures used to estimate the monthly provision for loan losses charged to operations are considered adequate by management and are reviewed from time to time by the Office of the Comptroller of the Currency, there exists factors beyond the control of the Company, such as general economic conditions both locally and nationally, which make management's judgment as to the adequacy of the provision necessarily approximate and imprecise.

RISK ELEMENTS

DELINQUENT AND NONACCRUAL LOANS

All loan delinquencies over 30 days past due and all loans on non-accrual as a percentage of gross loans are reflected below:

                                   9/30/96      12/31/95     9/30/95
                                   -------      --------     -------

Total Loan Delinquencies            0.38%         0.31%        0.71%
Total Non-Accrual Loans    `        0.46%         0.35%        0.28%
Total Delinquencies and
 Non-Accruals                       0.84%         0.66%        0.99%


At September 30, 1996, accruing loans past due thirty (30) days or more and nonaccrual loans outstanding were $3,337,000 and $1,293,000 respectively as compared to $2,126,000 and $621,000 as of September 30, 1995.

Generally, interest on loans accrues and is credited to income based upon the principal balance outstanding. It is management's policy to discontinue the accrual of interest income and classify a loan as non-accrual when principal or interest is past due 90 days or more and the loan is not adequately collateralized, or when in the opinion of management, principal and interest is not likely to be paid in accordance with the terms of the obligation.


 Loans are not returned to accrual status until principal and interest payments are brought current and future payments appear reasonably certain. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent payments received are applied to the outstanding principal balance.

OTHER REAL ESTATE OWNED

Other Real Estate Owned (OREO) consists primarily of foreclosed real estate and has decreased in the past year as the Company disposed of OREO in an improving economy:

                                  9/30/96         12/31/95        9/30/95
                                  -------         --------        -------

OREO/Total Real
  Estate Loans                     0.23%           0.46%           0.31%
Book value of OREO                $528,000         $662,000        $613,000

OREO/Total Assets                  0.10%           0.13%           0.12%

All OREO has been written down to the current appraised value at the time the Company took ownership. Further allowances for losses in OREO are recorded by a charge to operations at the time management believes additional deterioration in value has occurred.


NON-INTEREST INCOME
-------------------

Non-interest income for the third quarter of 1996, net of securities gains/losses from securities sales was $849,000, an increase of $117,000 or 15.98% over the third quarter of 1995 figure of $732,000. The increase in non-interest income was due primarily to the increase in service charges on deposit accounts. Noninterest income, net of gains and losses from securities sales, for the first nine months of 1996 increased $542,000 or 25.85%.


Gains on the sale of securities in the third quarter of 1996 were $35,000 as compared to $26,000 of gains on sales of securities in the third quarter of 1995.

The Company will continue to manage its securities portfolio in this moderately progressive yield curve rate environment to sell any lower yielding securities and purchase higher yielding investments as the opportunity arises.

Trust income for the third quarter of 1996 was up $24,000 over the same period a year ago.

NON-INTEREST EXPENSE
--------------------

The Company's non-interest expense was $3,141,000 in the third quarter of 1996, an increase of $238,000 or 8.20% from the corresponding period in 1995. Included in the non-interest expense classification for the third quarter of 1996 is the non-capitalizable cost associated with the new wide area network that the Company installed this year. Also, there were some cost paid in the third quarter that were associated with the merger of Citizens First Bank of Ocala that was merged in the second quarter of 1996.


Management continues to emphasize expense control in all areas as evidenced by the Bank Holding Company Performance Report for June 30, 1996, which compares our holding company to 165 holding companies in our peer group:

                                              6/30/96          6/30/96
                                              OUR              PEER
                                              COMPANY          GROUP
                                              -------          -----

Overhead Expense as Percentage
of Average Assets                             2.54%            3.25%


INCOME TAXES
------------

During the nine months ended September 30, 1996 and 1995, the Company recorded taxes on income of $2,179,000 and $1,908,000, respectively, reflecting effective income tax rates of 26.82% for 1996 and 26.92% for 1995. The effective rate is lower than the corporate rate of 34% primarily due to the large amount of tax exempt securities comprising the Company's investment portfolio.

NET INCOME
----------

Net income for the third quarter of 1996 totaled $1,974,000 or $0.44 per share, compared with $1,893,000 or $0.42 per share in the third quarter of 1995.

Earnings in 1996 were favorably impacted by the increase in the demand for loans, the increase in noninterest income and the continued control of noninterest expenses.


The annualized return on average assets for the third quarter was 1.51% compared to 1.52% for the same period in 1995. The annualized return on average assets for the first nine months of 1996 was 1.53% as compared to 1.42% for the same period in 1995.

The annualized return on average equity, including the impact of FASB 115, for the third quarter of 1996 was 15.63% as compared to the third quarter of 1995 annualized return on average equity of 16.50%. The annualized return on average equity for the first nine months of 1996, including the effects of FASB 115, was 16.18% as compared to 15.79% for the the comparable period in 1995.



CAPITAL RESOURCES
-----------------

Total stockholders' equity, excluding the effect of FASB 115, was $51,708,000 on September 30, 1996, an increase of $4,643,000 over the December 31, 1995 level of $47,065,000. This 9.87% increase in capital was provided entirely through retained earnings. The Company has changed it's dividend payment policy from an annually payable dividend to a quarterly payable dividend beginning in January of 1996.

When including the effect of FASB 115 by adding in the net unrealized gain on securities classified "available for sale" the September 30, 1996 total stockholders' equity is $52,044,000 compared to year-end 1995 stockholders' equity of $50,884,000. On December 31, 1995 the Company had $ 3,819,000 in net unrealized gains on securities classified as "available for sale" compared to $ 336,000 in net unrealized gains on September 30, 1996. As a percentage of total assets, stockholders' equity including adjustments for FASB 115, increased from 9.80% on December 31, 1995 to 9.93% on September 30, 1996. Excluding the impact of FASB 115, stockholders' equity as a percentage of total assets was 9.06% on December 31, 1995 compared to 9.86% on September 30, 1996.


RISK BASED CAPITAL RATIOS
-------------------------

Risk based capital ratios, excluding the effect of FASB 115, are shown below:

                                                              REGULATORY
                                         ACTUAL     ACTUAL     MINIMUM
                                        9/30/96    9/30/95    12/31/95
                                        -------    -------    --------
Tier I Risk Based Capital
(Tier I Stockholders' Equity
to Risk Based Assets at
Quarter End)                             19.13%     18.77%       4.0%

Total Risk Based Capital
(Total Stockholders' Equity
plus Loan Loss Reserve to
Risk Based Assets at Quarter
End)                                     20.38%     20.02%       8.0%

Leverage Capital (excluding
FASB 115)
(Stockholders' Equity to
Average Total Assets for
the Quarter)                              9.86%      9.31%       3.0%

INTEREST RATE SENSITIVITY
-------------------------

Interest rate movements and deregulation of interest rates have made managing the Company's interest rate sensitivity increasingly important. The Company's Asset/Liability Management Committee (ALCO) is responsible for managing the Company's exposure to changes in market interest rates. The committee attempts to maintain stable net interest margins by generally matching the volume of assets and liabilities maturing, or subject to repricing, and by adjusting rates to market conditions and changing interest rates.


Interest rate exposure is managed by monitoring the relationship between earning assets and interest bearing liabilities, focusing primarily on those that are rate sensitive. Rate sensitive assets and liabilities are those that reprice at market interest rates within a relatively short period, defined here as one year or less. The differences between rate sensitive assets and rate sensitive liabilities represent the Company's interest sensitivity gap, which may be either positive (assets exceed liabilities) or negative (liabilities exceed assets).


On September 30, 1996, the Company had a negative gap position based on contractual maturities and prepayment assumptions for the next twelve months, with a negative cumulative interest rate sensitivity gap as a percentage of total earning assets of 0.04%. This means that the Company's assets reprice more slowly than its deposits. In a declining interest rate environment, the cost of the Company's deposits and other liabilities may be expected to fall faster than the interest received on its earnings assets, thus increasing the net interest spread. If interest rates generally increase, the negative gap means that the interest received on its earning assets may be expected to increase more slowly than the interest paid on the Company's liabilities, therefore decreasing the net interest spread.

It has been the Company's experience that deposit balances for NOW and savings accounts are stable and subjected to limited repricing when interest rates increase or decrease within a range of 200 basis points. Therefore, the Company's ALCO uses model simulation to manage and measure its interest rate sensitivity. Management's strategy is to maintain a balanced interest rate risk position to protect its net interest margin from market fluctuations.

The Company has determined that an acceptable level of interest rate risk would be for net interest income to fluctuate no more than 10 percent given an immediate change in interest rates (up or down) 200 basis points.


LIQUIDITY MANAGEMENT
--------------------

The objective of liquidity management is to ensure the availability of sufficient resources to meet all financial commitments and to capitalize on opportunities for business growth. Liquidity Management addresses the ability to meet deposit withdrawals either on demand or by contractual maturity, to repay other borrowings as they mature and to make new loans and investments as opportunities arise.

Contractual maturities for assets and liabilities are reviewed to adequately maintain current and expected future liquidity requirements. Sources of liquidity, both anticipated and unanticipated, are maintained through a portfolio of high quality marketable assets, such as residential mortgage loans, securities available for sale and federal funds sold. The Company has access to federal funds lines of credit. At September 30, 1996, the Company had federal funds lines of credit available of $8,500,000.

Liquidity, as measured in the form of cash and cash equivalents, totaled $21,741,000 at September 30, 1996. At September 30, 1995, cash and cash equivalents totaled $26,356,000, a decrease of $4,614,000, which is attributed primarily to an increase in loans outstanding.

As is typical of financial institutions, cash flows from investing (primarily in loans and securities) and from financing (primarily through deposit operations and short-term borrowings) are in excess of cash flows from operations. For the nine months ended September 30, 1996, the cash flow provided from operations was $5,345,000, cash used in investing activities was $13,787,000 and cash provided by financing activities was $4,958,000.

IMPACT OF INFLATION AND CHANGING PRICES
---------------------------------------

The financial statements presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money, over time, due to inflation.

Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the general levels of inflation. However, inflation affects financial institutions' increased cost for goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings and shareholders' equity. Mortgage originations and refinancings tend to slow as interest rates increase, and likely will reduce the Company's earnings from such activities and the income from the sale of residential mortgage loans in the secondary market.



                                     SUMMARY
                                     -------


         The Company continues to enjoy good earnings through the third quarter of 1996. While interest margins have remained moderate in the last nine months, good investment portfolio management, expense control and loan growth have all contributed to this profitability. Other Real Estate and non-performing assets have remained at very satisfactory levels.

At September 30, 1996, the Company held $202,535,000 in its securities portfolio. This is a decrease of $12,749,000 or .059% from the amount at September 30, 1995. The securities portfolio as a percentage of earning assets was 41.76% at September 30, 1996, compared to 47.07% at September 30, 1995. The decrease is directly related to the increase in the demand for loans. The Company has no securities in its investments portfolio that equal 10% or more of our capital as of September 30, 1996. The unrealized gains in the investment portfolio on securities classified "Available for Sale" at September 30, 1996 were $ 336,000. These numbers are shown without any consideration of income tax effects. While FASB 115 requires the "available-for-sale" securities be shown at the market value we would receive if they were sold, the majority of these securities will be held to maturity and no gain or loss will be incurred. Management opted at year-end 1995 to put 100% of its portfolio in the available-for-sale classification simply to provide the flexibility needed to maintain liquidity and reposition its portfolio as necessary. Management does not know of any loans not already classified or on non-accrual that would materially impact future operating results, liquidity or capital resources. Nor does Management know of any trends, events, current regulatory proposals or uncertainties that will have, or that are reasonably likely to have a material effect on the Company's liquidity, capital, resources or operations.



Item 5   Other Information


As previously mentioned, Citizens First Bancshares, Inc., Ocala, Florida was merged into Citi-Bancshares, Inc. on April 19, 1996. The merger was accounted for as a pooling of interest and accordingly the figures reported herein reflect the merger as if the two institutions had been together in previous periods.

                                                                      EXHIBIT A





                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             CITI-BANCSHARES, INC.,

                      HUNTINGTON BANCSHARES FLORIDA, INC.

                                      AND

                      HUNTINGTON BANCSHARES, INCORPORATED

                          DATED AS OF OCTOBER 31, 1996

                               TABLE OF CONTENTS

                                              CONTENTS                                                      PAGE
                                              --------                                                      ----
Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
Preamble  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
    1.1    Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
    1.2    Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
    1.3    Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
    1.4    Execution of Stock Option Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
ARTICLE 2 - TERMS OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
    2.1    Charter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
    2.2    Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
    2.3    Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
    2.4    Name   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
ARTICLE 3 - MANNER OF CONVERTING SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
    3.1    Conversion of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
    3.2    Anti-Dilution Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
    3.3    Shares Held by Citi-Bancshares or Huntington   . . . . . . . . . . . . . . . . . . . . . . . .     5
    3.4    Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
    3.5    Dissenting Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
ARTICLE 4 - ELECTION; EXCHANGE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
    4.1    Election and Exchange Procedures   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
    4.2    Rights of Former Citi-Bancshares Shareholders  . . . . . . . . . . . . . . . . . . . . . . . .     8
ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF CITI-BANCSHARES . . . . . . . . . . . . . . . . . . . . . .     9
    5.1    Organization, Standing, and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
    5.2    Authority; No Breach By Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
    5.3    Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
    5.4    Citi-Bancshares Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
    5.5    Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
    5.6    Absence of Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
    5.7    Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
    5.8    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
    5.9    Allowance for Possible Loan Losses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
    5.10   Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
    5.11   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
    5.12   Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
    5.13   Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
    5.14   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
    5.15   Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
    5.16   Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
    5.17   Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

    5.18   Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
    5.19   Tax and Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
    5.20   State Takeover Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
    5.21   Charter Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
    5.22   Directors' Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
    5.23   Compliance with Certain Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF HUNTINGTON  . . . . . . . . . . . . . . . . . . . . . . . .    20
    6.1    Organization, Standing, and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
    6.2    Authority; No Breach By Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
    6.3    Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
    6.4    Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
    6.5    Rights Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
    6.6    Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
    6.7    Compliance With Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
    6.8    Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
    6.9    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
    6.10   Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
    6.11   Authority of Huntington-Florida  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
    6.12   Tax and Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION  . . . . . . . . . . . . . . . . . . . . . . . . . .    25
    7.1    Affirmative Covenants of Citi-Bancshares   . . . . . . . . . . . . . . . . . . . . . . . . . .    25
    7.2    Negative Covenants of Citi-Bancshares  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
    7.3    Covenants of Huntington  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
    7.4    Adverse Changes in Condition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
    7.5    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
ARTICLE 8 - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
    8.1    Registration Statement; Proxy Statement; Shareholder Approval  . . . . . . . . . . . . . . . .    28
    8.2    Nasdaq Listing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
    8.3    Applications; Antitrust Notification   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
    8.4    Reserved   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
    8.5    Agreement as to Efforts to Consummate  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
    8.6    Investigation and Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
    8.7    Press Releases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
    8.8    Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
    8.9    Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
    8.10   Agreements with respect to Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
    8.11   Employee Benefits and Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
    8.12   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
    8.13   Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE . . . . . . . . . . . . . . . . . . . . . .    34
    9.1    Conditions to Obligations of Each Party  . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
    9.2    Conditions to Obligations of Huntington  . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
    9.3    Conditions to Obligations of Citi-Bancshares   . . . . . . . . . . . . . . . . . . . . . . . .    37

ARTICLE 10 - TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
    10.1   Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
    10.2   Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
    10.3   Non-Survival of Representations and Covenants  . . . . . . . . . . . . . . . . . . . . . . . .    39
ARTICLE 11 - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
    11.1   Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
    11.2   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
    11.3   Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
    11.4   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
    11.5   Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
    11.6   Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
    11.7   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
    11.8   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
    11.9   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
    11.10  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
    11.11  Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
    11.12  Interpretations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
    11.13  Enforcement of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
    11.14  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51
Signatures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52

                                LIST OF EXHIBITS


EXHIBIT NUMBER       DESCRIPTION
--------------       -----------
      1.             Stock Option Agreement.  (Section  1.4).

      2.             Form of Shareholder's Agreement.  (Section  5.22).

      3.             Form of Affiliates' Agreement of Citi-Bancshares.  (Section
                     8.10).

      4.             Matters as to which Alston & Bird will opine.  (Section
                     9.2(d)).

      5. Matters as to which Porter, Wright, Morris & Arthur will opine. (Section 9.3(d)).


                          AGREEMENT AND PLAN OF MERGER


             THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of October 31, 1996, by and among CITI-BANCSHARES, INC., ("Citi-Bancshares"), a Florida corporation having its principal office located in Leesburg, Florida; HUNTINGTON BANCSHARES INCORPORATED ("Huntington"), a Maryland corporation having its principal office located in Columbus, Ohio; and HUNTINGTON BANCSHARES FLORIDA, INC. ("Huntington-Florida"), an Ohio corporation and a wholly owned subsidiary of Huntington having its principal office located in Columbus, Ohio.


                                    PREAMBLE

             The Boards of Directors of Citi-Bancshares, Huntington-Florida, and Huntington are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of Citi-Bancshares by Huntington pursuant to the merger of Citi-Bancshares with and into Huntington-Florida. At the Effective Time of such merger, the outstanding shares of the capital stock of Citi-Bancshares shall be converted (except as provided herein) into the right to receive the common stock of Huntington, cash, or a combination thereof. As a result of the Merger, Citi-Bancshares' shareholders, who so elect or are otherwise entitled to receive shares of Huntington Common Stock in exchange for their shares of Citi-Bancshares Common Stock, shall become shareholders of Huntington, and Huntington-Florida as the Surviving Corporation shall continue to conduct its business and operations as a wholly-owned subsidiary of Huntington. The transactions described in this Agreement are subject to the approvals of the shareholders of Citi-Bancshares, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, and the Florida State Banking Department and other applicable Regulatory Authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that for federal income tax purposes, the Merger shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a purchase.

             Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

             NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:


                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

             1.1 MERGER. Citi-Bancshares shall be merged (the "Merger") with and into Huntington-Florida in accordance with the provisions of and with the effect provided in Sections 607.1101, 607.1103, 607.1105, 607.1106 and 607.1107
of the FBCA, Sections 1701.78, 1701.81
and 1701.82 of the ORC and subject to the provisions of this Agreement. The transactions contemplated in this Agreement shall be consummated at the Effective Time. Subject the terms and conditions hereof, the Board of Directors of Citi-Bancshares shall recommend that Citi-Bancshares' shareholders vote in favor of this Agreement and the Merger. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by a majority of the respective Boards of Directors of Citi-Bancshares, Huntington, and Huntington-Florida.

             1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

             1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in the Articles of Merger filed with the Florida Department of State and in the Certificate of Merger filed with the Secretary of the State of Ohio (the "Effective Time"), and not prior to January 15, 1997. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within five business days following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Citi-Bancshares approve this Agreement as required by applicable Law.

             1.4 EXECUTION OF STOCK OPTION AGREEMENT. On the first calendar day following the execution and delivery of this Agreement by the Parties and as a condition and inducement to Huntington's entering into this Agreement, Citi-Bancshares shall execute and deliver to Huntington a stock option agreement (the "Stock Option Agreement"), in substantially the form of Exhibit 1, pursuant to which Citi-Bancshares shall grant to Huntington an option to purchase shares of Citi-Bancshares Common Stock not to exceed 19.9% of the outstanding shares of Citi-Bancshares Common Stock.


                                   ARTICLE 2
                                TERMS OF MERGER

             2.1 CHARTER. The Articles of Incorporation of Huntington-Florida in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

             2.2 REGULATIONS. The Regulations of Huntington-Florida in effect immediately prior to the Effective Time shall be the Regulations of the Surviving Corporation until otherwise amended or repealed.

             2.3 DIRECTORS AND OFFICERS. The directors of Huntington-Florida in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Regulations of the Surviving Corporation. The officers of Huntington-Florida in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Regulations of the Surviving Corporation.

             2.4   NAME.   The name of the Surviving Corporation shall be
"Huntington Bancshares Florida, Inc."


                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

      3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Huntington, Citi-Bancshares, Huntington-Florida or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Huntington Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Huntington-Florida Common Stock issued and outstanding at the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (c) Each share of Citi-Bancshares Common Stock (excluding shares held by any Citi-Bancshares Company or any Huntington Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into by virtue of the Merger and without further action on the part of the holders thereof, and exchanged for the right to receive, pursuant to Section 4.1, any one of the following, payable to the holder of such shares of Citi-Bancshares Common Stock without interest thereon, less any required withholding of taxes, upon surrender of the certificate formerly representing such share (a "Certificate") in accordance with Section 4.1, in each case as such holder shall elect in accordance with Section 4.1:

                   (i) a number of shares of Huntington Common Stock equal to the product of $30.00 and the Exchange Ratio (as defined below) (the "Stock Consideration");

                     (ii) $30.00 (the "Cash Price") in cash (the "Cash Consideration"); and

                          AGREEMENT AND PLAN OF MERGER


             THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of October 31, 1996, by and among CITI-BANCSHARES, INC., ("Citi-Bancshares"), a Florida corporation having its principal office located in Leesburg, Florida; HUNTINGTON BANCSHARES INCORPORATED ("Huntington"), a Maryland corporation having its principal office located in Columbus, Ohio; and HUNTINGTON BANCSHARES FLORIDA, INC. ("Huntington-Florida"), an Ohio corporation and a wholly owned subsidiary of Huntington having its principal office located in Columbus, Ohio.


                                    PREAMBLE

             The Boards of Directors of Citi-Bancshares, Huntington-Florida, and Huntington are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of Citi-Bancshares by Huntington pursuant to the merger of Citi-Bancshares with and into Huntington-Florida. At the Effective Time of such merger, the outstanding shares of the capital stock of Citi-Bancshares shall be converted (except as provided herein) into the right to receive the common stock of Huntington, cash, or a combination thereof. As a result of the Merger, Citi-Bancshares' shareholders, who so elect or are otherwise entitled to receive shares of Huntington Common Stock in exchange for their shares of Citi-Bancshares Common Stock, shall become shareholders of Huntington, and Huntington-Florida as the Surviving Corporation shall continue to conduct its business and operations as a wholly-owned subsidiary of Huntington. The transactions described in this Agreement are subject to the approvals of the shareholders of Citi-Bancshares, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, and the Florida State Banking Department and other applicable Regulatory Authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that for federal income tax purposes, the Merger shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a purchase.

             Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

             NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:


                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

             1.1 MERGER. Citi-Bancshares shall be merged (the "Merger") with and into Huntington-Florida in accordance with the provisions of and with the effect provided in Sections 607.1101, 607.1103, 607.1105, 607.1106 and 607.1107
of the FBCA, Sections 1701.78, 1701.81
and 1701.82 of the ORC and subject to the provisions of this Agreement. The transactions contemplated in this Agreement shall be consummated at the Effective Time. Subject the terms and conditions hereof, the Board of Directors of Citi-Bancshares shall recommend that Citi-Bancshares' shareholders vote in favor of this Agreement and the Merger. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by a majority of the respective Boards of Directors of Citi-Bancshares, Huntington, and Huntington-Florida.

             1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

             1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in the Articles of Merger filed with the Florida Department of State and in the Certificate of Merger filed with the Secretary of the State of Ohio (the "Effective Time"), and not prior to January 15, 1997. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within five business days following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Citi-Bancshares approve this Agreement as required by applicable Law.

             1.4 EXECUTION OF STOCK OPTION AGREEMENT. On the first calendar day following the execution and delivery of this Agreement by the Parties and as a condition and inducement to Huntington's entering into this Agreement, Citi-Bancshares shall execute and deliver to Huntington a stock option agreement (the "Stock Option Agreement"), in substantially the form of Exhibit 1, pursuant to which Citi-Bancshares shall grant to Huntington an option to purchase shares of Citi-Bancshares Common Stock not to exceed 19.9% of the outstanding shares of Citi-Bancshares Common Stock.


                                   ARTICLE 2
                                TERMS OF MERGER

             2.1 CHARTER. The Articles of Incorporation of Huntington-Florida in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

             2.2 REGULATIONS. The Regulations of Huntington-Florida in effect immediately prior to the Effective Time shall be the Regulations of the Surviving Corporation until otherwise amended or repealed.

             2.3 DIRECTORS AND OFFICERS. The directors of Huntington-Florida in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Regulations of the Surviving Corporation. The officers of Huntington-Florida in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Regulations of the Surviving Corporation.

             2.4   NAME.   The name of the Surviving Corporation shall be
"Huntington Bancshares Florida, Inc."


                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

      3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Huntington, Citi-Bancshares, Huntington-Florida or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Huntington Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Huntington-Florida Common Stock issued and outstanding at the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (c) Each share of Citi-Bancshares Common Stock (excluding shares held by any Citi-Bancshares Company or any Huntington Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into by virtue of the Merger and without further action on the part of the holders thereof, and exchanged for the right to receive, pursuant to Section 4.1, any one of the following, payable to the holder of such shares of Citi-Bancshares Common Stock without interest thereon, less any required withholding of taxes, upon surrender of the certificate formerly representing such share (a "Certificate") in accordance with Section 4.1, in each case as such holder shall elect in accordance with Section 4.1:

                   (i) a number of shares of Huntington Common Stock equal to the product of $30.00 and the Exchange Ratio (as defined below) (the "Stock Consideration");

                     (ii) $30.00 (the "Cash Price") in cash (the "Cash Consideration"); and

                   (iii) (x) a number of shares of Huntington Common Stock (the "Mixed Stock Amount") equal to the product of $18.00 and the Exchange Ratio, plus (y) $12.00 in cash (the "Mixed
             Consideration");

provided, that the aggregate amount of cash payments that shall be issued in the Merger to satisfy elections to receive the Cash Consideration (a "Cash Election") or the Mixed Consideration (a "Mixed Election") together with any cash paid for fractional shares pursuant to Section 3.4 hereof or for dissenting shareholders pursuant to Section 3.5 hereof, if any, shall not exceed 40% of the Aggregate Merger Consideration paid in the Merger (the "Cash Limitation"); and

provided further, that holders of record of fewer than 100 shares of Citi-Bancshares Common Stock are not entitled to elect the "Mixed
Consideration".

      (d) Each of any such form of consideration elected by a holder of shares of Citi-Bancshares Common Stock is referred to herein as the "Merger Consideration," and the aggregate of all Merger Consideration to be paid to holders of shares of Citi-Bancshares Common Stock in connection with the Merger is referred to hereinafter as the "Aggregate Merger Consideration."

      (e) Within ten business days after the Election Deadline, Huntington shall cause the exchange agent selected by Huntington (the "Exchange Agent") to effect the allocation among the holders of Citi-Bancshares Common Stock as follows:

                   (i) if the amount of cash that would be issued upon conversion in the Merger of shares in respect of which Mixed Elections ("Mixed Election Shares") and Cash Elections ("Cash Election Shares") have been made is less than or equal to the Cash Limitation, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration, and all Mixed Election Shares shall be converted into the right to receive the Mixed Consideration;

                   (ii) If the amount of cash that would be issued upon the conversion of the Cash Election Shares, without regard to cash that would be issued upon the conversion of the Mixed Election Shares, is greater than the Cash Limitation, then (1) all Mixed Election Shares shall be converted into the right to receive the Stock Consideration, (2) the Exchange Agent shall select from among the holders of Cash Election Shares (other than shares as to which dissenters rights are asserted), by random selection, a sufficient number of such holders ("Stock Designees") such that the amount of cash that will be issued in the Merger equals as closely as practicable the Cash Limitation, and all shares held by the Stock Designees shall be converted into the right to receive the Stock Consideration, and (3) the Cash Election Shares not held by Stock Designees shall be converted into the right to receive the Cash Consideration; and

                   (iii) If the amount of cash that would be issued upon the conversion of the Cash Election Shares is less than the Cash Limitation, but the amount of cash that would be issued upon the conversion of the Cash Election Shares and the Mixed Election Shares is greater than the Cash Limitation, then (1) all Cash Election Shares (other than shares as to which dissenters rights are asserted) shall be converted into the right to receive the Cash Consideration, (2) the Exchange Agent shall select from among the holders of Mixed Election Shares, by random selection, a sufficient number of Stock Designees such that the amount of cash that will be issued in the Merger equals as closely as practicable the Cash Limitation, and all shares held by the Stock Designees shall be converted into the right to receive the Stock Consideration, and (3) the Mixed Election Shares not held by Stock Designees shall be converted into the right to receive the Mixed Consideration.

             (f) The exchange ratio (the "Exchange Ratio") for determining the number of shares of Huntington Common Stock to be issued in exchange for each share of Citi-Bancshares Common Stock held by any holder of shares of Citi-Bancshares Common Stock who elects to receive the Stock Consideration (a "Stock Election") or who makes a Mixed Election, as the case may be, shall be determined by dividing $1.00 by the average of the last sale prices for the Huntington Common Stock as reported in the Nasdaq National Market for the five trading days ending on the fifth trading day immediately prior to the Effective Time (the "Average Closing Price").

             (g) Pursuant to the Huntington Rights Agreement, each share of Huntington Common Stock issued in connection with the Merger upon conversion of Citi-Bancshares Common Stock shall be accompanied by a Huntington Right.


      3.2 ANTI-DILUTION PROVISIONS. In the event Huntington changes the number of shares of Huntington Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.


      3.3 SHARES HELD BY CITI-BANCSHARES OR HUNTINGTON. Each of the shares of Citi-Bancshares Common Stock held by any Citi-Bancshares Company or by any Huntington Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

      3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Citi-Bancshares Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Huntington Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Huntington Common Stock multiplied by the Average Closing Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

      3.5 DISSENTING SHAREHOLDERS. The Parties agree that Citi-Bancshares shareholders are not entitled to any dissenters' rights of appraisal under the FBCA because Citi-Bancshares Common Stock is traded on the Nasdaq National Market. In the event that the Citi-Bancshares Common Stock fails to remain so traded on the Nasdaq National Market, then any holder of shares of Citi-Bancshares Common Stock who perfects his dissenters' rights in accordance with and as contemplated by Section 607.1301 et seq. of the FBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the FBCA and surrendered to Citi-Bancshares the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time, a dissenting shareholder of Citi-Bancshares fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, CBI shall issue and deliver the consideration to which such holder of shares of Citi-Bancshares Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Citi-Bancshares Common Stock held by him.

                                   ARTICLE 4
                          ELECTION; EXCHANGE OF SHARES

             4.1   ELECTION AND EXCHANGE PROCEDURES.

                   (a) Each record holder of shares of Citi-Bancshares Common Stock (other than shares held by any Citi-Bancshares Company or any Huntington Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters' rights, if any, as provided in Section 3.4 of this Agreement) issued and outstanding immediately prior to the Effective Time shall be entitled to submit a request specifying one of the following elections to convert such record holder's shares of Citi-Bancshares Common Stock into (i) the Cash Consideration, in the case of a shareholder making a Cash Election,
(ii) the Stock Consideration, in the case of a shareholder making a Stock Election, or (iii) the Mixed Consideration, in the case of a shareholder making a Mixed Election, or to indicate that such record holder has no preference as to the receipt of Cash Consideration, Stock Consideration or Mixed Consideration for such Shares (a "Non-Election"). Shares in respect of which a Non-Election is made (including shares of Citi-Bancshares Common Stock in respect of which no election is made prior to the Election Deadline (as defined below) or shares in respect of which a Non-Election is deemed to have been made pursuant to this
Section 4.1(a) (collectively, "Non-Election Shares") shall be deemed to be Shares in respect of which a Stock Election has been made; provided that if a record holder holds less than 100 shares of record and such record holder's shares are Non-Election Shares, then such record holder shall be deemed to have made a Cash Election.

                   (b) Elections pursuant to Section 4.1(a) shall be made on the form of letter of transmittal and form of election (the "Letter of Transmittal and Form of Election") to be provided by the Exchange Agent to holders of record of Shares, together with instructions for use in effecting the surrender of the Certificates for payment therefor, as soon as practicable following the Effective Time. The Letter of Transmittal and Form of Election shall specify that delivery shall be effected, and risk of loss and title to the Certificates transmitted therewith shall pass, only upon proper delivery of the Certificates to the Exchange Agent. Elections shall be made by mailing to the Exchange Agent a duly completed Letter of Transmittal and Form of Election in accordance with this Section 4.1(b). To be effective as an election, a Letter of Transmittal and Form of Election must be (i) properly completed, signed and submitted to the Exchange Agent at its designated office (and so received by the Exchange Agent by the date specified in such Letter of Transmittal and Form of Election (the "Election Deadline"), which shall not be less than 20 business days after the date such Letter of Transmittal and Form of Election is first mailed to former holders of Citi-Bancshares Common Stock) and (ii) accompanied by the Certificates representing the shares of Citi-Bancshares Common Stock as to which the election is being made (or by an appropriate guarantee of delivery of such Certificates by a commercial bank or trust Citi-Bancshares in the United States or a member of a registered national security exchange or of the National Association of Securities Dealers, Inc., provided such Certificates are in fact delivered to the Exchange Agent within eight business days after the date of execution of such guarantee of delivery). Huntington shall determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether any Letter of Transmittal and Form of Election has been properly completed, signed and submitted or revoked. The decision of Huntington (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither Huntington nor the Exchange Agent will be under any obligation to notify any person of any defect in a Letter of Transmittal and Form of Election submitted to the Exchange Agent.

                   (c) Upon surrender of Certificates for cancellation to the Exchange Agent, together with such Letter of Transmittal and Form of Election duly completed and executed and any other documents required by such instructions, the holder of such Certificates shall be entitled to receive for each of the Shares formerly represented by such Certificates (x) the Merger Consideration elected by such holder pursuant to Section 3.1(c), (y) cash in lieu of any fractional shares of Huntington Common Stock to which such holder is entitled pursuant to Section 3.4, and (z) any dividends or distributions to which such holder may be entitled pursuant to Section 4.2, in each such case without any interest thereon and less any required withholding of taxes, and the Certificates so surrendered shall forthwith be canceled. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered on the stock transfer books of Citi-Bancshares, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                   (d) Huntington shall not be obligated to deliver the consideration to which any former holder of Citi-Bancshares Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1. The Certificates so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Any other provision of this Agreement notwithstanding, neither Huntington, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Citi-Bancshares Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law. Approval of this Agreement by the shareholders of Citi-Bancshares shall constitute ratification of the appointment of the Exchange Agent.

             4.2 RIGHTS OF FORMER CITI-BANCSHARES SHAREHOLDERS. At the Effective Time, the stock transfer books of Citi-Bancshares shall be closed as to holders of Citi-Bancshares Common Stock as of the close of business on the day that is one (1) business day prior to the Effective Time and no transfer of Citi-Bancshares Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each Certificate theretofore representing shares of Citi-Bancshares Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided in Section 3.1 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Citi-Bancshares in respect of such shares of Citi-Bancshares Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent required by Law, former shareholders of record of Citi-Bancshares shall be entitled to vote after the Effective Time at any meeting of Huntington shareholders the number of whole shares of Huntington Common Stock into which their respective shares of Citi-Bancshares Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Citi-Bancshares Common Stock for certificates representing Huntington Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Huntington on the Huntington Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Huntington Common Stock issuable pursuant to this Agreement, no dividend or other distribution payable to the holders of record of Huntington Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Citi-Bancshares Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Citi-Bancshares Common Stock Certificate, both the Huntington Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

                                   ARTICLE 5
               REPRESENTATIONS AND WARRANTIES OF CITI-BANCSHARES

             Citi-Bancshares hereby represents and warrants to Huntington as follows:

             5.1 ORGANIZATION, STANDING, AND POWER. Citi-Bancshares is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Citi-Bancshares does not conduct any business or own any assets outside the State of Florida that require it to be qualified or licensed to transact business as a foreign corporation in any such other States of the United States or any foreign jurisdictions.

             5.2   AUTHORITY; NO BREACH BY AGREEMENT.

                   (a) Citi-Bancshares has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Citi-Bancshares, subject to the approval of this Agreement by a majority of the outstanding Citi-Bancshares Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Citi-Bancshares. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Citi-Bancshares, enforceable against Citi-Bancshares in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                   (b) Except as provided in Section 5.2(b) of the Citi-Bancshares Disclosure Memorandum, neither the execution and delivery of this Agreement by Citi-Bancshares, nor the consummation by Citi-Bancshares of the transactions contemplated hereby, nor compliance by Citi-Bancshares with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Citi-Bancshares' Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Citi-Bancshares Company under, any Contract or Permit of any Citi-Bancshares Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Citi-Bancshares Company or any of their respective material Assets.

                   (c) Other than in connection or compliance with the provisions of applicable state corporate and securities Laws, rules of the NASD and other than Consents required from

Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Citi-Bancshares of the Merger and the other transactions contemplated in this Agreement.

             5.3   CAPITAL STOCK.

                   (a) The authorized capital stock of Citi-Bancshares consists of 10,000,000 shares of Citi-Bancshares Common Stock, of which 4,472,414 shares are issued and outstanding as of the date of this Agreement. Citi-Bancshares has no shares of preferred stock authorized, issued or outstanding. All of the issued and outstanding shares of capital stock of Citi-Bancshares are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Citi-Bancshares has been issued in violation of any preemptive rights of the current or past shareholders of Citi-Bancshares. Citi-Bancshares has reserved 111,025 shares of Citi-Bancshares Common Stock for issuance under the Citi-Bancshares Stock Plans, pursuant to which options to purchase not more than 67,525 shares of Citi-Bancshares Common Stock will be outstanding as of the Effective Time. Citi-Bancshares has no outstanding stock appreciation rights under the Citi-Bancshares Stock Option Plans.

                   (b) Except for the Stock Option Agreement and as set forth in Section 5.3(a) of this Agreement, or as disclosed in Section 5.3 of the Citi-Bancshares Disclosure Memorandum, there are no shares of capital stock or other equity securities of Citi-Bancshares outstanding and no outstanding Rights relating to the capital stock of Citi-Bancshares.

             5.4 CITI-BANCSHARES SUBSIDIARIES. Citi-Bancshares has disclosed in Section 5.4 of the Citi-Bancshares Disclosure Memorandum all of the Citi-Bancshares Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the Citi-Bancshares Subsidiaries that are general or limited partnerships, limited liability companies, or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the Citi-Bancshares Disclosure Memorandum, Citi-Bancshares or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Citi-Bancshares Subsidiary. Except as disclosed in the Disclosure Memorandum, no capital stock (or other equity interest) of any Citi-Bancshares Subsidiary is or may become required to be issued (other than to another Citi-Bancshares Company) by reason of any Equity Rights, and there are no Contracts by which any Citi-Bancshares Subsidiary is bound to issue (other than to another Citi-Bancshares Company) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Citi-Bancshares Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Citi-Bancshares
Subsidiary (other than to another Citi-Bancshares

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Company).  There are no Contracts relating to the rights of any Citi-Bancshares
Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any Citi-Bancshares Subsidiary. All of the shares of capital stock (or other equity interests) of each Citi-Bancshares Subsidiary held by a Citi-Bancshares Company are fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Citi-Bancshares Company free and clear of any Lien. Except as disclosed in Section 5.4 of the Citi-Bancshares Disclosure Memorandum, each Citi-Bancshares Subsidiary is either a bank, a savings association, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Citi-Bancshares Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares. Each Citi-Bancshares Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund ("BIF"). The minute books and other organizational documents for each Citi-Bancshares Subsidiary have been made available to Huntington for its review.

             5.5 FINANCIAL STATEMENTS. Citi-Bancshares has previously provided or included in Section 5.5 of the Citi-Bancshares Disclosure Memorandum copies of all Citi-Bancshares Financial Statements for periods ended prior to the date hereof and will deliver to Huntington copies of all Citi-Bancshares Financial Statements prepared subsequent to the date hereof. The Citi-Bancshares Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are, or if dated after the date of this Agreement, will be in accordance with the books and records of Citi-Bancshares, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of Citi-Bancshares as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of Citi-Bancshares for the periods indicated, in accordance with GAAP or regulatory accounting principles applicable to banks (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount of effect).

             5.6   ABSENCE OF UNDISCLOSED LIABILITIES.  Except as disclosed in
Section 5.6 of the Citi-Bancshares Disclosure Memorandum, no Citi-Bancshares Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Citi-Bancshares as of December 31, 1995 and June 30, 1996, included in the Citi-Bancshares Financial Statements delivered prior to the date of this Agreement or reflected in the

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notes thereto.  Except as may be disclosed in Section 5.6 of the Citi-Bancshares
Disclosure Memorandum, Citi-Bancshares has not incurred or paid any Liability since June 30, 1996, except for (i) such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares or that are permitted hereunder and (ii) such Liabilities incurred in connection with the sale of Citi-Bancshares.

             5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1995, except as disclosed in the Citi-Bancshares Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the Citi-Bancshares Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares, and (ii) Citi-Bancshares has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Citi-Bancshares provided in Article 7 of this Agreement.

             5.8 TAX MATTERS. Except as may be disclosed in Section 5.8 of the Citi-Bancshares Disclosure Memorandum:

                   (a) All Tax returns required to be filed by or on behalf of any of the Citi-Bancshares Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Citi-Bancshares, and all returns filed are complete and accurate to the Knowledge of Citi-Bancshares. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares, except as reserved against in the Citi-Bancshares Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8 of the Citi-Bancshares Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                   (b) Citi-Bancshares has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                   (c) Adequate provision for any Taxes due or to become due for any of the Citi-Bancshares Companies for the period or periods through and including the date of the respective Citi-Bancshares Financial Statements has been made and is reflected on such Citi-Bancshares Financial Statements.

                   (d) Deferred Taxes of the Citi-Bancshares Companies have been provided for in accordance with GAAP.

                   (e) Each of the Citi-Bancshares Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares.

                   (f) To the Knowledge of Citi-Bancshares, the federal income tax returns of Citi-Bancshares have not been audited by the Internal Revenue Service.

             5.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES. In the opinion of management of Citi-Bancshares, the allowance for possible loan or credit losses (the "Allowance") shown on the June 30, 1996 consolidated balance sheets of Citi-Bancshares included in the Citi-Bancshares Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Citi-Bancshares included in the Citi-Bancshares Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Citi-Bancshares Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Citi-Bancshares Companies as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Citi-Bancshares.

             5.10 ASSETS. Except as disclosed in Section 5.10 of the Citi-Bancshares Disclosure Memorandum, the normal exceptions to the real property title insurance commitments to be delivered pursuant to Section 7.1(b) hereof (the "Title Insurance Commitments") and/or as disclosed or reserved against in the Citi-Bancshares Financial Statements delivered prior to the date of this Agreement, Citi-Bancshares has good and marketable title, free and clear of all Liens, to all of its Assets. All tangible properties used in the businesses of Citi-Bancshares are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Citi-Bancshares' past practices. All Assets which are material to Citi-Bancshares' business, held under leases or subleases by Citi-Bancshares, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Citi-Bancshares currently maintains insurance and blanket bonds (collectively, "Insurance") similar in amounts, scope, and coverage to that maintained by other peer banking organizations. Citi-Bancshares has not received notice from any Insurance carrier that (i) such Insurance will be

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canceled or that coverage thereunder will be reduced or eliminated, or (ii)
premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of Insurance and no notices have been given by Citi-Bancshares under such policies and Citi-Bancshares has no Knowledge of any events that require any such notice to be given. Section 5.10 of the Citi-Bancshares Disclosure Memorandum sets forth a list of all material real property owned or leased by Citi-Bancshares (the "Real Property"). Except as disclosed in Section 5.10 of the Citi-Bancshares Disclosure Memorandum, normal exceptions to the Title Insurance Commitments or as disclosed in the Citi-Bancshares Financial Statements prior to the date hereof, to the Knowledge of Citi-Bancshares, (i) the Real Property and the use of such Real Property does not violate zoning, land use laws, government regulations or restrictive covenants, (ii) the Real Property and the use thereof does not encroach upon any property owned by any other person, and
(iii) no property owned by any other person encroaches upon any of the Real Property, in any manner that would have an Material Adverse Effect on Citi-Bancshares.

             5.11  ENVIRONMENTAL MATTERS.

                   (a) To the Knowledge of Citi-Bancshares, Citi-Bancshares' Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares.

                   (b) To the Knowledge of Citi-Bancshares, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which Citi-Bancshares or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Substance, whether or not occurring at, on, under, or involving a site owned, leased, or operated by Citi-Bancshares or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares.

                   (c) To the Knowledge of Citi-Bancshares, there is no Litigation pending or threatened before any court, governmental agency, or board or other forum in which any of its Loan Properties (or Citi-Bancshares in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Substance, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares.

                   (d) To the Knowledge of Citi-Bancshares, there is no reasonable basis for any Litigation of a type described in subsections (b) or
(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares.

                   (e) During the period of (i) Citi-Bancshares' ownership or operation of any of their respective current properties, (ii) Citi-Bancshares' participation in the management of any Participation Facility, or (iii) Citi-Bancshares' holding of a security interest in a Loan Property, there have been no releases of Hazardous Substance in, on, under, or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares. Prior to the period of (i) Citi-Bancshares ownership or operation of any of their respective current properties, (ii) Citi-Bancshares participation in the management of any Participation Facility, or (iii) Citi-Bancshares holding of a security interest in a Loan Property, to the Knowledge of Citi-Bancshares, there were no releases of Hazardous Substance in, on, under, or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares.

             5.12 COMPLIANCE WITH LAWS. Citi-Bancshares is duly registered as a bank holding company under the BHC Act. Each Citi-Bancshares Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits, the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares. Except as disclosed in Section 5.12 of the Citi-Bancshares Disclosure Memorandum, Citi-Bancshares:

             (a) is not in Default under its Certificate of Incorporation or Bylaws (or other governing instrument); or

             (b) is not in violation of, or Default under, any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares; and

             (c) has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Citi-Bancshares is not in compliance with any of the Laws or Orders, including the CRA, which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares, or (iii) requiring Citi-Bancshares to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends, or which are reasonably likely to delay or prevent the consummation of the transactions contemplated herein.

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             5.13  LABOR RELATIONS.  Citi-Bancshares is not the subject of any
Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Citi-Bancshares, pending or threatened, or to the Knowledge of Citi-Bancshares, is there any activity involving any Citi-Bancshares' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

             5.14  EMPLOYEE BENEFIT PLANS.

                   (a) Citi-Bancshares has disclosed in Section 5.14 of the Citi-Bancshares Disclosure Memorandum, and has delivered or made available to Huntington prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Citi-Bancshares Company or Subsidiary thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Citi-Bancshares Benefit Plans"). Any of the Citi-Bancshares Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Citi-Bancshares ERISA Plan." Each Citi-Bancshares ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue
Code) is referred to herein as a "Citi-Bancshares Pension Plan." No Citi-Bancshares Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                   (b) Except as disclosed in Section 5.14 of the Citi-Bancshares Disclosure Memorandum, all Citi-Bancshares Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code including the 1986 amendments thereto and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares. Except as disclosed in Section 5.14(b) of the Citi-Bancshares Disclosure Memorandum, each Citi-Bancshares ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter which takes into account the Tax Reform Act of 1986 and subsequent legislation for which a determination letter is available from the Internal Revenue Service, and Citi-Bancshares is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Citi-Bancshares, no Citi-Bancshares Company has engaged in a transaction with respect to any Citi-Bancshares Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Citi-Bancshares Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares.





                                     - 16 -
MERGER.DOC

                   (c) Except as disclosed in Section 5.14 of the Citi-Bancshares Disclosure Memorandum, as of January 1, 1996, no Citi-Bancshares Pension Plan has any "unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements and assuming the adoption of interest rates and mortality tables described in Section 417(e)(3)(A)(i) and the use of such interest rates published in October 1996, and assuming that all participants who were eligible for a lump sum (assuming the plan were terminated on January 1, 1996), being those currently eligible to elect normal or early retirement under the Citi-Bancshares Pension Plan, take a lump sum distribution of their vested accrued benefits on January 1, 1996. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Citi-Bancshares Pension Plan, (ii) no change in the actuarial assumptions with respect to any Citi-Bancshares Pension Plan, and (iii) no increase in benefits under any Citi-Bancshares Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares or materially adversely affect the funding status of any such plan. Neither any Citi-Bancshares Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Citi-Bancshares Company, or the single-employer plan of any entity which is considered one employer with Citi-Bancshares under Section 4001 of ERISA or
Section 414 of the Internal Revenue Code (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on Citi-Bancshares. No Citi-Bancshares Company has provided, or is required to provide, security to a Citi-Bancshares Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                   (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Citi-Bancshares Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on Citi-Bancshares. No Citi-Bancshares Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on Citi-Bancshares. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or for which penalties for failure to report a reportable event have not been waived under PBGC Technical Update 95-3, has been required to be filed for any Citi-Bancshares Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                   (e) Except as disclosed in Section 5.14 of the Citi-Bancshares Disclosure Memorandum, no Citi-Bancshares Company has any Liability for retiree health and life benefits under any of the Citi-Bancshares Benefit Plans.

                   (f) Except as disclosed in Section 5.14 of the Citi-Bancshares Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Citi-Bancshares Company from any Citi-Bancshares Company under any Citi-Bancshares Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Citi-Bancshares Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares.

                   (g) All liabilities under any Citi-Bancshares benefit plan, other than benefits accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the audited Citi-Bancshares Financial Statements to the extent required by and in accordance with GAAP.

             5.15 MATERIAL CONTRACTS. Except as disclosed in Section 5.15 of the Citi-Bancshares Disclosure Memorandum or otherwise reflected in the Citi-Bancshares Financial Statements, none of Citi-Bancshares, nor any of its respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement or other Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, and
(ii) any Contract relating to the borrowing of money by Citi-Bancshares or the guarantee by Citi-Bancshares of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Reserve Bank advances, Federal Home Loan Bank advances, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business) (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "Citi-Bancshares Contracts"). With respect to each Citi-Bancshares Contract and except as disclosed in Section 5.15 of the Citi-Bancshares Disclosure
Memorandum: (i) the Contract is in full force and effect; (ii) Citi-Bancshares is not in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares; (iii) Citi-Bancshares has not repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Citi-Bancshares, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares, or has repudiated or waived any material provision thereunder.

             5.16  LEGAL PROCEEDINGS.  Except as may be disclosed in Section
5.16 of the Citi-Bancshares Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Citi-Bancshares, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Citi-Bancshares Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Citi-Bancshares that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Section 5.16 of the Citi-Bancshares Disclosure

Memorandum includes a summary report of all Litigation as of the date of this Agreement to which Citi-Bancshares is a party and which names Citi-Bancshares as a defendant or cross-defendant.

             5.17 REPORTS. Since December 31, 1992, or the date of organization if later, each Citi-Bancshares Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Citi-Bancshares). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.


             5.18 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by Citi-Bancshares or any Affiliate thereof to Huntington pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Citi-Bancshares Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Huntington with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Citi-Bancshares Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Citi-Bancshares' shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by a Citi-Bancshares Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Citi-Bancshares, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any Citi-Bancshares Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

             5.19 TAX AND REGULATORY MATTERS. Neither Citi-Bancshares nor any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or that (ii) would materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

             5.20 STATE TAKEOVER LAWS. Each Citi-Bancshares Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable state takeover Law.

             5.21 CHARTER PROVISIONS. Citi-Bancshares has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of Citi-Bancshares or restrict or impair the ability of Huntington or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Citi-Bancshares that may be directly or indirectly acquired or controlled by it.

             5.22 SHAREHOLDER'S AGREEMENTS. Each of the 10 Citi-Bancshares directors holding of record the largest number of shares of Citi-Bancshares Common Stock has executed and delivered to Huntington an agreement in substantially the form of Exhibit 2.

             5.23 COMPLIANCE WITH CERTAIN LAWS. Citi-Bancshares is in compliance with all currently applicable capital requirements and guidelines prescribed by all appropriate federal or state bank Regulatory Authorities.


                                   ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF HUNTINGTON

             Huntington hereby represents and warrants to Citi-Bancshares as follows:

             6.1 ORGANIZATION, STANDING, AND POWER. Huntington is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Huntington is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington.

             6.2   AUTHORITY; NO BREACH BY AGREEMENT.

                   (a) Huntington has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Huntington. This Agreement represents a legal, valid, and binding obligation of Huntington, enforceable against Huntington in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                   (b) Neither the execution and delivery of this Agreement by Huntington, nor the consummation by Huntington of the transactions contemplated hereby, nor compliance by Huntington with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Huntington's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Huntington Company under, any Contract or Permit of any Huntington Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Huntington Company or any of their respective material Assets.

                   (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Huntington of the Merger and the other transactions contemplated in this Agreement.

             6.3 CAPITAL STOCK. The authorized capital stock of Huntington consists of (i) 300,000,000 shares of Huntington Common Stock, of which 144,740,515 shares are issued and outstanding as of October 28, 1996, and (ii) 6,617,808 shares of Huntington Preferred Stock, none of which are designated, issued or outstanding. All of the issued and outstanding shares of Huntington Capital Stock are, and all of the shares of Huntington Common Stock to be issued in exchange for shares of Citi-Bancshares Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of Huntington Capital Stock has been, and none of the shares of Huntington Common Stock to be issued in exchange for shares of Citi-Bancshares Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Huntington.

             6.4 FINANCIAL STATEMENTS. Huntington has delivered to Citi-Bancshares all Huntington Financial Statements for periods ended prior to the date hereof and will deliver to Citi-Bancshares copies of all Huntington Financial Statements prepared subsequent to the date hereof. The Huntington Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Huntington Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Huntington Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Huntington Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

             6.5 RIGHTS AGREEMENT. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement will not result in the grant of any rights to any Person under the Huntington Rights Agreement (other than to Citi-Bancshares Stockholders as contemplated by Section 3.1 of this Agreement) or enable or require the Huntington Rights to be exercised, distributed or triggered.

             6.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1995, except as disclosed in the Huntington Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.6 of the Huntington Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington.

             6.7 COMPLIANCE WITH LAWS. Huntington and Huntington-Florida are each duly registered as a bank holding company under the BHC Act and with the Florida State Banking Department. Each Huntington Company has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington. Except as disclosed in Section 6.7 of the Huntington Disclosure Memorandum, no Huntington Company:


             (a) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

             (b) is in violation of, or in Default under, any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington; and

             (c) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Huntington Company is not in compliance with any of the Laws or Orders, including the CRA, which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington or which would prevent or delay the consummation of the transactions contemplated herein, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington,
(iii) requiring any Huntington Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends, or which are reasonably likely to delay or prevent the consummation of the transactions contemplated herein.

             6.8 LEGAL PROCEEDINGS. There is no Litigation pending, or to the Knowledge of Huntington, threatened against Huntington or any Huntington Company that seeks to enjoin, delay or prevent the execution, delivery or performance of this Agreement or the completion of the transactions contemplated herein.

             6.9 REPORTS. Since December 31, 1992, Huntington has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

             6.10 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by Huntington or any Affiliate thereof to Citi-Bancshares pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Huntington or any

Affiliate thereof for inclusion in the Registration Statement to be filed by Huntington with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Huntington or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Citi-Bancshares' shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by Huntington or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Citi-Bancshares, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Huntington or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

             6.11 AUTHORITY OF HUNTINGTON-FLORIDA. Huntington-Florida is an Ohio corporation, duly organized, validly existing and in good standing under the Laws of the State of Ohio as a wholly owned Subsidiary of Huntington, with its principal office located in Columbus, Florida. The authorized capital stock of Huntington-Florida consists of 850 shares of Huntington-Florida Common Stock, all of which is validly issued and outstanding, fully paid and nonassessable and is owned by Huntington free and clear of any Lien. Huntington-Florida has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of the necessary Consents of the applicable Regulatory Authorities. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, has been duly and validly authorized by all necessary corporate action in respect thereof on the part of Huntington-Florida. This Agreement represents a legal, valid, and binding obligation of Huntington-Florida, enforceable against Huntington-Florida in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

             6.12 TAX AND REGULATORY MATTERS. No Huntington Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in

Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.


                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

             7.1   AFFIRMATIVE COVENANTS OF CITI-BANCSHARES.

      (a) Unless the prior written consent of Huntington shall have been obtained, and except as otherwise expressly contemplated herein, Citi-Bancshares shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and Assets and maintain its rights and franchises, and (iii) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement, or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

             (b) Citi-Bancshares shall obtain surveys of, Title Insurance Commitments and title insurance from reputable insurers on all Real Property comprising the main offices and branches of Citizens National Bank of Leesburg on forms customarily used for commercial property in the areas where such Real Property is located.

             7.2 NEGATIVE COVENANTS OF CITI-BANCSHARES. Except as provided in this Agreement or as disclosed in the Citi-Bancshares Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Citi-Bancshares covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of Huntington, which consent shall not be unreasonably withheld:

             (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any Citi-Bancshares Company, or

             (b) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of Citi-Bancshares and its Subsidiaries consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of Citi-Bancshares of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Citi-Bancshares Disclosure Memorandum); or

             (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Citi-Bancshares, or declare or pay any dividend or make any other distribution in respect of Citi-Bancshares' capital stock, provided that Citi-Bancshares may (to the extent legally and contractually permitted to do so), but is not obligated hereunder, to declare and pay its customary quarterly cash dividends on the shares of Citi-Bancshares Common Stock not in excess of $0.12 per share of Citi-Bancshares Common Stock with usual and regular record and payment dates in accordance with past practice and a special dividend in the fourth quarter of 1996 not in excess of $.06 per share of Citi-Bancshares Common Stock as disclosed in Section 7.2(c) of the Citi-Bancshares Disclosure Memorandum, and provided further that if the Closing and the Effective Time has not occurred prior to the record dates for any regular quarterly dividends on Citi-Bancshares Common Stock in 1997, then Citi-Bancshares may continue to declare and pay regular quarterly dividends on Citi-Bancshares Common Stock (the "1997 Dividends"). The 1997 Dividends shall be determined by Citi-Bancshares' Board of Directors and shall be payable from funds lawfully available therefor, in an amount not to exceed $0.15 per share of Citi-Bancshares Common Stock per quarter.; provided that in no event shall holders of Citi-Bancshares Common Stock be entitled to receive a dividend from both Citi-Bancshares and Huntington in the same quarter with respect to shares of Citi-Bancshares Common Stock and Huntington Common Stock issued or issuable for such Citi-Bancshares Common Stock; or

             (d) except for this Agreement, the Stock Option Agreement or pursuant to the exercise of options to purchase shares of Citi-Bancshares Common Stock and the transactions contemplated herein, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Citi-Bancshares Common Stock or any other capital stock of any Citi-Bancshares Company, or any Rights; or

             (e) adjust, split, combine or reclassify any capital stock of any Citi-Bancshares Company, or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Citi-Bancshares Common Stock, or sell, lease, mortgage or otherwise dispose of any Asset (other than Assets acquired as a result of debts previously contracted) other than in the ordinary course of business for reasonable and adequate consideration; or

             (f) except for purchases of U.S. Treasury securities or U.S. Government agency (including FNMA and FHLMC) securities in the ordinary course of business, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Citi-Bancshares Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or

(iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

             (g) except as disclosed in Section 7.2(g) of the Citi-Bancshares Disclosure Memorandum or as a result of the transactions contemplated herein,
(i) grant any increase in compensation or benefits to the employees or officers of any Citi-Bancshares Company or as required by Law, (ii) pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement, (iii) enter into or amend any severance agreements with officers of Citi-Bancshares, (iv) grant any increase in fees or other increases in compensation or other benefits to the directors of Citi-Bancshares, (v) voluntarily accelerate the vesting of any employee benefits, or (vi) grant any stock appreciation rights or other Rights to acquire Citi-Bancshares securities under any Citi-Bancshares Stock Option Plan; or

             (h) except as disclosed in Section 7.2(h) of the Citi-Bancshares Disclosure Memorandum, enter into or amend any employment Contract between Citi-Bancshares and any Person (unless such amendment is required by Law) that Citi-Bancshares does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

             (i) adopt any new employee benefit plan of Citi-Bancshares' or any Citi-Bancshares Company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Citi-Bancshares or any Citi-Bancshares Company other than any such change that is required by Law, or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or that is disclosed or contemplated in
Section 7.2(i) of the Citi-Bancshares Disclosure Memorandum, or make any distributions from such employee benefit plans except as required by Law, the terms of such plans or consistent with Citi-Bancshares' past practice; or

             (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

             (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Citi-Bancshares for material money damages or restrictions upon the operations of Citi-Bancshares; or

             (l) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

             7.3 COVENANTS OF HUNTINGTON. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Huntington covenants and agrees that it shall take no action which to its knowledge at the time of such action, would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement. Huntington further covenants and agrees that it will not or agree or commit to, amend the Articles of Incorporation or Bylaws or Regulations of Huntington or Huntington-Florida or the Huntington Rights Agreement, in each case, in any manner adverse to the holders of Citi-Bancshares Common Stock as compared to rights of holders of Huntington Common Stock generally as of the date of this Agreement, without the prior written consent of the chairman or president of Citi-Bancshares, which consent shall not be unreasonably withheld.

             7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

             7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

             8.1 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL. As soon as reasonably practicable after execution of this Agreement, Huntington shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Huntington Common Stock upon consummation of the Merger. Citi-Bancshares shall furnish all information concerning it and the holders of its capital stock as Huntington may reasonably request in connection with such action. Citi-Bancshares shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the

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SEC, for the purpose of voting upon approval of this Agreement, Merger and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) Citi-Bancshares and Huntington shall prepare, as part of the Registration Statement filed with the SEC, a Proxy Statement and mail such Proxy Statement to Citi-Bancshares' shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Citi-Bancshares shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to Citi-Bancshares' shareholders the approval of this Agreement, and (iv) the Board of Directors and officers of Citi-Bancshares shall (subject to compliance with their fiduciary duties as advised by counsel) use its reasonable efforts to obtain such shareholders' approval.

             8.2 NASDAQ LISTING. Huntington shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq National Market the shares of Huntington Common Stock to be issued to the holders of Citi-Bancshares Common Stock pursuant to the Merger, and Huntington shall give all notices and make all filings with the NASD, required in connection with the transactions contemplated herein.

             8.3 APPLICATIONS. Huntington shall promptly prepare and file, and Citi-Bancshares shall cooperate in the preparation and, where appropriate, the filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement, including the Federal Reserve, Florida State Banking Department, seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

             8.4   [RESERVED.]

             8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, their respective reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement on or prior to March 15, 1997. The Parties shall deliver to each other, copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

             8.6   INVESTIGATION AND CONFIDENTIALITY.

                   (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                   (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party. The Parties are subject to a Confidentiality Agreement dated as of October 20, 1996, which is hereby reaffirmed and adopted, and which shall remain in full force and effect unmodified hereby and which shall survive any termination of this Agreement.



                   (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

             8.7 PRESS RELEASES. Prior to the Effective Time, Citi-Bancshares and Huntington shall consult with each other and their respective counsel as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

             8.8 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, neither Citi-Bancshares nor any Affiliate or any Representatives thereof retained by Citi-Bancshares shall directly or indirectly solicit or encourage any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Citi-Bancshares' Board of Directors as advised by counsel, neither Citi-Bancshares nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Citi-Bancshares may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Citi-Bancshares shall promptly notify Huntington orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Citi-Bancshares shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect





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





to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

             8.9 TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue code for federal income tax purposes.

             8.10 AGREEMENTS WITH RESPECT TO AFFILIATES. Citi-Bancshares has disclosed in Section 8.10 of the Citi-Bancshares Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Citi-Bancshares for purposes of Rule 145 under the 1933 Act. Citi-Bancshares shall use its reasonable efforts to cause each such Person to deliver to Huntington not later than 30 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Citi-Bancshares Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Huntington Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act.

             8.11  EMPLOYEE BENEFITS AND CONTRACTS.

             (a) Except as set forth in this Agreement, including Section 8.13, following the Effective Time, Huntington shall provide to officers and employees of Citi-Bancshares employee benefits under employee benefit and welfare plans, incentive plans and stock option and other plans involving the potential issuance of Huntington Common Stock, on terms and conditions which when taken as a whole are substantially similar to those currently provided generally by Huntington and its Affiliates to their similarly situated officers and employees. For purposes of participation and vesting under such employee benefit plans, the service of the employees of the Citi-Bancshares Companies prior to the Effective Time shall be treated as service with a Huntington Company participating in such employee benefit plans. Furthermore, officers and employees of Citi-Bancshares Companies (and their spouses and dependents, if applicable) may, upon the cessation of their participation in a Citi-Bancshares Benefit Plan, immediately participate in the corresponding Benefit Plan maintained by Huntington without regard to pre-existing conditions or waiting periods and all claims paid under a Citi-Bancshares Benefit Plan shall be counted under a Huntington Benefit Plan for purposes of annual deductibles and annual out of pocket expenses. Benefit accruals under any Huntington defined benefit pension plan ("Huntington Plan") will not be offset by benefit accruals under the "Citizens National Bank of Leesburg Defined Benefit Pension Plan (the "Pension Plan"); however, in the event the Pension Plan merges with the Huntington Plan, and if benefit accruals under the Pension Plan cease, the Huntington Plan will provide future benefit accruals under the Huntington Plan that are no less than those benefits that would accrue assuming the Huntington Plan implements a "fresh start formula without wear away" (as described in Treasury Regulation Section 1.401(a)(4)-13(c)(4)(i)). To the extent a participant has a vested benefit or other vested amount earned or accrued through the Effective Time under a Citi-Bancshares Benefit Plans, Huntington agrees to pay such benefits in accordance with the terms of such Citi-Bancshares Benefit Plans; provided, however, that (i) with





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





respect to the Citizens National Bank of Leesburg Profit Sharing Plan & Trust and the Pension Plan (other than death benefits and interest rates as set forth below), compliance with section 411(d)(6) of the Code will constitute satisfaction of the requirements of this sentence; (ii) with respect to a participant's accrued benefit under the Pension Plan, Huntington agrees, for twenty-four months following the Effective Time (to the extent permitted by applicable law), to continue to pay death benefits and compute benefits using the death benefit provisions and interest rate factors set forth in the Pension Plan as of the Effective Time.

      (b) Section 8.11 of the Citi-Bancshares Disclosure Memorandum sets forth certain Citi-Bancshares Benefit Plans, employment agreements and other arrangements. Among those listed include severance benefits, employment agreements, change in control agreements, retention agreements, consulting contracts, compensation contracts (collectively, "Continuation Benefits"). After the Effective Time, Huntington shall provide to officers and employees of Citi-Bancshares Companies benefits in accordance with either (i) the Continuation Benefits or (ii) in the absence of any such contracts, plans or policies giving rise to such Continuation Benefits, in accordance with the Huntington's policies generally.

             8.12  INDEMNIFICATION.

                   (a) For a period of four years after the Effective Time, Huntington shall, and shall cause its Subsidiaries, including the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Citi-Bancshares Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of Citi-Bancshares or, at Citi-Bancshares' request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Federal and/or Florida Law, or by Citi-Bancshares' Articles of Incorporation and Bylaws consistent with Florida Law as in effect on the date hereof, whether or not any Huntington Company is insured against such matter, including provisions relating to advances of expenses incurred in the defense of any Litigation, with respect to any Liability, claim, demand, action or Litigation asserted or made prior to or at any time after the Effective Time. All such rights to indemnification with respect to any such Liability, claim, demand, or action shall continue until the final disposition of such Litigation, claims, Liability, demands and actions regardless of when such claim, demand, action Litigation and/or Liability was made or asserted; provided, however, that nothing contained herein shall increase or lengthen the duration of obligations with respect to such indemnification by the Huntington, the Surviving Corporation or any other Huntington Company over that to which Citi-Bancshares would have been subject had the Merger not been consummated. The provisions of this Section 8.12 shall survive the Effective Time and the Closing Date. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, Huntington shall cause the Surviving Corporation to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Huntington and the Indemnified Party.

                   8.13   STOCK OPTIONS.

      (a) At the Effective Time, each outstanding option to purchase shares of Citi-Bancshares Common Stock (a "Citi-Bancshares Stock Option") issued pursuant to any Citi-Bancshares Stock Plan shall be fully vested and shall be converted into an option under the Huntington Stock Option Plan (the "Huntington Stock Option Plan") to acquire, on the same terms and conditions as were applicable to vested rights under such Citi-Bancshares Stock Option, the same number of shares of Huntington Common Stock as the holder of such Citi-Bancshares Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time and elected to receive the Stock Consideration, at an exercise price per share of Huntington Common Stock equal to (y) the aggregate exercise price for the shares of Citi-Bancshares Common Stock otherwise purchasable pursuant to such Citi-Bancshares Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Huntington Common Stock deemed purchasable pursuant to such Citi-Bancshares Stock Option immediately prior to the Effective Time.

                   (b) As soon as practicable after the Effective Time, Huntington shall deliver to the holders of such converted Citi-Bancshares Stock Options appropriate notices setting forth such holders' rights pursuant to the Huntington Stock Option Plan and the agreements evidencing such converted Citi-Bancshares Stock Options and the original grants of such Citi-Bancshares Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 8.13 after giving effect to the Merger and the conversion as set forth above).

                   (c) Huntington shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Huntington Common Stock for delivery upon exercise of Citi-Bancshares Stock Options converted in accordance with this Section 8.13. As soon as practicable after the Effective Time, Huntington shall include the shares of Huntington Common Stock issuable under the converted Citi-Bancshares Stock Options under an existing effective registration statement or shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms made available by the SEC), or another appropriate form with respect to the shares of Huntington Common Stock subject to such options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Huntington shall administer the Huntington Stock Option Plan in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Citi-Bancshares Plan complied with such rule prior to the Merger.

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                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

             9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
11.6 of this Agreement:

             (A) SHAREHOLDER APPROVAL. The shareholders of Citi-Bancshares shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of any governing instruments.

             (B) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

             (C) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

             (D) LEGAL PROCEEDINGS. No court or governmental authority or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

             (E) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all

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necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Huntington Common Stock issuable pursuant to the Merger shall have been received.

             (F) NASDAQ NATIONAL MARKET LISTING. The shares of Huntington Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market.

             (G) TAX MATTERS. Each Party shall have received a written opinion of counsel from Huntington's Counsel, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Citi-Bancshares Common Stock for Huntington Common Stock will not give rise to gain or loss to the shareholders of Citi-Bancshares with respect to such exchange (except to the extent of any cash received), and (iii) none of Citi-Bancshares, Huntington-Florida or Huntington will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of Citi-Bancshares' officers, directors and those Persons that have executed Shareholder's Agreements and officers of Huntington reasonably satisfactory in form and substance to such counsel.

             (H) EMPLOYMENT AGREEMENTS. Huntington shall have affirmed those certain employment agreements between Citi-Bancshares, Huntington, Huntington-Florida and each of the persons identified in Section 9.1(h) of the Citi-Bancshares Disclosure Memorandum, which have been entered into on or prior to the date hereof.


             9.2 CONDITIONS TO OBLIGATIONS OF HUNTINGTON. The obligations of Huntington to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Huntington pursuant to Section 11.6(a) of this Agreement:

             (A)   REPRESENTATIONS AND WARRANTIES.  For purposes of this
Section 9.2(a), the accuracy of the representations and warranties of Citi-Bancshares set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Citi-Bancshares set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Citi-Bancshares set forth in Sections 5.19, 5.20, and 5.21 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Citi-Bancshares set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.19, 5.20, and 5.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Citi-Bancshares; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

             (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Citi-Bancshares to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

             (C) CERTIFICATES. Citi-Bancshares shall have delivered to Huntington (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Citi-Bancshares' Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Huntington and its counsel shall request.

             (D) OPINION OF COUNSEL. Huntington shall have received an opinion of McLin Burnsed Morrison Johnson Newman & Roy, counsel to Citi-Bancshares, and Alston & Bird, special counsel to Citi-Bancshares, dated as of the Closing, in form reasonably satisfactory to Huntington, as to the matters set forth in Exhibit 4.

             (E) ACCOUNTANT'S LETTERS. Huntington shall have received from Citi-Bancshares' Auditors letters dated not more than five days prior to the date of the Proxy Statement with respect to certain financial information regarding Citi-Bancshares, in form and substance reasonably satisfactory to Huntington, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standard No. 72.

             (F) AFFILIATES' AGREEMENTS. Huntington shall have received from each Affiliate of Citi-Bancshares, the affiliate's agreement as and to the extent specified in Section 8.10 of this Agreement.

             (G) SHAREHOLDERS' EQUITY. Citi-Bancshares' shareholders' equity as of the end of last fiscal quarter preceding Closing shall not be less than Citi-Bancshares' shareholders' equity as of June 30, 1996, excluding for purposes of the calculation of such shareholders' equity, the effects of (i) all dividends declared and/or payable by Citi-Bancshares consistent with terms of this Agreement, (ii) all net changes resulting from application of FASB Statement No. 115 with respect to unrealized securities gains and losses, or other changes in Laws, GAAP or RAP not in effect for the Citi-Bancshares' Companies for periods prior to June 30, 1996, (iii) all costs, fees and charges, including fees and charges of Citi-Bancshares' accountants, counsel and investment bankers, whether or not accrued or paid, that are related to the sale of Citi-Bancshares, and (iv) any reductions in Citi-Bancshares' shareholders' equity resulting from any actions or changes in policies of Citi-Bancshares taken at the request of Huntington.

             9.3 CONDITIONS TO OBLIGATIONS OF CITI-BANCSHARES. The obligations of Citi-Bancshares to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Citi-Bancshares pursuant to Section 11.6(b) of this Agreement:

             (A)   REPRESENTATIONS AND WARRANTIES.  For purposes of this
Section 9.3(a), the accuracy of the representations and warranties of Huntington set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Huntington set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Huntington set forth in Section 6.12 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Huntington set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.12 such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Huntington; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

             (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Huntington to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects, and the Registration Statement shall have been declared and shall remain effective.

             (C) CERTIFICATES. Huntington shall have delivered to Citi-Bancshares (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Huntington's Board of Directors and Huntington-Florida's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Citi-Bancshares and its counsel shall request.

             (D) OPINION OF COUNSEL. Citi-Bancshares shall have received an opinion of Porter, Wright, Morris & Arthur, counsel to Huntington, dated as of the Effective Time, in form reasonably acceptable to Citi-Bancshares, as to the matters set forth in Exhibit 5.

             (E) FAIRNESS OPINION. Citi-Bancshares shall have received from The Carson Medlin Company or such other investment banking firm retained by Citi-Bancshares, a letter, dated not more than five business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the consideration to be received by Citi-Bancshares shareholders in connection with the Merger is fair, from a financial point of view, to such shareholders.


                                   ARTICLE 10
                                  TERMINATION

             10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Citi-Bancshares, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

             (a) By mutual consent of the Board of Directors of Huntington and the Board of Directors of Citi-Bancshares; or

             (b) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty contained in this Agreement of the other Party which cannot be or has not been cured within 30 days after the giving of written notice to such Party of such inaccuracy and which inaccuracy would provide the other Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of any termination by Huntington and Section 9.3(a) of this Agreement in the case of any termination by Citi-Bancshares; or

             (c) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

             (d) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Citi-Bancshares fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the FBCA at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

             (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by May 31, 1997, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

             (f) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
Section 10.1(e) of this Agreement; or

             (g) By Huntington, in the event that the Board of Directors of Citi-Bancshares shall have failed to reaffirm its approval of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger, or shall have affirmed, recommended or authorized entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation or transfer of substantially all of the Assets of Citi-Bancshares.

             10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Stock Option Agreement and the Confidentiality Agreement shall be governed by their own terms and as to termination and not by this
Section 10.2.

             10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4 and 11 and Sections 8.10, 8.11, and 8.12.


                                   ARTICLE 11
                                 MISCELLANEOUS

             11.1  DEFINITIONS.

                   (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

             "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

             "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

             "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

             "ARTICLES OF MERGER" shall mean Articles of Merger or a Certificate of Merger executed by Huntington-Florida and Citi-Bancshares, and filed with the Secretary of States of the States of Florida and Ohio relating to the Merger as contemplated by Section 1.1 of this Agreement.

             "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

 "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

             "CITI-BANCSHARES COMMON STOCK" shall mean the $.01 par value common stock of Citi-Bancshares.

             "CITI-BANCSHARES COMPANIES" shall mean, collectively, Citi-Bancshares and all Citi-Bancshares Subsidiaries.

             "CITI-BANCSHARES DISCLOSURE MEMORANDUM" shall mean the written information entitled "Citi-Bancshares, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Huntington describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

             "CITI-BANCSHARES FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Citi-Bancshares as of June 30, 1996, and as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1996, and for each of the three fiscal years ended December 31, 1995, 1994 and 1993, and (ii) the consolidated balance sheets of Citi-Bancshares (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in the Call Reports filed with the FDIC with respect to periods ended subsequent to June 30, 1996.

             "CITI-BANCSHARES STOCK PLANS" shall mean the stock option and other stock-based compensation plans and agreements of Citi-Bancshares.

             "CITI-BANCSHARES SUBSIDIARIES" shall mean the Subsidiaries of Citi-Bancshares, if any, which shall include the Citi-Bancshares Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Citi-Bancshares in the future and owned by Citi-Bancshares at the Effective Time.

             "CLOSING DATE" shall mean the date on which the Closing occurs.

             "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

             "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

             "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

             "FBCA" shall mean the Florida Business Corporation Act.

             "FDIC" shall mean the Federal Deposit Insurance Corporation.

             "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

             "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

             "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

             "ERISA AFFILIATE" shall have the meaning provided in Section 5.14 of this Agreement.

             "EXHIBITS" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

             "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

             "HAZARDOUS SUBSTANCE" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

             "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

             "HUNTINGTON CAPITAL STOCK" shall mean, collectively, the Huntington Common Stock, the Huntington Preferred Stock and any other class or series of capital stock of Huntington.

             "HUNTINGTON COMMON STOCK" shall mean the no par value common stock of Huntington.

             "HUNTINGTON COMPANIES" shall mean, collectively, Huntington and all Huntington Subsidiaries.

             "HUNTINGTON FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Huntington as of June 30, 1996, and as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended June 30, 1996, and for each of the three years ended December 31, 1995, 1994 and 1993, as filed by Huntington in SEC Documents, and (ii) the consolidated statements of condition of Huntington (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1996.

             "HUNTINGTON PREFERRED STOCK" shall mean the "blank" serial preferred stock of Huntington without par value.

             "HUNTINGTON RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the Huntington Rights Agreement.

             "HUNTINGTON RIGHTS AGREEMENT" shall mean that certain Rights Agreement; dated as of February 22, 1990, as amended and or restated, between Huntington and The Huntington Trust Company, N.A., as Rights Agent.

             "HUNTINGTON-FLORIDA COMMON STOCK" shall mean the no par value common stock of Huntington-Florida.

             "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

             "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, any Assistant or Deputy General Counsel, or any Senior or Executive Vice President of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

             "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

             "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

             "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

             "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

             "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

             "MATERIAL" OR "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

             "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse effect" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

             "NASD" shall mean the National Association of Securities Dealers, Inc.

             "NASDAQ NATIONAL MARKET" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

             "1933 ACT" shall mean the Securities Act of 1933, as amended.

             "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

             "ORC" shall mean the Ohio Revised Code.

             "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

             "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

             "PARTY" shall mean either Citi-Bancshares or Huntington, and "PARTIES" shall mean both Citi-Bancshares and Huntington.

             "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

             "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

             "PROXY STATEMENT" shall mean the proxy statement used by Citi-Bancshares to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Huntington relating to the issuance of the Huntington Common Stock to holders of Citi-Bancshares Common Stock.

             "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Huntington under the 1933 Act with respect to the shares of Huntington Common Stock to be issued to the shareholders of Citi-Bancshares in connection with the transactions contemplated by this Agreement.

             "REGULATORY AUTHORITIES" shall mean, collectively, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Florida State Banking Department, all other state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

             "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

             "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, stock appreciation rights or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

             "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

             "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

             "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of Citi-Bancshares to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

             "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

             "SURVIVING CORPORATION" shall mean Huntington-Florida as the surviving corporation resulting from the Merger.

             "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

                   (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

             Aggregate Merger Consideration                              Section 3.1(d)
             Allowance                                                   Section 5.9
             Average Closing Price                                       Section 3.1(f)
             BIF                                                         Section 5.4
             Cash Consideration                                          Section 3.1(c)
             Cash Election                                               Section 3.1(c)
             Cash Limitation                                             Section 3.1(c)
             Cash Price                                                  Section 3.1(c)
             Certificate                                                 Section 3.1(c)
             Citi-Bancshares Contracts                                   Section 5.10
             Citi-Bancshares ERISA Plan                                  Section 5.154
             Closing                                                     Section 1.2
             Effective Time                                              Section 1.3
             Election Deadline                                           Section 4.1(b)
             ERISA Affiliate                                             Section 5.14(c)
             Exchange Agent                                              Section 4.1(e)
             Exchange Ratio                                              Section 3.1(f)
             Indemnified Party                                           Section 8.12(a)
             Insurance                                                   Section 5.10
             Letter of Transmittal and Form of Election                  Section 4.1(b)
             Merger                                                      Section 1.1
             Mixed Consideration                                         Section 3.1(c)
             Mixed Election Shares                                       Section 3.1(c)
             Mixed Stock Amount                                          Section 3.1(c)
             Non-Election Shares                                         Section 4.1(a)
             Pension Plan                                                Section 8.11
             Real Property                                               Section 5.10
             Stock Consideration                                         Section 3.1(c)
             Stock Designees                                             Section 3.1(d)
             Stock Election                                              Section 3.1(f)
             Tax Opinion                                                 Section 9.1(g)
             Title Insurance Commitment                                  Section 5.10

                   (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

             11.2 EXPENSES. Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the

Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement and Huntington shall pay all expenses of obtaining surveys of Citi-Bancshares' Real Property.


             11.3 BROKERS AND FINDERS. Except for The Carson Medlin Company or other investment banker retained by Citi-Bancshares, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Citi-Bancshares or Huntington, each of Citi-Bancshares and Huntington, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

             11.4 ENTIRE AGREEMENT. Except for the Confidentiality Agreement between Citi-Bancshares and Huntington, and as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.13 and 8.14 of this Agreement.

             11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Citi-Bancshares Common Stock, there shall be made no amendment that pursuant to Florida Law requires further approval by such shareholders without the further approval of such shareholders.

             11.6  WAIVERS.

                   (a) Prior to or at the Effective Time, Huntington, acting through its Board of Directors, chairman, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Citi-Bancshares, to waive or extend the time for the compliance or fulfillment by Citi-Bancshares of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Huntington under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Huntington.

                   (b) Prior to or at the Effective Time, Citi-Bancshares, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Huntington, to waive or extend the time for the compliance or fulfillment by Huntington of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Citi-Bancshares under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Citi-Bancshares.

                   (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

             11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

             11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre- paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

             Citi-Bancshares:                Citi-Bancshares, Inc.
                                             1211 North Boulevard West
                                             Leesburg, FL  34738-5351
                                             Telecopy Number:  (352) 326-4738
                                             Attention: Kenneth W. Mullis

             Copy to Counsel:                McLin, Burnsed, Morrison, Johnson, Newman and Ray
                                             100 West Main Street
                                             Leesburg, Florida
                                             Telecopy Number (352) 787-4265
                                             Attention: Walter S. McLin, III, Esq.

             Copy to Counsel:                Alston & Bird
                                             One Atlantic Center
                                             1201 W. Peachtree Street
                                             Atlanta, Georgia 30309-3424
                                             Telecopy Number:  (404) 881-7777
                                             Attention: Ralph F. MacDonald, III, Esq.

             Huntington:                     Zuheir Sofia
                                             President
                                             Huntington Bancshares Incorporated
                                             41 South High Street
                                             Columbus, Ohio 43287
                                             Telecopy number:  (614) 480-5485

             Copy to Counsel:                Ralph K. Frasier, Esq.
                                             General Counsel and Secretary
                                             Huntington Bancshares Incorporated
                                             41 South High Street
                                             Columbus, Ohio 43287
                                             Telecopy number:  (614) 480-5485

             Copy to Counsel:                Michael T. Radcliffe, Esq.
                                             Porter, Wright, Morris & Arthur
                                             41 South High Street
                                             Columbus, Ohio 43215
                                             Telecopy number:  (614) 227-2100

             11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio, without regard to any applicable conflicts of Laws.

            11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

            11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

            11.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

             IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                           CITI-BANCSHARES, INC.


/s/ T. MICHAEL KILLINGSWORTH                      By: /s/ KENNETH W. MULLIS
----------------------------------                    -------------------------
Secretary                                              Kenneth W. Mullis
                                                       President and Chief
                                                       Executive Officer


[CORPORATE SEAL]


ATTEST:                                            HUNTINGTON BANCSHARES
                                                   INCORPORATED


/s/ RALPH K. FRASIER                               By: /s/ FRANK WOBST
----------------------------------                    -------------------------
Secretary                                               Frank Wobst
                                                        Chairman


[CORPORATE SEAL]


ATTEST:                                            HUNTINGTON BANCSHARES
                                                   FLORIDA, INC.



/s/ JOHN W. LIEBERSBACH                            By: /s/  FRANK WOBST
----------------------------------                     -------------------------
Secretary                                                 Frank Wobst
                                                          Chairman


[CORPORATE SEAL]

                                      EXHIBIT I TO AGREEMENT AND PLAN OF MERGER

                             STOCK OPTION AGREEMENT
                             ----------------------


       THIS STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of November 1, 1996, by and between Citi-Bancshares, Inc., a Florida corporation ("Issuer"), and Huntington Bancshares, Incorporated, a Maryland corporation ("Grantee").

       WHEREAS, Grantee and Issuer have entered into that certain Agreement and Plan of Merger, dated as of October 31, 1996 (the "Merger Agreement"), providing for, among other things, the merger of Issuer with and into a wholly owned Subsidiary of Grantee, with such Subsidiary as the surviving entity; and

       WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

       NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

         1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

         2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 890,000 shares (as adjusted as set forth herein, the "Option Shares," which shall include the Option Shares before and after any transfer of such Option Shares) of common stock, $.01 par value per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (subject to adjustment as set forth herein, the "Purchase Price") equal to $30.00.

         3. EXERCISE OF OPTION.

              (a) Provided that (i) Grantee or Holder (as hereinafter defined), as applicable, shall not be in material breach of its agreements or covenants contained in this Agreement or the Merger Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, Holder may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event; provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Merger Agreement by Grantee pursuant to Section 10.1(b) (but only if such termination was a result of a willful breach by Issuer) or Section 10.1(c) thereof (each a "Default Termination")), (C) twelve(12) months after a Default Termination, and (D) twelve (12) months after any termination of the Merger Agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; provided further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is the Grantee. The rights set forth in Section 8 shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.

              (b) As used herein, a "Purchase Event" means any of the following events subsequent to the date of this Agreement:

                  (i) without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any Subsidiary of Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term "Acquisition Transaction" shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its Subsidiaries (other than transactions solely between Issuer's Subsidiaries), (B) except as permitted pursuant to Section 7.1 of the Merger Agreement, the disposition, by sale, lease, exchange or otherwise, of Assets of Issuer or any of its Subsidiaries representing in either case 25% or more of the consolidated assets of Issuer and its Subsidiaries, or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of Issuer or any of its Subsidiaries (any of the foregoing, an "Acquisition Transaction"); or

                  (ii) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act), other than a group of which Grantee or any of its Subsidiaries of Grantee is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then-outstanding shares of Issuer Common Stock.

              (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

                  (i) any person (other than Grantee or any Subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then-outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

                  (ii) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such shareholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case if either (A) the Issuer's Board of Directors has withdrawn or modified its recommendation with respect to the Merger Agreement in an effort to comply with its fiduciary duties as permitted under the Merger Agreement, or (B) such event occurs after it shall have been publicly announced that any person (other than Grantee or any Subsidiary of Grantee) shall have
       (X) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (Y) commenced or disclosed an intention to commence Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (Z) filed an application (or given a notice), whether in draft or final form, under any federal or state statute or regulation (including a notice filed under the HSR Act and an application or notice filed under the BHC Act, the Bank Merger Act, or the Change in Bank Control Act of 1978) seeking the Consent to an Acquisition Transaction from any federal or state governmental or regulatory authority or agency.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

              (d) In the event any Holder shall wish to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior Consent of any governmental or regulatory agency or authority is required in connection with such purchase, Issuer shall cooperate with Holder in the filing of the required notice or application for such Consent and the obtaining of such Consent and the Closing shall occur immediately following receipt of such Consents (and expiration of any mandatory waiting periods).

         4. PAYMENT AND DELIVERY OF CERTIFICATES.

              (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 13(f) hereof.

              (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in
Section 4(a), (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and subject to no pre-emptive rights, and
(B) if the Option is exercised in part
only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

              (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

       THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF NOVEMBER 1, 1996. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

         5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

         (a) Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.

         (b) Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Holder to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

         6. REPRESENTATIONS AND WARRANTS OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

         (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

         (b) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Laws.

         7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

              (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

              (b) In the event that Issuer shall enter into an agreement: (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Holder shall receive for each Option Share with respect to which the Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Issuer Common Stock less the Purchase Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Issuer Common Stock, subject to the foregoing, proper provision shall be made so that Holder would have the same election or similar rights as would the holder of the number of shares of Issuer Common Stock for which the Option is then exercisable) (such consideration, the "Substitute Consideration").

              (c) Issuer shall not enter into any agreement of the type described in Section 7(b) unless the other party thereto consents to provide the funding required for Issuer to pay the Section 8 Repurchase Consideration.

       8.     REPURCHASE AT THE OPTION OF HOLDER.

              (a) Subject to the last sentence of Section 3(a), at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending 12 months immediately thereafter, Issuer shall repurchase from Holder the Option and all shares of Issuer Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this
Section 8 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

                  (i) the aggregate Purchase Price paid by Holder for any shares of Issuer Common Stock acquired by Holder pursuant to the Option with respect to which Holder then has beneficial ownership;

                  (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

                  (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

              (b) If Holder exercises its rights under this Section 8, Issuer shall, within ten business days after the Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment Holder shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or Consent of any governmental or regulatory agency or authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the
Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for Consent and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such Consent). If any governmental or regulatory agency or authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Holder. If any governmental or regulatory agency or authority prohibits the repurchase in part but not in whole, then Holder shall have the right (i) to revoke the repurchase request or
(ii) to the extent permitted by such agency or authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Holder shall notify Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase.

                    Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a).

              (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i), (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), or (iii) the highest closing sales price per share of Issuer Common Stock quoted on the Nasdaq National Market (or if Issuer Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's Assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer (which determination shall be conclusive for all purposes of this Agreement), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

              (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired actual ownership or control, or any "group" (as such term is defined under the 1934 Act) shall have been formed which shall have acquired actual ownership or control, of 50% or more of the then-outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) shall be consummated.

              (e) In connection with the application of the provisions of this
Section 8, Grantee acknowledges (i) that Issuer's ability to fund the Section 8 Repurchase Consideration in accordance with the provisions of this Section 8 may be dependent upon the payment by Issuer's Subsidiaries of a capital distribution or distributions ("Capital Distribution") to Issuer and that any such Capital Distribution will be subject to the prior approval of the Federal Reserve Board and the principal federal and state regulatory agencies having jurisdiction over Issuer's Subsidiary banks, and (ii) that, unless there has been an agreement of the type described in Section 7(b), Issuer's obligations under this Section 8 do not impose on Issuer an obligation to otherwise finance the payment of the
Section 8 Repurchase Consideration through the incurrence of indebtedness or the issuance of capital instruments or securities by Issuer in either case sufficient in amount to satisfy the payment of the Section 8 Repurchase Consideration. Accordingly, Issuer shall not be deemed to be in breach of this
Section 8 if, after making its best efforts to obtain regulatory authorization for a Capital Distribution required to pay the Section 8 Repurchase Consideration, it is unable to do so.

         9. CERTAIN RESTRICTIONS.

              (a) Following the date hereof and prior to the Expiration Date (as defined in subparagraph (c) below), Holder shall (i) vote any shares of capital stock of Issuer acquired by Holder pursuant to this Agreement ("Restricted Shares") or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by Holder on each matter submitted to a vote of shareholders of Issuer for and against such matter in the same proportion as the vote of all other shareholders of Issuer are voted (whether by proxy or otherwise) for and against such matter, and (ii) shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Restricted Shares beneficially owned by Holder, other than (i) pursuant to Section 8 hereof, (ii) following termination of the Merger Agreement, pursuant to a merger, share exchange, tender or exchange offer, or other business combination that has been approved or recommended, or otherwise determined to be fair and in the best interests of the shareholders of Issuer, by a majority of the members of the Board of Directors of Issuer (which majority shall include a majority of the directors who were directors prior to the announcement of such business combination), or (iii) in accordance with Section 10 hereof.

              (b) Other than pursuant to the Merger Agreement, following the date hereof and prior to the Expiration Date, without the prior written consent of Issuer, Holder shall not, nor shall Holder permit its affiliates to, directly or indirectly, alone or in concert or conjunction with any other Person or Group (as defined in subparagraph (c) below), (i) in any manner acquire, agree to acquire or make any proposal to acquire, any securities of, equity interest in, or any material property of, the Company (other than pursuant to this Agreement or the Merger Agreement), (ii) except at the specific written request of Issuer, propose to enter into any merger, share exchange, or other business combination involving Issuer or to purchase a material portion of the Assets of Issuer, (iii) make or in any way participate in any "solicitation" of "proxies" (as such terms are used in Regulation 14A promulgated under the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of Issuer, (iv) form, join or in any way participate in a Group with respect to any voting securities of Issuer, (v) seek to control or influence the management, Board of Directors or policies of Issuer, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, (vii) advise, assist or encourage any other Person in connection with the foregoing, or (viii) request Issuer (or its directors, officers, employees or agents) to amend or waive any provision of this Section 9(b), or take any action which may require Issuer to make a public announcement regarding the possibility of a business combination or merger with such party. Issuer shall not adopt any "Rights Plan" or similar arrangement in any manner which would cause Holder, if Holder has complied with its obligations under this Agreement, to become an "Acquiring Person" under such Rights Agreement solely by reason of the beneficial ownership of the shares purchasable hereunder.

              (c) For purposes of this Agreement, (i) the term "Expiration Date" with respect to any obligation or restriction imposed on a party hereunder shall mean the earlier to occur of (A) the third anniversary of the date hereof or (B) such time as the other party shall have suffered a Change of Control, and (ii) the term "Change of Control" with respect to a party shall be deemed to have occurred whenever (A) there shall be consummated (1) any consolidation or merger of such party in which such party is not the continuing or surviving corporation or pursuant to which the shares of such party's common stock would be converted in whole or in part into cash, other securities or other property, other than a merger of such Person in which the holders of such party's common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving or acquiring corporation immediately after the merger, or (2) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the Assets of such party, or (B) the shareholders of such party shall approve any plan or proposal for the liquidation or dissolution of such party, or (C) any Person, other than such party or a Subsidiary thereof or any employee benefit plan sponsored by such party or a Subsidiary thereof or a corporation owned, directly or indirectly, by the stockholders of such party in substantially the same proportions as their ownership of stock of such party, shall become the beneficial owner of securities of such party representing 25% or more of the combined voting power of then-outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (D) at any time during the period commencing on the date of this Agreement and ending on the Expiration Date, individuals who at the date hereof constituted the Board of Directors of such party shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by such party's stockholders of each new director during the period commencing on the date of this Agreement and ending on the Expiration Date was approved by a vote of at least two-thirds of the directors then still in office who were directors at the date hereof, or (E) any other event shall occur with respect to such party that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A promulgated under the Exchange Act.

       10.    REGISTRATION RIGHTS.

              (a) Following termination of the Merger Agreement, Issuer shall, subject to the conditions of subparagraph (c) below, if requested by any Holder, including Grantee and any permitted transferee ("Selling Holder"), as expeditiously as possible prepare and file a registration statement under the Securities Laws if necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Selling Holder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Holder in such request, including, without limitation, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

              (b) If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Laws in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Holder of its intention to do so and, upon the written request of Holder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by Selling Holder), Issuer will cause all such shares, the holders of which shall have requested participation in such registration, to be so registered and included in such underwritten public offering; provided, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement a dividend reinvestment or similar plan, an employee benefit plan or a registration filed on Form S-4 or any successor form, or a registration filed on a form which does not permit registrations of resales; provided, further, that such election pursuant to clause (i) may only be made two times. If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this subparagraph (b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among Selling Holders and any other person (other than Issuer or any person exercising demand registration rights in connection with such registration) who or which is permitted to register their shares of Issuer Common Stock in connection with such registration pro rata in the proportion that the number of shares requested to be registered by each Selling Holder bears to the total number of shares requested to be registered by all persons then desiring to have Issuer Common Stock registered for sale.

              (c) Issuer shall use all reasonable efforts to cause each registration statement referred to in subparagraph (a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, provided, that Issuer may delay any registration of Option Shares required pursuant to subparagraph (a) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Laws pursuant to subparagraph (a) above:

                  (i)   on more than two occasions;

                  (ii)  more than once during any calendar year;

                  (iii) within 90 days after the effective date of a registration referred to in subparagraph (b) above pursuant to which the Selling Holders concerned were afforded the opportunity to register such shares under the Securities Laws and such shares were registered as requested; and

                  (iv) unless a request therefor is made to Issuer by Selling Holders holding at least 25% or more of the aggregate number of Option Shares then outstanding.

                    In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of 120 days from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares, provided, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

              (d) Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), accounting expenses, legal expenses including the reasonable fees and expenses of one counsel to the Selling Holders, printing expenses, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to subparagraph (a) or (b) above (including the related offerings and sales by Selling Holders) and all other qualifications, notifications or exemptions pursuant to subparagraph (a) or (b) above. Underwriting discounts and commissions relating to Option Shares and any other expenses incurred by such Selling Holders in connection with any such registration shall be borne by such Selling Holders.

              (e) In connection with any registration under subparagraph (a) or
(b) above Issuer hereby indemnifies the Selling Holders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Holder, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

                    Promptly upon receipt by a party indemnified under this subparagraph (e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this subparagraph (e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this subparagraph (e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party falls to assume the defense of such action with counsel' satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

                    If the indemnification provided for in this subparagraph (e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, all selling shareholders and the underwriters from the offering of the securities and also the relative fault of Issuer, all selling shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, that in no case shall any Selling Holder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

                    In connection with any registration pursuant to subparagraph
(a) or (b) above, Issuer and each Selling Holder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this subparagraph (e).

              (f) Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by Holder in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rules 144 and 144A. Issuer shall at its expense provide Holder with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Laws, or required pursuant to any state securities laws or the rules of any stock exchange.

              (g) Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save Holder harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

       11. QUOTATION; LISTING. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq National Market or any securities exchange or other automated quotations system maintained by a self-regulatory organization, Issuer, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or such securities exchange or other automated quotations system maintained by a self-regulatory organization and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

       12. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         13. MISCELLANEOUS.

              (a) EXPENSES. Except as otherwise provided in Section 11, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

              (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

              (c) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARY; SEVERABILITY. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 13(h)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state governmental or regulatory agency or authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Holder to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section
7), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

              (d) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to any applicable conflicts of law rules.

              (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

              (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement(or at such other address for a party as shall be specified by like notice).

              (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

              (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned Subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

              (i) FURTHER ASSURANCES. In the event of any exercise of the Option by Holder, Issuer and Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

              (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

       IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

ATTEST:                                  CITI-BANCSHARES, INC.



By:                                      By:
   ---------------------------------        ----------------------------------
   Title: Secretary                         Title: President and Chief Executive
                                                   Officer

[CORPORATE SEAL]


ATTEST:                                  HUNTINGTON BANCSHARES, INCORPORATED



By:                                      By:
   ---------------------------------        ----------------------------------
   Title:  Assistant Secretary              Title: Senior Vice President

[CORPORATE SEAL]

                                      EXHIBIT 2 TO AGREEMENT AND PLAN OF MERGER


                             SHAREHOLDER'S AGREEMENT
                             -----------------------


         THIS SHAREHOLDER'S AGREEMENT (this "Agreement") is made and entered into as of October 31, 1996, by and between Huntington Bancshares Incorporated, a Maryland corporation ("Huntington"), and the undersigned shareholder (the "Shareholder") of Citi-Bancshares, Inc. ("Citi-Bancshares").

         The Shareholder desires that Huntington and Citi-Bancshares enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") with respect to the merger (the "Merger") of Citi-Bancshares with and into Huntington Bancshares Florida, Inc., a wholly-owned subsidiary of Huntington ("Huntington-Florida").

         The Shareholder is executing this Agreement as an inducement to Huntington and Huntington-Florida to enter into, execute and perform the Merger Agreement.

         NOW, THEREFORE, in consideration of the execution and delivery by Huntington and Huntington-Florida of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

         1. REPRESENTATIONS AND WARRANTIES. The Shareholder represents and warrants to Huntington and Huntington-Florida as follows:

                  (a) The Shareholder is the record and beneficial owner of the number of shares (the "Shareholder's Shares") of common stock, $.01 par value, of Citi-Bancshares ("Citi-Bancshares Stock") set forth below such Shareholder's name on the signature page hereof. Except for the Shareholder's Shares and any other shares of Citi-Bancshares Stock subject hereto, the Shareholder is not the record or beneficial owner of any shares of Citi-Bancshares Stock. This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

                  (b) Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder's Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or the Shareholder's Shares.

                  (c) The Shareholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder and as specifically disclosed on the attachment hereto. The undersigned has and will at the date of the Shareholders' Meeting (as defined below) have full power and authority to vote all Shareholder's Shares, and if any of the Shareholder's Shares are pledged, has arranged for their exchange in the Merger via trust receipt.

                  (d) Except as disclosed in the Merger Agreement, no broker, investment banker, financial adviser or other Person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

                  (e) The Shareholder understands and acknowledges that Huntington is entering into, and causing Huntington-Florida to enter into, the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement.

         2. VOTING AGREEMENTS. The Shareholder agrees with, and covenants to, Huntington and Huntington-Florida as follows:

                  (a) At any Shareholders' Meeting, the Shareholder shall vote (or cause to be voted) the Shareholder's Shares in favor of the Merger, the execution and delivery by Citi-Bancshares of the Merger Agreement, and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to reduce the consideration payable to Citi-Bancshares shareholders.

                  (b) At any meeting of Shareholders of Citi-Bancshares or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder's Shares against (i) any Acquisition Proposal, including, without limitation, any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Citi-Bancshares or (ii) any amendment of Citi-Bancshares' Articles of Incorporation or Bylaws or other proposal or transaction involving Citi-Bancshares or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement, the Transaction or any of the other transactions contemplated by the Merger Agreement (each of the foregoing in clause (i) or (ii) above, a "Competing Transaction").

         3. COVENANTS. The Shareholder agrees with, and covenants to, Huntington and Huntington-Florida as follows:

                  (a) Prior to the Citi-Bancshares Shareholders' Meeting, the Shareholder shall not (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shareholder's Shares or any interest therein; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein,
         (iii) grant any proxy, power of attorney or other authorization in or with respect to such Shares, except consistent with this Agreement, or
         (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares; provided, that the Shareholder may transfer (as defined above) any of the Shareholder's Shares to any other person who is on the date hereof, or to any family member of a person or charitable institution which prior to the Shareholders' Meeting and prior to such transfer becomes, a party to this Agreement bound by all the obligations of the "Shareholder" hereunder; provided that the Shareholder shall not transfer any of the Shareholder's Shares pursuant to the preceding proviso unless the transferee agrees in writing to be bound by this Agreement.

                  (b) If the holders of a majority (or such lesser percentage as may be required by applicable Law) of Citi-Bancshares Stock approve the Merger and the Merger Agreement, the Shareholder's Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for the right to receive the number of shares of Huntington Common Stock, amount of cash or combination of Huntington Common Stock and cash provided in the Merger Agreement. The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger, that such Shareholder may have.

                  (c) In the event Citi-Bancshares' Board of Directors does not, following delivery and maintenance by Huntington of an effective Registration Statement and the review and clearance of the Proxy Statement, call and hold a Citi-Bancshares shareholders' meeting to consider the Merger, then the Shareholder shall use its reasonable efforts to cause a Citi-Bancshares shareholders' meeting to be called and held as provided in Citi-Bancshares' By-Laws to consider the Merger Agreement, the Merger and the transactions contemplated in the Merger Agreement.

         4. ABSENCE OF PRIOR PROXIES.

         The Shareholder represents, warrants and covenants that any proxies or voting rights heretofore given in respect of the Shareholder's shares are not irrevocable, and that any such proxies or voting rights are hereby revoked.

         5. CERTAIN EVENTS. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation the Shareholder's successors or assigns. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Citi-Bancshares affecting the Citi-Bancshares Stock, or the acquisition of additional shares of Citi-Bancshares Stock or other voting securities of Citi-Bancshares by any Shareholder, the number of Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Citi-Bancshares Stock or other voting securities of Citi-Bancshares issued to or acquired by the Shareholder.

         6. STOP TRANSFER. The Shareholder hereby directs Citi-Bancshares to not register the transfer of any certificate representing any of the Shareholder's Shares, unless such transfer is made to Huntington or Citi-Bancshares or otherwise in compliance with this Agreement.

         7. REGULATORY APPROVALS. Each of the provisions of this Agreement is subject to compliance with applicable regulatory conditions and receipt of any required regulatory approvals.

         8. FURTHER ASSURANCES. The Shareholder shall, upon request of Huntington, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Huntington to be necessary or desirable to carry out the provisions hereof.

         9. TERMINATION. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (x) the Effective Time of the Merger or (y) the date upon which the Merger Agreement is terminated in accordance with its terms; provided that if an "Extension Event" shall have occurred as of or prior to termination of the Merger Agreement, then, for a period of six months following such termination, (i) the rights and obligations of the parties hereto under Sections 2(b), 3(c), and 5 hereof shall continue in full force and effect and (ii) no Shareholder shall transfer any or all of such Shareholder's shares of Citi-Bancshares Common Stock in connection with any competing Business Combination or takeover proposal (a "Competing Proposal"). For purposes of the foregoing, an "Extension Event" shall mean any of the following events: (A) the Citi-Bancshares shareholders meeting to approve the Merger Agreement shall not have been held or the approval of the Merger at such meeting by the holders of a majority of the outstanding shares of Citi-Bancshares Common Stock shall not have been obtained, or (B) any person (other than Huntington or any subsidiary of Huntington Company) shall have made, or disclosed an intention to make, a takeover proposal or proposal for a Competing Transaction.

         10. MISCELLANEOUS.

                  (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.

                  (b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Huntington, to the address set forth in Section 11.8 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

                  (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

                  (e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) hereof. Any assignment in violation of the foregoing shall be void.

                  (h) The Shareholder agrees that irreparable damage would occur and that Huntington would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Huntington shall be entitled to an injunction or injunctions to prevent breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Florida or in Florida state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Florida or any Florida state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby,
         (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Florida or a Florida state court.

                  (i) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

                  (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

         IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Shareholders Agreement as of the day and year first above written.

ATTEST:                                  HUNTINGTON BANCSHARES INCORPORATED


By:                                      By:
   ------------------------------           ------------------------------------
     Name: John W. Liebersbach                Name: Milton D. Baughman
     Title:   Assistant Secretary             Title: Senior Vice President

[SEAL]


Witness:                                 SHAREHOLDER:

                                                                          (Seal)
---------------------------------        ---------------------------------
Name:                                    Name:
     ----------------------------             ----------------------------------
                                         Address:
                                                 -------------------------------

                                         ---------------------------------------

                                         Number of Shares
                                         Beneficially Owned:
                                                            --------------------
                                         Number of Shares
                                         Pledged, if any:
                                                         -----------------------
                                         Name of Pledgee(s),
                                         if any:
                                                --------------------------------

                                       EXHIBIT 3 TO AGREEMENT AND PLAN OF MERGER


                               AFFILIATE AGREEMENT


Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio  43287

Attention:  Mr. Zuheir Sofia, President

Ladies and Gentlemen:

         The undersigned is a shareholder of Citi-Bancshares, Inc., a Florida corporation ("Citi-Bancshares"), and may become a shareholder of Huntington Bancshares Incorporated, a Maryland corporation ("Huntington") pursuant to the transactions described in a certain Agreement and Plan of Merger, dated as of October 31, 1996 (the "Merger Agreement"), by and among Huntington, Huntington Bancshares Florida, Inc., an Ohio corporation ("Huntington Florida"), and Citi-Bancshares. Under the terms of the Merger Agreement, Citi-Bancshares will be merged with and into Huntington Florida (the "Merger"), and the shares of the $.01 par value common stock of Citi- Bancshares ("Citi-Bancshares Common Stock") will be converted into the right to receive, at the option of each shareholder (subject to certain limitations), either (i) shares of the no par value common stock of Huntington ("Huntington Common Stock"), (ii) cash, or (iii) a combination of shares of Huntington Common Stock and cash. This Affiliate Agreement represents an agreement between the undersigned and Huntington regarding certain rights and obligations of the undersigned in connection with any and all shares of Huntington Common Stock to be received by the undersigned as a result of the Merger.

         In consideration of the Merger and the mutual covenants contained herein, the undersigned and Huntington hereby agree as follows:

         1. Affiliate Status. The undersigned understands and agrees that as to Citi-Bancshares he is an "affiliate" under Rule 145(c), as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that he will be such an "affiliate" at the time of the Merger.

         2. Covenants and Warranties of Undersigned. The undersigned represents, warrants, and agrees that:

            (a) Huntington has informed the undersigned that any distribution by the undersigned of Huntington Common Stock has not been registered under the 1933 Act and that shares of Huntington Common Stock received pursuant to the Merger can only be sold by the undersigned (1) following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available.

            (b) The undersigned is aware that Huntington intends to treat the Merger as a tax-free reorganization under Section 368 of the Internal Revenue Code ("Code") for federal income tax purposes. The undersigned agrees to treat the transaction in the same manner as Huntington for federal income tax purposes. The undersigned acknowledges that Section 1.368-1(b) of the Income Tax Regulations requires "continuity of interest" in order for the Merger to be treated as tax-free under Section 368 of the Code. This requirement is satisfied if, taking into account those Citi- Bancshares shareholders who receive cash in exchange for their stock (in full or in part) or who receive cash in lieu of fractional shares, there is no plan or intention on the part of the Citi-Bancshares shareholders to sell or otherwise dispose of the Huntington Common Stock to be received in the Merger that will reduce such shareholders' ownership to a number of shares having, in the aggregate, a value at the time of the Merger of less than 50% of the total fair market value of the Citi-Bancshares Common Stock outstanding immediately prior to the Merger. The undersigned has no prearrangement, plan or intention to sell or otherwise dispose of any number of shares of Huntington Common Stock to be received by the undersigned in the Merger which would cause the foregoing requirement not to be satisfied.

         3. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Merger Agreement and this Affiliate Agreement and discussed their requirements and impact upon his ability to sell, transfer, or otherwise dispose of the shares of Huntington Common Stock received by the undersigned as a result of the Merger, to the extent he believes necessary, with his counsel or counsel for Citi-Bancshares.

         4. Filing of Reports by Huntington. Huntington agrees, for a period of three years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Huntington Common Stock issued to the undersigned pursuant to the Merger.

         5. Transfers.

            (a) If the undersigned desires to sell or otherwise transfer the shares of Huntington Common Stock received by him as a result of the Merger in reliance on Rule 145 or 144 at any time during the restrictive period set forth in Rules 145(d) or Rule 144, the undersigned will provide the necessary representation letter to the transfer agent for Huntington Common Stock together with such additional information as the transfer agent may reasonably request. If Huntington's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d) or Rule 144, Huntington shall cause such counsel to provide such opinions as may be necessary to Huntington's Transfer Agent so that the undersigned may complete the proposed sale or transfer.

            (b) If the undersigned desires to sell shares of Huntington Common Stock pursuant to a registration statement to be filed by Huntington at any time, he shall cooperate with Huntington to supply the selling shareholder information required by SEC Regulation S-K, Item 507, and the undersigned represents and warrants that such information will be true and correct in all material respects.

         6. Miscellaneous. This Affiliate Agreement is the complete agreement between Huntington and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Ohio.

         This Affiliate Agreement is executed by the undersigned as of the ____ day of ______________, 1996.

                                   Very truly yours,


                                   _____________________________________________
                                   Signature

                                   _____________________________________________
                                   Print Name

                                   _____________________________________________

                                   _____________________________________________

                                   _____________________________________________

                                   _____________________________________________
                                   Address

                                   [add below the signatures of all registered owners of shares deemed beneficially owned by the affiliate]

                                   _____________________________________________
                                   Name:

                                   _____________________________________________
                                   Name:

                                   _____________________________________________
                                   Name:

         The foregoing Affiliate Agreement is agreed to and accepted by the undersigned as of _____________ ___, 1996

                                  HUNTINGTON BANCSHARES
                                  INCORPORATED


                                  By: _________________________________________
                                      Milton D. Baughman, Senior Vice President

                                       EXHIBIT 4 TO AGREEMENT AND PLAN OF MERGER


                  MATTERS AS TO WHICH ALSTON & BIRD SHALL OPINE


         1. Citi-Bancshares is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida with full corporate power and authority to carry on the business in which it is engaged as described in the Proxy Statement and to own and use its material Assets.

         2. Citizens National Bank is a national banking association duly organized, validly existing, and in good standing under the laws of the United States with full corporate power and authority to carry on the business in which it is engaged as described in the Proxy Statement and to own and use its material Assets.

         3. The execution and delivery of the Merger Agreement and compliance with its terms by Citi-Bancshares do not and will not violate or contravene any provision of the Articles of Incorporation or By-laws of Citi-Bancshares nor, to our knowledge but without any independent investigation, any Law, Order, Permit or Contract to which Citi-Bancshares is a party or by which Citi-Bancshares or any of its material Assets is bound.

         4. The Merger Agreement has been duly and validly executed and delivered by Citi-Bancshares, and assuming valid authorization, execution and delivery by Huntington, constitutes a valid and binding agreement of Citi-Bancshares enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

         5. Citi-Bancshares has the corporate power and authority to own its properties and assets and to carry on its business within the State of Florida. To our Knowledge, Citi-Bancshares is not required to be qualified to do business in any jurisdiction other than Florida.

         6. All corporate actions required to be taken by the directors and shareholders of Citi-Bancshares to authorize the Merger Agreement and the transactions contemplated thereby have been taken.

         7. All eligible accounts of deposit in Citizens National Bank are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by Law.

In giving these opinions, Alston & Bird may rely upon the opinion of McLin Burnsed Morrison Johnson Newman & Ray, P.A., with respect to matters of Florida Law.

                                       EXHIBIT 5 TO AGREEMENT AND PLAN OF MERGER


         MATTERS AS TO WHICH PORTER, WRIGHT, MORRIS & ARTHUR SHALL OPINE


         1. Huntington is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland with full corporate power and authority to carry on the business in which it is engaged as described in the Proxy Statement and to own and use its material Assets.

         2. Huntington Florida is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio with full corporate power and authority to carry on the business in which it is engaged as described in the Proxy Statement and to own and use its material Assets.

         3. The execution and delivery of the Merger Agreement and compliance with its terms by Huntington and Huntington Florida do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of Huntington or Huntington Florida or, to our knowledge but without any independent investigation, any Law, Order, or Permit to which Huntington or Huntington Florida is a party or by which Huntington or Huntington Florida is bound.

         4. The Merger Agreement has been duly and validly executed and delivered by Huntington and Huntington Florida, and assuming valid authorization, execution and delivery by Citi-Bancshares, constitutes a valid and binding agreement of each of Huntington and Huntington Florida enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

         5. The shares of Huntington Common Stock to be issued to the shareholders of Citi-Bancshares as contemplated by the Agreement have been registered under the Securities Act of 1933, as amended, and when properly issued and delivered following consummation of the Merger will be duly authorized, validly issued, fully paid and non-assessable under the Maryland Business Corporation Act.

                                                                       EXHIBIT B


THE CARSON MEDLIN COMPANY
INVESTMENT BANKERS


January 6, 1997


Board of Directors
Citi-Bancshares, Inc.
1211 North Blvd. West
Leesburg, FL 34748-5351

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of Citi-Bancshares, Inc. ("Citi-Bancshares") under the terms of a certain Agreement and Plan of Merger dated October 30, 1996 (the "Agreement") pursuant to which Citi-Bancshares will be acquired by Huntington Bancshares Incorporated ("Huntington") (the "Merger"). Under the terms of the Agreement, each of the outstanding shares of Citi-Bancshares common stock shall be converted into the right to receive consideration of $30.00 per share. Each holder of Citi-Bancshares common stock shall make an election whether to receive the consideration in the form of: (i) 100% cash; (ii) 100% Huntington common stock; or, (iii) a mixture of 40% cash and 60% Huntington common stock, all subject to certain limitations. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

The Carson Medlin Company is a National Association of Securities Dealers, Inc.
(NASD) member investment banking firm which specializes in the securities of southeastern United States financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in Florida and the major commercial banks operating in that market. We have been retained by Citi Bancshares in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of Huntington and Citi-Bancshares. We have reviewed: (i) the Agreement; (ii) the annual reports to shareholders of Huntington, including audited financial statements for the five years ended December 31, 1995; (iii) audited financial statements of Citi-Bancshares for the five years ended December 31, 1995; (iv) the unaudited interim financial statements of Huntington for the nine months ended September 30, 1996; (v) the unaudited interim financial statements of Citi Bancshares for the nine months ended September 30, 1996; (vi) certain financial and operating information with respect to the business, operations and prospects of Huntington and Citi-Bancshares; and, (vii) this Proxy Statement/Prospectus. We also:

Board of Directors
Citi-Bancshares, Inc.
January 6, 1997
Page 2

(i) held discussions with members of the senior management of Huntington and Citi-Bancshares regarding historical and current business operations, financial condition and future prospects of their respective companies; (ii) reviewed the historical market prices and trading activity for the common stocks of Huntington and Citi-Bancshares and compared them with those of certain publicly traded companies which we deemed to be relevant; (iii) compared the results of operations of Huntington and Citi-Bancshares with those of certain banking companies which we deemed to be relevant; (iv) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; (v) analyzed the pro forma financial impact of the Merger on Huntington; and (vi) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of Citi-Bancshares or Huntington. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the aggregate consideration provided for in the Agreement is fair, from a financial point of view, to the shareholders of Citi-Bancshares, Inc.

Very truly yours,


THE CARSON MEDLIN COMPANY